UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
☒ Filed by the Registrant
 ☐ Filed by a Party other than the Registrant
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a 12

DIAMOND HILL INVESTMENT GROUP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials.

PRELIMINARY PROXY STATEMENT − SUBJECT TO COMPLETION DATED AS OF JANUARY 16, 2026

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
Dear Diamond Hill Investment Group, Inc. Shareholder:
On December 10, 2025, Diamond Hill Investment Group, Inc. (referred to as “Diamond Hill”), First Eagle Investment Management, LLC (referred to as “First Eagle”) and Soar Christopher Holdings, Inc., a wholly-owned subsidiary of First Eagle (referred to as “Merger Sub”), entered into an Agreement and Plan of Merger that provides for the acquisition of Diamond Hill by First Eagle (such agreement, as it may be amended from time to time, referred to as the “merger agreement”). Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Diamond Hill (referred to as the “merger”), whereupon the separate existence of Merger Sub will cease, and Diamond Hill will be the surviving corporation (referred to as the “surviving corporation”) as a wholly-owned subsidiary of First Eagle. The Diamond Hill Board and the sole manager of First Eagle have unanimously approved the merger agreement and the merger.
Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, you will be entitled to receive, for each issued and outstanding share of common stock, without par value, of Diamond Hill (the “Diamond Hill common stock”) that you own immediately prior to the effective time of the merger, $175.00 in cash without interest and subject to deduction for any required withholding tax (referred to as the “merger consideration”). The merger consideration represents an approximately 49% premium over the unaffected price of Diamond Hill common stock of $117.48 (which was the closing trading price on December 10, 2025, the last trading day prior to the public announcement of the execution of the merger agreement).
The Diamond Hill Board has unanimously: (i) declared that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Diamond Hill and its shareholders, and declared that it is advisable to enter into the merger agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (ii) approved the execution and delivery of the merger agreement by Diamond Hill, the performance by Diamond Hill of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) recommended, subject to the terms and conditions of the merger agreement, that Diamond Hill’s shareholders approve and adopt the merger agreement, and (iv) directed that the approval and adoption of the merger agreement and the transactions contemplated thereby be submitted to a vote at a meeting of Diamond Hill’s shareholders.
At the special meeting of Diamond Hill shareholders described in the accompanying proxy statement (referred to as the “special meeting”), you will be asked to approve a proposal to adopt the merger agreement (the “merger agreement proposal”) and to vote on other merger-related matters. The Diamond Hill Board unanimously recommends that Diamond Hill shareholders vote “FOR” the merger agreement proposal and “FOR” each of the other proposals described in the accompanying proxy statement.
Your vote is very important regardless of the number of shares of Diamond Hill common stock that you own. First Eagle and Diamond Hill cannot complete the merger without the approval of the merger agreement proposal by Diamond Hill shareholders holding a majority of the shares of Diamond Hill common stock outstanding and entitled to vote thereon at the close of business on [ ], 2026, the record date for the special meeting. The failure of any Diamond Hill shareholder to vote will have the same effect as a vote against the approval of the merger agreement proposal. Whether or not you plan to participate in the special meeting, Diamond Hill urges you to submit a proxy in advance of the special meeting to have your shares voted by using one of the methods described in the accompanying proxy statement. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. You must provide voting instructions by filling out the voting instruction card in order for your shares to be voted.

More information about First Eagle, Diamond Hill, the special meeting, the merger and the proposals for consideration at the special meeting is contained in the accompanying proxy statement. Please carefully read the entire proxy statement and the annexes and documents included in, or incorporated by reference into, the proxy statement.
If you have any questions or need assistance voting your shares of Diamond Hill common stock, please contact Morrow Sodali LLC, our proxy solicitor (referred to as “Sodali”), by calling toll-free at (800) 662-5200.
On behalf of the Diamond Hill Board, thank you for your continued support.
Sincerely,

Heather E. Brilliant	Richard S. Cooley

Chief Executive Officer and President	Chair of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying proxy statement is dated [ ], 2026 and is first being mailed to Diamond Hill shareholders on or about [ ], 2026.

PRELIMINARY PROXY STATEMENT − SUBJECT TO COMPLETION DATED AS OF JANUARY 16, 2026

325 John H. McConnell Boulevard
Suite 200
Columbus, Ohio 43215
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [ ], 2026
Dear Diamond Hill Investment Group, Inc. Shareholder:
This is a notice that the special meeting of shareholders of Diamond Hill Investment Group, Inc. (referred to as “Diamond Hill”) will be held on [ ], 2026, beginning at [ : ] a.m., Eastern Time (such meeting is referred to as the “special meeting”). The special meeting will be a completely virtual, live audio webcast meeting of shareholders and will be held for the following purposes:
1.
to adopt the Agreement and Plan of Merger, dated as of December 10, 2025 (such agreement, as it may be amended from time to time, is referred to as the “merger agreement”), among Diamond Hill, First Eagle Investment Management, LLC (referred to as “First Eagle”), and Soar Christopher Holdings, Inc., a wholly-owned subsidiary of First Eagle (referred to as “Merger Sub”), a copy of which is attached as Annex A to the proxy statement of which this notice is a part, pursuant to which, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Diamond Hill (referred to as the “merger”), whereupon the separate existence of Merger Sub will cease, and Diamond Hill will be the surviving corporation as a wholly-owned subsidiary of First Eagle (referred to as the “merger agreement proposal”);

2.
to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Diamond Hill’s named executive officers that is based on or otherwise relates to the merger (referred to as the “merger-related compensation proposal”); and

3.
to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal (referred to as the “adjournment proposal”).

The proxy statement of which this notice is a part: (a) incorporates important business and financial information about Diamond Hill, First Eagle and Merger Sub from other documents that Diamond Hill has filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) and that are contained in or incorporated by reference into this proxy statement, and (b) provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting, including the proposals listed above. Please refer to the accompanying proxy statement, including the merger agreement and the other annexes and documents included in, or incorporated by reference into, the accompanying proxy statement for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire proxy statement carefully before voting. The Diamond Hill Board has unanimously: (i) declared that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Diamond Hill and its shareholders, and declared that it is advisable to enter into the merger agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (ii) approved the execution and delivery of the merger agreement by Diamond Hill, the performance by Diamond Hill of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) recommended, subject to the terms and conditions of the merger agreement, that Diamond Hill’s shareholders approve and adopt the merger agreement, and (iv) directed that the approval and adoption of the merger agreement and the transactions contemplated thereby be submitted to a vote at a meeting of Diamond Hill’s shareholders.
The Diamond Hill Board unanimously recommends that Diamond Hill shareholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.
The Diamond Hill Board has fixed the close of business on [ ], 2026 as the record date for determination of Diamond Hill shareholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof (referred to as the “record date”). Only holders of record of Diamond Hill common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting.

Under Ohio law, holders of Diamond Hill common stock who do not vote in favor of the merger agreement proposal will have the right to seek appraisal and obtain payment in cash for the fair value of their shares of Diamond Hill common stock, as determined by the Ohio Court of Common Pleas if the merger is completed, but only if they strictly comply with the procedures prescribed by Ohio law. These procedures are summarized in “Appraisal Rights of Diamond Hill Shareholders” beginning on page 81 of the accompanying proxy statement. In addition, the text of the applicable provisions of Ohio law is attached as Annex D to the accompanying proxy statement.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.
The merger cannot be completed unless the merger agreement proposal is approved by the affirmative vote, at the virtual special meeting or by proxy, of holders of a majority of the shares of Diamond Hill common stock outstanding and entitled to vote thereon. Abstentions will be included in determining the presence of a quorum at the special meeting. Broker non-votes will not be included in determining the presence of a quorum at the special meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the internet or by telephone, or (3) attend the special meeting in person (virtually), your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. Assuming a quorum is present, your shares will have the same effect as a vote “AGAINST” the merger agreement proposal but will have no effect on the other proposals.
Whether or not you expect to participate in the special meeting, Diamond Hill urges you to submit a proxy to have your shares voted as promptly as possible either: (1) via the internet at www.proxyvote.com (see proxy card for instructions), (2) by telephone (see proxy card for instructions), or (3) by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in “street name” by a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Any shareholder of record participating in the special meeting may vote even if such shareholder has returned a proxy card. However, if your shares are held in “street name” you must obtain a “legal proxy” from the bank, brokerage firm or other nominee to vote at the special meeting.
Diamond Hill shareholders of record as of [ ], 2026 will be able to participate in the special meeting by visiting www.virtualshareholdermeeting.com/DHIL2026SM and entering the 16-digit control number included on the proxy card or voting instruction card that accompanied your proxy materials.
If you have any questions about the special meeting, the merger, the proposals or the accompanying proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Diamond Hill common stock, you should contact:
Diamond Hill Investment Group, Inc.
Attention: Carlotta D. King, Secretary
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215
(614) 255-3333
or
Morrow Sodali LLC
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Call toll-free: (800) 662-5200
By order of the Diamond Hill Board,

Carlotta D. King
Secretary
Dated: [ ], 2026
Columbus, Ohio

Diamond Hill Investment Group, Inc.

325 John H. McConnell Boulevard
Suite 200
Columbus, Ohio 43215 DIAMOND HILL INVESTMENT GROUP, INC.
PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

i

ii

iii

SUMMARY
The following summary highlights selected information described in more detail elsewhere in this proxy statement and the documents incorporated by reference into this proxy statement and may not contain all the information that may be important to you. To understand the merger and the matters being voted on by Diamond Hill shareholders at the special meeting more fully, and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement, including the annexes, and the documents to which we refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section titled “Where You Can Find More Information.”
All references to “Diamond Hill,” “we,” “us” or “our” in this proxy statement refer to Diamond Hill Investment Group, Inc., an Ohio corporation, including in some cases, its subsidiaries; all references to “First Eagle” refer to First Eagle Investment Management, LLC, a Delaware limited liability company; all references to “Merger Sub” refer to Soar Christopher Holdings, Inc., an Ohio corporation and a wholly owned subsidiary of First Eagle incorporated for the sole purpose of consummating the merger; all references to “Diamond Hill common stock” refer to Diamond Hill’s common stock, without par value; all references to the “Diamond Hill Board” refer to the board of directors of Diamond Hill; all references to the “merger” refer to the merger of Merger Sub with and into Diamond Hill, whereupon the separate existence of Merger Sub will cease, and Diamond Hill will be the surviving corporation as a wholly-owned subsidiary of First Eagle; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of December 10, 2025, as may be amended from time to time, among Diamond Hill, First Eagle and Merger Sub. Diamond Hill, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

THE COMPANIES
Diamond Hill Investment Group, Inc.
Diamond Hill is a boutique investment management firm that invests on behalf of clients through a shared commitment to its valuation-driven investment principles, long-term perspective, capacity discipline and client alignment. An independent active asset manager with significant employee ownership, Diamond Hill’s investment strategies include differentiated U.S. and international equity, alternative long-short equity and fixed income. As of September 30, 2025, Diamond Hill’s assets under management and assets under advisement totaled $32.4 billion. Diamond Hill was formed under the laws of the State of Florida on April 18, 1990, and was later reincorporated in Ohio on May 2, 2002. The principal executive office of Diamond Hill is located at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, and its telephone number is (614) 255-3333.
First Eagle Investment Management, LLC
First Eagle is an independent, privately owned investment management firm headquartered in New York, with approximately $176 billion in assets under management as of September 30, 2025. Dedicated to providing prudent stewardship of client assets, the firm focuses on active, fundamental and benchmark-agnostic investing, with a strong emphasis on downside mitigation. With a heritage dating back to 1864, First Eagle strives to help clients avoid permanent impairment of capital and earn attractive returns through widely varied economic cycles. The firm’s investment capabilities include equity, fixed income, alternative credit and multi-asset strategies. The principal executive offices of First Eagle are located at 1345 Avenue of Americas, New York, NY 10105, and its telephone number is (212) 698-3300.
Soar Christopher Holdings, Inc.
Merger Sub is a wholly-owned subsidiary of First Eagle. Merger Sub was incorporated by First Eagle solely for the purpose of consummating the transactions contemplated by the merger agreement, has not engaged in any activities other than those incident to its formation and in connection with or as contemplated by the merger agreement and the transactions contemplated thereby. The principal executive offices of Merger Sub are located at c/o First Eagle Investment Management, LLC, 1345 Avenue of Americas, New York, NY 10105, and its telephone number is (212) 698-3300.

THE MERGER AND MERGER AGREEMENT
A copy of the merger agreement is attached as Annex A to this proxy statement. Diamond Hill encourages you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section titled “The Merger Agreement” beginning on page 56 of this proxy statement.
Effects of the Merger (see page 29)
Upon the terms and subject to the conditions of the merger agreement and in accordance with Ohio law, Merger Sub will merge with and into Diamond Hill, whereupon the separate existence of Merger Sub will cease and Diamond Hill will be the surviving corporation as a wholly-owned subsidiary of First Eagle.
The following diagrams illustrate in simplified terms the merger and the effect of the merger on the organizational structures of First Eagle and Diamond Hill.
The following diagram illustrates in simplified terms the organizational structure of First Eagle and Diamond Hill prior to the merger:

The following diagram illustrates in simplified terms the merger:

Pre-closing First Eagle equityholder
First Eagle
Merger Sub
Diamond Hill shareholders will receive the merger consideration
Merger Sub will merge with and into Diamond Hill
Pre-closing Diamond Hill shareholders
Diamond Hill shareholders cease to own Diamond Hill common stock
Diamond Hill
Subsidiaries

The following diagram illustrates in simplified terms the organizational structure of First Eagle and Diamond Hill after the merger:

Merger Consideration (see page 30)
At the effective time of the merger (referred to as the “effective time”), each share of Diamond Hill common stock issued and outstanding immediately prior to the effective time, including each Diamond Hill Restricted Share (as defined below) but excluding (x) any shares of Diamond Hill common stock that are held by First Eagle, Merger Sub or any other subsidiary of First Eagle or Diamond Hill (referred to as “excluded shares”), and (y) any shares of Diamond Hill common stock as to which appraisal rights have been properly exercised in accordance with Ohio law (referred to as “dissenting shares”), will be converted into the right to receive the merger consideration of $175.00 in cash, without interest and subject to deduction for any required withholding tax (referred to as the “merger consideration”). Each share of preferred stock of Diamond Hill, without par value (each, a “Diamond Hill preferred share”), outstanding immediately prior to the effective time will automatically be canceled and retired for no consideration and will cease to exist. As of the date of this proxy statement, there are no Diamond Hill preferred shares outstanding.
Treatment of Diamond Hill Equity Awards (see pages 51)
Restricted Shares. Effective as of immediately prior to the effective time, each restricted share of Diamond Hill common stock (each, a “Diamond Hill Restricted Share”) that is outstanding immediately prior to the effective time will fully vest and will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the merger consideration.
Treatment of ESPP. Subject to the consummation of the merger, the Diamond Hill Employee Stock Purchase Plan (the “ESPP”) will terminate effective immediately prior to the effective time. The ESPP will be frozen and suspended at the end of the “offering period” in progress as of December 10, 2025, and following December 10, 2025 until the effective time, no new offering periods will be commenced under the ESPP, no new participants will be permitted to commence participation in the ESPP, and no current participants will be permitted to effectuate changes to their elections or contributions to the ESPP.
For additional information on the treatment of Diamond Hill equity awards in connection with the merger, see the section titled “The Merger (Proposal 1)—Interests of Diamond Hill’s Directors and Executive Officers in the Merger—Treatment of Diamond Hill Equity Awards.”

Diamond Hill’s Reasons for the Merger; Recommendation of the Diamond Hill Board (see page 38)
At its December 10, 2025 meeting held to evaluate the merger, the Diamond Hill Board unanimously: (i) declared that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Diamond Hill and its shareholders, and declared that it is advisable to enter into the merger agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (ii) approved the execution and delivery of the merger agreement by Diamond Hill, the performance by Diamond Hill of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) recommended, subject to the terms and conditions of the merger agreement, that Diamond Hill’s shareholders approve and adopt the merger agreement, and (iv) directed that the approval and adoption of the merger agreement and the transactions contemplated thereby be submitted to a vote at a meeting of Diamond Hill’s shareholders.
The Diamond Hill Board unanimously recommends that Diamond Hill shareholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.
In evaluating the merger and the merger agreement and arriving at its determination, the Diamond Hill Board consulted with Diamond Hill’s senior management and representatives of Diamond Hill’s financial advisor, Broadhaven Capital Partners, LLC (referred to as “Broadhaven”), Diamond Hill’s outside legal counsel, Davis Polk & Wardwell LLP (referred to as “Davis Polk”), and the Diamond Hill Board’s outside legal counsel, Vorys, Sater, Seymour and Pease LLP (referred to as “Vorys”), and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Diamond Hill and Diamond Hill shareholders, as described in more detail in the section titled “The Merger (Proposal 1)—Diamond Hill’s Reasons for the Merger; Recommendation of the Diamond Hill Board.”
Opinion of Financial Advisor to Diamond Hill(see page 42)
Broadhaven was retained by Diamond Hill to act as its financial advisor and provide an opinion in connection with the merger. Diamond Hill selected Broadhaven to act as its financial advisor based on Broadhaven’s qualifications, experience, reputation and knowledge of the relevant industry and the business in which Diamond Hill operates. On December 10, 2025, Broadhaven rendered its oral opinion, which was confirmed by delivery of a written opinion dated December 10, 2025, to the Diamond Hill Board to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Broadhaven as set forth in its opinion, the merger consideration was fair to the holders of shares of Diamond Hill common stock (other than the excluded shares and dissenting shares) from a financial point of view.
The full text of Broadhaven’s written opinion to the Diamond Hill Board, dated December 10, 2025, is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Broadhaven in rendering its opinion. Shareholders of Diamond Hill are urged to, and should, read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of such opinion. Broadhaven’s opinion was directed to the Diamond Hill Board (in its capacity as such) and addressed only the fairness, from a financial point of view, to the holders of shares of Diamond Hill common stock (other than the excluded shares and dissenting shares) of the merger consideration, as of the date of the opinion. Broadhaven does not express any view on, and its opinion does not address, any other aspect of the transactions contemplated by the merger agreement.
For additional information, see the section titled “The Merger (Proposal 1)—Opinion of Financial Advisor to Diamond Hill.”
Financing of the Merger (see page 54)
The merger is not subject to a financing condition. As of the date of this proxy statement, First Eagle intends to fund the merger consideration with a combination of cash on hand and by drawing on all or a portion of one or more credit facilities existing under its credit agreement, which as of the date of this proxy statement has unfunded commitments sufficient to fund the merger consideration and anticipated related expenses (the “Existing Credit Agreement”). Borrowings under the Existing Credit Agreement are subject to customary conditions. First Eagle is not obligated to finance the merger consideration with borrowings under the Existing Credit Agreement and may seek alternative sources of financing.

In connection with the merger, it is expected that amounts outstanding under that certain Credit Agreement, dated as of March 19, 2019, as amended from time to time, by and between Diamond Hill, as the borrower, and The Huntington National Bank, as lender (the “Diamond Hill Credit Agreement”), will be fully repaid and that all commitments thereunder will be terminated.
For more information about the financing of the merger, see the sections titled “The Merger (Proposal 1)—Financing of the Merger” and “The Merger Agreement—Financing of the Merger.”
Material U.S. Federal Income Tax Consequences of the Merger (see page 87)
The receipt of cash in exchange for Diamond Hill common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the Diamond Hill common stock surrendered in exchange.
Except in certain specific circumstances described below under “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” a Non-U.S. Holder (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will not be subject to U.S. federal income tax, unless such Non-U.S. Holder has certain connections with the U.S.
The U.S. federal income tax consequences described above may not apply to all holders of Diamond Hill common stock. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger to you. Tax matters are complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the merger to you.
Regulatory Clearances and Approvals Required for the Merger (see page 54)
The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”), which prevents Diamond Hill and First Eagle from completing the merger until a Notification and Report Form is filed on behalf of each of Diamond Hill and First Eagle with the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the HSR Act waiting period is terminated or expires, and no judgement, injunction, order or decree of a governmental authority shall have been entered and continue to be in effect. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. Before the expiration of the initial waiting period, the Antitrust Division of the DOJ or the FTC may issue a Request for Additional Information and Documentary Material (referred to as a “Second Request”). If a Second Request is issued, the parties may not complete the merger until they have observed an additional 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties commit not to close for some additional period of time. Diamond Hill and First Eagle expect to submit the requisite Notification and Report forms under the HSR Act on or around January 16, 2026, and expect the initial waiting period to expire on or around February 15, 2026, at 11:59 p.m. Eastern Time, unless a Second Request for additional information is issued, it is terminated earlier, or Diamond Hill and First Eagle commit not to close for some additional period of time.
For more information about regulatory clearance relating to the merger, see the sections titled “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Merger.”
Although the parties expect that the required regulatory clearance will be obtained, the parties cannot assure you that regulatory clearance will be timely obtained or obtained at all or that the granting of regulatory clearance will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. Any such additional conditions could result in the conditions to the merger not being satisfied.
Expected Timing of the Merger (see pages 54, 70 and 75)
First Eagle and Diamond Hill are working to complete the merger as soon as practicable and currently expect the merger to be completed by the third quarter of 2026, subject to the satisfaction or, to the extent permitted, waiver of customary closing conditions, including the adoption of the merger agreement by the affirmative vote of a majority of the shares of Diamond Hill common stock outstanding and entitled to vote thereon, the expiration or termination of the applicable waiting period under the HSR Act and receipt of the requisite client consents based on revenue run rate. Neither First Eagle nor Diamond Hill can predict the actual date on which the merger will be completed because completion is subject to certain closing conditions beyond each party’s control, and it is possible that such conditions could result in the merger being completed earlier or later or not being completed at all. See the sections titled “The Merger Agreement—Efforts to Obtain Regulatory Clearances” and “The Merger Agreement—Conditions to the Merger.” Also, see the section titled “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger.”
Conditions to the Merger (see page 75)
In addition to the adoption of the merger agreement in accordance with the Ohio General Corporation Law (referred to as the “OGCL”), and the expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act, each party’s obligation to complete the merger is also subject to the satisfaction or, to the extent permitted, waiver of certain other customary conditions, including the following: (i) the absence of any order issued by any court of competent jurisdiction or other governmental authority or applicable law prohibiting, rendering illegal or permanently enjoining the consummation of the merger; (ii) the accuracy of the other party’s representations and warranties in the merger agreement (subject to the materiality standards set forth in the merger agreement); (iii) compliance by the other party in all material respects with its covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger (referred to as the “closing”); and (iv) delivery of certificates signed by an executive officer of the other party to the effect that certain of the conditions described above have been satisfied.
The obligation of First Eagle to consummate the merger is also subject to:
•	there not having occurred since the date of the merger agreement a Company Material Adverse Effect (as defined in the merger agreement) that is continuing; and
•	as of five business days prior to the closing date (which we refer to as the “calculation time”), the sum of:
(a)
the aggregate amount, without duplication, of all investment advisory, sub-advisory, sponsor, management and other similar recurring fees (but not administrative fees, performance-based, incentive, contingent or similar fees) (“advisory fees”) of all investment advisory or investment management clients of Diamond Hill Capital Management, Inc., an investment adviser registered with the Securities and Exchange Commission (“SEC”) and a wholly-owned subsidiary of Diamond Hill (“DHCM”) (based upon the applicable annual fee rates at such time and the aggregate assets under management as of November 30, 2025 as adjusted for certain net cash flows from that date until the calculation time but not any increase or decrease due to market appreciation or depreciation or any currency fluctuations, in each case, that occurred after November 30, 2025), plus

(b)
the product of (i) the aggregate amount of assets under advisement for all investment advisory or investment management clients of DHCM as of the end of the last calendar month ended prior to the calculation time for which such information is available and (ii) the weighted average base rate fee applicable to such assets under advisement on such month-end date (which we refer to collectively as the “Closing Revenue Run-Rate”), shall be no less than 78% of the sum of:
(1)
the aggregate advisory fees of all investment advisory or investment management clients of DHCM based upon the applicable annual fee rates and aggregate assets under management as of November 30, 2025, plus

(2)
the product of (A) the aggregate amount of assets under advisement by DHCM as of October 31, 2025 and (B) the weighted average base rate fee applicable to such assets under advisement as of October 31, 2025 (which we refer to collectively as the “Base Date Revenue Run-Rate”).

•
The revenues attributable to any client for which either (i) consent to the “assignment” (as defined under the Investment Advisers Act of 1940, as amended (referred to as the “Advisers Act”)) of its investment advisory arrangement with DHCM (which we refer to as an “Advisers Act assignment”) or (ii) in the case of a fund registered under the Investment Company Act of 1940, as amended (which we refer to as the “1940 Act”, and such fund a “1940 Act fund”), board approval and, to the extent required by applicable law, shareholder approval of a new advisory agreement with DHCM, is required by applicable law or such client’s advisory agreement with DHCM as a result of the transactions contemplated by the merger agreement, but has failed to provide (or failed to be deemed to provide) such consent or approval, shall be excluded for purposes of calculating the Closing Revenue Run-Rate.
See “The Merger Agreement—Conditions to the Merger.”
Registered Fund Boards (see page 75)
Diamond Hill and First Eagle have agreed, subject to their and their affiliates’ respective fiduciary duties, to synchronize the membership of the registered fund boards of the registered funds advised by Diamond Hill (such boards collectively, the “Diamond Hill fund board”) with the membership of the registered fund boards of the registered funds designated by First Eagle (such boards collectively, the “First Eagle fund board” and together with the Diamond Hill fund board, the “fund boards”) at closing. In furtherance of this, (i) Diamond Hill has agreed to include a shareholder proposal for the election of First Eagle-designated nominees as trustees of the Diamond Hill fund board in the fund proxies that will be sent to fund shareholders in connection with the merger, and (ii) First Eagle has agreed to, subject to its and its affiliates’ fiduciary duties, cause the election or appointment and seating (which may be in an interim or emeritus capacity) of three (or such lesser number as may be agreed by Diamond Hill) members of the current Diamond Hill fund board to the First Eagle fund board. See “The Merger Agreement—Registered Fund Boards.”
Go-Shop; No Solicitation of Other Offers by Diamond Hill (see page 67)
Until 11:59 p.m. (New York City time) on January 14, 2026 (the “no-shop period start date”), Diamond Hill, its affiliates and their respective representatives had the right to, solely with respect to any person that is not a no-Shop party (as defined in the merger agreement), directly or indirectly:
•
solicit, initiate, propose or take any action to induce the making, submission or announcement of, or facilitate or encourage the submission of any offer, inquiry, proposal or indication of interest that constitutes, or could reasonably be expected to lead to, result in or constitute, an acquisition proposal (as defined below under the section entitled “The Merger Agreement—No Solicitation of Other Offers by Diamond Hill”) (any such offer, inquiry, proposal or indication of interest, an “acquisition inquiry”);

•
subject to the entry into, and solely in accordance with, an acceptable confidentiality agreement, provide information (including nonpublic information and data) relating to Diamond Hill, its subsidiaries, its funds and its clients, and afford access to the business, properties, assets, books, records and personnel of Diamond Hill, its subsidiaries, its funds and its clients to any third party (and its representatives subject to the terms and obligations of such acceptable confidentiality agreement applicable to such third party), in each case, in connection with, or for the purpose of, encouraging, facilitating or assisting an acquisition proposal or acquisition inquiry; provided, that Diamond Hill will provide or make available to First Eagle any nonpublic information that is provided or made available to any such third party that was not previously provided to First Eagle or its representatives substantially contemporaneously with (and in any event within 48 hours of) the time it is provided to such third party and, unless otherwise requested by First Eagle, in the same manner so provided to such third party; and

•
subject to the entry into, and solely in accordance with, an acceptable confidentiality agreement, engage in discussions or negotiations with any third parties (and their respective representatives) with respect to an acquisition proposal or potential acquisition proposal or otherwise cooperate with, or assist or participate in, or facilitate, any such acquisition inquiry.

Diamond Hill was obligated to promptly (and in any event within 24 hours) following the no-shop period start date provide First Eagle a list of excluded parties, including the identity of each excluded party and a copy of any acquisition proposal and any related documents (provided that with respect to any financing commitment letters, any fee amounts, pricing terms and other commercially sensitive terms included in any fee letters that are customarily redacted may be redacted) submitted by such person and the basis on which the Diamond Hill Board made the determination that such excluded party is any excluded party. As of January 14, 2026, there were no excluded parties.
Diamond Hill and its representatives were permitted to engage in the activities described in this section with respect to any excluded party (only for so long as such third party or group was an excluded party) following the no-shop period start date and prior to the cut-off date for such excluded party, including with respect to any amended acquisition proposal submitted by such excluded party following the no-shop period start date and prior to the cut-off date for such excluded party.

For purposes of the merger agreement, an “excluded party” means any third party or group of third parties identified as an excluded party in writing by Diamond Hill to First Eagle on or prior to the no-shop period start date: (i) who is not a no-shop party, (ii) from whom Diamond Hill or any of its representatives has received a written bona fide acquisition proposal after the execution of the merger agreement and prior to the no-shop period start date, and (iii) which acquisition proposal the Diamond Hill Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes, or would reasonably be expected to result in or constitute, a superior proposal (as defined below under the section “The Merger Agreement—No Solicitation of Other Offers by Diamond Hill”); provided that a third party or group of third parties will immediately cease to be an excluded party upon the earlier to occur of the following: (a) such acquisition proposal made by such third party or group of third parties is withdrawn by written notice to Diamond Hill, (b) such acquisition proposal, in the good faith determination of the Diamond Hill Board, after consultation with its financial advisors and outside legal counsel, no longer is, or would no longer be reasonably expected to result in or constitute, a superior proposal, or (c) 11:59 p.m. (New York City time) on January 19, 2026 (the earlier date to occur of the foregoing (a) - (c) with respect to such excluded party, the “cut-off date”).
See “The Merger Agreement—Go Shop”, “The Merger Agreement—No Solicitation of Other Offers by Diamond Hill” and “The Merger Agreement—Change of Recommendation; Match Rights.”
Change of Recommendation; Match Rights (see page 69)
Under the merger agreement, under certain circumstances and subject to certain requirements, the Diamond Hill Board is entitled to make an adverse recommendation change prior to receipt of shareholder approval of the merger agreement. This includes (i) if the Diamond Hill Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that an acquisition proposal constitutes a superior proposal, or in response to an intervening event, or (ii) if the Diamond Hill Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable law; provided that:
•
Diamond Hill notifies First Eagle in writing at least four business days before taking such action that Diamond Hill intends to take such action, which notice specifies the reasons for the adverse recommendation change and (A) in the case of a superior proposal, includes the identity of the person or group making such acquisition proposal and the terms and conditions thereof (including the consideration offered therein), and attaches unredacted copies of all proposed agreements and other documents and information provided in connection therewith (provided that with respect to any financing commitment letters, any fee amounts, pricing terms, and other commercially sensitive terms included in any fee letters that are customarily redacted may be redacted), or (B) in the case of an intervening event, a reasonably detailed description of the facts and circumstances relating to such intervening event. With respect to any change of recommendation in response to a superior proposal, if there is any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of the then-existing superior proposal, Diamond Hill must again comply with the obligations described in this bullet, except the applicable four business day period will be replaced with two business days; and

•
Diamond Hill has negotiated, and has caused its representatives to negotiate, with First Eagle in good faith (to the extent First Eagle wishes to negotiate) to make such adjustments to the terms and conditions of the merger agreement as First Eagle may propose, and after such notice period, the Diamond Hill Board has considered in good faith any revisions to the terms of the merger agreement proposed in writing by First Eagle that, if accepted by Diamond Hill, would be binding upon First Eagle, and has determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure of the Diamond Hill Board to make such adverse recommendation change would be inconsistent with its fiduciary duties under applicable law and, in the case of a superior proposal, that such acquisition proposal continues to constitute a superior proposal.

In the event that the Diamond Hill Board is permitted to change its recommendation with respect to the merger agreement following the receipt of an acquisition proposal that it determines to be a superior proposal, Diamond Hill may also terminate the merger agreement to enter into a definitive written agreement for such superior proposal if, concurrently with such termination, Diamond Hill pays to First Eagle the fee required to be paid to First Eagle as described in the section titled “The Merger Agreement—Termination Fee and Expenses.”

Termination of the Merger Agreement (see page 77)
Among other customary circumstances, First Eagle or Diamond Hill may terminate the merger agreement if:
•
the merger has not been consummated on or before 11:59 p.m. (New York City time) on December 10, 2026 (the “end date”); provided that the right to terminate the merger agreement described herein will: (i) not be available to any party who is in breach of, or has breached, its obligations under the merger agreement, where such breach has primarily caused or primarily resulted in the failure of the closing to occur on or before the end date, and (ii) be subject to the provision of the merger agreement that provides that the parties to the merger agreement waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of speciﬁc performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law;

•
any court or other governmental authority of competent jurisdiction has issued a final, non-appealable order rendering illegal or permanently restraining, enjoining or otherwise prohibiting the consummation of the merger; provided that, at the time at which such person would otherwise exercise such termination right, the material breach by such person (and, in the case of First Eagle, Merger Sub’s) of its (or their) obligations under the merger agreement has not primarily caused, or primarily resulted in, the events specified in this bullet; or

•
the special meeting (including any adjournments or postponements thereof) has been duly convened and a vote on the adoption of the merger agreement has been taken and the Diamond Hill shareholders have not adopted the merger agreement.

Diamond Hill may terminate the merger agreement in other circumstances, including to enter into a written definitive agreement with respect to a superior proposal prior to receipt of shareholder approval of the merger agreement proposal or in response to certain breaches of the merger agreement by First Eagle or Merger Sub, subject to a cure period. First Eagle may also terminate the merger agreement in other circumstances, including in response to an adverse recommendation change by the Diamond Hill Board (provided that First Eagle and Merger Sub are not in material breach of their respective obligations under the merger agreement at the time of such termination) or certain breaches of the merger agreement by Diamond Hill, subject to a cure period.
See “The Merger Agreement—Termination of the Merger Agreement.”
Termination Fee and Expenses (see page 78)
Diamond Hill must pay First Eagle a termination fee of $18,000,000 if the merger agreement is terminated in certain circumstances, including as a result of Diamond Hill entering into a definitive agreement with respect to a superior proposal, an adverse recommendation change, failure to obtain approval by Diamond Hill shareholders of the merger agreement proposal by the end date or at the special meeting or certain breaches of the merger agreement by Diamond Hill, subject to a cure period. However, if Diamond Hill had terminated the merger agreement to enter into a definitive agreement with respect to a superior proposal prior to the applicable cut-off date, the termination fee would have been $9,000,000.
See “The Merger Agreement—Termination Fee and Expenses.”
Remedies; Maximum Liability (see page 78)
The merger agreement provides that, except in the case of fraud, upon any termination of the merger agreement under circumstances where the termination fee is payable by Diamond Hill and such termination fee and, if applicable, the costs and expenses of First Eagle and interest, is paid in full, the receipt by First Eagle of the termination fee and, if applicable, the costs and expenses of First Eagle and interest, will be the sole and exclusive remedy of First Eagle and Merger Sub in connection with the merger agreement or the transactions contemplated thereby, and neither First Eagle nor Merger Sub will seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Diamond Hill or any of Diamond Hill’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach of the merger agreement.
See “The Merger Agreement—Remedies; Maximum Liability.”

Specific Performance (see page 79)
The merger agreement provides that the parties will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.
See “The Merger Agreement—Specific Performance.”
Executive Severance / Non-Solicitation Agreements (see page 80)
In connection with the announcement of the transaction with First Eagle, Ms. Heather Brilliant, chief executive officer and president of Diamond Hill and chief executive officer of DHCM, and Ms. Jo Ann Quinif, chief client officer and president of DHCM, have each entered into a letter agreement with First Eagle, pursuant to which they agreed, effective upon the closing, to additional severance equal to one year of their respective base salaries (in addition to their other contractual severance benefits), payable upon each executive officer’s termination of employment without cause or resignation for good reason within 12 months following the closing, in exchange for an extension of the post-employment employee non-solicitation restrictions and an expansion of the scope of the customer non-solicitation restrictions in their existing employment agreements, in each case, effective solely in connection with such a termination of employment within 12 months following the closing. Copies of the non-solicitation agreements are attached as Annex B to this proxy statement.
See “Executive Severance / Non-Solicitation Agreements.”
Appraisal Rights of Diamond Hill Shareholders (see page 81)
If the merger agreement is adopted by Diamond Hill shareholders, Diamond Hill shareholders who do not vote in favor of the merger agreement proposal and who properly demand payment of the “fair cash value” of their shares of Diamond Hill common stock are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL. Section 1701.85 of the OGCL generally provides that Diamond Hill shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85 of the OGCL, and failure to take any one of the required steps may result in the termination or waiver of such rights.
Specifically, any Diamond Hill shareholder who is a record holder of Diamond Hill common stock on [ ], 2026, the record date for the special meeting, and whose shares are not voted in favor of the and adoption of the merger agreement proposal may be entitled to be paid the “fair cash value” of such Diamond Hill common stock after the effective time. To be entitled to such payment, a Diamond Hill shareholder must deliver to Diamond Hill a written demand for payment of the “fair cash value” of shares of Diamond Hill common stock held by such Diamond Hill shareholder before the vote on the merger agreement proposal is taken, the Diamond Hill shareholder must not vote in favor of the merger agreement proposal, and the Diamond Hill shareholder must otherwise comply with Section 1701.85 of the OGCL. Shares of Diamond Hill common stock held by such Diamond Hill shareholder who complies in all respects with the provisions of Section 1701.85 of the OGCL, will not be converted into the right to receive the merger consideration, but will instead at the effective time entitle such Diamond Hill shareholder to receive the “fair cash value” of such dissenting shares in accordance with the provisions of Section 1701.85 of the OGCL.
A Diamond Hill shareholder’s failure to vote against the merger agreement proposal will not constitute a waiver of such Diamond Hill shareholder’s dissenters’ rights, as long as such Diamond Hill shareholder does not vote in favor of the merger agreement proposal. A proxy returned to Diamond Hill signed but not marked to specify voting instructions will be voted in favor of the merger agreement proposal and will constitute a waiver of dissenting shareholders’ rights. Any written demand must specify the Diamond Hill shareholder’s name and address, the number and class of shares of Diamond Hill common stock held by them on the record date, and the amount claimed as the “fair cash value” of such shares of Diamond Hill common stock.
See the text of Section 1701.84 and Section 1701.85 of the OGCL attached as Annex D to this proxy statement for specific information on the procedures to be followed in exercising dissenters’ rights. You are encouraged to read these provisions carefully and in their entirety. Any Diamond Hill shareholder wishing to exercise dissenters’ rights is encouraged to consult legal counsel before attempting to exercise those rights due to the complexity of the process, as failure to timely comply with the procedures set forth in Section1701.85 of the OGCL will result in a loss of those rights.

Diamond Hill shareholders considering seeking payment of the “fair cash value” of their shares of Diamond Hill common stock should be aware that the “fair cash value” of their shares of Diamond Hill common stock as determined pursuant to Section 1701.85 of the OGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger if they did not seek payment of the “fair cash value” of their shares of Diamond Hill common stock. If Diamond Hill common stock is listed on a national securities exchange, such as The Nasdaq Stock Market (“Nasdaq”), immediately before the effective time, Section 1701.85 of the OGCL provides that the “fair cash value” will be the closing sale price of Diamond Hill common stock as of the close of trading on the day before the vote of Diamond Hill shareholders.
See “The Merger Agreement—Effect of the Merger on Diamond Hill Common Stock—Shares of Dissenting Stockholders” and “Appraisal Rights of Diamond Hill Shareholders.”
Diamond Hill Special Meeting (see page 24)
Purposes of the Special Meeting
At the special meeting, Diamond Hill shareholders will be asked to vote upon the following proposals:
•	the merger agreement proposal;
•	the merger-related compensation proposal; and
•	the adjournment proposal.
Record Date
The record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting is [ ], 2026. Only Diamond Hill shareholders who held shares of record as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting, and only as long as such shares remain outstanding on the date of the special meeting. Diamond Hill’s official stock ownership records will conclusively determine whether a shareholder is a “holder of record” as of the record date.
Required Vote
•
Proposal 1—The Merger Agreement Proposal. The affirmative vote of holders of a majority of the shares of Diamond Hill common stock outstanding and entitled to vote thereon is required to approve the merger agreement proposal.

•
Proposal 2—The Merger-Related Compensation Proposal. The affirmative vote of holders of a majority of the shares of Diamond Hill common stock cast on the proposal at the special meeting is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

•
Proposal 3—The Adjournment Proposal. The affirmative vote of holders of a majority of the shares of Diamond Hill common stock present virtually or represented by proxy at the special meeting and entitled to vote on the adjournment proposal is required to approve the adjournment proposal.

See “The Special Meeting—Required Vote; Treatment of Abstentions and Failure to Vote.”
Interests of Diamond Hill’s Directors and Executive Officers in the Merger (see page 50)
Diamond Hill’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Diamond Hill shareholders generally. These interests include, among others, vesting of equity awards, potential severance payments and benefits under applicable employment agreements, and rights to ongoing indemnification and insurance coverage. The Diamond Hill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending the approval of the merger agreement by the Diamond Hill shareholders. See the section titled “The Merger (Proposal 1)—Interests of Diamond Hill’s Directors and Executive Officers in the Merger” for a more detailed description of these interests.
Directors’ and Officers’ Indemnification and Insurance (see page 73)
Under the merger agreement, for a period of six years after the effective time, the surviving corporation must, and First Eagle must cause the surviving corporation to, indemnify and hold harmless each current and former director, officer and employee of Diamond Hill and its subsidiaries and their respective successors and heirs against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with such parties’ having served as a director, officer or employee of Diamond Hill prior to the effective time, in each case to the same extent and under the same conditions and procedures (including with respect to the advancement of expenses) that such party is entitled to under Diamond Hill’s articles of incorporation and code of regulations in effect on the date of the merger agreement.
In addition, for a period of six years following the effective time, the surviving corporation is required to maintain in effect provisions in the organizational documents of the surviving corporation and its subsidiaries (or in such documents of any successor to the business of the surviving corporation or its subsidiaries) regarding elimination of liability of directors, indemnification of directors and officers and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of the date of the merger agreement.
Prior to the effective time, (a) Diamond Hill will, (b) if First Eagle elects, First Eagle will, or (c) if Diamond Hill is unable to, the surviving corporation will (and First Eagle will cause the surviving corporation to) as of the effective time, purchase (and fully pay the premium for) a prepaid, noncancellable “tail policy” on terms and conditions (in both amount and scope) no less favorable than the current directors’ and officers’ liability coverage of Diamond Hill’s existing directors’ and officers’ insurance policies and Diamond Hill’s existing fiduciary liability insurance policies, which insurance policies will: (i) be for a period of six years after the effective time with respect to matters arising at or prior to the effective time, (ii) be from an insurance carrier with the same or better credit rating as Diamond Hill’s current insurance carrier with respect to such insurance policies, and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Diamond Hill’s existing policies as of the date of the merger agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an indemnified person by reason of their having served in such capacity that existed or occurred at or prior to the effective time (including in connection with the merger agreement or the transactions or actions contemplated thereby), provided Diamond Hill shall not be permitted to pay a premium amount in excess of 300% of the premium amount per annum for Diamond Hill’s existing policies for any such extension policy without First Eagle’s prior written consent. If and only if Diamond Hill or the surviving corporation for any reason fails to obtain such “tail” insurance policies as of the effective time, the surviving corporation must maintain in effect, for a period of at least six years from the effective time, Diamond Hill’s directors’ and officers’ liability insurance and fiduciary liability insurance policies in place as of the date of the merger agreement with Diamond Hill’s current insurance carrier or with an insurance carrier with the same or better credit rating with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Diamond Hill’s existing policies as of the date of the merger agreement, or the surviving corporation must purchase from Diamond Hill’s current insurance carrier or from an insurance carrier with the same or better credit rating comparable insurance policies for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in Diamond Hill’s existing policies as of the date of the merger agreement; provided that in no event must First Eagle or the surviving corporation expend for such policies a premium amount in excess of 300% of the premium amount per annum for Diamond Hill’s existing policies, and if the aggregate premiums of such “tail” insurance policy would otherwise exceed such amount, the surviving corporation must obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding such amount.
See “The Merger (Proposal 1)—Interests of Diamond Hill’s Directors and Executive Officers in the Merger—Indemnification and Insurance” and “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”
Market Prices of Diamond Hill Common Stock
The merger consideration of $175.00 per share represents a premium of approximately 49% over Diamond Hill’s unaffected share price (which was the closing price on December 10, 2025, the last trading day prior to the public announcement of the execution of the merger agreement). The closing price of Diamond Hill common stock on Nasdaq on [ ], 2026, the latest practicable trading day before the filing of this proxy statement, was $[ ] per share. You are encouraged to obtain current market quotations of Diamond Hill common stock in connection with voting your shares of Diamond Hill common stock.

QUESTIONS AND ANSWERS
The following are some questions that you, as a Diamond Hill shareholder, may have regarding the merger and the special meeting and the answers to those questions. Diamond Hill urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement.
Q:	What is the purpose of the special meeting?
A:	At the special meeting, shareholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:
1.
A proposal to adopt the merger agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement,” beginning on pages 29 and 56, respectively, of this proxy statement;

2.
A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Diamond Hill to its named executive officers that is based on or otherwise relates to the merger, discussed under the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1)—Interests of Diamond Hill’s Directors and Executive Officers in the Merger” beginning on pages 84 and 50, respectively, of this proxy statement; and

3.
A proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement which is further described in the section titled “Vote on Adjournment (Proposal 3)” beginning on page 85.

Q:	Where and when is the special meeting?
A:
The special meeting will be held virtually on [ ], 2026, beginning at [ : ] a.m. Eastern Time, unless postponed to a later date. The special meeting will be a virtual only meeting conducted via audio webcast at www.virtualshareholdermeeting.com/DHIL2026SM. You will need the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the special meeting. Because the special meeting will be completed virtually and conducted via webcast, shareholders will not be able to attend the meeting in person.

Q:	How does the Diamond Hill Board recommend that I vote on the proposals?
A:
The Diamond Hill Board unanimously recommends that Diamond Hill shareholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Q:	How does the per share merger consideration compare to the market price of Diamond Hill common stock prior to announcement of the merger?
A
The merger consideration of $175.00 per share represents a premium of approximately 49% over Diamond Hill’s unaffected share price (which was the closing price on December 10, 2025, the last trading day prior to the public announcement of the execution of the merger agreement). The closing price of Diamond Hill common stock on Nasdaq on [ ], 2026, the most recent practicable date prior to the date of this proxy statement, was $[ ] per share. You are encouraged to obtain current market quotations of Diamond Hill common stock in connection with voting your shares of Diamond Hill common stock.

Q:	What will happen in the merger?
A:
Pursuant to the merger agreement, Merger Sub will merge with and into Diamond Hill, and Diamond Hill will be the surviving corporation as a wholly-owned subsidiary of First Eagle. After the merger, Diamond Hill common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and, as a result, Diamond Hill will no longer be a publicly held company.

Q:	Who will own Diamond Hill after the merger?
A:	Immediately following the merger, Diamond Hill will be a wholly-owned subsidiary of First Eagle.

Q:	What will I receive in the merger?
A:
At the effective time, you will be entitled to receive, for each share of Diamond Hill common stock that you hold (other than (x) excluded shares and (y) dissenting shares), $175.00 in cash, without interest and subject to deduction for any required withholding tax. Certain shares of Diamond Hill common stock subject to stock-based awards will be treated in the manner described under the heading “The Merger (Proposal 1)—Interests of Diamond Hill’s Directors and Executive Officers in the Merger.”

Q:	What will happen in the merger to Diamond Hill equity awards?
A:
Each Diamond Hill Restricted Share that is outstanding immediately prior to the effective time will fully vest and will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding tax) equal to the merger consideration.

For additional information on the treatment of Diamond Hill equity awards in connection with the merger, see the section titled “The Merger Agreement—Effect of the Merger on Diamond Hill Common Stock—Treatment of Diamond Hill Equity Awards.”
Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Diamond Hill common stock?
A:
Yes. If the merger agreement is adopted by Diamond Hill shareholders, Diamond Hill shareholders who do not vote in favor of the merger agreement proposal and who properly demand payment of the “fair cash value” of their shares of Diamond Hill common stock are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL. Section 1701.85 of the OGCL generally provides that Diamond Hill shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85 of the OGCL, and failure to take any one of the required steps may result in the termination or waiver of such rights. For more information regarding appraisal rights, see the sections titled “The Merger (Proposal 1)—Appraisal Rights of Diamond Hill Shareholders” and “Appraisal Rights of Diamond Hill Shareholders.” In addition, a copy of Sections 1701.84 and 1701.85 of the OGCL is attached as Annex D to this proxy statement.

Q:	What vote is required to adopt the merger agreement?
A:	The votes required for each proposal are as follows:
1.
Proposal 1—The Merger Agreement Proposal: The affirmative vote of holders of a majority of the shares of Diamond Hill common stock outstanding and entitled to vote thereon is required to approve the merger agreement proposal.

2.
Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of holders of a majority of the shares of Diamond Hill common stock cast on the proposal at the special meeting is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

3.
Proposal 3—The Adjournment Proposal: The affirmative vote of holders of a majority of the shares of Diamond Hill common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal.

As of [ ], 2026, the record date, Diamond Hill directors and executive officers, as a group, owned and were entitled to vote [ ] shares of Diamond Hill common stock, or approximately [ ]% of the outstanding shares of Diamond Hill common stock. Diamond Hill currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement, although none of them are obligated to do so.
Q:	Do any of Diamond Hill’s directors or officers have interests in the merger that may differ from, or be in addition to, my interests as a shareholder?
A:
In considering the recommendation of the Diamond Hill Board to approve the merger agreement proposal, you should be aware that Diamond Hill’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of Diamond Hill shareholders generally. The Diamond Hill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the Diamond Hill shareholders. See “The Merger (Proposal 1)—Interests of Diamond Hill’s Directors and Executive Officers in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2).”
Q:	When do you expect the merger to be completed?
A:
To complete the merger, Diamond Hill must obtain the shareholder approval of the merger agreement proposal described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or, to the extent permitted, waived. The parties to the merger agreement currently expect to complete the merger by the third quarter of 2026, although no party can assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	What conditions must be satisfied to complete the merger?
A:
In addition to the expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act, each party’s obligation to complete the merger is also subject to the satisfaction or, to the extent permitted, waiver of certain other customary conditions, including the following: (i) the absence of any order issued by any court of competent jurisdiction or other governmental authority or applicable law prohibiting, rendering illegal or permanently enjoining the consummation of the merger; (ii) the accuracy of the other party’s representations and warranties in the merger agreement (subject to the materiality standards set forth in the merger agreement); (iii) compliance by the other party in all material respects with its covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing; and (iv) delivery of certificates signed by an executive officer of the other party to the effect that certain of the conditions described above have been satisfied. The obligations of First Eagle and Merger Sub to consummate the merger are also subject to: (a) there not having occurred since the date of the merger agreement a Company Material Adverse Effect that is continuing, and (b) Diamond Hill obtaining the consent of clients generating an aggregate revenue run-rate of at least 78% of Diamond Hill’s aggregate revenue run-rate as of November 30, 2025. Consummation of the merger is not subject to any financing condition.

Q:
Why am I being asked to consider and act upon a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Diamond Hill to its named executive officers that is based on or otherwise relates to the merger?

A:
Section 14A of the Exchange Act requires Diamond Hill to seek a non-binding, advisory vote to approve any agreements or understandings and compensation that will or may be paid by Diamond Hill to its named executive officers that is based on or otherwise relates to the merger. Approval of this proposal by Diamond Hill shareholders is not required to complete the merger.

Q:	Do you expect the merger to be taxable to Diamond Hill shareholders?
A:
The receipt of cash in exchange for Diamond Hill common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount of cash received, and (b) the U.S. Holder’s adjusted tax basis in the Diamond Hill common stock surrendered in the exchange.

Except in certain specific circumstances described below under “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections with the U.S.
The U.S. federal income tax consequences described above may not apply to all holders of Diamond Hill common stock. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger to you. Tax matters are complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the merger to you.
Q:	What happens if I also hold interests in any fund(s) advised by DHCM (including mutual funds, exchange-traded funds or other funds registered under the Investment Company Act of 1940)?
A:
Diamond Hill will be reaching out separately regarding the consent process for such funds, as Diamond Hill is obligated pursuant to the terms of the merger agreement and applicable law to seek consent from each of its clients and the shareholders of such funds. A separate proxy statement for mutual funds, exchange-traded funds or other funds registered under the 1940 Act will be provided pursuant to and in accordance with the provisions of the 1940 Act to solicit your consent.
Q:	Who is entitled to vote at the special meeting?
A:
Only Diamond Hill shareholders who held shares of record as of the close of business on [ ], 2026, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Diamond Hill’s official stock ownership records will conclusively determine whether a shareholder is a “holder of record” as of the record date. Participating shareholders who log-on to the special meeting using their unique 16-digit control number will also be able to examine the shareholder list during the special meeting by following the instructions provided on the meeting website at www.virtualshareholdermeeting.com/DHIL2026SM.

Q:	Who may attend the special meeting?
A:
Only shareholders as of the close of business on [ ], 2026, or their duly appointed proxies, and invited guests of Diamond Hill may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) who wish to vote at the special meeting must obtain a proxy, executed in their favor, from their broker, bank or other nominee giving them the right to vote their shares at the special meeting.

Q:	Who is soliciting my vote?
A:
The Diamond Hill Board is soliciting your proxy, and Diamond Hill will bear the cost of soliciting proxies. Morrow Sodali LLC (referred to as “Sodali”) has been retained to assist with the solicitation of proxies. Sodali will be paid a solicitation fee of approximately $30,000 and will be reimbursed for its reasonable out-of-pocket expenses relating to the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Diamond Hill common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, electronic mail or other electronic medium by Broadridge Financial Solutions, Inc. (“Broadridge”) or, without additional compensation, by certain of Diamond Hill’s directors, officers and employees.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement, please submit your proxy as soon as possible so that your shares of Diamond Hill common stock will be represented and voted at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by the record holder if your shares are held in “street name” by your bank, brokerage firm or other nominee.

Q:	How do I vote if my shares are registered directly in my name?
A:
If you are a shareholder of record, you may vote virtually at the special meeting or vote by proxy using one of the methods described below. Whether or not you plan to participate in the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still participate in the special meeting and vote virtually at the special meeting even if you have already voted by proxy.

•
To vote via the internet, submit your proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [ ], 2026, the day before the special meeting.

•
To vote by telephone, submit your proxy by using a touch-tone telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [ ], 2026, the day before the special meeting.

•
To vote using the proxy card, simply complete, sign and return the enclosed proxy card in the postage-paid envelope (if mailed in the U.S.) included with this proxy statement. Diamond Hill shareholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•
To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/DHIL2026SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to attend the special meeting, we urge you to vote by proxy, whether by internet, by telephone or by mail, to ensure your vote is counted. You may still attend the meeting virtually and vote your shares, even if you have already voted by proxy. If you later decide to vote at the special meeting, your proxy prior to the special meeting will be revoked; however, attending the special meeting will not revoke your written, internet or telephone proxy, as the case may be, unless you specifically request revocation or cast a ballot at the special meeting. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet, which is a convenient, cost-effective and reliable alternative compared to returning a proxy card by mail.
Q:	How do I vote if my shares are held in the name of my broker (street name)?
A:
If your shares are held in “street name” by your bank, brokerage firm or other nominee, you must direct your bank, brokerage firm or other nominee on how to vote and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of Diamond Hill common stock. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

In accordance with the rules of Nasdaq, your bank, brokerage firm or other nominee can vote your shares of Diamond Hill common stock on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and you do not provide these instructions, a “non-vote” occurs with respect to those matters. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters. Accordingly, if you are a beneficial holder and you do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Diamond Hill common stock at the special meeting, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals at the special meeting. If you are a beneficial holder, Diamond Hill strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.
Q:	Can I change my vote after I submit my proxy?
A:
Yes. You can change or revoke your proxy at any time before the final vote at the special meeting or any adjournment or postponement thereof. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail;
•
You may deliver a written notice prior to the special meeting (or any adjournment or postponement thereof) that you are revoking your proxy to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215; or

•	You may attend and vote at the virtual special meeting (or any adjournment or postponement thereof).
If your shares are held by your broker, bank or other nominee, you will need to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.
If you have questions about how to vote or change your vote, please contact Sodali, the firm assisting us in the solicitation of proxies, toll-free at (800) 662-5200.
Q:	What happens if I sell my shares of Diamond Hill common stock before the special meeting?
A:
If you transfer your shares before the special meeting, you will retain the right to vote such shares at the special meeting, but you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. To receive the merger consideration, you must hold your shares of Diamond Hill common stock through completion of the merger.

Q:	What happens if I sell my shares of Diamond Hill common stock after the special meeting but before the effective time?
A:
If you transfer your shares after the special meeting but before the effective time, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. To receive the merger consideration, you must hold your shares of Diamond Hill common stock through completion of the merger.

Q:	Should I send in my stock certificates now?
A:
No. Please do not send in your Diamond Hill stock certificates with your proxy. After the merger is completed, the paying agent will send you instructions for exchanging Diamond Hill stock certificates for the consideration to be received in the merger. See “The Merger Agreement—Surrender and Payment Procedures.”

Q:	How many shares must be present to constitute a quorum for the meeting?
A:
Holders of a majority of the total number of issued and outstanding shares of Diamond Hill common stock as of the record date and entitled to vote at the special meeting must be present virtually or represented by proxy at the special meeting to constitute a quorum for the transaction of business at the special meeting. If you fail to submit a proxy or to vote at the special meeting, or, if applicable, fail to instruct your bank, brokerage firm or other nominee how to vote, your shares of Diamond Hill common stock will not be counted towards a quorum. “Broker non-votes” will not be treated as present for purposes of determining whether a quorum is present. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum.

Q:	What if I abstain from voting?
A:
If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists, but it will have the same effect as a vote “AGAINST” the merger agreement proposal and the adjournment proposal, and will have no effect on the merger-related compensation proposal.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote over the internet, by mail, by telephone or by attendance (virtually) at the special meeting?
A:
If you are a registered shareholder and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance at the special meeting (virtually), your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. If you are a beneficial owner of shares held in “street name” by your bank, brokerage firm or other nominee, you should have received a voting instruction card with these proxy materials from that organization rather than from Diamond Hill. Follow the instructions from your bank, brokerage firm or other nominee to see which of the above choices are available to you to ensure that your vote is counted. To vote virtually at the special meeting, you must obtain a “legal proxy” from your bank, brokerage firm or other nominee.

If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the merger agreement proposal, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the merger-related compensation proposal or the adjournment proposal, it will have no effect on the outcome of such proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present).
Q:	What is a broker non-vote?
A:
A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of those shares. Broker non-votes count toward a quorum only if at least one proposal is presented with respect to “routine” matters to which the bank, brokerage firm or other nominee has discretionary authority. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters, and, therefore, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the special meeting. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the merger agreement proposal but will not have an effect on the adjournment proposal or the merger-related compensation proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present).
Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of proxy materials?
A:
You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your Diamond Hill common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction card that you receive by following the instructions set forth in each separate proxy card or voting instruction card.

Q:	Who will count the votes?
A:	A representative from Broadridge Financial Solutions, Inc. will serve as the inspector of election.
Q:	Can I participate if I am unable to attend the special meeting?
A:	If you are unable to attend the virtual special meeting, you may participate by completing, signing, dating and returning your proxy card or by voting over the internet, by telephone or by mail.
Q:	Where can I find the voting results of the special meeting?
A:
Diamond Hill intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Diamond Hill files with the SEC are publicly available when filed.

Q:	What happens if the merger is not completed?
A:
If the merger agreement is not adopted by Diamond Hill shareholders or if the merger is not completed for any other reason, Diamond Hill shareholders will not receive any consideration for their shares of Diamond Hill common stock in connection with the merger. Instead, Diamond Hill will remain an independent public company, Diamond Hill common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and Diamond Hill will continue to file periodic reports with the SEC. Under certain specific circumstances, Diamond Hill is required to pay First Eagle a termination fee of $18,000,000. See section titled “The Merger Agreement—Termination Fee and Expenses.”

Q:	How can I obtain additional information about Diamond Hill?
A:
Diamond Hill will provide copies of this proxy statement and its most recent Annual Report to Shareholders, including its Annual Report on Form 10-K, without charge to any shareholder who makes a written request to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215. Diamond Hill’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the SEC Filings section of Diamond Hill’s website at https://ir.diamond-hill.com. Diamond Hill’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another shareholder?
A:
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

Diamond Hill and some brokers may be householding our proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Diamond Hill if you are a shareholder of record. You can notify us by sending a written request to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, or calling (614) 255-3333. Shareholders who share a single address, but receive multiple copies of this proxy statement, may request that in the future they receive a single copy by notifying Diamond Hill at the telephone or address set forth in the prior sentence. In addition, Diamond Hill will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.
Q:	Whom should I contact if I have any questions?
A:
If you have any questions about the special meeting, the merger, the proposals or this proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Diamond Hill common stock, you should contact:

Diamond Hill Investment Group, Inc.
Attention: Carlotta D. King, Secretary
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215
(614) 255-3333
or

Morrow Sodali LLC
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Call toll-free: (800) 662-5200

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the documents incorporated herein by reference and statements, whether oral or written, made from time to time by representatives of Diamond Hill, may contain or incorporate “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements include, but are not limited to, statements regarding anticipated operating results, prospects and levels of assets under management, technological developments, economic trends (including interest rates and market volatility), expected transactions and similar matters. These forward-looking statements may include, without limitation, any statements preceded by, followed by or including words such as “may,” “could,” “can have,” “believe,” “expect,” “aim,” “anticipate,” “target,” “goal,” “project,” “assume,” “budget,” “potential,” “estimate,” “guidance,” “forecast,” “outlook,” “would,” “will,” “continue,” “likely,” “should,” “hope,” “seek,” “plan,” “intend,” and variations of such words and similar expressions. Similarly, descriptions of Diamond Hill’s objectives, strategies, plans, goals, or targets are also forward-looking statements. Such forward-looking statements include but are not limited to statements about the merger and other transactions contemplated by the merger agreement, including the expected timetable for completing the merger and statements that are not historical facts.
Forward-looking statements are based on Diamond Hill’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. While Diamond Hill believes that the assumptions underlying its forward-looking statements are reasonable, investors are cautioned that any of the assumptions could prove to be inaccurate and, accordingly, Diamond Hill’s actual results and experiences may differ materially from the anticipated results or other expectations expressed in its forward-looking statements. Factors that may cause Diamond Hill’s actual results or experiences to differ materially from results discussed in forward-looking statements include, but are not limited to the factors discussed in the section entitled “Risk Factors” in Diamond Hill’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, each as filed with the SEC, and any factors discussed in the section entitled “Risk Factors” in any of Diamond Hill’s subsequently filed SEC filings, and the following: (i) the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement, including in circumstances requiring Diamond Hill to pay a termination fee; (ii) potential litigation relating to the merger that could be instituted against the parties to the merger agreement or their respective directors or officers, including the effects of any outcomes related thereto; (iii) the possibility that the merger does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (iv) reputational risk and potential adverse reactions of clients, employees or other business partners and the businesses generally, including those resulting from the announcement of the merger, including any resulting reduction in Diamond Hill’s assets under management or assets under advisement and the withdrawal, renegotiation or termination of any investment advisory agreements; (v) the risk that any announcements relating to the merger could have adverse effects on the market price of Diamond Hill’s common stock; (vi) significant transaction costs associated with the merger; and (vii) the diversion of management’s attention and time from ongoing business operations and opportunities on merger-related matters.
All subsequent written and oral forward-looking statements attributable to Diamond Hill, or persons acting on its behalf contained or incorporated by reference in this proxy statement and all subsequent written and oral forward-looking statements concerning Diamond Hill, the merger or other matters attributable to Diamond Hill or any person acting on its behalf are expressly qualified in their entirety by the cautionary statement above. Any forward-looking statement made herein speaks only as of the date of this proxy statement. New risks and uncertainties arise from time to time, and factors that Diamond Hill currently deems immaterial may become material, and it is impossible for Diamond Hill to predict these events or how they may affect it. Diamond Hill undertakes no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, changes in its expectations or developments or otherwise, except as required by law, although it may do so from time to time. Diamond Hill does not endorse any projections regarding future performance that may be made by third parties.

THE COMPANIES
Diamond Hill Investment Group, Inc.
Diamond Hill is a boutique investment management firm that invests on behalf of clients through a shared commitment to its valuation-driven investment principles, long-term perspective, capacity discipline and client alignment. An independent active asset manager with significant employee ownership, Diamond Hill’s investment strategies include differentiated U.S. and international equity, alternative long-short equity and fixed income. As of September 30, 2025, Diamond Hill’s assets under management and assets under advisement totaled $32.4 billion. Diamond Hill was formed under the laws of the State of Florida on April 18, 1990, and was later reincorporated in Ohio on May 2, 2002. The principal executive office of Diamond Hill is located at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, and its telephone number is (614) 255-3333.
First Eagle Investment Management, LLC
First Eagle is an independent, privately owned investment management firm headquartered in New York, with approximately $176 billion in assets under management as of September 30, 2025. Dedicated to providing prudent stewardship of client assets, the firm focuses on active, fundamental and benchmark-agnostic investing, with a strong emphasis on downside mitigation. With a heritage dating back to 1864, First Eagle strives to help clients avoid permanent impairment of capital and earn attractive returns through widely varied economic cycles. The firm’s investment capabilities include equity, fixed income, alternative credit and multi-asset strategies. The principal executive offices of First Eagle are located at 1345 Avenue of Americas, New York, NY 10105, and its telephone number is (212) 698-3300.
Soar Christopher Holdings, Inc.
Merger Sub is a wholly-owned subsidiary of First Eagle. Merger Sub was incorporated by First Eagle solely for the purpose of consummating the transactions contemplated by the merger agreement, has not engaged in any activities other than those incident to its formation and in connection with or as contemplated by the merger agreement and the transactions contemplated thereby. The principal executive offices of Merger Sub are located at c/o First Eagle Investment Management, LLC, 1345 Avenue of Americas, New York, NY 10105, and its telephone number is (212) 698-3300.

THE SPECIAL MEETING
General
This proxy statement is first being mailed on or about [ ], 2026 and constitutes notice of the special meeting in conformity with the requirements of the OGCL and Diamond Hill’s code of regulations.
This proxy statement is being provided to Diamond Hill shareholders as part of a solicitation of proxies by the Diamond Hill Board for use at the special meeting of Diamond Hill shareholders and at any adjournments or postponements of such special meeting. This proxy statement provides Diamond Hill shareholders with information about the special meeting and should be read carefully in its entirety.
Date, Time and Place of the Special Meeting
The special meeting will be held on [ ], 2026, beginning at [ : ], Eastern Time, unless postponed to a later date, via live audio webcast at www.virtualshareholdermeeting.com/DHIL2026SM. To virtually participate in the special meeting, visit such website and enter the 16-digit control number provided on your proxy card or voting instruction card.
Purposes of the Special Meeting
At the special meeting, Diamond Hill shareholders will be asked to vote upon the following proposals:
•
Proposal 1—The Merger Agreement Proposal: the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement” of this proxy statement and a copy of which is attached to this proxy statement as Annex A;

•
Proposal 2—The Merger-Related Compensation Proposal: the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable by Diamond Hill to its named executive officers that is based on or otherwise relates to the merger, which is further described in the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1)—Interests of Diamond Hill’s Directors and Executive Officers in the Merger”; and

•
Proposal 3—The Adjournment Proposal: the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement proposal, which is further described in the section titled “Vote on Adjournment (Proposal 3).”

Only the approval of the merger agreement proposal is required for completion of the merger. Diamond Hill will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment or postponement thereof.
Recommendation of the Diamond Hill Board
At its December 10, 2025 meeting held to evaluate the merger, the Diamond Hill Board unanimously: (i) declared that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Diamond Hill and its shareholders, and declared that it is advisable to enter into the merger agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (ii) approved the execution and delivery of the merger agreement by Diamond Hill, the performance by Diamond Hill of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) recommended, subject to the terms and conditions of the merger agreement, that Diamond Hill’s shareholders approve and adopt the merger agreement, and (iv) directed that the approval and adoption of the merger agreement and the transactions contemplated thereby be submitted to a vote at a meeting of Diamond Hill’s shareholders.
Accordingly, the Diamond Hill Board unanimously recommends that Diamond Hill shareholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.
Diamond Hill shareholders should carefully read this proxy statement, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Virtual Participation at Special Meeting
The special meeting will be a completely virtual meeting of shareholders conducted via live audio webcast through the website described above the heading “Date, Time and Place of the Special Meeting.”
Diamond Hill will have technicians ready to assist Diamond Hill shareholders with any technical difficulties they may have accessing the virtual meeting. If Diamond Hill shareholders encounter any difficulties while accessing the virtual meeting or during the meeting time, Diamond Hill shareholders should navigate to www.virtualshareholdermeeting.com/DHIL2026SM where a phone number for technical support will be posted.
Outstanding Shares as of the Record Date
As of the record date, there were [ ] shares of Diamond Hill common stock outstanding and owned by Diamond Hill shareholders, held by [ ] holders of record. As of the record date, there were no Diamond Hill preferred shares outstanding. Each share of Diamond Hill common stock is entitled to one vote on each matter considered at the special meeting.
Shareholders may request an appointment to inspect a complete list of shareholders entitled to vote at the special meeting for any purpose germane to the special meeting at Diamond Hill’s principal executive office located at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, during ordinary business hours within 10 days prior to the special meeting. This list will also be made available at the special meeting for examination by any shareholder virtually present at the special meeting.
Record Date; Shareholders Entitled to Vote
The Diamond Hill Board has fixed the close of business on [ ], 2026 as the record date for the determination of Diamond Hill shareholders entitled to notice of, and to vote at, the special meeting. Only holders of shares of Diamond Hill common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Diamond Hill’s official share ownership records will conclusively determine whether a shareholder is a “holder of record” as of the record date.
Quorum and Broker Non-Votes
Holders of a majority of the issued and outstanding shares of Diamond Hill common stock as of the record date and entitled to vote at the special meeting must be present virtually or represented by proxy at the special meeting to constitute a quorum for the transaction of business at the special meeting. If you fail to submit a proxy or to vote at the special meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your shares of Diamond Hill common stock will not be counted towards a quorum. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed. If the special meeting is postponed or adjourned, it will not affect the ability of holders of record of Diamond Hill common stock as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described below; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.
Banks, brokerage firms and other nominees who hold shares of Diamond Hill common stock in “street name” for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion on “routine” matters. When a broker does not receive instructions from a beneficial owner on how to vote shares with respect to a “non-routine” matter, a “broker non-vote” occurs. “Broker non-votes” will not be treated as present for purposes of determining whether a quorum is present. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters.
Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you: (1) participate in the special meeting or (2) have voted via the internet, by telephone or by properly submitting a proxy card or voting instruction card by mail.
Required Vote; Treatment of Abstentions and Failure to Vote
The votes required for each proposal are as follows:
Proposal 1—The Merger Agreement Proposal: The affirmative vote of holders of a majority of the shares of Diamond Hill common stock outstanding and entitled to vote thereon is required to approve the merger agreement proposal. If you mark “ABSTAIN” on your proxy for the merger agreement proposal, it will have the same effect as a vote “AGAINST” the merger agreement proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the merger agreement proposal, it will have the same effect as a vote “AGAINST” the merger agreement proposal.
Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of holders of a majority of the shares of Diamond Hill common stock cast on the proposal at the special meeting is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal. If you mark “ABSTAIN” on your proxy for the merger-related compensation proposal, or if you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the merger-related compensation proposal, it will have no effect on the merger-related compensation proposal (assuming a quorum is present). Approval of the merger-related compensation proposal is not a condition to consummate the merger.
Proposal 3—The Adjournment Proposal: The affirmative vote of holders of a majority of the shares of Diamond Hill common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal, including if necessary to solicit additional proxies for the adoption of the merger agreement. If you mark “ABSTAIN” on your proxy for the adjournment proposal, it will have the same effect as a vote “AGAINST” the adjournment proposal. If you fail to submit a proxy or to vote at the special meeting or fail instruct your bank, brokerage firm or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.
An abstention occurs when a shareholder attends a meeting, either by attendance in person (virtually) or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present and will have the effect of a vote “AGAINST” the merger agreement proposal and the adjournment proposal, including if necessary to permit further solicitation of proxies, but will have no effect on the merger-related compensation proposal.
If you are a registered shareholder and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance in person (virtually) at the special meeting, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. If you are the record owner of your shares and you fail to vote, it will have the same effect as a vote “AGAINST” the merger agreement proposal but will have no effect on the outcome of the adjournment proposal or merger-related compensation proposal.
Shares and Voting of Diamond Hill’s Directors and Executive Officers
As of the record date, Diamond Hill directors and executive officers, as a group, owned and were entitled to vote [ ] shares of Diamond Hill common stock, or approximately [ ]% of the outstanding shares of Diamond Hill common stock. Diamond Hill currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement, although none of the directors and executive officers are obligated to do so.
How to Vote or Have Your Shares Voted
Diamond Hill shareholders of record may vote their shares of Diamond Hill common stock at the special meeting or submit a proxy to have their shares of Diamond Hill common stock voted at the special meeting in one of the following ways:
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Internet: Diamond Hill shareholders may submit their proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [ ], 2026, the day before the special meeting.

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Telephone: Diamond Hill shareholders may submit their proxy by using a touch-tone telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [ ], 2026, the day before the special meeting.

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Mail: Diamond Hill shareholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the U.S.) included with this proxy statement. Diamond Hill shareholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting.

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Vote Virtually at the Special Meeting: To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/DHIL2026SM and enter the 16-digit control number on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to participate in the special meeting, Diamond Hill urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the internet, prior to the special meeting to ensure that your shares of Diamond Hill common stock will be represented and voted at the special meeting if you are unable to participate.
The Diamond Hill Board has appointed certain persons as proxy holders to vote proxies in accordance with the instructions of Diamond Hill shareholders. If you are a shareholder of record and you authorize these proxy holders to vote your shares of Diamond Hill common stock with respect to any matter to be acted upon, your shares will be voted in accordance with your instructions in your proxy. If you are a shareholder of record and you authorize these proxy holders to vote your shares but do not specify how your shares should be voted on a proposal, these proxy holders will vote your shares on such proposals as the Diamond Hill Board recommends. If any other matter properly comes before the special meeting, these proxy holders will vote on that matter in their discretion.
If, as of the record date, your shares of Diamond Hill common stock are registered directly in your name with the transfer agent of Diamond Hill, Equiniti Trust Company, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote or to grant a proxy for your vote directly to Diamond Hill or to a third party to vote at the special meeting.
If, as of the record date, your shares were held in an account at a bank, brokerage firm or other nominee, you are the beneficial owner of shares held in “street name,” and, for the purposes of this proxy statement, a beneficial owner, and your bank, brokerage firm or other nominee is considered the shareholder of record with respect to those shares. If you are a beneficial owner, you have a right to direct your bank, brokerage firm or other nominee on how to vote the shares held in your account. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.
In accordance with Nasdaq rules, your bank, brokerage firm or other nominee may generally vote on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and do not provide these instructions, a “non-vote” occurs with respect to those matters. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters. Accordingly, if you are a beneficial owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Diamond Hill common stock, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the merger agreement proposal but will not have an effect on the adjournment proposal or the merger-related compensation proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present). If you are a beneficial holder, Diamond Hill strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.
If you are a beneficial owner, you are invited to participate in the special meeting; however, you may not vote your shares at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.
Revocation of Proxies
Diamond Hill shareholders of record may revoke their proxies at any time prior to the voting at the special meeting in any of the following ways:
•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy;
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delivering a signed, written notice of revocation that is received prior to the polls closing at the special meeting (or any adjournment or postponement thereof), which is dated later than the date of the proxy and states that the proxy is revoked, to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215; or

•	participating in and voting during the virtual special meeting. Participation in the virtual special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.
Diamond Hill beneficial owners may change their voting instruction only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.

Delivery of Proxy Materials
As permitted by applicable law, only one copy of this proxy statement is being delivered to holders of Diamond Hill common stock residing at the same address, unless such holders of Diamond Hill common stock have notified Diamond Hill of their desire to receive multiple copies of this proxy statement.
Diamond Hill will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any holder of Diamond Hill common stock residing at an address to which only one copy of this proxy statement was mailed. Requests for additional copies should be directed by mail to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, or by telephone to (614) 255-3333, or to Diamond Hill’s proxy solicitor, Sodali, by calling toll-free at (800) 662-5200 or by email at DHIL@info.sodali.com.
Shares Held in Name of Broker
If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.
Tabulation of Votes
A representative from Broadridge Financial Solutions, Inc. will serve as the inspector of election.
Solicitation of Proxies
Diamond Hill will pay for the proxy solicitation costs related to the special meeting. In addition to sending and making available these materials, some of Diamond Hill’s directors, officers and employees may solicit proxies in person by contacting Diamond Hill shareholders in person or by telephone, electronic mail, or other electronic medium. Diamond Hill shareholders may also be solicited by press releases issued by Diamond Hill, postings on Diamond Hill’s website and advertisements in periodicals. None of Diamond Hill’s directors, officers or employees will receive additional compensation for their solicitation services. Diamond Hill has engaged Sodali to assist in the solicitation of proxies for the special meeting. Diamond Hill estimates that it will pay Sodali a fee of approximately $30,000, plus reasonable out-of-pocket expenses relating to the special meeting. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party may solicit proxies for Diamond Hill. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of Diamond Hill common stock held by them. Diamond Hill will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Diamond Hill common stock.
Adjournments
The special meeting may be adjourned by the affirmative vote of a majority of the shares of Diamond Hill common stock present virtually or represented by proxy at the special meeting and entitled to vote thereat, whether or not there is a quorum present, or by the chair of the Diamond Hill Board, the chief executive officer and president or another officer of Diamond Hill acting as chair of the special meeting.
Notice of adjournment of a meeting need not be given if the time, place, if any, to which it is adjourned and the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment, are fixed and announced at the meeting. In the event of a transfer of shares after the record date for determining the shareholders who are entitled to receive notice of a meeting of shareholders, it will not be necessary to give notice to the transferee.
Questions and Additional Information
You may contact Diamond Hill’s proxy solicitor, Sodali, toll-free at (800) 662-5200 or by email at DHIL@info.sodali.com, with any questions about the special meeting, the merger, the proposals or this proxy statement, if you would like additional copies of this proxy statement, if you need to obtain proxy cards or other information related to the proxy solicitation or if you need help submitting a proxy or voting your shares of Diamond Hill common stock.

THE MERGER (PROPOSAL 1)
This section of this proxy statement describes the material aspects of the merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated by reference into this proxy statement, including the full text of the merger agreement, a copy of which is attached to this proxy statement as Annex A, for a more complete understanding of the merger. In addition, important information about Diamond Hill is included in, or incorporated by reference into, this proxy statement. See the section titled “Where You Can Find More Information.”
Effects of the Merger
Upon the terms and subject to the conditions of the merger agreement and in accordance with Ohio law, Merger Sub will merge with and into Diamond Hill, whereupon the separate existence of Merger Sub will cease and Diamond Hill will be the surviving corporation as a wholly-owned subsidiary of First Eagle.
The following diagrams illustrate in simplified terms the merger and the effect of the merger on the organizational structures of First Eagle and Diamond Hill.
The following diagram illustrates in simplified terms the organizational structure of First Eagle and Diamond Hill prior to the merger:

The following diagram illustrates in simplified terms the merger:

Pre-closing First Eagle equityholder
First Eagle
Merger Sub
Pre-closing Diamond Hill shareholders
Diamond Hill shareholders will receive the merger consideration
Diamond Hill
Subsidiaries
Merger Sub will merge with and into Diamond Hill
Diamond Hill shareholders cease to own Diamond Hill common stock

The following diagram illustrates in simplified terms the organizational structure of First Eagle and Diamond Hill after the merger:

Effect on Diamond Hill if the Merger is Not Completed
If the merger agreement is not adopted by Diamond Hill shareholders or if the merger is not completed for any other reason, Diamond Hill shareholders will not receive any payment for their shares (or interests in shares) of Diamond Hill common stock in connection with the merger. Instead, Diamond Hill will remain an independent public company, Diamond Hill common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, Diamond Hill shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Diamond Hill operates and risks related to adverse economic conditions.
Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Diamond Hill common stock will decline significantly. If that were to occur, it is uncertain when (if ever) the price of Diamond Hill common stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Diamond Hill common stock. If the merger agreement is not adopted by Diamond Hill shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Diamond Hill will be offered or that Diamond Hill’s business, prospects or results of operation will not be adversely impacted.
In addition, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, Diamond Hill will be required to pay to First Eagle a termination fee of $18,000,000. See the section titled “The Merger Agreement—Termination Fee and Expenses” for a discussion of the circumstances under which such termination fee would be required to be paid.
Merger Consideration
At the effective time, each share of Diamond Hill common stock issued and outstanding immediately prior to the effective time, including Diamond Hill Restricted Shares, (other than excluded shares and dissenting shares) will be converted into the right to receive the merger consideration of $175.00 in cash, without interest and subject to deduction for any required withholding tax. As of the effective time, all such shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive $175.00 in cash, without interest and subject to deduction for any required withholding tax.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of or among the Diamond Hill Board, First Eagle, Diamond Hill’s representatives, First Eagle’s representatives and other parties.
The Diamond Hill Board and senior management regularly review and assess Diamond Hill’s operations, performance, opportunities, prospects and strategic direction. In connection with this review and assessment, and with the assistance of legal and financial advisors, the Diamond Hill Board and senior management have considered potential strategic alternatives for Diamond Hill, including potential business combinations or other transactions, to strengthen Diamond Hill’s business and maximize shareholder value. In addition, Diamond Hill has from time to time received unsolicited inquiries from third parties seeking to determine Diamond Hill’s interest in a variety of potential M&A transactions.
On July 31, 2025, Mr. Mehdi Mahmud, president and chief executive officer of First Eagle, contacted Ms. Heather Brilliant, chief executive officer and president of Diamond Hill and chief executive officer of DHCM, to request a meeting to discuss the asset management landscape and perspectives on the industry more broadly.
On August 27, 2025, Ms. Brilliant and Mr. Mahmud held a call to discuss Genstar Capital’s recent acquisition of a controlling interest in First Eagle and their desire to expand First Eagle’s product offerings and client base through acquisitions of smaller asset management firms. Mr. Mahmud highlighted his favorable view of Diamond Hill, with a particular emphasis on growth in its fixed income business. He indicated that First Eagle would be interested in engaging further to determine whether there may be a strategic fit between the two companies, as First Eagle would be willing to offer a premium to Diamond Hill’s shareholders. Ms. Brilliant informed Mr. Mahmud that Diamond Hill was not actively seeking to engage in a merger or a sale of Diamond Hill at that time and that the Diamond Hill Board was optimistic about Diamond Hill’s standalone strategy and its prospects in the near and long-term, but, consistent with Diamond Hill’s practice and the Diamond Hill Board’s fiduciary duties, Ms. Brilliant indicated that, if First Eagle made an offer to enter into a strategic transaction, she would relay such offer to the Diamond Hill Board for review to determine if it was in the best interests of Diamond Hill and its shareholders.
On September 5, 2025, Ms. Brilliant and Mr. Mahmud held another call to discuss potential strategic transactions and what Diamond Hill and First Eagle each viewed as current strengths and priorities for growth in their respective businesses. Shortly thereafter, Ms. Brilliant relayed the substance of this conversation and her previous conversation with Mr. Mahmud to Mr. Scott Cooley, the Diamond Hill Board chair.
Between September 5, 2025, and September 12, 2025, Ms. Brilliant and Mr. Cooley engaged in a series of conversations regarding the potentially forthcoming offer from First Eagle, including with respect to the complementary nature of Diamond Hill’s and First Eagle’s respective businesses. Given the potential strategic fit between the companies, both Ms. Brilliant and Mr. Cooley agreed it was worthwhile to continue discussions with First Eagle.
On September 9, 2025, First Eagle executed a customary non-disclosure agreement, which did not contain a standstill provision, for Diamond Hill to share non-public information with First Eagle in connection with the ongoing discussions.
On September 22, 2025, Ms. Brilliant, Mr. Mahmud and additional members of senior management from both Diamond Hill and First Eagle held a call to discuss, among other things, First Eagle’s distribution capabilities and its belief that meaningful revenue synergies could be achieved by bringing the companies together. First Eagle also discussed its desire to centralize certain business functions, which could lead to potential cost savings that could impact the terms of any transaction between the companies. In addition, Diamond Hill and First Eagle discussed potential integration challenges between the companies as well as the need for Diamond Hill’s investment team to maintain the independence of its investment process if it were to pursue a strategic transaction.
On September 23, 2025, Ms. Brilliant and Mr. Mahmud held another call to discuss a potential strategic transaction. Ms. Brilliant reiterated that Diamond Hill was not actively pursuing a sale process and that the Diamond Hill Board would need to better understand First Eagle’s proposed offer price and terms to determine if Diamond Hill would be open to further discussions. Mr. Mahmud requested additional information, including Diamond Hill’s then-current financial projections, to prepare a valuation and offer, which Diamond Hill subsequently provided.

On September 24, 2025, members of Diamond Hill senior management met with representatives of Broadhaven, Diamond Hill’s financial advisor, to discuss First Eagle’s interest and Broadhaven’s ability to represent Diamond Hill as its financial advisor in connection with any such transaction.
On October 2, 2025, Ms. Brilliant, Mr. Mahmud and additional members of senior management from Diamond Hill and First Eagle held a call to discuss various aspects of Diamond Hill’s business and financials, and the way in which being a part of First Eagle could be in the best interest of Diamond Hill clients.
On October 9, 2025, Ms. Brilliant met with Mr. Mahmud in New York City and discussed Diamond Hill’s then-current financial projections that had previously been shared with First Eagle. Mr. Mahmud previewed that his initial offer would include a 10-20% premium over the then-current trading price of Diamond Hill common stock based on an EBITDA multiple. Ms. Brilliant informed Mr. Mahmud that, consistent with the Diamond Hill Board’s fiduciary duties, it would review any formal offer made to Diamond Hill at its regularly scheduled meeting on October 29, 2025, with a view toward maximizing value for Diamond Hill’s shareholders. On the same day, Ms. Brilliant sent an email to the entire Diamond Hill Board informing it that preliminary yet meaningful discussions with a potential acquirer of Diamond Hill had occurred, and that more information would be provided to the directors on October 13, 2025.
On October 13, 2025, the Diamond Hill Board held a meeting for Ms. Brilliant to update the other directors on her conversations with Mr. Mahmud and preview the potentially forthcoming offer from First Eagle. Members of senior management of Diamond Hill and representatives of Davis Polk & Wardwell LLP (“Davis Polk”), legal counsel to Diamond Hill, attended the meeting.
On October 16, 2025, Ms. Brilliant, Mr. Mahmud and Mr. Cooley held a call during which Mr. Mahmud provided Mr. Cooley with an overview of the First Eagle business and First Eagle’s interest in Diamond Hill. Mr. Mahmud informed Ms. Brilliant and Mr. Cooley that First Eagle would be sending a formal offer in the coming days.
Between October 8, 2025 and October 19, 2025, members of Diamond Hill senior management held several calls with representatives of Broadhaven to discuss the conversations between Diamond Hill and First Eagle and the information shared by both parties about their respective businesses.
On October 19, 2025, First Eagle sent a preliminary non-binding offer to acquire Diamond Hill for $159.00 per share in cash (referred to as the “first offer”). The first offer stated that First Eagle intended to finance the transaction using cash on hand and existing committed debt facilities. The first offer did not include First Eagle’s expectations on whether Diamond Hill would continue to pay its regular dividends to shareholders during the pendency of any transaction or details on any other proposed transaction terms. Ms. Brilliant promptly circulated the ﬁrst offer to the rest of the Diamond Hill Board.
On October 20, 2025, members of Diamond Hill senior management met with representatives of Broadhaven, Davis Polk and Vorys, Sater, Seymour and Pease LLP (“Vorys”), legal counsel to the Diamond Hill Board, to discuss the first offer and Diamond Hill’s proposed next steps in evaluating such offer. The parties determined that Broadhaven should speak with members of First Eagle senior management to seek further information and clarification about the terms of the first offer in advance of the Diamond Hill Board’s regularly scheduled meeting on October 29, 2025.
On October 21, 2025, representatives of Broadhaven met with members of First Eagle senior management to discuss the first offer. Representatives of Broadhaven asked questions about First Eagle’s valuation of Diamond Hill and the assumptions used to reach such valuation, particularly related to Diamond Hill’s balance sheet and seed capital investments. The parties also discussed potential synergies between the companies as well as First Eagle’s plans for financing the consideration should the parties engage in a transaction. Broadhaven previewed the potential that Diamond Hill might announce a special dividend together with its regular dividend and informed First Eagle that the Diamond Hill Board would review the first offer with its legal and financial advisors at its regularly scheduled quarterly meeting the following week.
On October 22, 2025, the Diamond Hill Board held a meeting to discuss briefly the status of the first offer. Members of senior management of Diamond Hill attended the meeting. Ms. Brilliant and Mr. Cooley provided a summary of their conversations with First Eagle leading up to receipt of the first offer as well as the call the previous day with representatives of Broadhaven and First Eagle. The Diamond Hill Board determined that it would review the first offer in detail at its upcoming meeting the following week.
On October 27, 2025, Diamond Hill formally engaged Broadhaven to act as its financial advisor in connection with a potential strategic transaction involving Diamond Hill, pursuant to an engagement letter dated as of such date.

On October 29, 2025, the Diamond Hill Board held its regularly scheduled quarterly meeting, at which, among other things, the first offer was discussed. Members of Diamond Hill senior management and representatives from Davis Polk, Vorys and Broadhaven also attended the meeting. Representatives of Vorys delivered a presentation summarizing the Diamond Hill Board’s fiduciary duties and legal obligations under Ohio law in the context of a potential change of control transaction. Ms. Brilliant then described her interactions with First Eagle and Mr. Mahmud to date. Representatives of Davis Polk then provided an overview of the typical timeline for the type of transaction being proposed by First Eagle as well as the key legal issues that may arise in the context of a sale of a public company, including with respect to any necessary regulatory approvals, client consents and shareholder matters. A discussion ensued among the members of the Diamond Hill Board, Diamond Hill’s senior management and representatives of Broadhaven regarding, among other things: (i) an overview of Diamond Hill’s recent performance, including recent asset flows, (ii) a market update and discussion of the environment for potential strategic transactions in the asset management space, particularly those involving public companies, including how potential acquirers, including First Eagle, may approach Diamond Hill’s valuation given its financial projections, (iii) strategic options and alternatives that might be available to Diamond Hill, including the standalone case as an independent public company, and risks and considerations related to each, and (iv) background information concerning First Eagle. Representatives of Broadhaven then described the financial terms of the first offer and noted several key considerations relating to the first offer including, among other things, the potential to demonstrate to First Eagle that the first offer did not ascribe appropriate value to Diamond Hill’s seed capital investments, its fund administration activities or the potential synergies between the companies. Representatives of Broadhaven also discussed potential counterparties to which they could reach out to determine their openness to a potential strategic transaction with Diamond Hill. The Diamond Hill Board discussed, among other things, the risk of potential market leaks and related negative impacts on the business if Broadhaven conducted such outreach and the importance of the Diamond Hill investment team and other personnel to the value of its business. Representatives of Davis Polk then discussed the possibility of including a “go-shop” period in the transaction terms to facilitate a post-signing (rather than pre-signing) market check and the risks and benefits of each approach. The Diamond Hill Board determined that, based on the factors discussed with Broadhaven, the first offer undervalued Diamond Hill and instructed Broadhaven to inform First Eagle that Diamond Hill would not be willing to transact at the offer price. Members of Diamond Hill senior management also reviewed the financial projections, which reflected updated financial information from the version that was originally sent to First Eagle in September in order to reflect the full third fiscal quarter of 2025, with the Diamond Hill Board at this meeting, and the Diamond Hill Board authorized Broadhaven to share the financial projections with First Eagle, which are discussed in more detail in the section titled “—Certain Financial Projections Utilized by the Diamond Hill Board and Diamond Hill’s Financial Advisor.”
At this October 29 meeting, the Diamond Hill Board also voted to declare a special dividend of $4.00 per share of Diamond Hill common stock, in addition to its regular quarterly dividend of $1.50 per share, both to be paid on December 5, 2025 to Diamond Hill shareholders of record as of the close of business on November 21, 2025.
Also on October 29, 2025, Davis Polk received a relationship disclosure letter from Broadhaven, detailing certain relationships involving Broadhaven and First Eagle and certain of its affiliates, which was subsequently shared with and reviewed by the Diamond Hill Board.
On October 30, 2025, representatives of Broadhaven called Mr. Mahmud to convey that Diamond Hill was not willing to transact on the terms of the first offer, but provided certain additional financial information related to Diamond Hill’s fund administration revenues, profitability and outstanding share count and encouraged First Eagle to consider the additional information in any further offer it made to Diamond Hill.
On October 31, 2025, members of Diamond Hill senior management and representatives of Broadhaven met with members of First Eagle senior management to discuss, among other things, Diamond Hill’s fund administration economics, employee compensation plans and other financial due diligence topics. Diamond Hill also provided additional information on the components of its balance sheet, including its seed capital investments, and employee share ownership.
On November 2, 2025, representatives of Broadhaven held a call with representatives of UBS Securities, LLC (“UBS”), financial advisor to First Eagle, to discuss a potential transaction between Diamond Hill and First Eagle.
On November 3, 2025, Mr. Cooley updated the Diamond Hill Board regarding the status of negotiations with First Eagle generally, informing them that Diamond Hill was expecting a revised offer imminently. From November 3, 2025 to December 10, 2025, Mr. Cooley provided regular updates to the Diamond Hill Board regarding the transaction.

On November 3, 2025, representatives of UBS called representatives of Broadhaven to preview that First Eagle would be sharing a revised offer to acquire Diamond Hill for $171.00 per share in cash, and the revised offer would acknowledge Diamond Hill’s regular and special dividends declared subsequent to the first offer and expressly contemplate that Diamond Hill would continue paying its regular quarterly dividends to its shareholders through the consummation of any transaction. Later that evening, First Eagle sent Diamond Hill a non-binding offer reflecting these terms (referred to as the “second offer”). The second offer was subsequently circulated to the members of the Diamond Hill Board.
On November 4, 2025, the Diamond Hill Board held a meeting to discuss the second offer. Members of Diamond Hill senior management and representatives from Davis Polk, Vorys and Broadhaven also attended the meeting. Representatives of Broadhaven gave an overview of the second offer and noted several key considerations, including the express acknowledgement of the regular and special dividends declared subsequent to the first offer and confirmation of continued payment of the regular dividend. A robust discussion then ensued related to the value of the second offer, including a review of other recent industry transactions and the valuations agreed to in such transactions, to assess whether the proposed merger consideration reflected an appropriate value to Diamond Hill’s shareholders. The Diamond Hill Board acknowledged that this was a significant increase from the first offer, but still determined that the second offer undervalued Diamond Hill and directed Broadhaven to make a counteroffer to First Eagle at $181.00 per share.
Later on November 4, 2025, representatives of Broadhaven held a call with representatives of First Eagle and UBS and stated that Diamond Hill would be amenable to engaging in a transaction at $181.00 per share, and that any such transaction would need to include a customary “go-shop” process given the absence of a pre-signing market check to ensure maximum value for Diamond Hill’s shareholders. Broadhaven then provided First Eagle with the financial projections that reflected the latest financials of Diamond Hill from the full third fiscal quarter of 2025, which are discussed in more detail in the section titled “—Certain Financial Projections Utilized by the Diamond Hill Board and Diamond Hill’s Financial Advisor.” Later that day, representatives of UBS called representatives of Broadhaven to inform them that a revised offer would be forthcoming at a price between $171.00 and $181.00 per share.
Later that evening on November 4, 2025, First Eagle sent a non-binding offer to acquire Diamond Hill for $174.00 per share in cash (referred to as the “third offer”), and the third offer included express confirmation that Diamond Hill would be permitted to continue paying its regular quarterly dividends to its shareholders through the consummation of any transaction.
On November 5, 2025, the Diamond Hill Board held a meeting to discuss the third offer. Members of Diamond Hill senior management and representatives from Davis Polk, Vorys and Broadhaven also attended the meeting. Representatives of Broadhaven gave an overview of the third offer and noted several key considerations, including the increase from the initial offer based on First Eagle’s additional financial due diligence and the premium being offered to Diamond Hill shareholders. The Diamond Hill Board also discussed certain key transaction terms with representatives of Davis Polk and Vorys, including, among others, the “go-shop” period, regulatory approvals and the requisite client consent threshold that would be required to consummate the transaction. The Diamond Hill Board determined that $175.00 per share would provide substantial value to Diamond Hill’s shareholders and, on that basis, agreed that it would be willing to transact with First Eagle at such price. It then instructed Broadhaven to make a counteroffer to First Eagle and convey the importance of closing certainty for any transaction between the parties.
Also on November 5, 2025, representatives of Broadhaven called representatives of First Eagle and UBS to propose a counteroffer of $175.00 per share and to emphasize Diamond Hill’s expectation that any transaction terms would focus on closing certainty for its shareholders, including with respect to any required client consent threshold, efforts to obtain any necessary regulatory approvals and the absence of a financing closing condition.
Later on November 5, 2025, representatives of UBS called representatives of Broadhaven indicating that First Eagle would accept Diamond Hill’s counteroffer for $175.00 per share and wished to sign the proposed transaction in early December. Late that evening, First Eagle sent a non-binding offer to acquire Diamond Hill for $175.00 per share in cash (referred to as the “fourth offer”), and the fourth offer included express confirmation that Diamond Hill would be permitted to continue paying its regular quarterly dividends to its shareholders through the consummation of any transaction.
Between November 5, 2025 and November 6, 2025, Mr. Cooley had numerous conversations with individual directors to discuss, among other things, the process undertaken thus far and the fourth offer and to answer any remaining questions.

On November 6, 2025, as previously directed by the Diamond Hill Board, representatives of Broadhaven called representatives of First Eagle and UBS to convey Diamond Hill’s willingness to negotiate a transaction on the financial terms included in the fourth offer.
On November 7, 2025, Mr. Cooley, Ms. Brilliant and members of First Eagle senior management held a call to discuss, among other things, First Eagle’s key priorities for due diligence, including scheduling meetings with the Diamond Hill investment team, potential strategies for employee outreach once the terms of any proposed transaction were closer to being finalized and the parties’ approach to publicity of any proposed transaction.
From November 7, 2025 to December 10, 2025, First Eagle engaged in various due diligence calls with members of Diamond Hill senior management.
On November 12, 2025, Davis Polk sent an initial draft of the merger agreement to Willkie Farr & Gallagher LLP (“Willkie”), First Eagle’s legal counsel.
On November 19, 2025, Mr. Cooley, Ms. Brilliant and Mr. Mahmud held a call to discuss, among other things, certain upcoming meetings scheduled with First Eagle management and key Diamond Hill personnel to discuss First Eagle’s strategic plan for the combined company.
On November 20, 2025, Willkie sent a revised draft of the merger agreement to Davis Polk. This draft of the merger agreement included a request for certain Diamond Hill employees to execute waivers of their “good reason” termination rights under their respective employment agreements.
On November 20, 2025, and November 21, 2025, several members of First Eagle senior management met in person in Columbus, Ohio with certain Diamond Hill portfolio managers and other members of Diamond Hill senior management as part of the due diligence process.
On November 21, 2025, representatives of UBS called representatives of Broadhaven to inform them that First Eagle was requesting certain changes to the transaction terms, including: (i) introduction of a two-prong test to determine the requisite client consent percentage required for closing, which would include a certain threshold for the consent of all Diamond Hill clients and a certain threshold for the consent of specific Diamond Hill clients, (ii) the combination of the Diamond Hill fund board and the First Eagle fund board concurrently with the consummation of the transaction and (iii) a request for general alignment of incentives to ensure key Diamond Hill personnel are retained following the consummation of the transaction, though no specific proposal for such retention was put forward.
On November 25, 2025, Ms. Brilliant and Mr. Mahmud held multiple calls throughout the day to discuss the proposed changes to the transaction terms previewed by UBS. Mr. Mahmud highlighted his concerns related to recent outflows of Diamond Hill’s assets under management as well as the absence of restrictive covenants in Diamond Hill’s employee arrangements and indicated that First Eagle was considering whether it needed to reduce its offer price or restrict dividends during the sign-to-close period to account for these concerns. Ms. Brilliant stated that the Diamond Hill Board would not be amenable to a decrease in the offer price or restrictions on Diamond Hill’s ability to continue paying its regular quarterly dividend. Ms. Brilliant and Mr. Mahmud also discussed the proposed combination of the fund boards, and Ms. Brilliant indicated that First Eagle would need to be open to including certain members of the Diamond Hill fund board on the combined fund board to ensure continuity. Following these calls, Ms. Brilliant relayed the substance of the conversations to Mr. Cooley.
Also on November 25, 2025, Davis Polk sent a revised draft of the merger agreement to Willkie. This revised draft, among other things, removed the reference to the “good reason” waivers.
On November 26, 2025, Ms. Brilliant and Mr. Mahmud spoke again to further discuss the proposed changes to the transaction terms. Mr. Mahmud reiterated his interest in acquiring Diamond Hill’s business, but informed Ms. Brilliant that First Eagle was focused on retaining value elsewhere, including through cessation of dividends to Diamond Hill’s shareholders and restrictions on its seed capital investments during the period prior to closing. Ms. Brilliant again informed Mr. Mahmud that any changes to the previously agreed economic terms would be highly problematic for the Diamond Hill Board, but she would take First Eagle’s proposal, when formally delivered, to the Diamond Hill Board. Following the call between Ms. Brilliant and Mr. Mahmud, Ms. Brilliant relayed the substance of the conversation to Mr. Cooley.
Over the next two weeks, Mr. Mahmud, with authorization from Diamond Hill, had numerous meetings with senior Diamond Hill personnel to share their respective views on the two companies and the asset management space generally.

On December 3, 2025, Willkie sent a revised draft of the merger agreement to Davis Polk.
In the morning on December 4, 2025, Ms. Brilliant and Mr. Mahmud held a call to discuss, among other things, maintenance of benefits and compensation for Diamond Hill employees during the sign-to-close period and following the consummation of the proposed transaction and the required client consent threshold. Mr. Mahmud proposed that the general required client consent threshold for the consent of all Diamond Hill clients be set at 80% and the specific required client consent threshold be set at 90%, with all thresholds being calculated based on the assets under management as of November 30, 2025. Ms. Brilliant stated that having two separate thresholds is extremely unusual for these transactions, and for them to be set at this high level was not consistent with the approach to deal certainty First Eagle had proposed in the fourth offer and that formed the basis for Diamond Hill’s agreement to move forward. The parties also discussed, among other things, the combination of the fund boards and the impact on closing certainty of the changes First Eagle was now requesting.
Later on December 4, 2025, Ms. Brilliant and Mr. Mahmud spoke again to discuss the same terms. Ms. Brilliant indicated that the Diamond Hill Board would not view changes to previously agreed transaction terms favorably and reiterated the importance of closing certainty to Diamond Hill. Mr. Mahmud indicated that First Eagle would work to revert to a single test for client consents and indicated First Eagle’s willingness to appoint members of the Diamond Hill fund board to the combined fund board as emeritus members.
On December 5, 2025, the Diamond Hill Board held a meeting to receive an update on the potential transaction with First Eagle. Members of Diamond Hill senior management and representatives from Davis Polk, Vorys and Broadhaven also attended the meeting. Representatives of Vorys again provided an overview of the Diamond Hill Board’s fiduciary duties under Ohio law in the context of a potential change of control transaction, and representatives of Davis Polk provided an overview of the terms of the merger agreement. Representatives of Broadhaven then reviewed and discussed certain preliminary financial analyses with respect to the proposed merger. The Diamond Hill Board then authorized Broadhaven to use the financial projections, which had previously been provided to and reviewed by the Diamond Hill Board and shared with First Eagle, in its financial analyses in connection with its fairness opinion, which financial projections are discussed in more detail in the section titled “—Certain Financial Projections Utilized by the Diamond Hill Board and Diamond Hill’s Financial Advisor.” Lastly, the Diamond Hill Board authorized the engagement of Katzke Miller & Morgenbesser LLP (“Katzke”) as employment legal counsel to advise Ms. Brilliant and Ms. Quinif on their negotiations with First Eagle with respect to any go-forward employment arrangements.
Later on December 5, 2025, Mr. Mahmud called Ms. Brilliant to negotiate the latest terms of the merger agreement. Mr. Mahmud stated that, based on further due diligence and certain recent outflows from Diamond Hill’s assets under management, First Eagle’s offer remained at $175.00 per share, but First Eagle required that (i) Diamond Hill agree to cease making its regular quarterly dividends to its shareholders prior to the consummation of the transaction, (ii) the general required client consent threshold for the consent of all Diamond Hill clients be set at 80%, though no specific client consent would be required, and (iii) the parties agree to combine the fund boards. Ms. Brilliant indicated that this was a departure from the financial and other terms previously agreed to by the parties but stated that she would discuss these changes with the Diamond Hill Board.
On December 6, 2025, the Diamond Hill Board held a meeting to discuss First Eagle’s revised proposal. Members of Diamond Hill senior management and representatives from Davis Polk, Vorys and Broadhaven also attended the meeting. Ms. Brilliant provided an overview of her conversation with Mr. Mahmud, and representatives of Broadhaven discussed the changes to the financial terms, including a preliminary analysis of First Eagle’s revised proposal reflecting the proposed cessation of dividends. A discussion then ensued related to Broadhaven’s preliminary financial analysis, including with respect to the value of the foregone quarterly dividend over the expected sign-to-close period as well as the importance of maximizing closing certainty for Diamond Hill shareholders. The Diamond Hill Board determined that First Eagle’s offer remained advisable and in the best interests of Diamond Hill’s shareholders and instructed Ms. Brilliant to accept the cessation of shareholder dividends, but to propose that (i) the required client consent threshold be set at 75%, with no specific client consents required and (ii) First Eagle be required to include at least one member of the Diamond Hill fund board on the combined fund board following closing. The Diamond Hill Board also authorized Ms. Brilliant to accept a required client consent threshold of up to 78% if needed to secure First Eagle’s agreement.
On December 7, 2025, Ms. Brilliant spoke with Mr. Mahmud and emphasized the importance of deal certainty in light of the changes to the financial terms. She indicated that the Diamond Hill Board would be willing to suspend the dividend if First Eagle was willing to, among other things, accept a 75% required client consent threshold. The parties also discussed the combination of the fund boards and the closing risk associated with the commitment First Eagle was requesting. Mr. Mahmud made a counteroffer for a 78% client consent threshold, and Ms. Brilliant, as previously authorized by the Diamond Hill Board, accepted such offer if First Eagle committed to move forward expeditiously to a signing. Later on December 7, 2025, Ms. Brilliant spoke again with Mr. Mahmud about First Eagle’s request that she and Ms. Quinif execute “good reason” waivers.
Between December 7, 2025 and December 9, 2025, Davis Polk and Willkie traded various drafts of the merger agreement, reflecting ongoing negotiations between Diamond Hill and First Eagle related to, among other issues, synchronization of the fund boards, the required client consent threshold (and the components thereof), the fees payable by Diamond Hill if the merger agreement is terminated in certain circumstances, and maintenance of benefits and compensation for Diamond Hill employees.
On December 8, 2025, Katzke sent a revised draft of the “good reason” waivers to Willkie.
On December 9, 2025, the Diamond Hill Board held a meeting to evaluate the terms and conditions of the proposed transaction with First Eagle and to determine whether to approve the proposed transaction. Members of Diamond Hill senior management and representatives of Davis Polk, Vorys and Broadhaven were present. Representatives of Vorys included an overview of the Diamond Hill Board’s fiduciary duties under Ohio law in the materials delivered to and reviewed by the Diamond Hill Board prior to the meeting. At the meeting, representatives of Davis Polk provided an overview of the terms of the revised merger agreement, and representatives of Broadhaven then reviewed and discussed its financial analyses with respect to the proposed merger based on the terms and conditions of the revised merger agreement presented to the Diamond Hill Board. Thereafter, at the request of the Diamond Hill Board, Broadhaven rendered its oral opinion to the Diamond Hill Board to the effect that, as of December 9, 2025 and subject to the assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of review undertaken by Broadhaven as set forth in its written opinion, the merger consideration is fair to the holders of shares of Diamond Hill common stock (other than the excluded shares and dissenting shares) from a financial point of view.
During the same meeting of the Diamond Hill Board, Ms. Brilliant, Mr. Hawley and other members of senior management left the meeting and the independent directors convened a separate executive session with representatives of Davis Polk, Vorys and Broadhaven to discuss the potential transaction. Following such discussion, the non-independent directors and members of senior management re-joined the meeting, and the Diamond Hill Board unanimously approved the merger and the version of the merger agreement presented to the Diamond Hill Board prior to this meeting, for the reasons described in the section titled “—Diamond Hill’s Reasons for the Merger; Recommendation of the Diamond Hill Board of Directors” below and resolved to recommend to Diamond Hill’s shareholders that they adopt such merger agreement. The Diamond Hill Board thereafter reviewed the terms of and also approved the annual amendment to and renewal of Diamond Hill’s credit agreement.
Also on December 9, 2025, in lieu of seeking “good reason” waivers from Ms. Brilliant and Ms. Quinif, First Eagle proposed making adjustments to the non-solicitation restrictions in their respective employment agreements, including expanding the scope of the client non-solicitation restrictions, extending the term of the employee non-solicitation restrictions by one year relative to the existing term and providing for an additional year of severance protection. Revised drafts of letter agreements for each of Ms. Brilliant and Ms. Quinif reflecting such adjustments were exchanged between Willkie and Katzke.
Later on December 9, 2025, members of First Eagle senior management requested a call with members of Diamond Hill senior management and representatives of Broadhaven to discuss an additional issue they wished to raise related to the required client consent threshold. The parties had previously discussed calculating this threshold based solely on assets under management at Diamond Hill due to the logistical complexities associated with reporting and calculating assets under advisement. Following its review of certain information relating to Diamond Hill’s revenue run rate, First Eagle indicated that it wished to either include assets under advisement or, alternatively, increase the client consent threshold. Following extensive discussions, the parties agreed to a methodology for including assets under advisement in the calculation and, throughout the evening on December 9, 2025 and through the day on December 10, 2025, Diamond Hill, First Eagle and representatives of Davis Polk, Willkie and Broadhaven exchanged revised drafts of the merger agreement to reflect this new proposal.
Later on December 10, 2025, the Diamond Hill Board held a meeting to evaluate the terms and conditions of the proposed transaction with First Eagle and to determine whether to approve the proposed transaction. Members of Diamond Hill senior management and representatives of Davis Polk, Vorys and Broadhaven were present. Representatives of Davis Polk provided an overview of the negotiations with First Eagle and the changes to the merger agreement since the December 9 meeting, and representatives of Davis Polk and Diamond Hill senior management confirmed to the Diamond Hill Board that all open issues related to the merger agreement had been resolved. Thereafter, at the request of the Diamond Hill Board, Broadhaven rendered its oral opinion (which was confirmed by delivery of a written opinion dated December 10, 2025) to the Diamond Hill Board to the effect that, as of December 10, 2025 and subject to the assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of review undertaken by Broadhaven as set forth in its written opinion, the merger consideration was fair to the holders of shares of Diamond Hill common stock (other than the excluded shares and dissenting shares) from a financial point of view. Following such discussion, the Diamond Hill Board unanimously approved the merger and the merger agreement, for the reasons described in the section titled “—Diamond Hill’s Reasons for the Merger; Recommendation of the Diamond Hill Board of Directors” below and resolved to recommend to Diamond Hill’s shareholders that they adopt the merger agreement.
Shortly following this meeting on December 10, 2025, Diamond Hill and First Eagle executed the merger agreement. Before the opening of Nasdaq normal trading hours on December 11, 2025, Diamond Hill and First Eagle issued a joint press release announcing the execution of the merger agreement and the proposed terms of the acquisition by First Eagle. The press release announcing the transaction also noted that the merger agreement included a go-shop period of 35 days continuing through January 14, 2026.
Beginning on December 11, 2025, representatives of Broadhaven contacted 14 parties to invite such parties to participate in Diamond Hill’s go-shop process. Such parties were identified as having the most likely interest in acquiring Diamond Hill and the financial capability to complete an acquisition. Four of the contacted parties were private equity sponsors, and the remaining 10 were potential strategic counterparties. All 14 of the invited parties indicated that they were not interested in pursuing an acquisition of Diamond Hill, without any request to do further due diligence.
At 11:59 p.m., Eastern Time, on January 14, 2026, the “go-shop” period ended with Diamond Hill not having received any alternative acquisition proposals.
Diamond Hill’s Reasons for the Merger; Recommendation of the Diamond Hill Board
At its December 10, 2025 meeting held to evaluate the merger, the Diamond Hill Board unanimously (i) declared that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Diamond Hill and its shareholders, and declared that it is advisable to enter into the merger agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (ii) approved the execution and delivery of the merger agreement by Diamond Hill, the performance by Diamond Hill of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) recommended, subject to the terms and conditions of the merger agreement, that Diamond Hill’s shareholders approve and adopt the merger agreements and (iv) directed that the approval and adoption of the merger agreement and the transactions contemplated thereby be submitted to a vote at a meeting of Diamond Hill’s shareholders. The Diamond Hill Board recommends that Diamond Hill shareholders vote:
1.	“FOR” the merger agreement proposal;
2.	“FOR” the merger-related compensation proposal; and
3.	“FOR” the adjournment proposal.
In evaluating the merger agreement and arriving at its determination, the Diamond Hill Board consulted with Diamond Hill’s senior management, representatives of Diamond Hill’s financial advisor, Broadhaven, Diamond Hill’s outside legal counsel, Davis Polk, and its outside legal counsel, Vorys, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Diamond Hill and Diamond Hill shareholders. The Diamond Hill Board believed that, taken as a whole, the following factors supported its decision to approve the merger:
Merger Consideration. The value of the merger consideration to be received by Diamond Hill shareholders in relation to the market prices of Diamond Hill common stock prior to the Diamond Hill Board’s approval of the merger agreement and prior to the public announcement of the execution of the merger agreement.
Premium to Trading Price of Diamond Hill Common Stock. The fact that the merger consideration represents a significant premium over the unaffected market price at which shares of Diamond Hill common stock traded, including that the merger consideration represents a premium of approximately 49% over the unaffected price of Diamond Hill common stock of $117.48 (which was the closing price on December 10, 2025, the last trading day prior to the public announcement of the execution of the merger agreement) and an approximately 44% premium over the 30-day volume-weighted average price of Diamond Hill common stock prior to the public announcement of the execution of the merger agreement.
Uncertainty of Future Common Stock Market Price. The uncertainty of Diamond Hill’s future stock market price if Diamond Hill remained independent. The Diamond Hill Board considered Diamond Hill’s business, assets, financial condition, results of operations, management, competitive position and prospects, the historical market performance of Diamond Hill common stock relative to the common stock of other publicly traded participants in the industry in which Diamond Hill operates, as well as current industry trends and economic and stock and credit market conditions. The Diamond Hill Board also considered Diamond Hill’s long range plan and initiatives and the potential execution risks associated with such plan. In connection with these considerations, the Diamond Hill Board considered the attendant risk that if Diamond Hill remained independent, Diamond Hill common stock might not trade at levels equal to or greater than the value of the merger consideration in the near term, over an extended period of time or at all.
Negotiations with First Eagle. The benefits that Diamond Hill and its advisors were able to obtain during its negotiations with First Eagle, including the multiple price increases reflected in First Eagle’s final offer as compared to the first offer, the inclusion of a “go-shop” period, the decreased client consent threshold as compared to First Eagle’s original proposal for such threshold and certain other contractual protections to increase closing certainty. The Diamond Hill Board believed that the consideration reflected in the merger agreement was the best transaction that could be obtained by Diamond Hill shareholders at the time, and that there was no assurance that a more favorable opportunity to sell Diamond Hill would arise later or through any alternative transaction.
Merger Consideration in Cash. The fact that all of the merger consideration will be paid in cash, giving Diamond Hill shareholders the opportunity to realize near-term value certainty.
Financial Analyses and Opinion of Broadhaven. The financial analyses reviewed and discussed with the Diamond Hill Board by representatives of Broadhaven as well as the oral opinion of Broadhaven rendered to the Diamond Hill Board on December 10, 2025 (which was confirmed in writing by delivery of Broadhaven’s written opinion dated the same date) to the effect that, as of December 10, 2025 and subject to the assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of review undertaken by Broadhaven as set forth in its written opinion, the merger consideration was fair to the holders of Diamond Hill common stock (other than the excluded shares and dissenting shares) from a financial point of view, as more fully described below under “—Opinion of Financial Advisor to Diamond Hill”.
Market Check. The Diamond Hill Board’s belief that contacting other potential bidders prior to signing a definitive agreement with First Eagle would result in significant risks to the Company and its business, including concerns that market leaks and rumors regarding a potential transaction would disrupt Diamond Hill’s client and other business relationships and risk employee turnover, lead to turnover in Diamond Hill’s stockholder base and potential share price volatility and delay or jeopardize the availability of First Eagle’s offer on the then-current terms.
Existence of a Go-Shop Period. The fact that Diamond Hill and its advisors would be permitted during the “go-shop” period to conduct outreach to additional potential bidders following the execution of the merger agreement to ensure that any potential bidder that was interested in exploring a transaction with Diamond Hill had the opportunity to submit a proposal for a transaction, as more fully described above under “The Merger Agreement—Go-Shop”, and the fact that the termination fee payable to First Eagle if Diamond Hill were to terminate the merger agreement to accept a superior proposal received during the “go-shop” period in accordance and subject to compliance with certain procedural requirements would have been lower than if such superior proposal was received outside of the “go-shop” period.
Likelihood of Consummation. The likelihood that the merger would be completed, in light of, among other things, the conditions to the merger, including the client consent threshold and the absence of a financing condition, and the efforts required to obtain regulatory approvals, including the obligation of First Eagle, if necessary, to hold separate, sell, license, divest or otherwise dispose of certain businesses or properties or assets of First Eagle, Diamond Hill or their respective subsidiaries.

Continuation of Diamond Hill’s Investment Process. The fact that, following the closing of the merger, Diamond Hill will continue to operate with no anticipated changes to its investment team, philosophy or process and under its existing brand.
Benefits of First Eagle Partnership. The Diamond Hill Board’s belief that First Eagle will be a strong partner for Diamond Hill and its clients given, among other things, First Eagle’s positive reputation in the industry and its larger scale, expanded capabilities, resources and distribution network, and the Diamond Hill Board’s belief that Diamond Hill’s clients will view such partnership favorably in determining whether to provide consent to the deemed assignment of such clients’ investment advisory agreements with DHCM as a result of the merger.
Inclusion of Diamond Hill Representatives on the Combined Mutual Fund Board. The fact that First Eagle agreed, subject to its and its affiliates’ fiduciary duties, to appoint and seat at least three members of the Diamond Hill fund board to the combined mutual fund board (which may be in an interim or emeritus capacity) following the closing of the merger.
Non-Price Terms of the Merger Agreement. The non-price terms and conditions of the merger agreement, including:
the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;
the provisions of the merger agreement that allow Diamond Hill, following the “go-shop” period, to engage in negotiations or discussions with, and provide information to, a third party that makes a bona fide acquisition proposal that did not result from a breach in any material respect of Diamond Hill’s non-solicitation obligations, if the Diamond Hill Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such proposal constitutes or would reasonably be expected to lead to a transaction that is superior to the merger and Diamond Hill complies with certain procedural requirements;
the provisions of the merger agreement that allow the Diamond Hill Board to change its recommendation in favor of the adoption of the merger agreement in response to a superior proposal that did not result from a breach in any material respect of Diamond Hill’s non-solicitation obligations and terminate the merger agreement in order to accept such a superior proposal if the Diamond Hill Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that an acquisition proposal constitutes a superior proposal, subject to Diamond Hill’s compliance with certain procedural requirements (including taking into account any modifications to the terms of the merger agreement that are proposed by First Eagle and all relevant factors (including the identity of the counterparty and the terms and conditions of such acquisition proposal));
the provisions of the merger agreement that allow the Diamond Hill Board to change its recommendation in favor of the adoption of the merger agreement in response to an intervening event, if the Diamond Hill Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action would be inconsistent with its directors’ fiduciary duties, subject to Diamond Hill’s compliance with certain procedural requirements (including taking into account any modifications to the terms of the merger agreement that are proposed by First Eagle);
the beliefs of the Diamond Hill Board that the payment of the $18,000,000 termination fee (or $9,000,000 termination fee with respect to the “go-shop” period) was not likely to unduly discourage additional competing third-party proposals or reduce the price of such proposals, that the termination fee was customary for transactions of this size and type, and that the size of the termination fee was reasonable in the context of comparable transactions;
the fact that, in the event of First Eagle’s fraud or material and willful breach of the merger agreement, Diamond Hill may be able to seek damages not limited to reimbursement of expenses or out-of-pocket costs (which may include the benefit of the bargain lost by Diamond Hill shareholders, including the premium reflected in the merger consideration); and
the ability of Diamond Hill to specifically enforce the terms of the merger agreement under certain circumstances.
Loss of Opportunity. The risk that if Diamond Hill did not accept the offer by First Eagle (as provided for in the merger agreement), it may not have another opportunity for Diamond Hill’s shareholders to receive a comparably priced offer with a comparable level of closing certainty. The Diamond Hill Board also observed that Diamond Hill retained the ability to seek alternative proposals during the “go-shop” period and thereafter to consider unsolicited proposals until the meeting of the Diamond Hill shareholders to vote on the merger agreement proposal and to enter into an agreement with respect to an acquisition proposal under certain circumstances (concurrently with terminating the merger agreement and paying the termination fee).
Financing Strength of First Eagle. The fact that First Eagle has sufficient, unrestricted cash and capacity under its existing debt financing facilities from a reputable financing source for the merger, the absence of a closing condition that such financing be available and the likelihood that First Eagle would be able to finance the merger.
Availability of Appraisal Rights. The fact that appraisal rights would be available to holders of Diamond Hill common stock under Ohio law and that there was no condition in the merger agreement relating to the maximum number of shares of Diamond Hill common stock that could exercise appraisal rights.
The Diamond Hill Board also considered certain potentially negative factors in its deliberations concerning the merger, including the following:
Tax Treatment. The fact that the merger consideration will generally be taxable to Diamond Hill shareholders.
Suspension of Dividends. The fact that Diamond Hill will be unable to declare or pay any further dividends to its shareholders prior to the closing of the merger without First Eagle’s consent.
No Shareholder Participation in Future Growth or Earnings. The Diamond Hill Board considered that Diamond Hill shareholders would lose the opportunity to realize the potential long-term value of the successful execution of Diamond Hill’s current strategy as an independent public company.
Risk of Non-Completion. The possibility that the merger might not be completed, including as a result of the failure to obtain regulatory approvals, the failure to meet the client consent threshold or the failure of Diamond Hill shareholders to approve the merger agreement proposal, and the effect a resulting public announcement of the termination of the merger agreement may have on (i) the trading price of Diamond Hill common stock; and (ii) Diamond Hill’s business and operating results, particularly in light of the costs incurred in connection with the merger.
Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that Diamond Hill must pay to First Eagle a termination fee of up to $18,000,000 if the merger agreement is terminated under certain circumstances, may discourage certain parties potentially interested in an acquisition of, or combination with, Diamond Hill from pursuing that opportunity.
Possible Disruption of the Business and Costs and Expenses. The possible disruption to Diamond Hill’s business that may result from the merger, the resulting distraction of Diamond Hill’s management and potential attrition of Diamond Hill’s employees and the costs and expenses associated with completing the merger.
Restrictions on Operation of Diamond Hill’s Business. The requirement that Diamond Hill use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice and the other restrictions on Diamond Hill’s activities and operations prior to completion of the merger.
Impact of Announcement. The uncertainty about the effect of the merger, regardless of whether the merger is completed, on Diamond Hill’s employees, clients and other parties, which may impair Diamond Hill’s ability to attract, retain and motivate key personnel, and could cause clients, vendors and others to seek to change existing business relationships with Diamond Hill, particularly in light of the importance of Diamond Hill’s key personnel to its success. Additionally, the potential for litigation arising in connection with the merger.
Need to Obtain Required Regulatory Clearances and Client Consents. The fact that completion of the merger would require (i) expiration or termination of the applicable waiting period under the HSR Act and (ii) the consent of 78% of Diamond Hill’s clients calculated based on revenue run rate as of specified dates.
Directors and Executive Officers. The fact that Diamond Hill’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Diamond Hill’s shareholders generally, as described below under “—Interests of Diamond Hill’s Directors and Executive Officers in the Merger”.
The Diamond Hill Board concluded that the potentially negative factors associated with the merger were significantly outweighed by the potential benefits that it expected the Diamond Hill shareholders would achieve as a result of the merger. The Diamond Hill Board believed that the merger would maximize the immediate value of

Diamond Hill shareholders’ shares and minimize the risks and uncertainty affecting the future prospects of Diamond Hill, including the potential execution risks associated with its stand-alone financial plan. Accordingly, the Diamond Hill Board unanimously (i) declared that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Diamond Hill and its shareholders, and declared that it is advisable to enter into the merger agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (ii) approved the execution and delivery of the merger agreement by Diamond Hill, the performance by Diamond Hill of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) recommended, subject to the terms and conditions of the merger agreement, that Diamond Hill’s shareholders approve and adopt the merger agreement and (iv) directed that the approval and adoption of the merger agreement and the transactions contemplated thereby be submitted to a vote at a meeting of Diamond Hill’s shareholders.
The foregoing discussion of the information and factors considered by the Diamond Hill Board is not exhaustive, but Diamond Hill believes it includes all the material factors considered by the Diamond Hill Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Diamond Hill Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Diamond Hill Board viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. The Diamond Hill Board based its unanimous recommendation on the totality of the information presented to it.
This explanation of Diamond Hill’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of Financial Advisor to Diamond Hill
Broadhaven was retained by Diamond Hill to act as its financial advisor and provide an opinion in connection with the merger. Diamond Hill selected Broadhaven to act as its financial advisor based on Broadhaven’s qualifications, experience, reputation and knowledge of the relevant industry and the business in which Diamond Hill operates. On December 10, 2025, Broadhaven rendered its oral opinion, which was confirmed by delivery of a written opinion dated December 10, 2025, to the Diamond Hill Board to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Broadhaven as set forth in its opinion, the merger consideration was fair to the holders of shares of Diamond Hill common stock (other than the excluded shares and dissenting shares) from a financial point of view.
The full text of Broadhaven’s written opinion to the Diamond Hill Board, dated December 10, 2025, is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Broadhaven in rendering its opinion. Shareholders of Diamond Hill are urged to, and should, read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of such opinion. Broadhaven’s opinion was directed to the Diamond Hill Board (in its capacity as such) and addressed only the fairness, from a financial point of view, to the holders of shares of Diamond Hill common stock (other than the excluded shares and dissenting shares) of the merger consideration, as of the date of the opinion. Broadhaven does not express any view on, and its opinion does not address, any other aspect of the transactions contemplated by the merger agreement.
In arriving at its opinion, Broadhaven, among other things:
•	Reviewed certain business and financial information and other operating data regarding Diamond Hill and the industries in which it operates;
•
Reviewed the Diamond Hill projections (as defined in and discussed more fully under the section entitled “Certain Financial Projections Utilized by the Diamond Hill Board and Diamond Hill’s Financial Advisor” of this proxy statement), and discussed with senior management of Diamond Hill its assessment as to the relative likelihood of achieving the Diamond Hill projections;

•	Discussed the past and current business, operations, financial condition and prospects of Diamond Hill with senior management of Diamond Hill;
•	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that are, in its judgment, comparable to the proposed financial terms of the merger;
•
Compared the financial performance of Diamond Hill and the prices and trading activity of shares of Diamond Hill common stock with those of certain other publicly traded companies that are, in its judgment, comparable to Diamond Hill;

•	Reviewed a draft dated December 10, 2025, of the merger agreement (the “draft merger agreement”); and
•	Performed such other analyses and considered such other factors as Broadhaven deemed appropriate.
In reaching its opinion, Broadhaven assumed and relied upon, with the Diamond Hill Board’s consent and without assuming any responsibility for independent verification, the accuracy and completeness of the information that was publicly available or supplied to, discussed with, reviewed by, or otherwise made available to, Broadhaven by Diamond Hill and that formed a substantial basis for its opinion. Broadhaven further relied, with the Diamond Hill Board’s consent, upon assurances of senior management of Diamond Hill that they were not aware of any facts or circumstances that would make such information inaccurate or misleading and that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of Diamond Hill since the date of the most recent financial statements and other information, financial or otherwise, relating to Diamond Hill that was made available to Broadhaven. Broadhaven expressed no view as to, or as to the likelihood of achieving, the Diamond Hill projections, or the assumptions on which they were based.
Broadhaven assumed, in all cases at the Diamond Hill Board’s direction and with its consent, that:
•	The final executed merger agreement would not differ from the draft merger agreement in any respect material to its analysis or its opinion;
•
The Diamond Hill projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Diamond Hill of the future financial performance of Diamond Hill on a standalone basis;

•
The merger would be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the merger agreement without any waiver, modification, amendment or delay of any terms or conditions in any manner that would be material to its analysis or its opinion;

•	The revenues and earnings projected in the Diamond Hill projections would be realized in the amounts and at the times projected in all respects material to its analysis and its opinion;
•
All applicable judicial, governmental, regulatory or other approvals and consents (including but not limited to client consents) required for the merger would be obtained, and no delays, limitations, conditions (including any required divestitures) or restrictions would be imposed that would have any adverse effect on Diamond Hill, or any of its assets under management, or the contemplated benefits expected to be derived in the merger in any respect material to its analysis or its opinion; and

•	The representations and warranties contained in the merger agreement were accurate and complete in all respects material to its analysis and its opinion.
Broadhaven is not a legal, tax or regulatory advisor. Broadhaven is a financial advisor only and has relied upon, without independent verification, the assessments of Diamond Hill and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters.
Broadhaven was not requested to make, and did not make, any independent valuation or appraisal of Diamond Hill or its assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities), and did not rely upon any such valuations or appraisals furnished to it. In arriving at its opinion, Broadhaven did not conduct a physical inspection of Diamond Hill or its assets and liabilities. Broadhaven’s opinion was necessarily based on financial, economic, monetary, market and other conditions as in effect, and the information made available to Broadhaven, as of delivery of its opinion. Events occurring after delivery of its opinion may materially affect Broadhaven’s opinion and the assumptions used in preparing it, and Broadhaven did not assume any obligation to update, revise or reaffirm its opinion. Broadhaven’s opinion speaks only as of the date of such opinion. Without limiting the generality of the foregoing, Broadhaven’s opinion does not in any manner address the impact of the merger on the solvency or viability of Diamond Hill or the ability of Diamond Hill to pay its respective obligations as and when they come due.
Broadhaven’s opinion and any materials provided in connection therewith do not constitute a recommendation as to how any shareholder of Diamond Hill should vote with respect to the merger or any other matter, nor do Broadhaven’s opinion or any summary of its underlying analyses constitute advice or a recommendation to any other person or entity as to how to act in connection with the merger or otherwise. Broadhaven was not requested to opine as to, and Broadhaven’s opinion does not in any manner address, the underlying business decision by Diamond Hill to proceed with or effect the merger or the likelihood of consummation of the merger. Broadhaven’s opinion does not address the relative merits of the merger as compared to any alternative transaction or business strategy in which Diamond Hill might engage, whether such alternative transaction or business strategy would provide greater value than the merger, or whether or not such alternatives could be achieved or are available. Broadhaven’s opinion does not address, and Broadhaven expresses no opinion as to, the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to or any other transaction with any holders of any classes of securities, creditors or other constituencies of any party to the merger or any of the officers, directors or employees of any party to the merger, or any such class of persons, in connection with the merger, and Broadhaven’s opinion may not be used or referred to in a manner inconsistent with the foregoing. Broadhaven’s opinion does not, in any manner, address, and Broadhaven expresses no opinion as to, the prices at which shares of Diamond Hill common stock would trade after the announcement of the merger or at any other time.
The following is a summary of the material financial analyses performed by Broadhaven in connection with the preparation of its opinion to the Diamond Hill Board. Broadhaven reviewed all such analyses with the management of Diamond Hill. The following summary is not a complete description of the financial analyses performed by Broadhaven, nor does the order of analyses described represent the relative importance or weight given to those analyses by Broadhaven. The financial analyses summarized below include information presented in tabular format. To understand fully the financial analyses used by Broadhaven, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Broadhaven’s opinion.
In performing the financial analyses summarized below and in arriving at its opinion, Broadhaven, at the direction of the Diamond Hill Board, used and relied upon certain financial projections provided by the management of Diamond Hill, which were approved by the Diamond Hill Board for use by Broadhaven in connection with its financial analyses. For more information, see the section of this proxy statement titled “Certain Financial Projections Utilized by the Diamond Hill Board and Diamond Hill’s Financial Advisor.”
Comparable Public Companies Analysis. Broadhaven performed a comparable public company analysis, which was designed to provide an implied value of a company by comparing it to similar companies that are publicly traded. Broadhaven reviewed and compared, using publicly available information, certain historical and projected future financial information for Diamond Hill with corresponding historical and projected future financial information, ratios and public market multiples for other companies that, in Broadhaven’s professional judgment and experience, shared certain similar characteristics with Diamond Hill. For purposes of this analysis, Broadhaven analyzed the ratios comparing the enterprise value, calculated as fully diluted market capitalization, plus the principal value of total debt of the operating entity (including preferred units of the operating entity, if any), noncontrolling interests, and one quarter of annual operating expenses, and less cash, cash equivalents and investments of the operating entity (which is referred to in this section as “EV”), to EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) for calendar years 2025, 2026 and 2027, in each case, based on consensus estimates, which are referred to in this section as “EV/2025E EBITDA,” “EV/2026E EBITDA” and “EV/2027E EBITDA”, respectively, of the following companies:
•	Acadian Asset Management Inc.
•	Affiliated Managers Group, Inc.
•	AllianceBernstein Holding L.P.
•	Artisan Partners Asset Management Inc.

•	Cohen & Steers, Inc.
•	Federated Hermes, Inc.
•	Franklin Resources, Inc.
•	Invesco Ltd.
•	Janus Henderson Group plc
•	T. Rowe Price Group, Inc.
•	Victory Capital Holdings, Inc.
•	Virtus Investment Partners, Inc.
Based on its analysis of the relevant metrics for each of the comparable companies and taking into consideration the different business, financial and operating characteristics of the comparable companies as compared to Diamond Hill, upon the application of its professional judgment and experience, Broadhaven selected reference ranges of EV/2025E EBITDA, EV/2026E EBITDA and EV/2027E EBITDA of 5.0x to 8.0x, 4.5x to 7.0x and 4.0x to 6.5x, respectively.
Broadhaven then applied, at the direction of the management of Diamond Hill, such reference ranges to estimates of Diamond Hill’s run-rate Adjusted EBITDA as of September 30, 2025 and estimates of Diamond Hill’s Adjusted EBITDA for the trailing twelve months ending September 30 for calendar years 2026 and 2027, as applicable, which estimates were, in each case, based on projections provided by the management of Diamond Hill and set forth in the Diamond Hill projections. Broadhaven then adjusted the implied enterprise value of Diamond Hill by the value of excess balance sheet assets, which it calculated based on Diamond Hill’s cash, net investments, net working capital relative to three months of annual operating expenses and declared but unpaid dividends, as reflected on Diamond Hill’s balance sheet as of September 30, 2025. Based on this analysis, Broadhaven derived a range of implied values per share of Diamond Hill common stock as follows, each rounded to the nearest $1, as compared to the estimated present value of the merger consideration payable pursuant to the merger agreement of $171.86 per share, assuming a six-month period to closing (the “six-month closing deal price present value”) and $170.29 per share, assuming a nine-month period to closing (the “nine-month closing deal price present value”), in each case, using a discount rate of 3.70% based on the 26-week U.S. Treasury Bill yield as of December 8, 2025, and assuming no dividend payment through closing.

Range of Implied Values Per share of Diamond Hill Common stock ($)
EV / 2025E Adj. EBITDA	136 – 189
EV / 2026E Adj. EBITDA	128 – 172
EV / 2027E Adj. EBITDA	119 – 163

No company utilized in the comparable public company analysis was identical to Diamond Hill. In evaluating the comparable companies, Broadhaven made judgments and assumptions with regard to general business, economic and market conditions affecting the comparable companies and other matters as well as differences in the comparable companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis was not entirely mathematical. Rather, this analysis involved complex considerations and judgments regarding many factors that could affect the relative values of the comparable companies and the multiples derived from such companies. Mathematical analysis, such as determining the median, was not in itself a meaningful method of using the data of the selected companies.
Precedent Transactions Analysis. Broadhaven performed a precedent transactions analysis, which was designed to provide an implied value of a company based on publicly available financial terms of selected precedent transactions based on Broadhaven’s professional judgment and experience. For purposes of this analysis, Broadhaven analyzed the ratios of the enterprise value to the EBITDA of the target company, with EBITDA calculated both with and without the inclusion of synergies expected from the relevant transaction, if applicable, which ratio is referred to in this section as “EV/EBITDA” of the target company, based on publicly available information at the time of announcement of each such transaction, including certain adjustments based on the particular comparable company, as required.

Selected Precedent Transactions

Announcement Date	Target	Acquirer
8/28/2025	Guardian Capital Group Limited	Desjardins Group
7/10/2025	CCLA Investment Management Limited	Jupiter Fund Management plc
8/1/2024	AXA Investment Managers	BNP Paribas Cardif
4/16/2024	Amundi Holdings US, Inc.	Victory Capital Holdings, Inc.
5/31/2023	Putnam Investments	Franklin Resources, Inc.
8/25/2022	Pendal Group Limited	Perpetual Limited
7/26/2022	Pzena Investment Management, Inc.	Pzena Investment Management, LLC
4/1/2022	Manning & Napier, Inc.	Callodine Group LLC
8/19/2021	NN Investment Partners	The Goldman Sachs Group, Inc.
5/9/2021	Thompson, Siegel and Walmsley LLC	Pendal Group Limited
2/23/2021	Wells Fargo Asset Management	GTCR LLC and Reverence Capital Partners, L.P.
12/2/2020	Waddell & Reed Financial, Inc.	Macquarie Asset Management
10/8/2020	Eaton Vance Corp.	Morgan Stanley
7/26/2020	Barrow, Hanley, Mewhinney & Strauss, LLC	Perpetual Limited
2/18/2020	Legg Mason, Inc.	Franklin Resources, Inc.

The selected precedent transactions varied significantly based upon company scale, business risks, growth prospects and geography as well as the prevailing market environment at the time of each such transaction. Based on its analysis of the relevant metrics for each of the comparable transactions and upon the application of its professional judgment and experience, Broadhaven selected a reference range of EV/EBITDA of 6.5x to 8.5x. At the direction of the management of Diamond Hill, Broadhaven then applied such reference range to the estimate of Diamond Hill’s run-rate Adjusted EBITDA, which estimate was based on projections provided by the management of Diamond Hill and set forth in the Diamond Hill projections. Broadhaven then adjusted the implied enterprise value of Diamond Hill by the value of excess balance sheet assets, which it calculated based on Diamond Hill’s cash, net investments, net working capital relative to three months of annual operating expenses and declared but unpaid dividends, as reflected on Diamond Hill’s balance sheet as of September 30, 2025. Based on this analysis, Broadhaven derived a range of implied values per share of Diamond Hill common stock of $163 to $198, each rounded to the nearest $1, as compared to the six-month closing deal price present value of $171.86 per share and the nine-month closing deal price present value of $170.29 per share.
No company or transaction utilized in the precedent transaction analysis was identical to Diamond Hill or the merger. In evaluating the precedent transactions, Broadhaven made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the precedent transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the precedent transactions. Accordingly, an evaluation of the results of this analysis was not entirely mathematical. Rather, this analysis involved complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the precedent transactions and the multiples derived from the precedent transactions. Mathematical analysis, such as determining the median, was not in itself a meaningful method of using precedent transaction data.
Discounted Cash Flow Analysis. Broadhaven performed a discounted cash flow analysis, which was designed to provide an implied value of a company by calculating the present value of: (a) the estimated future unlevered free cash flows during a given projection period and (b) the terminal value of such company at the end of such period. Broadhaven calculated a range of implied values of shares of Diamond Hill common stock as of December 31, 2025, based on estimates of future unlevered free cash flows that Diamond Hill was projected to generate for the fourth quarter of fiscal year 2025 through the third quarter of fiscal year 2030, which estimates were based on projections provided by the management of Diamond Hill and set forth in the Diamond Hill projections. For purposes of this analysis, unlevered free cash flows were calculated as Adjusted EBITDA minus estimated taxes, minus estimated capital expenditures, as provided by the management of Diamond Hill, minus the estimated changes in net working capital, as provided by the management of Diamond Hill.
Broadhaven calculated a range of implied terminal values of Diamond Hill by applying a selected range of EV to Adjusted EBITDA multiples of 4.5x to 7.5x, which range was selected based on Broadhaven’s professional judgment and experience, to Diamond Hill’s estimated trailing twelve-month Adjusted EBITDA for the third quarter of 2030, as set forth in the Diamond Hill projections. The estimated unlevered free cash flows and the range of implied terminal values were then discounted to present value as of December 31, 2025, by applying discount rates ranging from 10% to 14%, which range was selected by Broadhaven based on Diamond Hill’s estimated cost of equity (estimated using the capital asset pricing model and size premium methodology and based on Broadhaven’s professional judgment and experience). To calculate the implied values per share of Diamond Hill common stock, Broadhaven then adjusted the implied enterprise value, derived from the present value of unlevered free cash flows and terminal value, by the value of excess balance sheet assets, which it calculated based on Diamond Hill’s cash, net investments, net working capital relative to three months of annual operating expenses and declared but unpaid dividends, as reflected on Diamond Hill’s balance sheet as of September 30, 2025, in each case, as of September 30, 2025, and as provided by the management of Diamond Hill. Based on this analysis, and using 12% as the midpoint of the range of discount rates, Broadhaven derived a range of implied values per share of Diamond Hill common stock of $165 to $208, rounded to the nearest $1, as compared to the six-month closing deal price present value of $171.86 per share and the nine-month closing deal price present value of $170.29 per share.
Broadhaven also calculated a second range of implied terminal values of Diamond Hill by applying a range of perpetuity growth rates of 0.0% to 2.0%, which range was selected based on Broadhaven’s professional judgment and experience, to Diamond Hill’s estimated trailing twelve-month unlevered free cash flow for the third quarter of 2030, based on the Diamond Hill projections. The estimated unlevered free cash flows and the range of implied terminal values were then discounted to present value as of December 31, 2025, by applying discount rates ranging from 10% to 14%. To calculate the implied values per share of Diamond Hill common stock, Broadhaven then adjusted the implied enterprise value, derived from the present value of unlevered free cash flows and terminal value, by the value of excess balance sheet assets, which it calculated based on Diamond Hill’s cash, net investments, net working capital relative to three months of annual operating expenses and declared but unpaid dividends, as reflected on Diamond Hill’s balance sheet as of September 30, 2025, in each case, as of September 30, 2025, and as provided by the management of Diamond Hill. Based on this analysis, and using 12% as the midpoint of the range of discount rates, Broadhaven derived a range of implied values per share of Diamond Hill common stock of $192 to $213, rounded to the nearest $1, as compared to the six-month closing deal price present value of $171.86 per share and the nine-month closing deal price present value of $170.29 per share.
General
Broadhaven performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Broadhaven considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Broadhaven believes that selecting any portion of its analyses without considering all analyses as a whole would create an incomplete view of the process underlying its analyses and opinion. In addition, Broadhaven may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Broadhaven’s view of the actual value of Diamond Hill. In performing its analyses, Broadhaven made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Diamond Hill. Any estimates contained in Broadhaven’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Broadhaven conducted the analyses described above in connection with rendering its opinion to the Diamond Hill Board as to whether the merger consideration is fair to the holders of shares of Diamond Hill common stock (other than the excluded shares and dissenting shares) from a financial point of view as of the date of such opinion. These analyses do not purport to be appraisals or to reflect prices at which shares of Diamond Hill common stock might actually trade. The merger consideration was determined through arm’s-length negotiations between Diamond Hill and First Eagle and was approved by the Diamond Hill Board. Broadhaven acted as a financial advisor to Diamond Hill during these negotiations. Broadhaven did not, however, recommend any specific consideration to the Diamond Hill Board or that any specific consideration constituted the only appropriate consideration for the merger.

Broadhaven’s opinion and its presentation to the Diamond Hill Board were one of many factors considered by the Diamond Hill Board in its evaluation of the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Diamond Hill Board with respect to the merger consideration or whether the Diamond Hill Board would have been willing to agree to different consideration.
Broadhaven acted as financial advisor to Diamond Hill in connection with the merger and Broadhaven or its affiliate has received or will receive the following fees for serving in this capacity: (a) approximately $7,000,000 upon the consummation of the merger (the “Broadhaven Transaction Fee”), and (b) $1,000,000 payable upon delivery by Broadhaven of its opinion to the Diamond Hill Board, which will be credited against the Broadhaven Transaction Fee. In addition to the fees described above, Diamond Hill has agreed to reimburse Broadhaven for its reasonable and documented out-of-pocket expenses incurred in connection with its services and to indemnify Broadhaven against certain liabilities and expenses related to or arising out of Broadhaven’s engagement.
In the two years prior to the date of its opinion, Broadhaven and its affiliates have not provided services to Diamond Hill or First Eagle for which compensation was received. In the two years prior to the date of its opinion, Broadhaven has provided financial advisory services to Cerity Partners LLC, a wealth management firm controlled by Genstar Capital LLC (an affiliate of First Eagle), for which it has received fees of approximately $2 million to $4 million. Broadhaven may seek to provide financial advisory and other services to Diamond Hill or First Eagle or their respective affiliates in the future and would expect to receive fees for rendering those services. Broadhaven does not own any direct debt, equity (including any Diamond Hill common stock), or credit derivatives or convertible instruments, in either Diamond Hill or First Eagle.
Certain Financial Projections Utilized by the Diamond Hill Board and Diamond Hill’s Financial Advisor
Diamond Hill’s management does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the merger, Diamond Hill management provided certain unaudited non-public financial projections regarding Diamond Hill to the Diamond Hill Board (referred to as the “Diamond Hill projections”). At the direction of the Diamond Hill Board, the Diamond Hill projections were also provided to, and approved for use and reliance by, Broadhaven for purposes of performing its financial analysis in connection with rendering its opinion to the Diamond Hill Board, subject to the assumptions and limitations described in its opinion (as more fully described above under “—Opinion of Financial Advisor to Diamond Hill”). A summary of the Diamond Hill projections is included below to give Diamond Hill shareholders access to certain information that was considered by the Diamond Hill Board for purposes of evaluating the merger. These projections are not, and should not be viewed as, public guidance or even targets.
The Diamond Hill projections, while presented with numerical specificity, were based on numerous variables and assumptions, including about future performance, that are inherently uncertain and many of which are beyond Diamond Hill’s control. The Diamond Hill projections reflect numerous estimates, assumptions and judgments made by Diamond Hill management, based on information available at the time the Diamond Hill projections were developed, with respect to industry performance and competition, general business, economic, regulatory, market and financial conditions, other future events and matters specific to Diamond Hill’s business, all of which are difficult to predict and many of which are beyond Diamond Hill’s control. There can be no assurances that the Diamond Hill projections accurately reflect future trends or accurately estimate Diamond Hill’s future financial and operating performance. The Diamond Hill projections also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Diamond Hill projections not to be achieved include, but are not limited to, risks and uncertainties relating to Diamond Hill’s business (including the ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business, economic and capital market conditions and other factors described in or referenced under the section titled “Cautionary Statement Regarding Forward-Looking Statements” and those risks and uncertainties detailed in Diamond Hill’s public filings with the SEC. Further, the Diamond Hill projections cover multiple years and by their nature become subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the Diamond Hill projections will be realized, and actual results may vary materially from those shown. Modeling and forecasting the future performance of any asset management company is a highly speculative endeavor. Since the Diamond Hill projections cover a long period of time, the Diamond Hill projections by their nature are unlikely to anticipate each circumstance that will have an effect on Diamond Hill’s products and services.

The Diamond Hill projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or U.S. generally accepted accounting principles (referred to as “GAAP”).
The Diamond Hill projections included in this proxy statement, including the financial projections set forth below under “—Diamond Hill Management Financial Projections,” are the responsibility of Diamond Hill’s management. KPMG LLP (referred to as “KPMG”), Diamond Hill’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Diamond Hill projections and, accordingly, KPMG has not expressed an opinion or any other form of assurance with respect thereto. The KPMG report on Diamond Hill’s consolidated financial statements incorporated by reference from Diamond Hill’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, relates to Diamond Hill’s previously issued financial statements. It does not extend to the Diamond Hill projections and should not be read to do so.
The Diamond Hill projections are not being included in this proxy statement to influence any Diamond Hill shareholder’s decision as to whether or not to approve the merger agreement proposal or whether or not to seek appraisal rights with respect to shares of Diamond Hill common stock held by such shareholders. The summary of the Diamond Hill projections is being included in this proxy statement solely because these financial projections were made available to the Diamond Hill Board and Broadhaven.
The Diamond Hill projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the merger and merger-related expenses. The Diamond Hill projections also do not take into account the effect of any failure of the merger to close and should not be viewed as accurate or continuing in that context.
The inclusion of the Diamond Hill projections in this proxy statement should not be regarded as an indication that Diamond Hill, Broadhaven or any of their respective affiliates, advisors or representatives considered or consider the Diamond Hill projections to be predictive of actual future events, and the Diamond Hill projections should not be relied on as such. None of Diamond Hill, Broadhaven or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Diamond Hill Projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Diamond Hill projections are shown to be in error or no longer appropriate. Diamond Hill does not intend to make publicly available any update or other revisions to the Diamond Hill projections, except as required by law. None of Diamond Hill, Broadhaven or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other investor regarding the ultimate performance of Diamond Hill compared to the information contained in the Diamond Hill projections or that the projected results will be achieved.
Diamond Hill shareholders are cautioned not to place undue, if any, reliance on the Diamond Hill projections included in this proxy statement.
The Diamond Hill projections incorporate certain financial measures, which are not GAAP measures. Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Diamond Hill’s calculations of these financial measures may differ from others in its industry and are not necessarily comparable with information presented under similar captions used by other companies. Financial measures provided to a financial advisor are excluded from the SEC’s definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure to be presented. Reconciliations of these financial measures were not relied upon by Broadhaven for purposes of performing its financial analysis in connection with rendering its opinion to the Diamond Hill Board (as described in the section titled “—Opinion of Financial Advisor to Diamond Hill”) or by the Diamond Hill Board. Accordingly, a reconciliation of the financial measures included in the Diamond Hill projections is not provided.

Subject to the foregoing qualifications, the Diamond Hill projections are set forth below:
Diamond Hill Management Financial Projections

	Trailing Twelve Months Ending September 30
Period	2026E	2027E	2028E	2029E	2030E
Average AUM and AUA(1)	$31,910	$32,130	$34,541	$38,110	$42,212
Total Revenue	$150	$151	$162	$179	$199
Adjusted Net Operating Income(2)	$47	$47	$50	$57	$66
Adjusted EBITDA(3)(4)	$48	$48	$51	$58	$67
Unlevered Free Cash Flow(5)	$34	$34	$37	$42	$48

*	All values expressed in $ are in millions
(1)	Non-GAAP Financial Measure. “Average AUM and AUA” represents the total average assets under management and assets under advisement.
(2)
Non-GAAP Financial Measure. “Adjusted Net Operating Income” represents Total Revenue minus compensation expenses (excluding the market valuation changes in the deferred compensation liability) and sales, general and administrative expenses (including fund administration expenses).

(3)
Non-GAAP Financial Measure. “Adjusted EBITDA” represents Adjusted Net Operating Income plus depreciation and amortization. Adjusted EBITDA, although not expressly included in the Diamond Hill projections, has been derived from the Diamond Hill projections and approved by the Diamond Hill Board for use by Broadhaven in its financial analysis and is included here for reference.

(4)
For purposes of Broadhaven’s opinion and financial analysis and with the approval of the Diamond Hill Board for use by Broadhaven in its financial analysis, Broadhaven derived from the Diamond Hill projections the run-rate Adjusted EBITDA as of September 30, 2025 of $48 million, representing the average of: (i) the annualized historical results of Adjusted EBITDA for the nine months ending September 30, 2025 and (ii) the projected Adjusted EBITDA for the trailing twelve months ending September 30, 2026.

(5)
Non-GAAP Financial Measure. “Unlevered free cash flow” represents Adjusted EBITDA minus estimated taxes, minus estimated capital expenditures, as provided by the management of Diamond Hill, minus the estimated changes in net working capital, as provided by the management of Diamond Hill. Unlevered free cash flow, although not expressly included in the Diamond Hill projections, has been derived from the Diamond Hill projections and approved by the Diamond Hill Board for use by Broadhaven in its financial analysis and is included here for reference.

For additional information on Diamond Hill’s actual results and historical financial information, see the section titled “Where You Can Find More Information.”
Interests of Diamond Hill’s Directors and Executive Officers in the Merger
In considering the recommendation of the Diamond Hill Board to approve the merger agreement proposal, Diamond Hill shareholders should be aware that Diamond Hill’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Diamond Hill shareholders generally. These interests include, among others, vesting of equity awards, potential severance payments and benefits under applicable employment agreements and rights to ongoing indemnification and insurance coverage. It is anticipated that, in addition to her continuing role as head of Diamond Hill, Ms. Brilliant will serve as Chief Operating Officer of First Eagle. In the latter capacity, Ms. Brilliant will work closely with First Eagle’s CEO to execute the firm’s strategy, both organic and inorganic. In addition, Ms. Brilliant will be responsible for First Eagle’s public markets operations and technology platform, merger integration and business optimization, and Human Resources. The Diamond Hill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending the approval of the merger agreement by the Diamond Hill shareholders. Diamond Hill shareholders should take these interests into account in deciding whether to vote “FOR” the merger agreement proposal. These interests are described below, and certain of them are quantified within the narrative disclosure. The merger will constitute a “change in control” for purposes of the compensation arrangements described below. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes. For purposes of this disclosure, Diamond Hill’s named executive officers as of fiscal year ended December 31, 2025 are as follows:

Name	Position
Heather Brilliant	Chief Executive Officer and President of Diamond Hill and Chief Executive Officer of DHCM
Thomas Line	Chief Financial Officer and Treasurer
Jo Ann Quinif	President and Chief Client Officer of DHCM

Diamond Hill does not have any executive officers who are not named executive officers.
For purposes of this disclosure, Diamond Hill’s non-employee directors are: Richard S. Cooley (Chair of the Diamond Hill Board), Gordon B. Fowler, Paula R. Meyer, Diane C. Nordin, Nicole R. St. Pierre and L’Quentus Thomas.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The closing date of the merger is June 30, 2026, which is a hypothetical closing date used solely for purposes of the disclosure in this section;
•	each non-employee director ceased serving as a director of Diamond Hill upon the consummation of the merger;
•
each executive officer experiences a termination of employment by Diamond Hill without “cause” or by the executive officer for “good reason” (each, as defined in the applicable employment agreement or equity plan), in each case, following the closing (such termination, a “qualifying termination”);

•
the total equity value for each non-employee director and executive officer is based on the individual’s unvested Diamond Hill equity awards as of the date hereof, which are deemed to be the equity awards outstanding as of June 30, 2026, and a price per share of Diamond Hill common stock of $175.00, which represents a per share merger consideration amount of each share of Diamond Hill common stock;

•	the consummation of the merger will constitute a “change in control” under the terms of the applicable plan or agreement;
•	the base salary and annual target incentive award of each executive officer remains unchanged from the compensation in place as of the date of this proxy statement;
•
the calculations in this section and the section entitled “—Golden Parachute Compensation” below do not include amounts as to which the non-employee directors and executive officers were already entitled to receive as of June 30, 2026; and

•	these amounts do not attempt to forecast any additional equity award or compensation grants, issuances or forfeitures that may occur after the date hereof and prior to the consummation of the merger.
As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in this section and the section of this proxy statement entitled “—Golden Parachute Compensation,” the actual amounts, if any, to be received by the non-employee directors and executive officers may materially differ from the amounts set forth below.
Treatment of Diamond Hill Equity Awards
Effective as of the effective time, each Diamond Hill Restricted Share that is outstanding immediately prior to the effective time will fully vest and will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the merger consideration.
See the section entitled “—Quantification of Potential Payments and Benefits to Diamond Hill’s Named Executive Officers in Connection with the Merger” for the estimated value of unvested Diamond Hill equity awards held by Diamond Hill executive officers. Based on a per share price of Diamond Hill common stock of $175.00, the estimated aggregate amount that would be realized by the six non-employee directors in respect of their unvested Diamond Hill Restricted Shares that will vest upon completion of the merger is $810,250.
Treatment of Diamond Hill Employee Stock Purchase Plan
The ESPP will be frozen and suspended at the end of the “offering period” in progress as of December 10, 2025, and following December 10, 2025 until the effective time, no new offering periods will be commenced under the ESPP, no new participants will be permitted to commence participation in the ESPP, and no current participants will be permitted to effectuate changes to their elections or contributions to the ESPP. The ESPP will terminate contingent upon and prior to the effective time. The executive officers are participants in the ESPP.

Severance
Each of Ms. Heather Brilliant and Ms. Jo Ann Quinif is party to an employment agreement with Diamond Hill and DHCM. In connection with the execution of the merger agreement, each of Ms. Brilliant and Ms. Quinif also entered into a letter agreement with First Eagle, pursuant to which each of Ms. Brilliant and Ms. Quinif agreed, effective upon the closing, to additional severance equal to one year of their respective base salaries (in addition to their other contractual severance benefits), payable upon each executive officer’s termination of employment without “cause” or resignation for “good reason” (as each term is defined each officer’s respective employment agreement) (each, a “qualifying termination”) within the 12-month period following the closing, in exchange for an extension of the post-employment employee non-solicitation restrictions included in their existing employment agreements by one year relative to the existing durations (resulting in a post-employment non-solicitation period of two years), and expansion of the scope of the customer non-solicitation restrictions included in their existing employment agreements, in each case, effective solely in connection with a qualifying termination within the 12-month period following the closing (each such letter agreement, together with such executive officer’s employment agreement, an “Employment Agreement”). Neither Diamond Hill nor DHCM are a party to the letter agreements and Diamond Hill and DHCM are each only a party to the underlying employment agreements. Under each of their respective Employment Agreements, if Ms. Brilliant or Ms. Quinif incurs a qualifying termination within the six months prior to, or 24 months following, the closing, they will be eligible for the following payments and benefits, subject to the terms and conditions set forth in the Employment Agreements (including execution and non-revocation of a release of claims and compliance with any applicable restrictive covenants):
•
A lump sum payment equal to one year of the executive officer’s base salary; provided, however, that in the event such qualifying termination occurs within the twelve months following the closing, the executive officer shall receive an additional cash severance payment equal to one year of the executive officer’s base salary as provided for in the letter agreements as described above;

•	Any annual cash incentive award earned in respect of the year immediately preceding termination, to the extent unpaid as of the termination date;
•	A lump sum payment equal to one time the executive officer’s target annual cash incentive award;
•	A prorated target annual cash incentive award based upon the number of days remaining in the year for which the termination date occurs; and
•
Full vesting of any long-term incentive award (including any “cliff award” as such term is defined in the Employment Agreement) that is outstanding to the extent not vested as a result of the change in control.

Each of Ms. Brilliant and Ms. Quinif is also subject to certain restrictive covenants as set forth in the Employment Agreements, including a confidentiality provision, non-disparagement restrictions and 12-month post-employment non-competition and non-solicitation covenants (or, solely in connection with a qualifying termination within the 12-month period following the closing, a 24-month post-employment period in the case of employee non-solicitation as provided for in the letter agreements as described above).
Diamond Hill is not a party to an employment agreement with Mr. Thomas Line. However, he is eligible to receive severance benefits pursuant to Diamond Hill’s severance practice upon a qualifying termination without cause or his resignation for good reason within 12 months following the closing, which provides for: (i) continuation of his base salary for three weeks per full year of service with Diamond Hill, (ii) payment of any annual cash incentive compensation earned in respect of the year immediately preceding termination, to the extent unpaid as of the termination date, (iii) a prorated payment of his annual cash incentive award for the year of termination, as determined by Diamond Hill and (iv) employer-subsidized COBRA coverage for 6 months, provided, that pursuant to the terms of the merger agreement, Diamond Hill may provide additional cash payment to cover COBRA costs beyond such 6-month period up to an aggregate cap of $500,000 on a discretionary basis, (in addition to accelerated vesting of his Diamond Hill Restricted Shares upon the closing). Such severance benefits are subject to his timely execution and nonrevocation of a separation agreement and release of claims in favor of Diamond Hill and its affiliates.
See the section entitled “—Quantification of Potential Payments and Benefits to Diamond Hill’s Named Executive Officers in Connection with the Merger” for the estimated amounts that each of the named executive officers would receive upon a qualifying termination following the merger.

Retention Bonuses
Under the merger agreement, Diamond Hill may grant retention bonuses (not to exceed $8 million in the aggregate) to its employees (including its executive officers) that will become payable upon the closing, subject to the recipient’s continued employment through each applicable vesting date. As of the date of this proxy statement, Diamond Hill has not approved any retention bonuses to any executive officer.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, the non-employee directors and executive officers will be entitled to certain ongoing indemnification and insurance coverage for a period of six years following the consummation of the merger under the director’s and officer’s liability insurance policies of Diamond Hill. For additional information with respect to the indemnification and insurance coverage, see the section of this proxy statement entitled “—Directors’ and Officers’ Indemnification and Insurance.”
Quantification of Potential Payments and Benefits to Diamond Hill’s Named Executive Officers in Connection with the Merger
The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the merger that Diamond Hill’s named executive officers could receive in connection with the merger. For additional details regarding the terms of the payments and benefits described below, see the section of this proxy statement entitled “Interests of Diamond Hill’s Directors and Executive Officers in the Merger” above. Such amounts have been calculated based on the assumptions described above under “—Certain Assumptions” and assuming: (i) the golden parachute rules under Section 280G of the Internal Revenue Code of 1986, as amended (referred to as the “Code”), do not limit the payments to the named executive officers pursuant to any “best net” provision included in the applicable Employment Agreement, and (ii) each of the named executive officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary to receive all payments and benefits. As described in more detail below, certain of the amounts shown in the following table are attributable solely to the letter agreements with Ms. Brilliant and Ms. Quinif, which are included in the “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2).”
The amounts shown in the table below are estimates of the payments and benefits (on a pre-tax basis) that each of Diamond Hill’s named executive officers would receive based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “—Certain Assumptions” and in the footnotes to the following table, and do not reflect certain compensation actions that may occur before the closing. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the code assumptions described in the footnotes to the table below, the actual amounts, if any, to be received by Diamond Hill’s named executive officers may differ materially from the amounts set forth below.
Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total(4)
Heather Brilliant	$3,413,014	$7,292,600	—	$10,705,614
Thomas Line	$486,275	$660,275	$13,865	$1,160,415
Jo Ann Quinif	$2,566,438	$5,805,100	—	$8,371,538
(1)
Cash Severance: As described above in the section titled “—Severance,” each of Ms. Brilliant and Ms. Quinif is eligible for cash severance pursuant to their respective Employment Agreements, and Mr. Line is eligible to receive cash severance pursuant to Diamond Hill’s severance practice, in each case subject to their execution and non-revocation of a release of claims and compliance with applicable restrictive covenants. Amounts in this column assume that each named executive officer experiences a qualifying termination immediately following the closing. The following provides a summary of the cash severance amounts:

Name	Base Salary(a)	Annual Bonus(b)	Total
Heather Brilliant	$800,000	$2,613,014	$3,413,014
Thomas Line	$190,385	$295,890	$486,275
Jo Ann Quinif	$700,000	$1,866,438	$2,566,438
(a)
The amounts in this column for each of Ms. Brilliant and Ms. Quinif consist of a lump sum cash amount equal to two times the executive officer’s base salary as of the date of qualifying termination. The amount in this column for Mr. Line consists of a continuation of his base salary for three weeks per full year of service with Diamond Hill. These amounts are “double-trigger” and will not be paid unless the executive officer experiences a qualifying termination within 12 months following the closing; provided, however, that Ms. Brilliant and Ms. Quinif will be entitled to receive only one time their base salary if such qualifying termination occurs between the 12 and 24-month anniversaries following the closing. For purposes of this disclosure, as of the date hereof, Ms. Brilliant's base salary is $400,000, Ms. Quinif's base salary is $350,000, and Mr. Line's base salary is $300,000.
(b)
The amounts in this column for each of Ms. Brilliant and Ms. Quinif consist of an amount equal to (x) the executive officer’s target annual cash incentive award plus (y) a prorated portion of such target annual cash incentive award based upon the number of days remaining for the year in which qualifying termination occurs. This amount for Mr. Line consists of a prorated payment of his annual cash incentive award for the year of termination, as determined by Diamond Hill. For Ms. Brilliant and Ms. Quinif, the portion of the bonus component of their severance described in (x) and (y) is “double-trigger” and will not be paid unless the executive experiences a qualifying termination within 24 months following the closing. For Mr. Line, the amounts in this column are “double-trigger” and will not be paid unless he experiences a qualifying termination within 12 months following the closing.

(2)
Equity Awards. The amounts in this column represent the estimated value that may be realized by the named executive officers in respect of the accelerated vesting of the Diamond Hill Restricted Shares they hold as of the date of this proxy statement, which are deemed to be the equity awards outstanding as of June 30, 2026. The amounts are based on a per share value of Diamond Hill common stock of $175.00. As described above in “—Treatment of Diamond Hill Equity Awards,” upon the consummation of the merger, each Diamond Hill Restricted Share held by executive officers will be accelerated and will be canceled and cashed out for a payment equal to the merger consideration. Details of the equity award payments are shown in the below supplemental table. Under the terms of the merger agreement, in lieu of Diamond Hill’s ordinary course equity grants pursuant to its normal annual award cycle, following the date of the merger agreement, Diamond Hill may grant deferred cash awards which will provide for time-based vesting over a one year (i.e., with such award vesting on the first anniversary of the grant date). However, as of the date of this proxy statement, no such interim awards have been approved and therefore the amounts in this column do not include the value of any interim awards.

Name	Number of Shares (#)	Total Value
Heather Brilliant	41,672	$7,292,600
Thomas Line	3,773	$660,275
Jo Ann Quinif	33,172	$5,805,100

(3)
Perquisite / Benefits. The amount in this column represents a lump sum cash payment in an amount equal to the COBRA costs of providing benefits under the group health plans in which Mr. Line was participating at the time of termination of employment for six months. However, pursuant to the terms of the merger agreement, Diamond Hill may provide additional cash payment to cover COBRA costs beyond such six-month period up to an aggregate cap of $500,000 on a discretionary basis.

(4)
The amounts reported in this column include the following amounts attributable to “double-trigger” arrangements for each of Ms. Brilliant, Mr. Line and Ms. Quinif, respectively: $3,413,014, $486,275 and $2,566,438. Such amounts are payable to the extent the executive experiences a qualifying termination within the timeframes described above. The balance of the amounts reported in this column are attributable to “single-trigger” arrangements and are payable in connection with the merger regardless of whether the executive experiences a termination of employment.

Financing of the Merger
The merger is not subject to a financing condition. As of the date of this proxy statement, First Eagle intends to fund the merger consideration with a combination of cash on hand and by drawing on all or a portion of one or more credit facilities existing under the Existing Credit Agreement, which as of the date of this proxy statement has unfunded commitments sufficient to fund the merger consideration and anticipated related expenses. Borrowings under the Existing Credit Agreement are subject to customary conditions. First Eagle is not obligated to finance the merger consideration with borrowings under the Existing Credit Agreement and may seek alternative sources of financing.
In connection with the merger, it is expected that amounts outstanding under the Diamond Hill Credit Agreement will be fully repaid and that all commitments thereunder will be terminated.
Regulatory Clearances and Approvals Required for the Merger
The merger is subject to the requirements of the HSR Act, which prevents Diamond Hill and First Eagle from completing the merger until a Notification and Report Form is filed on behalf of each of Diamond Hill and First Eagle with the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires, and no judgement, injunction, order or decree of a governmental authority shall have been entered and continue to be in effect. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. Before the expiration of the initial waiting period, the Antitrust Division of the DOJ or the FTC may issue a Second Request. If a Second Request is issued, the parties may not complete the merger until they have observed an additional 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier, or the parties commit not to close for some additional period of time. Diamond Hill and First Eagle expect to submit the requisite Notification and Report forms under the HSR Act on or around January 16, 2026, and expect the initial waiting period to expire on or around

February 15, 2026, at 11:59 p.m. Eastern Time, unless a Second Request for additional information is issued, it is terminated earlier, or if Diamond Hill and First Eagle commit not to close for some additional period of time.
For more information about regulatory approvals relating to the merger, see the section titled “The Merger Agreement—Conditions to the Merger.”
Although the parties expect that the required regulatory clearance will be obtained, the parties cannot assure you that regulatory clearance will be timely obtained or obtained at all or that the granting of regulatory clearance will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. Any such additional conditions could result in the conditions to the merger not being satisfied.
Appraisal Rights of Diamond Hill Shareholders – Dissenters’ Rights
Any shares of Diamond Hill common stock that are held by a holder of record who is entitled to demand and properly demands payment of the “fair cash value” of such shares of Diamond Hill common stock as a dissenting shareholder pursuant to, and who complies in all respects with, the provisions of Section 1701.85 of the OGCL, will not be converted into the right to receive the merger consideration, but will instead at the effective time become entitled to receive the “fair cash value” of such dissenting shares in accordance with the provisions of Section 1701.85 of the OGCL and, from the time such dissenting shareholder makes his, her or its demand until either the termination of the rights and obligations arising from it or the purchase of the dissenting shares by Diamond Hill, all other rights arising from such shares, including voting and dividend or distribution rights, are suspended, and such holder of record will cease to have any other rights with respect to such shares of Diamond Hill common stock, except as set forth in the merger agreement and the OGCL. Specifically, to make a proper demand as a dissenting shareholder, a Diamond Hill shareholder must deliver to Diamond Hill a written demand for payment of the “fair cash value” of shares of Diamond Hill common stock held by such Diamond Hill shareholder before the vote on the merger agreement proposal is taken, the Diamond Hill shareholder must not vote in favor of the merger agreement proposal, and the Diamond Hill shareholder must otherwise comply with Section 1701.85 of the OGCL.
If any holder of record fails to perfect or otherwise waives, withdraws or loses the right to proceed under Section 1701.85 of the OGCL or a court of competent jurisdiction determines that such holder of record is not entitled to the relief provided by Section 1701.85 of the OGCL, or such holder, with the consent of Diamond Hill if required, waives or withdraws the demand for the “fair cash value” of such holder’s shares of Diamond Hill common stock, then the right of such holder of record to be paid the “fair cash value” of such holder of record’s dissenting shares will be deemed to have been converted at the effective time (or at the time such dissenters’ rights are terminated if such termination occurs after the effective time) into, and will have become, the right to receive the merger consideration, without interest thereon. Diamond Hill must give First Eagle prompt notice of any demands for the “fair cash value” of shares of Diamond Hill common stock, attempted withdrawals of such demands and any other instruments delivered to Diamond Hill pursuant to the OGCL with respect to a demand for the “fair cash value” of shares of Diamond Hill common stock, and will provide First Eagle an opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under the OGCL. Diamond Hill may not, except with the prior written consent of First Eagle, and prior to the effective time, First Eagle may not, except with the prior written consent of Diamond Hill, make any payment with respect to any demands for appraisal or compromise, settle or offer to compromise or settle any rights of Diamond Hill with respect to any such demands for payment in respect of dissenting shares.
The text of Sections 1701.84 and 1701.85 of the OGCL is attached as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, Diamond Hill shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.

THE MERGER AGREEMENT
The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Diamond Hill encourages you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Diamond Hill is responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement not misleading. Factual disclosures about Diamond Hill contained in this proxy statement or Diamond Hill’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Diamond Hill contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by First Eagle, Merger Sub and Diamond Hill are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger.
Diamond Hill shareholders should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of First Eagle, Merger Sub, Diamond Hill or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section titled “Where You Can Find More Information.”
Structure of the Merger
The merger agreement provides, upon the terms and subject to the conditions set forth therein and in accordance with Ohio law, for Merger Sub to merge with and into Diamond Hill, with Diamond Hill continuing as the surviving corporation and a wholly owned subsidiary of First Eagle.
Timing of Closing
Unless another place or time is mutually agreed to in writing by First Eagle and Diamond Hill, the closing of the merger will occur no later than three business days after the satisfaction or, to the extent permissible, waiver of the last of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the closing).
Effect of the Merger on Diamond Hill Common Stock
Conversion of Diamond Hill Common Stock
At the effective time, each share of Diamond Hill common stock issued and outstanding immediately prior to the effective time, including Diamond Hill Restricted Shares (other than excluded shares and dissenting shares), will be converted into the right to receive the merger consideration of $175.00 in cash, without interest and subject to deduction for any required withholding tax. At the effective time, all such shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and thereafter will represent only the right to receive the merger consideration, without interest and subject to deduction for any required withholding tax.

Shares Held by First Eagle and its Subsidiaries, Merger Sub or Diamond Hill Subsidiaries
Each share of Diamond Hill common stock held by First Eagle, Merger Sub, any other subsidiary of First Eagle, or any subsidiary of Diamond Hill immediately prior to the effective time will be converted into such number of common shares of the surviving corporation such that each such person owns the same percentage of the outstanding capital stock in the surviving corporation immediately following the effective time as such person owned in Diamond Hill immediately prior to the effective time.
Shares of Merger Sub
Each common share of Merger Sub outstanding immediately prior to the effective time will be converted into and become one common share of the surviving corporation and, except as described above under “—Shares Held by First Eagle and its Subsidiaries, Merger Sub or Diamond Hill Subsidiaries,” will constitute the only outstanding shares of capital stock of the surviving corporation.
Diamond Hill Preferred Shares
At the effective time, each Diamond Hill preferred share outstanding immediately prior to the effective time will automatically be canceled and retired for no consideration and will cease to exist. As of the date of this proxy statement, there are no Diamond Hill preferred shares outstanding.
Treatment of Diamond Hill Equity Awards
Effective as of the effective time, each Diamond Hill Restricted Share that is outstanding immediately prior to the effective time will fully vest and will be canceled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the merger consideration.
Shares of Dissenting Shareholders
Shares of Diamond Hill common stock that are issued and outstanding immediately prior to the effective time and held by a Diamond Hill shareholder who is entitled to demand and who: (i) did not vote in favor of the merger agreement proposal or consent in writing thereto and (ii) properly and validly demanded their statutory rights of appraisal in respect of such shares of Diamond Hill common stock in accordance with Sections 1701.84 and 1701.85 of the OGCL, will not be converted into, or represent the right to receive, the merger consideration unless such holder fails to perfect or otherwise effectively withdraws or loses the right to appraisal. Instead, such dissenting shareholder will be entitled to receive payment of the appraised value of such shares of Diamond Hill common stock in accordance with 1701.85 of the OGCL.
If any dissenting shareholder fails to perfect or otherwise effectively withdraws or loses their rights to appraisal, such shares of Diamond Hill common stock will thereupon be deemed to have been automatically, and without further action by any person, converted into, and will represent, as of the effective time, solely the right to receive the merger consideration, without interest thereon. However, in no event will the exercise by one or more of Diamond Hill’s shareholders of demands for appraisal give rise to a right to either terminate the merger agreement or refuse to consummate the merger. For more information regarding appraisal rights, see the section titled “Appraisal Rights of Diamond Hill Shareholders.” In addition, a copy of 1701.84 and 1701.85 of the OGCL is attached as Annex D to this proxy statement.
Governing Documents; Officers and Directors
At the effective time, the articles of incorporation of the surviving corporation, as in effect immediately prior to the closing, will be amended and restated in their entirety as set forth in Exhibit B to the merger agreement and, as so amended and restated, will be the articles of incorporation of the surviving corporation.
The code of regulations of Merger Sub, as in effect at the effective time, will be the code of regulations of the surviving corporation. As used herein, the “effective time” of the merger means the time at which the certificate of merger with respect to the merger is duly filed with the Secretary of State of the State of Ohio or at such later time as First Eagle, Diamond Hill and Merger Sub may agree and specify in such certificate of merger in accordance with the applicable provisions of the OGCL.

From and after the effective time, until their successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub at the effective time will be the directors of the surviving corporation and (b) the officers of Merger Sub at the effective time will be the officers of the surviving corporation.
Surrender and Payment Procedures
As promptly as practicable after the effective time (but no later than three business days thereafter), First Eagle will send, or will cause the paying agent to send, to each Diamond Hill shareholder at the effective time a letter of transmittal and instructions. No interest will be paid or will accrue on the merger consideration payable upon surrender of any such shares of Diamond Hill common stock.
If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share of Diamond Hill common stock is registered, it will be a condition to such payment that: (a) either such certificate be properly endorsed or otherwise be in proper form for transfer or such uncertificated share be properly transferred and (b) the person requesting such payment will pay to the paying agent any transfer or other taxes required as a result of such payment or establish to the satisfaction of the paying agent that such tax has been paid or is not payable.
Lost, Stolen or Destroyed Certificates
In the event that a certificate representing shares of Diamond Hill common stock is lost, stolen or destroyed, the previous holder of such lost, stolen or destroyed certificate may obtain the merger consideration by: (a) making an affidavit (and bond, if required) regarding the loss, theft or destruction of such lost, stolen or destroyed certificate and (b) if required by the surviving corporation, agreeing to indemnify the surviving corporation against any claim that may be made with respect to such lost, stolen or destroyed certificate (including, if required by the surviving corporation, the posting by such person of a bond, in such reasonable amount as the surviving corporation may direct).
Rights of Diamond Hill Shareholders Following the Effective Time; Transfers Following the Effective Time
From and after the effective time, all holders of certificates representing shares of Diamond Hill common stock and uncertificated shares will cease to have any rights as Diamond Hill shareholders other than the right to receive the merger consideration upon the surrender of such shares, without interest and subject to deduction for any required withholding tax. From and after the effective time, the share transfer books of Diamond Hill will be closed and there will be no further registration of transfers of Diamond Hill common stock.
None of First Eagle, the surviving corporation or the paying agent will be liable to any holder of Diamond Hill common stock with respect to any portion of the merger consideration delivered to a governmental authority pursuant to any applicable abandoned property, escheat or similar applicable law.
Any portion of the merger consideration made available to the paying agent (and any interest or other income earned thereon) that remains unclaimed by the holders of Diamond Hill common stock 12 months after the effective time will be returned to First Eagle, and such Diamond Hill shareholders must thereafter look only to First Eagle for payment of the merger consideration without interest thereon. Further, any portion of the merger consideration that remains undistributed to holders of certificates representing shares of Diamond Hill common stock and uncertificated shares immediately prior to the date on which the merger consideration would otherwise escheat to or become the property of any governmental authority will, to the extent permitted by applicable law, become the property of First Eagle, free and clear of all claims or interest of any person previously entitled thereto.
Withholding Rights
First Eagle, Diamond Hill, the surviving corporation, the paying agent and any of their respective affiliates or agents will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement such amounts as are required to be deducted or withheld under the Code or any other applicable law in respect of taxes. Any amounts so deducted or withheld will, to the extent paid over to the appropriate taxing authority, be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

Representations and Warranties
The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Diamond Hill with respect to:
•	incorporation, valid existence, good standing and corporate power;
•	due execution, delivery and enforceability of the merger agreement;
•	corporate authority;
•	required consents and approvals;
•	no violations;
•	capitalization;
•	voting trusts or agreements;
•	ownership of subsidiaries;
•	SEC filings;
internal controls over financial reporting;
•	financial statements;
•	information supplied for this proxy statement;
•	absence of certain changes or actions;
•	the absence of undisclosed material liabilities;
•	compliance with applicable laws;
•	permits;
•	litigation and orders;
•	real property;
•	intellectual property;
•	data privacy and security;
tax matters;
•	employee benefit plans;
•	employee and labor matters;
•	environmental matters;
•	material contracts;
•	insurance;
•	investment adviser compliance matters;
•	clients;
•	funds;
•	finders and brokers;
opinion of the financial advisor to Diamond Hill; and
•	Antitakeover statutes.

The merger agreement also contains customary representations and warranties of First Eagle and Merger Sub, including among other things:
•	formation or incorporation, valid existence, good standing and corporate power;
•	due execution, delivery and enforceability of the merger agreement;
•	required consents and approvals;
•	no violations;
•	information in this proxy statement;
•	compliance with applicable laws;
•	information in proxy and consent solicitation materials;
•	matters related to the Investment Company Act (as defined in the merger agreement);
•	litigation and orders;
finders and brokers;
•	financing and sufficiency of funds;
•	solvency;
•	ownership of shares of Diamond Hill common stock; and
•	absence of foreign ownership.
The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.
Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect,” each as defined in the merger agreement and described below.
Material Adverse Effect
A “material adverse effect” with respect to Diamond Hill means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the: (a) condition (financial or otherwise), assets, liabilities, business, properties or results of operations of Diamond Hill and its subsidiaries, taken as a whole, or (b) the ability of Diamond Hill to consummate the merger prior to the end date, but excluding any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence to the extent resulting from or arising in connection with:
(i)	changes in GAAP or authoritative interpretations thereof;
(ii)
general economic, political, regulatory, legal or tax conditions in the U.S. or any other country or region in which Diamond Hill and its subsidiaries operate, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates) and the imposition or adjustment of tariffs;

(iii)	conditions generally affecting any of the industries in which Diamond Hill and its subsidiaries operate;
(iv)	changes in applicable law or authoritative interpretations thereof;
(v)
geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or natural disasters;

(vi)
the execution, delivery and performance of the merger agreement or the announcement or pendency of the transactions contemplated by the merger agreement or the identity of or any facts or circumstances relating to First Eagle or any of its affiliates, including the impact of any of the foregoing on the business relationships, contractual or otherwise, of Diamond Hill and any of its subsidiaries with customers, suppliers, service providers, employees, governmental authorities or any other business relationships resulting from any of the foregoing (provided that this clause (vi) will not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of the merger agreement or the announcement or pendency of the transactions contemplated by the merger agreement);
(vii)	any actions taken (or omitted to be taken) by any person that is expressly required to be taken (or omitted to be taken) by the merger agreement;
(viii)	any failure, in and of itself, by Diamond Hill or any of its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance;
(ix)
any change, in and of itself, in the price or trading volume of the shares of Diamond Hill common stock or any other securities of Diamond Hill on Nasdaq or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of Diamond Hill (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account in determining whether there has been a material adverse effect);

(x)	any termination of any of Diamond Hill’s investment advisory or investment management client accounts or reduction in assets under management of any client; or
(xi)
any actions taken (or omitted to be taken) by Diamond Hill or any of its subsidiaries that are expressly required or contemplated to be taken (or omitted to be taken) pursuant to the merger agreement, including any actions required under the merger agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable competition laws for the consummation of the merger;

except, with respect to clauses (i), (ii), (iii), (iv) and (v) above, to the extent that such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence is disproportionately adverse to Diamond Hill and its subsidiaries, taken as a whole, relative to others in the industry or industries in which Diamond Hill and its subsidiaries operate, in which case only the incremental disproportionate adverse change, effect, development, circumstance, condition, fact, state of facts, event or occurrence may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur.
A “material adverse effect” with respect to First Eagle means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that, individually or in the aggregate, would reasonably be expected to prevent, materially impair or materially delay the ability of First Eagle or Merger Sub to perform its material obligations under the merger agreement or prevent, materially impair or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement prior to the end date.
Conduct of Businesses of Diamond Hill Prior to Completion of the Merger
The merger agreement provides for certain restrictions on Diamond Hill’s and its subsidiaries’ activities until the effective time. In general, except as expressly required or contemplated by the merger agreement, as required by applicable law or with the prior written consent of First Eagle (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the confidential schedules thereto, Diamond Hill is required to (and to cause each of its subsidiaries to) use reasonable best efforts to: (a) conduct its business in all material respects in accordance with applicable law and in the ordinary course of business, and (b) preserve intact in all material respects its current business operations, organization, ongoing businesses, license, permits and material business relationships with third parties, including vendors, suppliers, customers, partners and governmental authorities and maintain in full force and effect its insurance policies (including, for the avoidance of doubt, paying all premiums thereon and renewing or replacing such insurance policies on or prior to their expiration), in each case, consistent with past practice or customs in the industries in which Diamond Hill and its subsidiaries conduct business.
In addition, except as expressly required or contemplated by the merger agreement, as required by applicable law or with the prior written consent of First Eagle (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the confidential schedules thereto, Diamond Hill must not and must cause each of its subsidiaries not to:
•	amend or otherwise change the articles of incorporation, code of regulations or other similar organizational documents of Diamond Hill or any subsidiary of Diamond Hill;

•
(a) adjust, split, combine, subdivide or reclassify any shares of its capital stock or other equity interests, (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock or other equity interests, except for dividends or other such distributions by any of its wholly-owned subsidiaries to Diamond Hill or to Diamond Hill’s other wholly-owned subsidiaries, or (c) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of Diamond Hill’s equity interests, including securities of Diamond Hill or its subsidiaries, except as required by the terms of any Diamond Hill employee benefit plan as in effect on the date of the merger agreement;

•
(a) issue, deliver, sell, dispose of, grant, transfer or otherwise subject to any lien (other than any permitted lien), or authorize the issuance, delivery, sale, disposition of, grant, transfer or subjection to any lien (other than any permitted lien) of, any equity interests of Diamond Hill or its subsidiaries, including any securities of Diamond Hill or its subsidiaries, other than: (i) the release of restrictions on Diamond Hill Restricted Shares in connection with the vesting of such equity interests or the grant of Diamond Hill equity awards after the date of the merger agreement, in each case, to the extent permitted by the merger agreement, (ii) the issuance of shares of Diamond Hill common stock upon the exercise of the rights under the ESPP in accordance with the terms thereof, (iii) any issuance, delivery or sale among Diamond Hill and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries, and (iv) the creation of a new non-wholly-owned subsidiary of Diamond Hill; or (b) except as required by the terms of any Diamond Hill employee benefit plan in effect on the date of the merger agreement, amend, modify or waive any term of any authorized or outstanding equity interests, including any security of Diamond Hill or any of its subsidiaries;

•
other than as permitted by certain other sections of the merger agreement, and subject to certain actions required to obtain regulatory approval, acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any business, division or other business organization;

•
sell, lease, license, sublicense, assign, abandon, grant, divest, transfer or otherwise dispose of (by merger, consolidation, acquisition of shares or assets or otherwise), permit to lapse, expire or be dedicated to the public domain, encumber or subject to any lien (other than certain permitted liens pursuant to the merger agreement) any businesses, properties, including real property, or material assets of Diamond Hill or any of its subsidiaries, including owned intellectual property, other than: (a) such sales, leases, non-exclusive licenses, assignments, transfers, liens or other dispositions of assets (including owned intellectual property, but excluding real property) that are in the ordinary course of business, or (b) natural statutory expirations of owned intellectual property which could not be maintained or extended through applicable filings or payments of fees;

•
make or authorize any capital expenditure other than any capital expenditures that when added to all other capital expenditures made on behalf of Diamond Hill and its subsidiaries since the date of the merger agreement do not exceed $250,000 in the aggregate;

•
other than in connection with certain actions permitted by the merger agreement, make any material loans, advances or capital contributions to, or investments in, any other person (other than loans or advances among Diamond Hill and any of its wholly-owned subsidiaries and capital contributions to or investments in its wholly-owned subsidiaries), including seed capital investments (or voluntary withdrawals, liquidations or reductions thereof), general partner interests, limited partner interests, or other similar investments or interests of Diamond Hill or any of its subsidiaries in any client or voluntarily fail to maintain any such seed capital investments in the ordinary course of business, other than: (a) advances of expenses made to employees, in connection with the performance of their duties, in the ordinary course of business, (b) allocations or re-allocations of seed capital in a manner that would not reasonably be expected to result in such investments or interests becoming subject to any withdrawal or liquidation restrictions, or (c) reductions in seed capital solely on a passive basis as a result of market fluctuation;

•
other than: (a) borrowings under the Diamond Hill Credit Agreement, in the ordinary course of business and in an aggregate principal amount not to exceed $100,000, or (b) indebtedness incurred between Diamond Hill and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries or guarantees by Diamond Hill of indebtedness of any wholly-owned subsidiary of Diamond Hill, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for or enter into any contract with respect to (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise) any indebtedness for borrowed money or material obligations of any other person;

•
other than in connection with any shareholder or derivative litigation, commence (other than any collection action in the ordinary course of business), waive, release, assign, compromise, discharge, settle or offer or propose to compromise, discharge or settle any legal proceedings that would require a payment by Diamond Hill in excess of $350,000 individually or $750,000 in the aggregate (in each case, net of amounts covered by insurance or indemnification agreements with third parties), other than: (i) as required by any contract as in effect as of the date of the merger agreement, or (ii) claims reserved against in Diamond Hill’s financial statements (for amounts not materially in excess of such reserves); provided that the payment, discharge, settlement or satisfaction of such legal proceeding does not include any obligation (other than the payment of money and confidentiality and other similar obligations incidental to such waiver, release, assignment, compromise or settlement) to be performed, or the admission of wrongdoing, by Diamond Hill or any of its subsidiaries or any of their respective officers or directors;

•
(a) amend, modify, waive any rights under, agree to any change in, renew (including automatic renewals) or voluntarily terminate, any material contract with a term that is equal to or longer than (and may not be terminated without penalty in less than) 12 months in duration from the date of the merger agreement, (b) amend or modify in any material respect, waive any material rights under, agree to any material change in, renew or voluntarily terminate any material contract, (c) enter into any contract which if entered into prior to the date of the merger agreement would have been a material contract, or (d) fail to use reasonable best efforts to not accept any waiver of material rights under any specified fund contract and fail to use reasonable best efforts to cause any such specified fund contract not to be amended or modified in any material respect or terminated, in each case of clauses (a) – (d) other than: (i) the automatic renewal or extension of any material contract or specified fund contract pursuant to its current terms or on terms not materially less favorable for Diamond Hill than such current terms, (ii) any expiration of a material contract or specified fund contract in accordance with its terms, or (iii) otherwise in the ordinary course of business;

•
except to the extent required by applicable law or a Diamond Hill employee benefit plan existing as of the date of the merger agreement, (i) increase the compensation or benefits (except as permitted under clause (ii) below) of any Diamond Hill employee, other than (x) increases in the base wages or salary, as applicable, of a Diamond Hill employee with annual base compensation less than $200,000 (taking into account such increases) or that do not exceed 5% in the aggregate that are made in connection with Diamond Hill’s annual compensation review cycle, in each case, in the ordinary course of business consistent with past practice or (y) increases in annual cash bonus targets that correspond to increases described in clause (i)(x), (ii) establish, adopt, enter into, terminate or materially amend any Diamond Hill employee benefit plan (or any plan or arrangement that would be a Diamond Hill employee benefit plan as of the date of the merger agreement), other than annual renewals or amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to Diamond Hill or any of its subsidiaries of maintaining, the applicable Diamond Hill employee benefit plan, (iii) accelerate the vesting of or the lapsing of restrictions with respect to, or otherwise fund, secure or segregate assets for the payment of, any compensation or benefits under any Diamond Hill employee benefit plan, (iv) amend or modify the terms of any outstanding Diamond Hill equity awards or grant any Diamond Hill equity awards or any other award under Diamond Hill’s stock plans, (v) make or forgive any loan to any Diamond Hill service provider, (vi) grant or provide, or commit to grant or provide, any severance, termination, change-in-control, retention or similar payments or benefits to any Diamond Hill service provider other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice or set forth in the merger agreement and the confidential schedules thereto and subject to the execution and non-revocation of a release of claims in favor of Diamond Hill and its subsidiaries, (vii) engage any individual independent contractors or hire or fire any employees with annual base compensation of more than $200,000, except for terminations for “cause” or to the extent consistent with Diamond Hill’s employment policies, or (viii) waive or release any noncompetition, non-solicitation, confidentiality, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any Diamond Hill service provider;

•
unless required by applicable law, (i) enter into, amend, modify or extend any collective bargaining agreements or (ii) recognize or certify any labor organization or group of employees as the bargaining representative for any Diamond Hill service provider;

•
subject to Diamond Hill’s right with respect to the go-shop period and its non-solicitation obligations following the no-shop period start date, merge or consolidate Diamond Hill or any subsidiary of Diamond Hill with any third party or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Diamond Hill or any subsidiary of Diamond Hill (other than the merger);

•
change its methods of financial accounting or make any material change in any method of financial accounting practice or working capital or cash management practice or policy, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

•
make, change or revoke any material tax election, change any tax accounting period, make any material change in any of its methods of tax accounting, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment with respect to any material amount of taxes, enter into any material tax sharing, closing, or similar agreement in respect of any material taxes, obtain or request any material tax ruling, or settle or compromise any material tax claim, audit or assessment;

•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any person covered by Item 404 of Regulation S-K that would be required to be disclosed pursuant to Item 404;

•
terminate, replace or materially amend the engagement of Diamond Hill’s independent registered public accounting firm or make any material change in the scope of the annual audit, except as required by applicable law after prior consultation with First Eagle;

•
purchase, lease, sublease, license, sublicence or otherwise acquire any interest in real property, other than real property leased by Diamond Hill or any of its subsidiaries as of the date of the merger agreement;

•
(i) voluntarily cause any public fund that holds itself out as qualifying as a “regulated investment company” under Section 851 of the Code to fail to so qualify, or (ii) except as required by applicable law or in the ordinary course of business consistent with past practice: (a) initiate any material modification to the prospectus and other offering, advertising and marketing materials, as amended or supplemented, of any public fund to effect any material change to the investment objectives or investment policies of such public fund, (b) increase any existing contractual fee waivers on public funds or impose new contractual fee waivers on any public funds, other than in the ordinary course, (c) effect any merger, consolidation or other reorganization of any public fund, or (d) launch any new public fund or other fund;

•
take any action that would be reasonably expected to cause, or knowingly fail to take any reasonable action to prevent, any material change outside the ordinary course of business relating to the practices of the Diamond Hill and its subsidiaries regarding: (i) the setting of annualized investment advisory, investment management and sub-advisory fees or the amount or rate of expense reimbursement paid with respect to any material advisory agreement, (ii) entering into any advisory agreement that would result in a material change to, or give to any third party the right to materially change, the advisory fees payable under any other advisory agreement containing a “most favored nation” or similar clause that grants any person the right to have the most favorable terms in respect of any matters relative to other client accounts, (iii) the addition or contribution of funds to any client account, or withdrawals or redemptions from any client account, and (iv) entering into, or voluntarily increasing the amounts payable in respect of, revenue sharing and licensing arrangements relating to the funds;

•	enter into any new material line of business or discontinue any material line of business or any material business operations;
•	adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan; or
•	agree, resolve or commit to do any of the foregoing.
Conduct of Businesses of First Eagle Prior to Completion of the Merger
The merger agreement also provides for certain restrictions on First Eagle’s activities until the earlier of the effective time and the termination of the merger agreement. In general, First Eagle must not and must cause its subsidiaries not to take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of First Eagle and Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement, including the financing thereof.
Shareholders Meeting and Board Recommendation
As promptly as practicable after the date of the merger agreement, Diamond Hill must prepare (with the assistance and cooperation of First Eagle as reasonably requested by Diamond Hill) and file or cause to be filed with the SEC this proxy statement; however, (a) Diamond Hill was not be required to file the proxy statement with the SEC prior to the no-shop period start date (or, if any persons remain excluded parties on the no-shop period start date, until the cut-off date (as defined below) with respect to the last such person). Diamond Hill must use reasonable best efforts to file the proxy statement with the SEC on or before the date that is five business days after the latest cut-off date or as soon as reasonably practicable thereafter. First Eagle and Diamond Hill must also cooperate in connection with the preparation of this proxy statement and in furnishing information required in connection with this proxy statement and must use their respective reasonable best efforts to have this proxy statement cleared by the SEC as promptly as reasonably practicable after filing.
Diamond Hill must, after reasonable consultation with First Eagle, take all actions necessary in accordance with Diamond Hill’s articles of incorporation and code of regulations, the OGCL, and applicable Nasdaq requirements to, as soon as reasonably practicable (and in any event within five business days) following the earlier of the date the SEC advises that it has no further comments on this proxy statement or that Diamond Hill may commence mailing this proxy statement, (i) establish a record date for (and Diamond Hill will not change such record date without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of First Eagle, (ii) duly call and give notice of, and (iii) commence mailing of this proxy statement to holders of shares of Diamond Hill common stock as of the record date established for, a meeting of such holders to take place within 40 days following the first mailing of this proxy statement to Diamond Hill’s shareholders, for the purpose of submitting the merger agreement proposal to its shareholders for approval. The special meeting constitutes that required meeting of the Diamond Hill shareholders.
Subject to the ability of the Diamond Hill Board to make an adverse recommendation change (as defined below) or the valid termination of the merger agreement, the Diamond Hill Board is required to recommend that the holders of the Diamond Hill common stock adopt the merger agreement, and Diamond Hill is required to include that recommendation in this proxy statement and use reasonable best efforts to solicit proxies in favor of approval of the merger agreement proposal, and obtain from the Diamond Hill shareholders the approval of the merger agreement proposal, and such obligations will not be affected by the existence of an alternative acquisition proposal.
Under the terms of the merger agreement, Diamond Hill may, after reasonable consultation with First Eagle (and in certain circumstances, upon the written request of First Eagle, must), adjourn or postpone the special meeting to a later date: (a) with the consent of First Eagle, or (b) to the extent the Diamond Hill Board believes in good faith (after consultation with outside legal counsel) that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the proxy statement that is provided to the holders of Diamond Hill common stock within a reasonable amount of time in advance of the special meeting, (ii) due to applicable law (including fiduciary duties) or request from the SEC, (iii) to allow reasonable additional time to solicit additional proxies necessary to obtain the approval of the merger agreement proposal by Diamond Hill’s shareholders, or (iv) to ensure that there are sufficient shares of Diamond Hill common stock represented and voting to constitute a quorum necessary to conduct the business of the special meeting. However, Diamond Hill may not postpone or adjourn the special meeting more than two times without First Eagle’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and such postponement or adjournment will not exceed ten or 15 business days, depending on the circumstances, without First Eagle’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
Diamond Hill agreed to keep First Eagle reasonably informed regarding its solicitation efforts and voting results following the dissemination of this proxy statement to Diamond Hill’s shareholders.
Go-Shop
Until the no-shop period start date, Diamond Hill, its affiliates and their respective representatives had the right to, solely with respect to any person that is not a no-shop party, directly or indirectly:
•	solicit, initiate, propose or take any action to induce the making, submission or announcement of, or facilitate or encourage the submission of any acquisition inquiry;
•
subject to the entry into, and solely in accordance with, an acceptable confidentiality agreement, provide information (including nonpublic information and data) relating to Diamond Hill, its subsidiaries, its funds and its clients, and afford access to the business, properties, assets, books, records and personnel of Diamond Hill, its subsidiaries, its funds and its clients to any third party (and its representatives subject to the terms and obligations of such acceptable confidentiality agreement applicable to such third party), in each case, in connection with, or for the purpose of, encouraging, facilitating or assisting an acquisition proposal or acquisition inquiry; provided, that Diamond Hill will provide or make available to First Eagle any nonpublic information that is provided or made available to any such third party that was not previously provided to First Eagle or its representatives substantially contemporaneously with (and in any event within 48 hours of) the time it is provided to such third party and, unless otherwise requested by First Eagle, in the same manner so provided to such third party; and
•
subject to the entry into, and solely in accordance with, an acceptable confidentiality agreement, engage in discussions or negotiations with any third parties (and their respective representatives) with respect to an acquisition proposal or potential acquisition proposal or otherwise cooperate with, or assist or participate in, or facilitate, any such acquisition inquiry.

Diamond Hill was obligated to promptly (and in any event within 24 hours) following the no-shop period start date provide First Eagle a list of excluded parties, including the identity of each excluded party and a copy of any acquisition proposal and any related documents (provided that with respect to any financing commitment letters, any fee amounts, pricing terms and other commercially sensitive terms included in any fee letters that are customarily redacted may be redacted) submitted by such person and the basis on which the Diamond Hill Board made the determination that such excluded party is an excluded party. As of January 14, 2026, there were no excluded parties.
For purposes of the merger agreement, an “excluded party” means any third party or group of third parties identified as an excluded party in writing by Diamond Hill to First Eagle on or prior to the no-shop period start date: (i) who is not a no-shop party, (ii) from whom Diamond Hill or any of its representatives has received a written bona fide acquisition proposal after the execution of the merger agreement and prior to the no-shop period start date, and (iii) which acquisition proposal the Diamond Hill Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes, or would reasonably be expected to result in or constitute, a superior proposal (as defined below under the section “The Merger Agreement—No Solicitation of Other Offers by Diamond Hill”); provided that a third party or group of third parties will immediately cease to be an excluded party upon the earlier to occur of the following (a) such acquisition proposal made by such third party or group of third parties is withdrawn by written notice to Diamond Hill, (b) such acquisition proposal, in the good faith determination of the Diamond Hill Board, after consultation with its financial advisors and outside legal counsel, no longer is, or would no longer be reasonably expected to result in or constitute, a superior proposal, and (c) 11:59 p.m. (New York City time) on January 19, 2026 (the earlier date to occur of the foregoing (a) - (c) with respect to such excluded party, the “cut-off date”).
Except as may have related to any excluded party (only for so long as such third party or group was an excluded party) or as expressly permitted by the merger agreement, (A) from and following the execution of the merger agreement, with respect to any no-shop party, and (B) from and following the no-shop period start date, with respect to any other third party, its affiliates and its representatives, Diamond Hill agreed to, and agreed to cause its subsidiaries and their respective officers and directors to, and must instruct and use reasonable best efforts to cause their respective other representatives to:
•	immediately terminate (or cause to be terminated) any discussions or negotiations with any such third party and its affiliates and representatives with respect to any acquisition proposal; and
•
promptly (and, in any event, within 24 hours thereafter) terminate all physical and electronic data room access granted to any such third party and its affiliates and representatives in connection with any acquisition proposal or acquisition inquiry, or its consideration of any acquisition proposal or acquisition inquiry, cease providing any further information or access with respect to Diamond Hill, its subsidiaries or any acquisition proposal or acquisition inquiry to any such third party and its affiliates and representatives and request the return or destruction by such third party and its affiliates and representatives of all nonpublic information concerning Diamond Hill and its subsidiaries.

Notwithstanding the commencement of Diamond Hill’s obligations following the no-shop period start date under the merger agreement, Diamond Hill and its representatives were permitted to engage in the activities described in this section with respect to any excluded party (but only for so long as such third party or group was an excluded party) following the no-shop period start date and prior to the cut-off date for such excluded party, including with respect to any amended acquisition proposal submitted by such excluded party following the no-shop period start date and prior to the cut-off date for such excluded party.

If Diamond Hill had terminated the merger agreement with respect to a superior proposal prior to the applicable cut-off date for an excluded party to enter into a written definitive agreement with such excluded party, the termination fee payable to First Eagle would have been $9,000,000.
No Solicitation of Other Offers by Diamond Hill
Except as expressly permitted in the merger agreement, and except for actions expressly permitted as they may relate to any excluded party and its representatives until the cut-off date for such excluded party, Diamond Hill has agreed that, from the no-shop period start date until the earlier to occur of the valid termination of the merger agreement and the effective time, Diamond Hill will not, and will cause its subsidiaries and its and their respective officers and directors not to, and will instruct and use reasonable best efforts to cause its and their respective other representatives not to, directly or indirectly:
(a)
solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly facilitate or encourage the submission of any offer, inquiry, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

(b)
engage in, continue, knowingly facilitate or otherwise participate in any discussions or negotiations regarding an acquisition proposal, furnish to any third party (including any person who has ceased to be an excluded party) any nonpublic information relating to Diamond Hill or any of its subsidiaries or afford any such third party access to the business, properties, assets, books or records of Diamond Hill or any of its subsidiaries, in each case in connection with, or for the purpose of, knowingly encouraging, facilitating or assisting an acquisition proposal;

(c)	approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to an acquisition proposal;
(d)
enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, commitment, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an acquisition proposal or that requires Diamond Hill to abandon, terminate or fail to consummate the merger on the terms provided in the merger agreement; or

(e)	resolve, endorse, recommend, commit, agree or propose or authorize any of the foregoing (a)-(d).
From the date of the merger agreement until the effective time or, if earlier, the valid termination of the merger agreement, Diamond Hill has agreed that it will not, and will cause its subsidiaries not to, terminate, amend, modify or waive any standstill or similar agreement to which Diamond Hill or any of its subsidiaries is a party that remains in effect following the execution of the merger agreement, unless the Diamond Hill Board or any duly authorized committee thereof has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and such waiver is limited to the extent necessary to allow such person to make a confidential acquisition proposal to the Diamond Hill Board that constitutes or would reasonably be expected to result in a superior proposal.
Except as expressly permitted in the merger agreement, until the earlier to occur of the valid termination of the merger agreement and the effective time, neither the Diamond Hill Board nor any committee thereof shall: (i) withdraw, rescind or withhold (or qualify, amend or modify in a manner adverse to First Eagle or Merger Sub), or publicly propose or announce its intention to do the same, the Diamond Hill Board’s recommendation that Diamond Hill shareholders vote to adopt the merger agreement, or fail to include such recommendation in this proxy statement, (ii) other than with respect to a tender offer or exchange offer, within ten business days of First Eagle’s written request (or if the special meeting is to be held within five business days, then within two business days after First Eagle so requests and, in any event, prior to the special meeting), fail to issue a press release publicly affirming the Diamond Hill Board’s recommendation, make or reaffirm such recommendation following the date any acquisition proposal or any material modification thereto is first published or broadly sent or given to the Diamond Hill shareholders (provided that First Eagle will be entitled to make such a written request for a press release or other reaffirmation only once for each acquisition proposal and for each material modification to such acquisition proposal), (iii) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against, or make any recommendation in support of, any acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange

Act within 10 business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or any subsequent amendment thereto) or (iv) publicly resolve, endorse, recommend, commit, agree or propose or authorize any of the foregoing (any of the foregoing in clauses (i) through (iv) referred to as an “adverse recommendation change”).
Notwithstanding the prohibitions described above, if prior to the Diamond Hill shareholders adopting the merger agreement, Diamond Hill receives a bona fide written acquisition proposal on or after the date of the merger agreement that did not result from a breach in any material respect of Diamond Hill’s non-solicitation obligations and the Diamond Hill Board determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a superior proposal (as defined below), Diamond Hill may engage in negotiations or discussions with such third party and its representatives and furnish to such third party or its representatives nonpublic information relating to Diamond Hill or any of its subsidiaries and afford access to the business, properties, assets, books or records and personnel of Diamond Hill or any of its subsidiaries pursuant to a confidentiality agreement with such third party that contains terms that are no less favorable in the aggregate to Diamond Hill than those contained in the confidentiality agreement between DHCM and First Eagle, provided that Diamond Hill also provides First Eagle or its representatives the same such nonpublic information (to the extent not previously provided to First Eagle) substantially contemporaneously with (and in any event within 24 hours of) providing it to the third party and, unless otherwise requested by First Eagle, in the same manner so provided to such third party.
Following the no-shop period start date and prior to the earlier of the valid termination of the merger agreement and the effective time, Diamond Hill is obligated to notify First Eagle promptly (and in any event within 24 hours) of any receipt, after such time, by Diamond Hill of any acquisition proposal (including any offer, inquiry, proposal or indication of interest that constitutes or would reasonably be expected to lead to, result in or constitute an acquisition proposal) or any amendment or modification to the material terms of any acquisition proposal from a third party who is not an excluded party. The notice must include, to the extent then known to Diamond Hill, the identity of the person making such acquisition proposal and the material terms and conditions thereof, along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith (however, with respect to financing commitment letters, any fee amounts, pricing terms and other commercially sensitive terms included in any fee letters that are customarily redacted may be redacted). Diamond Hill must also notify First Eagle promptly (and in any event within 24 hours) of any request for nonpublic information relating to Diamond Hill or any of its subsidiaries or for access to the business, properties, assets, books or records or personnel of Diamond Hill or any of its subsidiaries by any third party that has notified Diamond Hill that it is considering making, or has made, an acquisition proposal or any offer, inquiry, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, result in or constitute an acquisition proposal.
Without limiting the foregoing, Diamond Hill must keep First Eagle reasonably informed on a reasonably current basis (but in no event less often than once every 24 hours) of any changes to the status and material terms and conditions (along with unredacted copies of all material proposed transaction agreements and other material documents (including any related financing commitment letters, provided that any fee amounts, pricing terms and other commercially sensitive terms included in any fee letters that are customarily redacted may be redacted) provided in connection therewith) of such acquisition proposal from a third party who is not an excluded party (or any offer, inquiry, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, result in or constitute an acquisition proposal).
An “acquisition proposal” for purposes of the merger agreement means any third party offer or proposal relating to, in a single transaction or series of related transactions, directly or indirectly:
•
any acquisition or purchase of 20% or more of the consolidated assets of Diamond Hill and its subsidiaries, taken as a whole (based on the fair market value thereof) or to which 20% or more of the consolidated revenues or earnings of Diamond Hill and its subsidiaries, taken as a whole, are attributable, including through the acquisition of equity securities in one or more of Diamond Hill’s subsidiaries owning such assets;

•
the issuance to such person or acquisition by such person of securities that would result in such person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) representing 20% or more of any class of equity or voting securities of Diamond Hill (including the shares of Diamond Hill common stock) or any of Diamond Hill’s subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Diamond Hill; or

•
any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) securities representing 20% or more of any class of equity or voting securities of Diamond Hill (including shares of Diamond Hill’s common stock) or any of Diamond Hill’s subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Diamond Hill;

with respect to any of the above transactions, whether by way of any merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Diamond Hill or any of its subsidiaries.
A “superior proposal” for purposes of the merger agreement means a bona fide, written acquisition proposal (but substituting “more than 50%” for all references to “20% or more” in the definition of such term) made after the date of the merger agreement that the Diamond Hill Board determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to Diamond Hill shareholders (solely in their capacity as such) than the merger, in each case, after taking into consideration:
•
all relevant factors (including the identity of the counterparty, the terms and conditions of such acquisition proposal (including the transaction consideration, conditionality, timing, certainty of financing and regulatory approvals and the expected timing and likelihood of consummation and such other factors reasonably determined by the Diamond Hill Board in good faith to be relevant)); and

•	if applicable, any changes to the terms of the merger agreement proposed by First Eagle pursuant to First Eagle’s “match rights,” described below under “—Change of Recommendation; Match Rights.”
Change of Recommendation; Match Rights
The merger agreement requires the Diamond Hill Board to recommend that the Diamond Hill shareholders vote to adopt the merger agreement and not make an adverse recommendation change as described above. Notwithstanding the foregoing, prior to the Diamond Hill shareholders adopting the merger agreement, subject to certain requirements:
•
the Diamond Hill Board may, in response to a bona fide written acquisition proposal that: (i) Diamond Hill received on or after the date of the merger agreement that has not been withdrawn, (ii) did not result from a breach in any material respect of Diamond Hill’s non-solicitation obligations and (iii) the Diamond Hill Board determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a superior proposal, make an adverse recommendation change or terminate the merger agreement in order to substantially concurrently enter into a written definitive agreement for such superior proposal; or

•
the Diamond Hill Board may make an adverse recommendation change in response to an intervening event (as defined below) if the Diamond Hill Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable law.

Prior to making an adverse recommendation change for any reason set forth above, Diamond Hill must provide First Eagle four business days’ prior written notice advising First Eagle that it intends to make an adverse recommendation change or terminate the merger agreement. The notice must specify, in reasonable detail, the reasons for the adverse recommendation change, and the facts and circumstances relating to the intervening event (as defined below), or in the case of a superior proposal, the identity of the person or group making such proposal, the terms and conditions of the proposal (including the consideration offered therein) and attach an unredacted copy of all proposed agreements (including a true and complete copy of any proposed definitive agreement for such superior proposal, if any) and an unredacted copy of all other documents and information described above under “—No Solicitation of Other Offers by Diamond Hill” for any adverse recommendation change due to a superior proposal.
In each case, Diamond Hill must, and must cause its representatives to, negotiate with First Eagle in good faith (to the extent First Eagle wishes to negotiate) during such four business day period any proposal by First Eagle to amend the merger agreement in a manner that would eliminate the need for the Diamond Hill Board to make an adverse recommendation change. The Diamond Hill Board must make all of the required determinations regarding its fiduciary duties again at the end of such four business day period (after considering in good faith the amendments to the merger agreement proposed by First Eagle) and may only make its adverse recommendation change if it determines in good faith at the end of such four business day period that the failure of the Diamond Hill Board to make such adverse recommendation change would be inconsistent with its fiduciary duties under applicable law, and, in the case of superior proposal, that such acquisition proposal continues to constitute a superior proposal. With respect to any adverse recommendation change in response to a superior proposal, if there is any change to any of the financial terms (including any revision to the form, amount or timing of payment of consideration proposed to be received by Diamond Hill shareholders as a result of such superior proposal) or any other material terms of the then-existing superior proposal, Diamond Hill must again comply with the obligations described in this paragraph, except that references to the applicable four business day period will be replaced with two business days (however, such new notice shall in no event shorten the original four business day notice period).
An “intervening event” for purposes of the merger agreement is any material event, fact, circumstance, development or occurrence that:
•
was not known to or reasonably foreseeable by the Diamond Hill Board as of the date of the merger agreement, which event or circumstance becomes known to or by the Diamond Hill Board prior to receipt of Diamond Hill shareholders’ approval of the merger agreement proposal or was known to or reasonably foreseeable by the Diamond Hill Board as of the date of the merger agreement, but the consequences of which (or the magnitude thereof) were not known to or reasonably foreseeable by the Diamond Hill Board as of the date of the merger agreement; and

•	does not relate to an acquisition proposal;
provided that in no event will the following constitute or be taken into account in determining the existence of an intervening event: (a) the fact, in and of itself, of Diamond Hill meeting, failing to meet or exceeding any internal or published revenue or earnings forecasts or projections for any period, (b) changes in the market price or trading volume of Diamond Hill common stock, or (c) any change, event or development consisting of or resulting primarily from any breach of the merger agreement by Diamond Hill or its subsidiaries (provided that in the case of the foregoing clauses (a) and (b), the underlying causes of such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence may be considered and taken into account in determining whether there has been an intervening event).
In addition, nothing in the merger agreement prohibits Diamond Hill or the Diamond Hill Board from: (a) taking and disclosing to Diamond Hill’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to the transactions contemplated by the merger agreement or any acquisition inquiry or acquisition proposal (provided that neither Diamond Hill nor the Diamond Hill Board may make an adverse recommendation change unless permitted by the merger agreement), (b) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (c) with respect to any person or group and their respective representatives who has made an acquisition inquiry or an acquisition proposal that was not solicited in breach in any material respect of the merger agreement, contacting and engaging in discussions with such person or group solely for the purpose of clarifying the terms and conditions thereof or informing such third party of the non-solicitation restrictions imposed by the merger agreement.
Efforts to Obtain Regulatory Clearances
Under the merger agreement, First Eagle and Diamond Hill are required to use reasonable best efforts to take, or cause to be taken (including by causing their affiliates to take), all actions (including instituting or defending any legal proceeding), and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as reasonably practicable (and in any event, prior to the end date), including:
•
preparing and filing as promptly as reasonably practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•
obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as soon as practicable (and in any event, prior to the end date).

In furtherance and not in limitation of the obligations described in the previous paragraph, the merger agreement requires Diamond Hill and First Eagle to (and First Eagle to cause GC Ferry Parent, L.P., as its “Ultimate Parent Entity”

as defined in the HSR Act (“Parent Holdco”), and its other affiliates to make (a) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement with the Antitrust Division of the DOJ and the FTC as promptly as reasonably practicable and in any event within 25 business days after the date of the merger agreement (and such filings shall request early termination of any applicable waiting period under the HSR Act), which filing is expected to be made on behalf of the parties on or around January 16, 2026 (and the waiting period is expected to expire on or around February 15, 2026 at 11:59 p.m. Eastern Time, unless it is extended by request for additional information or terminated earlier or if Diamond Hill pull and refiles, and (b) any other required filings pursuant to applicable laws as promptly as practicable after the date of the merger agreement. To facilitate these filings, each of Diamond Hill and First Eagle are required to (and First Eagle must cause Parent Holdco and its other affiliates to) furnish to the other party as promptly as practicable all information within its (or Parent Holdco’s or its other affiliates’) control reasonably requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any applicable law in connection with the transactions contemplated by the merger agreement. The merger agreement also requires First Eagle and Diamond Hill to respond as promptly as practicable to any inquiries received from any governmental authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable laws and use reasonable best efforts to promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and, if applicable, any other applicable laws as promptly as practicable.
None of First Eagle, Merger Sub or their respective affiliates will “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other applicable law (including any competition law), as the case may be, unless Diamond Hill has consented in writing in advance to such withdrawal (such consent not to be unreasonably withheld, conditioned or delayed), and none of First Eagle, Merger Sub, Parent Holdco or any of their respective affiliates shall extend any waiting period under the HSR Act or enter into any timing agreement or any other agreement with any governmental authority to intentionally delay or not to consummate the transactions contemplated by the merger agreement, except with the prior written consent of Diamond Hill.
Each of First Eagle and Diamond Hill agreed to use reasonable best efforts to take, or cause to be taken (including by causing their affiliates and, in the case of First Eagle, Parent Holdco to take), all actions necessary to resolve any objections asserted or legal proceedings instituted by any governmental authority or third party challenging any of the transactions contemplated by the merger agreement as promptly as practicable and obtain any needed authorization, consent or approval of a governmental authority or to avoid or eliminate any impediments under the HSR Act, any such other competition law or other applicable law so as to enable the consummation of the transactions under the merger agreement no later than the end date, including:
•	agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of First Eagle, Diamond Hill or any of their respective subsidiaries;
•	terminating, amending or assigning any existing relationships and contractual rights and obligations;
•	terminating any venture or other arrangement or disposing of any assets of First Eagle, Diamond Hill or any of their respective subsidiaries;
•	granting any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any third party;
•
imposing limitations on First Eagle, Merger Sub, Diamond Hill or any of their respective subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets;

•	effectuating any other change to, or restructuring of, First Eagle, Diamond Hill or any of their respective subsidiaries;
•
opposing (a) any administrative or judicial legal proceeding that is initiated or threatened to be initiated challenging the merger agreement or the consummation of the transactions contemplated thereby (including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed), and (b) any request for or the entry of any order that would reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated by the merger agreement (and seek to have the same vacated or terminated), including, in the case of either (a) or (b), by defending through litigation any legal proceeding brought by any person in any court or before any governmental authority, and pursuing all available avenues of administrative and judicial appeal (and, in each case, entering into agreements with or stipulating to the entry of an order by, any governmental authority in connection with any of the foregoing and in the case of legal proceedings by or with respect to Diamond Hill, by consenting to any such action), in each case, as may be required (i) by the applicable governmental authority in order to resolve such objections as such governmental authority may have to such transactions under the HSR Act or any other applicable law or (ii) by any domestic or foreign court or other tribunal in any legal proceeding challenging such transactions as violative of any competition law or any other applicable law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by the merger agreement; and
Prior to the earlier of the expiration of any waiting period or obtaining of any approval from any governmental authority applicable to the transactions contemplated by the merger agreement, First Eagle must not, and must cause Parent Holdco and its controlled affiliates not to, take any action (including entering into or consummating any contracts or arrangements for an acquisition, however structured, of any ownership interest, assets or rights in any person) if such action would: (a) reasonably be expected to make it materially more likely that there would arise any impediments under any competition law or any other applicable law that may be asserted by any governmental authority to the consummation of the merger and the other transactions contemplated by the merger agreement as promptly as practicable, or (b) impose any material delay in the expiration of any waiting period or obtaining of any approval from any governmental authority applicable to the transactions contemplated by the merger agreement.
Nothing in the merger agreement will require First Eagle or its affiliates to (and, except as otherwise expressly permitted by the merger agreement, Diamond Hill and its subsidiaries will not, without First Eagle’s prior written consent): (i) agree to or take any regulatory action involving a governmental authority that would have, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on either First Eagle and its subsidiaries, taken as a whole, on one hand, or Diamond Hill and its subsidiaries, taken as a whole, on the other hand, or (ii) offer or make any payment or concession (financial or otherwise) or take or agree to any action under this subsection in each case that is not contingent on the closing occurring. Further, First Eagle’s affiliates will not be required to take, or refrain from taking, any regulatory action described above with respect to any investment fund or investment vehicle that directly or indirectly controls, manages, advises or is under common control with First Eagle, their respective portfolio companies or any investment or interest, other than with respect to First Eagle, Diamond Hill or any of their respective subsidiaries or controlled affiliates (and other than Parent Holdco’s and First Eagle’s other affiliates’ obligations to make filings or furnish information and refrain from taking actions described in the immediately preceding paragraph).
Solely at the request of First Eagle, Diamond Hill will agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Diamond Hill or any of its subsidiaries, though any such action will be conditioned upon the consummation of the merger.
Under the merger agreement, First Eagle and Diamond Hill also agreed to:
•
promptly notify the other parties of any substantive communication to that party from any governmental authority regarding the merger agreement or the transactions contemplated thereby and, subject to applicable law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any governmental authority with respect to the foregoing and consider in good faith any comments such other may party may provide;

•
not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the merger agreement or the merger and the other transactions contemplated thereby unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate thereat;

•
furnish the other parties with copies of all filings and material correspondences and communications between them and their affiliates and their respective representatives, on the one hand, and any governmental authority or members or their respective staffs, on the other hand, with respect to any applicable laws (including competition laws) in connection with the merger agreement; and

•
consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to the merger agreement relating to proceedings under any applicable law (including competition law).

Without limiting First Eagle’s and Diamond Hill’s respective obligations described above to use reasonable best efforts to take all actions as may be necessary, subject to the limitations described above, to obtain all required approvals, First Eagle and Diamond Hill have agreed that First Eagle will have the right to direct all matters with any governmental authority consistent with its obligations under the merger agreement, including, for the avoidance of doubt, final decision-making authority regarding the strategy for obtaining necessary approvals or responding to any request from, inquiry by, or investigation by any governmental authority in connection with the merger agreement and the transactions contemplated thereby; provided that First Eagle reasonably consults with and considers in good faith the input of Diamond Hill relating to such strategy; and provided further that First Eagle will not extend any waiting period under the HSR Act or under any other applicable competition law or enter into any agreement with any governmental authority not to consummate the transactions contemplated by the merger agreement without Diamond Hill’s prior written consent, which, in the case of extending any such waiting period, will not be unreasonably withheld. Any documents or other materials provided in connection with this process may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Diamond Hill or other competitively sensitive material and the parties may, as each deems advisable, reasonably designate any material provided under this section as “outside counsel only material.”
Employee Matters
For 12 months following the effective time (or, if shorter, an employee’s remaining period of employment), First Eagle will cause the surviving corporation or its subsidiaries to provide each Diamond Hill employee whose employment continues after the effective time (each referred to as a “continuing employee”): (i) base salary or wages, and target short- and long-term incentive opportunities, which are allocated from a compensation pool that, on an aggregate basis, is substantially equivalent in value to the aggregate compensation pool from which such continuing employees were compensated for the fiscal year ended immediately prior to the effective time, inclusive of the value of equity and other long-term incentive compensation and matching contributions made by Diamond Hill under Diamond Hill’s 401(k) Plan (subject to proportionate reduction if, as and when any continuing employee’s continuation period terminates); provided, that First Eagle retains the discretion to determine the type and form of such elements of compensation (as well as the allocation of value among such elements), (ii) employee benefits that, on an aggregate basis, are at least substantially comparable, as determined by First Eagle, to either (x) the employee benefits provided to such continuing employee as of immediately prior to the effective time and (y) the employee benefits provided to similarly situated employees of First Eagle and its subsidiaries, and (iii) certain severance protections, subject to the continuing employee’s execution and non-revocation of a release of claims.
Further, each continuing employee shall be eligible to receive an annual cash bonus in the ordinary course in respect of the fiscal year in which the closing occurs; provided, that such bonus shall be no less than the amount accrued therefor (as reflected in Diamond Hill’s financial statements) for the portion of the year elapsed between the beginning of the fiscal year in which the closing occurs and the closing date. Such bonus shall be paid to each continuing employee at the time when bonuses would ordinarily be paid under the applicable annual incentive plan (and otherwise subject to the terms of such plan); provided, that if a continuing employee’s employment is terminated without cause following the closing but prior to the bonus payment date, such bonus amount shall be paid to such continuing employee within 30 days.
Directors’ and Officers’ Indemnification and Insurance
Under the merger agreement, for a period of six years after the effective time, the surviving corporation must, and First Eagle must cause the surviving corporation to, indemnify and hold harmless each present and former director, officer and employee of Diamond Hill and its subsidiaries and their respective successors and heirs against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with such persons having served as a director, officer or employee of Diamond Hill prior to the effective time, in each case to the same extent and under the same conditions and procedures (including with respect to the advancement of expenses) that such person is entitled to under Diamond Hill’s articles of incorporation and code of regulations in effect on the date of the merger agreement.
In addition, for a period of six years following the effective time, the surviving corporation is required to (and First Eagle is required to cause the surviving corporation to) maintain in effect provisions in the articles of incorporation, code of regulations or other organizational documents of the surviving corporation and its subsidiaries (or in such documents of any successor to the business of the surviving corporation or its subsidiaries) regarding elimination of liability of directors, indemnification of directors and officers and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence on the date of the merger agreement.
Prior to the effective time, (a) Diamond Hill will, (b) if First Eagle elects, First Eagle will, or (c) if Diamond Hill is unable to, the surviving corporation will (and First Eagle will cause the surviving corporation to) as of the effective time, purchase (and fully pay the premium for) a prepaid, noncancellable “tail policy” on terms and conditions (in both amount and scope) no less favorable than the current directors’ and officers’ liability coverage of Diamond Hill’s existing directors’ and officers’ insurance policies and Diamond Hill’s existing fiduciary liability insurance policies, which insurance policies will (i) be for a period of six years after the effective time with respect to matters arising at or prior to the effective time, (ii) be from an insurance carrier with the same or better credit rating as Diamond Hill’s current insurance carrier with respect to such insurance policies, and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Diamond Hill’s existing policies as of the date of the merger agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an indemnified person by reason of their having served in such capacity that existed at or prior to the effective time, provided Diamond Hill shall not be permitted to pay a premium amount in excess of 300% of the premium amount per annum for Diamond Hill’s existing policies for any such extension policy without First Eagle’s prior written consent. If and only if Diamond Hill or the surviving corporation for any reason fails to obtain such “tail” insurance policies as of the effective time, the surviving corporation must maintain in effect, for a period of at least six years from the effective time, Diamond Hill’s directors’ and officers’ liability insurance and fiduciary liability insurance policies in place as of the date of the merger agreement with Diamond Hill’s current insurance carrier or with an insurance carrier with the same or better credit rating with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Diamond Hill’s existing policies as of the date of the merger agreement, or the surviving corporation must purchase from Diamond Hill’s current insurance carrier or from an insurance carrier with the same or better credit rating comparable insurance policies for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in Diamond Hill’s existing policies as of the date of the merger agreement, provided that in no event must First Eagle or the surviving corporation expend for such policies a premium amount in excess of 300% of the premium amount per annum for Diamond Hill’s existing policies, and if the aggregate premiums of such “tail” insurance coverage would otherwise exceed such amount, the surviving corporation must obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding such amount.
Financing of the Merger
First Eagle has, and will have through the closing, sufficient unrestricted cash, available lines of credit or other sources of immediately available funds to enable First Eagle to make payment of the merger consideration and any other amounts required to be paid by it at closing.
The merger is not subject to a financing condition. As of the date of this proxy statement, First Eagle intends to fund the merger consideration with a combination of cash on hand and by drawing on all or a portion of one or more credit facilities existing under the Existing Credit Agreement, which as of the date of this proxy statement has unfunded commitments sufficient to fund the merger consideration and anticipated related expenses. Borrowings under the Existing Credit Agreement are subject to customary conditions. First Eagle is not obligated to finance the merger consideration with borrowings under the Existing Credit Agreement and may seek alternative sources of financing.
In connection with the merger, it is expected that amounts outstanding under the Diamond Hill Credit Agreement will be fully repaid and that all commitments thereunder will be terminated.
Financing Cooperation; Actions with respect to Diamond Hill Debt
Under the merger agreement, Diamond Hill must use its reasonable best efforts to, and must cause its subsidiaries and their respective personnel and advisors to use their reasonable best efforts to, provide such assistance in connection with the arrangement of any debt financing as may be reasonably requested by First Eagle in writing and is necessary or customary for debt financings of the type so contemplated, subject to certain limitations set forth in the merger agreement.
In connection with and conditioned upon the closing, First Eagle intends to, in coordination with Diamond Hill, terminate and fully repay (x) the indebtedness incurred under the Diamond Hill Credit Agreement and (y) certain other indebtedness incurred by Diamond Hill prior to the closing date (collectively, the “payoff indebtedness”).

The merger agreement provides that Diamond Hill must, in connection with and conditioned upon the closing, deliver, with respect to each item of payoff indebtedness, an executed payoff letter in form and substance reasonably satisfactory to First Eagle in which the payee agrees that upon payment of the amount specified in such payoff letter, among other things: (i) all outstanding obligations of Diamond Hill and its subsidiaries arising under or related to the applicable payoff indebtedness shall be repaid, discharged and extinguished in full (other than any such obligations that, by their terms, survive termination of the applicable documentation related to such payoff indebtedness), and (ii) all liens in connection therewith shall be released.
This proxy statement does not constitute a notice of repayment or redemption of any of the foregoing. See the section titled “The Merger (Proposal 1)—Financing of the Merger.”
Registered Fund Boards
Diamond Hill and First Eagle have agreed, subject to their and their affiliates’ respective fiduciary duties, to synchronize the membership of the Diamond Hill fund board with the membership of the First Eagle fund board at closing. In furtherance of this, (i) Diamond Hill has agreed to include a shareholder proposal for the election of First Eagle-designated nominees as trustees of the Diamond Hill fund board in the fund proxies that will be sent to fund shareholders in connection with the merger, and (ii) First Eagle has agreed to, subject to its and its affiliates’ fiduciary duties, cause the election or appointment and seating (which may be in an interim or emeritus capacity) of three (or such lesser number as may be agreed by Diamond Hill) members of the current Diamond Hill fund board to the First Eagle fund board.
Other Covenants
The merger agreement contains additional agreements of First Eagle, Diamond Hill and Merger Sub relating to, among other things:
•
Diamond Hill and DHCM are to use its reasonable best efforts to obtain, as promptly as reasonably practicable after the no-shop period start date, the consent of its clients for which consent to the deemed assignment of such client’s advisory agreement is required by applicable law or such client’s advisory agreement as a result of the transactions contemplated by the merger agreement;

•
the coordination between First Eagle and Diamond Hill regarding press releases and other public announcements or filings relating to the merger agreement or the transactions contemplated by the merger agreement;

•	First Eagle taking all action necessary to cause Merger Sub to perform its obligations under the merger agreement;
•	the notification of certain matters and the settlement of any litigation relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement;
•
actions to cause the disposition of equity securities of Diamond Hill held by each individual who is, or at the effective time will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Diamond Hill to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	First Eagle refraining from making announcements of certain actions with respect to Diamond Hill’s registered funds; and
•	the delisting from Nasdaq of Diamond Hill common stock and deregistration of Diamond Hill common stock under the Exchange Act.
Conditions to the Merger
The respective obligations of each party to consummate the merger are subject to the satisfaction or waiver of the following conditions:
•	Diamond Hill shareholders having approved the adoption of the merger agreement in accordance with the OGCL;
•
no order issued by any court of competent jurisdiction or other governmental authority or applicable law prohibiting, rendering illegal or permanently enjoining the consummation of the merger being in effect; and

•	any applicable waiting period (including any extension thereof and any timing agreement with a governmental authority) under the HSR Act relating to the merger having expired or been terminated.
The obligations of First Eagle and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:
•
Diamond Hill having performed and complied with in all material respects all of the covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger;

•
(a) the representations and warranties of Diamond Hill set forth in the merger agreement regarding corporate existence and power, corporate authorization, non-contravention, capitalization, finders’ fees, opinion of its financial advisor and takeover statutes (i) that are not qualified by material adverse effect or other materiality qualifications being true and correct other than for de minimis inaccuracies and (ii) that are qualified by material adverse effect or other materiality qualifiers being true and correct without disregarding such material adverse effect or other materiality qualifications, (b) the representations and warranties of Diamond Hill set forth in the merger agreement regarding the absence of any changes, effects, developments, circumstances, conditions, facts, states of facts, events or occurrences that have or would reasonably be expected to have a material adverse effect on Diamond Hill being true and correct in all respects and (c) all other representations and warranties of Diamond Hill set forth in the merger agreement (disregarding any materiality or material adverse effect qualifications contained therein) being true and correct, except in the case of this clause (c), for such failure to be true and correct that has not had and would not reasonably be expected to have a material adverse effect on Diamond Hill, in the case of each of clauses (a) through (c), as of the closing date of the merger as if made on and as of the closing date of the merger (except representations and warranties that by their terms address matters only as of another specified time, in which case as of such time);

•	no material adverse effect on Diamond Hill having occurred since the date of the merger agreement and be continuing;
•
as of the calculation time, the Closing Revenue Run-Rate shall be no less than 78% of the Base Date Revenue Run. The revenues attributable to any client for which either (i) consent to the Advisers Act assignment of its advisory agreement with DHCM, or (ii) in the case of a 1940 Act fund, board approval and, to the extent required by applicable law, shareholder approval of a new advisory agreement with DHCM, is required by applicable law or such client’s advisory agreement with DHCM as a result of the transactions contemplated by the merger agreement, but that has failed to provide (or failed to be deemed to provide) such consent or approval, shall be excluded for purposes of calculating the Closing Revenue Run-Rate; and

•
First Eagle having received a certificate, signed on behalf of Diamond Hill by an executive officer of Diamond Hill, to the effect that the conditions set forth in the foregoing four bullets have been satisfied.

The obligation of Diamond Hill to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:
•
each of First Eagle and Merger Sub having performed and complied with in all material respects all of the covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger;

•
(a) the representations and warranties of First Eagle and Merger Sub set forth in the merger agreement regarding corporate existence and power, corporate authorization, non-contravention, finders’ fees and solvency (i) that are not qualified by material adverse effect or other materiality qualifiers being true and correct in all respects other than for de minimis inaccuracies, and (ii) that are qualified by material adverse effect or other materiality qualifiers being true and correct without disregarding such material adverse effect or other materiality qualifiers qualifications, and (b) all other representations and warranties of First Eagle and Merger Sub set forth in the merger agreement (disregarding any qualification as to materiality or material adverse effect contained therein) being true and correct in all respects, except in the case of this clause (b), for such failure to be true and correct that has not had, and would not reasonably be expected to have a material adverse effect on First Eagle, in the case of each of clauses (a) through (b), as of the closing date of the merger as if made on and as of the closing date of the merger (except representations and warranties that by their address matters only as of another specified time, in which case as of such time); and

•	Diamond Hill having received a certificate, signed by an executive officer of First Eagle, to the effect that the conditions set forth in the foregoing two bullets have been satisfied.
Termination of the Merger Agreement
Termination by First Eagle or Diamond Hill
The merger agreement may be terminated at any time before the effective time:
•	by mutual written agreement of First Eagle and Diamond Hill; or
•	by either First Eagle or Diamond Hill, if:
•
the merger has not been consummated on or before the end date, which is 11:59 p.m. Eastern Time on December 10, 2026; provided, that the right to terminate the merger agreement described herein will: (i) not be available to any party who is in breach of, or has breached, its obligations under the merger agreement, where such breach has primarily caused or primarily resulted in the failure of the closing of the merger to occur on or before the end date, and (ii) be subject to the provision of the merger agreement that provides that the parties to the merger agreement waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of speciﬁc performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law;

•
any court or other governmental authority of competent jurisdiction has issued a final, non-appealable order rendering illegal or permanently restraining, enjoining or otherwise prohibiting the consummation of the merger; provided that, at the time at which such person would otherwise exercise such termination right, the material breach by such person (and, in the case of First Eagle, Merger Sub’s) of its (or their) obligations under the merger agreement has not been the primary cause of, or primarily resulted in, the events specified in this bullet; or

•
the special meeting (including any adjournments or postponements thereof) has been duly convened and a vote on the adoption of the merger agreement has been taken and the Diamond Hill shareholders have not adopted the merger agreement.

Termination by Diamond Hill
The merger agreement may be terminated at any time before the effective time by Diamond Hill if:
•
prior to Diamond Hill shareholders adopting the merger agreement, the Diamond Hill Board authorizes Diamond Hill to enter into a written definitive agreement constituting a superior proposal in accordance and in compliance with Diamond Hill’s obligations described under “—Go Shop”, “—No Solicitation of Other Offers by Diamond Hill” and “—Change of Recommendation; Match Rights” (with such agreement being entered into substantially concurrently with the termination of the merger agreement); provided that concurrently with such termination, Diamond Hill pays to First Eagle the termination fee described below; or

•
First Eagle and/or Merger Sub have breached any representation or warranty or failed to perform their respective covenants or agreements set forth in the merger agreement that: (a) causes any of the conditions to Diamond Hill’s obligations to consummate the merger not to be satisfied and (b) is incapable of being cured or, if curable, is not cured by the date that is 20 business days after its receipt of written notice thereof from Diamond Hill (or, if earlier, three business days prior to the end date); provided that Diamond Hill is not then in material breach of the merger agreement, nor is there any inaccuracy of any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of any of the conditions to First Eagle’s and Merger Sub’s obligations to consummate the merger.

Termination by First Eagle
The merger agreement may be terminated at any time before the effective time by First Eagle if:
•
prior to the Diamond Hill shareholders adopting the merger agreement, the Diamond Hill Board has effected an adverse recommendation change as described under “—Go Shop”, “—No Solicitation of Other Offers by Diamond Hill” or “—Change of Recommendation; Match Rights” (provided that, at the time at which First Eagle would exercise this termination right, neither First Eagle nor Merger Sub are in material breach of its or their obligations under the merger agreement); or

•
Diamond Hill has breached any representation or warranty or failed to perform its covenants or agreements set forth in the merger agreement that: (a) causes any of the conditions to First Eagle’s and Merger Sub’s obligations to consummate the merger not to be satisfied and (b) is incapable of being cured or, if curable, is not cured by the date that is 20 business days after its receipt of written notice thereof from First Eagle (or, if earlier, three business days prior to the end date); provided that neither First Eagle nor Merger Sub is then in material breach of the merger agreement, nor is there any inaccuracy of any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of the conditions to Diamond Hill’s obligation to consummate the merger.

Termination Fee and Expenses
Diamond Hill Termination Fee
The merger agreement provides that Diamond Hill will pay First Eagle a termination fee of $18,000,000 if:
•
Diamond Hill terminates the merger agreement with respect to a superior proposal; however, if such termination had been completed prior to the applicable cut-off date for an excluded party to enter into a definitive agreement with such excluded party, the termination fee would have been $9,000,000;

•	First Eagle terminates the merger agreement after the Diamond Hill Board has effected an adverse recommendation change; or
•
(a) the merger agreement is terminated prior to the Diamond Hill shareholders adopting the merger agreement by: (i) First Eagle or Diamond Hill because (A) the Diamond Hill shareholder approval of the adoption of the merger agreement has not been obtained by the end date or (B) the special meeting (including any adjournments or postponements thereof) has been duly convened and a vote on the adoption of the merger agreement has been taken and Diamond Hill shareholders have not adopted the merger agreement, or (ii) First Eagle because of Diamond Hill’s breach of or failure to perform or comply with, one or more of its representations, warranties, covenants or agreements under the merger agreement, (b) following the execution and delivery of the merger agreement and prior to the valid termination of the merger agreement, an acquisition proposal is publicly made or disclosed and not publicly withdrawn or otherwise abandoned at least two business days prior to such termination, and (c) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for the consummation of an acquisition proposal is entered into by Diamond Hill. For purposes of this bullet, the term “acquisition proposal” has the meaning assigned to such term as described under “No Solicitation of Other Offers by Diamond Hill,” except that all references to “20% or more” will be deemed to be references to “more than 50%.”

In no event will Diamond Hill be obligated to pay the termination fee on more than one occasion. For a discussion on remedies and maximum liability in the event the termination fee is paid, see “—Remedies: Maximum Liability” below.
Effect of Termination
In the event of valid termination of the merger agreement in accordance with the terms of the merger agreement, the merger agreement will become void and of no effect (except that provisions relating to the effect of termination, payment of the termination fee and certain other provisions, together with the confidentiality agreement between DHCM and First Eagle, will survive any such termination), and there will be no liability on the part of any of the parties (or any of their respective shareholders, directors, officers, employees, agents, consultants or representatives), except that no party will be relieved of liability to the extent such termination resulted from such party’s fraud or any willful breach (as defined in the merger agreement) of the merger agreement prior to termination.
Remedies; Maximum Liability
The merger agreement provides that, except in the case of fraud by Diamond Hill, upon any termination of the merger agreement under circumstances where the termination fee is payable by Diamond Hill and such termination fee and, if applicable, the costs and expenses of First Eagle and interest, is paid in full, the receipt by First Eagle of the termination fee and, if applicable, the costs and expenses of First Eagle and interest, will be the sole and exclusive remedy of First Eagle and Merger Sub in connection with the merger agreement or the transactions contemplated thereby, and neither First Eagle nor Merger Sub will seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Diamond Hill or any of Diamond Hill’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach of the merger agreement.
Specific Performance
The merger agreement provides that the parties will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties waived any defense, and agreed not to assert (or interpose as a defense or in opposition) that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.
Fees and Expenses
Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the cost or expense.
Amendments and Waivers
At any time prior to the effective time of the merger, the parties may amend or waive any provision of the merger agreement. Any such amendment or waiver must be in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. After the Diamond Hill shareholders have approved and adopted the merger agreement, there will be no amendment or waiver that would require the further approval of the Diamond Hill shareholders under the OGCL without such approval having first been obtained.
Governing Law and Venue; Waiver of Jury Trial
The merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules or other rules that would result in the application of the law of any other state except to the extent the laws of the State of Ohio are mandatorily applicable to the merger or to the fiduciary duties of the Diamond Hill Board; provided that, provisions of the merger agreement which by their terms are governed by the laws of the State of Ohio shall be governed and construed in accordance with the laws of the State of Ohio.
The parties agreed that any action, claim, notice, demand, charge, complaint, arbitration, mediation, litigation, suit, notice of violation, subpoena, indictment, hearing, audit, report, investigation, inquiry of any nature or other similarly formal legal proceeding (whether federal, state, local or foreign) commenced, brought, conducted, or heard, at law or in equity, by or before any governmental authority or arbitrator (each, a “proceeding”) seeking to enforce any provision of, relating to, or in connection with, the merger agreement will be brought exclusively in the Delaware Court of Chancery or, if such court does not have or declines jurisdiction, any federal court or other Delaware state court, in each case, located in New Castle County in the State of Delaware.
Each party irrevocably and unconditionally waived any and all right to a trial by jury in any proceeding arising out of, related to, or in connection with the merger agreement or the transactions contemplated thereby.

EXECUTIVE SEVERANCE / NON-SOLICITATION AGREEMENTS
The following describes the material provisions of certain letter agreements entered into with certain of our executive officers in connection with the merger agreement, as described below, which are attached as Annex B to this proxy statement and are incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the letter agreements that are important to you. Diamond Hill encourages you to read carefully the letter agreements in their entirety.
Each of Ms. Brilliant and Ms. Quinif is party to an employment agreement with Diamond Hill and DHCM. In connection with the execution of the merger agreement, each of Ms. Heather Brilliant and Ms. Jo Ann Quinif also entered into a letter agreement with First Eagle, pursuant to which each of Ms. Brilliant and Ms. Quinif agreed, effective upon the closing, to additional severance equal to one year of their respective base salary (in addition to their other contractual severance benefits), payable upon each executive officer’s termination of employment without “cause” or resignation for “good reason” (as each term is defined in each officer’s respective employment agreements) (each, a “qualifying termination”) within the 12-month period following the closing of the merger, in exchange for an extension of the post-employment employee non-solicitation restrictions included in their existing employment agreements by one year relative to the existing durations, and expansion of the scope of the customer non-solicitation restrictions included in their existing employment agreements, in each case, effective solely in connection with a qualifying termination within the 12-month period following the closing (each such letter agreement, together with such executive officer’s employment agreement, an “Employment Agreement”). Diamond Hill is not a party to the letter agreements and is only a party to the underlying employment agreements. Under each of their respective Employment Agreements, if Ms. Brilliant or Ms. Quinif incurs a qualifying termination within the six months prior to or 24 months following the closing, they will be eligible for the following payments and benefits, subject to the terms and conditions set forth in the Employment Agreements (including execution and non-revocation of a release of claims and compliance with any applicable restrictive covenants):
•
A lump sum payment equal to one year of the executive officer’s base salary; provided, however, that in the event such qualifying termination occurs within the twelve months following the closing, the executive officer shall receive an additional cash severance payment equal to one year of the executive officer’s base salary as provided for in the letter agreements as described above;

•	Any annual cash incentive award earned in respect of the year immediately preceding termination, to the extent unpaid as of the termination date;
•	A lump sum payment equal to one time the executive officer’s target annual cash incentive award;
•	A prorated target annual cash incentive award based upon the number of days remaining in the year for which the termination date occurs; and
•
Full vesting of any long-term incentive award (including any “cliff award” as such term is defined in the Employment Agreement) that is outstanding to the extent not vested as a result of the change in control.

Each of Ms. Brilliant and Ms. Quinif is also subject to certain restrictive covenants as set forth in the Employment Agreements, including a confidentiality provision, non-disparagement restrictions and 12-month post-employment non-competition and non-solicitation covenants (or, solely in connection with a qualifying termination within the 12-month period following the closing, a 24-month post-employment period in the case of employee non-solicitation).
For more information see the section titled “The Merger (Proposal 1)—Interests of Diamond Hill’s Directors and Executive Officers in the Merger—Severance.”

APPRAISAL RIGHTS OF DIAMOND HILL SHAREHOLDERS
If the merger agreement is adopted by Diamond Hill shareholders, Diamond Hill shareholders who do not vote in favor of or consent to the merger agreement proposal and who properly demand payment of the “fair cash value” of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL.
The following is a summary of the principal steps a shareholder must take to perfect dissenting shareholders’ rights under the OGCL. This summary is qualified by reference to the full text of Sections 1701.84 and 1701.85 and other provisions of the OGCL. Any Diamond Hill shareholder contemplating exercise of dissenting shareholders’ rights is urged to review carefully the provisions of Sections 1701.84 and 1701.85 of the OGCL and to consult an attorney because failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights. A copy of Sections 1701.84 and 1701.85 of the OGCL is attached as Annex D to this proxy statement.
To perfect dissenting shareholders’ rights, a dissenting Diamond Hill shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85 of the OGCL:
(a)
Must be a shareholder of record. A dissenting shareholder must be a record holder of shares of Diamond Hill common stock on the record date for determining those shareholders entitled to vote on the proposal to adopt the merger agreement. Because only shareholders of record on the record date may exercise dissenting shareholders’ rights, any person who beneficially owns shares of Diamond Hill common stock that are held of record by a bank, broker or other holder of record and who desires to exercise dissenting shareholders’ rights must, in all cases, instruct the record holder of the shares of Diamond Hill common stock to satisfy all of the requirements outlined under Section 1701.85 of the OGCL. Diamond Hill may make a written request for evidence of authority if the dissenting demand is executed by a signatory who was designated and approved by the shareholder. The shareholder shall provide the evidence within a reasonable time to Diamond Hill, but not sooner than 20 days after receipt of Diamond Hill’s written request.

(b)
Must not vote in favor of adopting the merger agreement. A dissenting shareholder must not vote their shares of Diamond Hill common stock in favor of the proposal to approve and adopt the merger agreement at the special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to Diamond Hill signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the merger agreement and will constitute a waiver of dissenting shareholders’ rights. A dissenting shareholder may revoke their proxy at any time before its exercise by filing with Diamond Hill an instrument revoking it, delivering a duly executed proxy bearing a later date, voting by telephone or via the Internet at a later date than the date of the previous proxy or by attending and giving notice of the revocation of the proxy at the special meeting.

(c)
Must file a written demand. Before the shareholder vote on the adoption of the merger agreement, any shareholder seeking to perfect dissenting shareholders’ rights must make a written demand upon Diamond Hill for the “fair cash value” of Diamond Hill common stock held by them. Any written demand must specify the shareholder’s name and address, the number and class of shares held by them on the record date, and the amount claimed as the “fair cash value” of Diamond Hill common stock held by the shareholder. Voting against the adoption of the merger agreement does not satisfy the requirement of a written demand to Diamond Hill as required by Section 1701.85 of the OGCL. Because the written demand must be delivered to Diamond Hill prior to the shareholder vote at the special meeting, it is recommended (although it is not required) that a shareholder use certified or registered mail, return receipt requested, to confirm that the shareholder has made a timely delivery.

(d)
Upon request, must deliver certificates for placement of a legend. If Diamond Hill sends a request to the dissenting shareholder at the address specified in the dissenting shareholder’s demand, the dissenting shareholder must submit their certificates to Diamond Hill within 15 days from the date of the sending of such request for endorsement of a legend thereon by Diamond Hill that a demand for the “fair cash value” of Diamond Hill common stock has been made. Such a request is not an admission by Diamond Hill that a dissenting shareholder is entitled to relief. Diamond Hill will promptly return the endorsed certificates to the dissenting shareholder. At the option of Diamond Hill, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, a dissenting shareholder who fails to deliver their certificates upon request may have their dissenting shareholders’ rights terminated, unless a court for good cause shown otherwise directs.

Diamond Hill and a dissenting shareholder may come to an agreement as to the “fair cash value” of the dissenting shareholder’s shares of Diamond Hill common stock. If Diamond Hill and any dissenting shareholder cannot agree upon the “fair cash value” of shares of Diamond Hill common stock, then either Diamond Hill or the dissenting shareholder may, within three months after service of the dissenting shareholder’s demand for the “fair cash value” of shares of Diamond Hill common stock, file a petition in the Court of Common Pleas of Franklin County, Ohio, for a determination that the shareholder is entitled to exercise dissenting shareholders’ rights and to determine the “fair cash value” of shares of Diamond Hill common stock. If the court finds that the dissenting shareholder is entitled to be paid the “fair cash value” of their shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision as to the amount of such “fair cash value”. The cost of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned as the court considers equitable.
“Fair cash value” for purposes of Section 1701.85 of the OGCL is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the “fair cash value” be in excess of the amount specified in the dissenting shareholder’s demand. “Fair cash value” is determined as of the day before the special meeting to vote on the adoption of the merger agreement. For purposes of determining “fair cash value” of a common share listed on a national securities exchange (such as Nasdaq, on which shares of Diamond Hill common stock are currently listed) immediately before the effective time, “fair cash value” will be the closing sale price on the day before the special meeting to vote on the adoption of the merger agreement. Otherwise, the amount of the “fair cash value” excludes any appreciation or depreciation in market value of shares of Diamond Hill common stock resulting from the merger, any premium associated with control of Diamond Hill, or any discount for lack of marketability or minority status. The “fair cash value” of shares of Diamond Hill common stock may be higher, the same as, or lower than the value that shareholders would be entitled to receive under the terms of the merger agreement.
Payment of the “fair cash value” must be made within 30 days after the later of the final determination of that value or the closing date. Any such payment with respect to shares of Diamond Hill common stock represented by certificates will be made only upon simultaneous surrender to Diamond Hill of the certificates for which the payment is made.
A dissenting shareholder’s rights to receive the “fair cash value” of their shares of Diamond Hill common stock will terminate (and the dissenting shareholder will only be entitled to receive the merger consideration) if:
(a)	the dissenting shareholder has not complied with Section 1701.85 of the OGCL, unless the Diamond Hill Board agrees to waive such failure;
(b)	the merger is abandoned or is finally enjoined or prevented from being carried out, or Diamond Hill shareholders rescind their adoption of the merger agreement;
(c)	the dissenting shareholder withdraws their demand with the consent of the Diamond Hill Board; or
(d)
the dissenting shareholder and Diamond Hill have not agreed on the “fair cash value” per share and neither has filed or joined in a timely complaint in the Court of Common Pleas of Franklin County, Ohio, requesting a determination of “fair cash value” within three months after the dissenting shareholder delivered their demand for “fair cash value” to Diamond Hill.

All rights accruing to holders of shares of Diamond Hill common stock, including voting and dividend or distribution rights, are suspended from the time a dissenting shareholder submits a written demand with respect to any dissenting shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and Diamond Hill arising from the written demand or the purchase of the shares by Diamond Hill. During this period of suspension, any dividend or distribution paid on the dissenting shares will be paid to the record owner as a credit upon the “fair cash value” thereof. If dissenters’ rights are terminated other than by purchase by Diamond Hill of the dissenting shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.
All written demands for appraisal should be addressed to Diamond Hill Investment Group, Inc., Attn: Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Blvd., Suite 200, Columbus, Ohio 43215. Such demand must specify the shareholder’s name and address, that the shareholder intends thereby to demand dissenters’ rights of such shareholder’s shares, the number shares of Diamond Hill common stock held by such shareholder on the record date, and the amount claimed by such shareholder as the “fair cash value” of the dissenting shares. Voting against the merger agreement is not a written demand as required under Section 1701.85 of the OGCL.

If a dissenting holder of shares of Diamond Hill common stock withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal pursuant to the OGCL, then the right of such shareholder to be paid the “fair cash value” of such shares of Diamond Hill common stock shall cease, and such holder’s shares of Diamond Hill common stock shall be deemed to be converted into the right to receive the merger consideration.
The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of shares of Diamond Hill common stock pursuant to Sections 1701.84 and 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Sections 1701.84 and 1701.85 of the OGCL, which is attached as Annex D to this proxy statement and incorporated herein by reference. The foregoing summary does not constitute any legal or other advice and does not constitute a recommendation that shareholders exercise their dissenters’ rights under the OGCL.
Failure to comply strictly with all of the procedures set forth in Sections 1701.84 and 1701.85 of the OGCL may result in the loss of a shareholder’s dissenters’ rights. In view of the complexity of Sections 1701.84 and 1701.85 of the OGCL, Diamond Hill shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION
ARRANGEMENTS (PROPOSAL 2)
Overview
Diamond Hill is providing its stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that may be paid or become payable by Diamond Hill to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the merger as disclosed in the section titled “The Merger (Proposal 1)—Interests of Diamond Hill’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Diamond Hill’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure (referred to as the “golden parachute” compensation), as required by Section 14A of the Exchange Act.
Through this proposal, Diamond Hill is asking its stockholders to indicate their approval, on an advisory (non-binding) basis, of the compensation that Diamond Hill’s named executive officers will or may be eligible to receive in connection with the merger as described in the sections of this proxy statement referred to above.
You should carefully review the golden parachute compensation information disclosed in the sections of this proxy statement referred to above. The Diamond Hill Board unanimously recommends that Diamond Hill stockholders approve the following resolution:
“RESOLVED, that the stockholders of Diamond Hill approve, solely on an advisory, non-binding basis, the golden parachute compensation that will or may be paid or become payable to Diamond Hill’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “The Merger (Proposal 1)—Interests of Diamond Hill’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Diamond Hill’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure.”
Vote Required for Approval
The vote on the merger-related compensation proposal is a vote separate and apart from the vote on the merger agreement proposal and the adjournment proposal. Accordingly, you may vote to approve the merger agreement proposal and/or the adjournment proposal and vote not to approve the merger-related compensation proposal and vice versa. The approval of the merger-related compensation proposal by holders of Diamond Hill common stock is not a condition to the completion of the merger. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Diamond Hill or First Eagle. Accordingly, if the merger agreement proposal is approved and the merger is completed, the merger-related compensation may be paid to Diamond Hill’s named executive officers to the extent payable in accordance with the terms of the Employment Agreements and other compensation agreements and arrangements even if holders of Diamond Hill common stock fail to approve the advisory vote regarding the merger-related compensation proposal.
The merger-related compensation proposal requires the affirmative vote of holders of a majority of the shares of Diamond Hill common stock cast on the merger-related compensation proposal at the special meeting. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal (assuming a quorum is present).
Recommendation of the Diamond Hill Board
THE DIAMOND HILL BOARD UNANIMOUSLY RECOMMENDS THAT DIAMOND HILL SHAREHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL

VOTE ON ADJOURNMENT (PROPOSAL 3)
Overview
Diamond Hill shareholders are being asked to approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal at the time of the special meeting.
If, at the special meeting, the number of shares of Diamond Hill common stock present virtually or represented and voting in favor of the merger agreement proposal is insufficient to approve the merger agreement proposal, Diamond Hill intends to move to adjourn or postpone the special meeting to enable the Diamond Hill Board to solicit additional proxies for approval of the merger agreement proposal. In that event, Diamond Hill will ask holders of Diamond Hill common stock to vote on the adjournment proposal, but not the merger agreement proposal or the merger-related compensation proposal.
In this proposal, Diamond Hill is asking holders of Diamond Hill common stock to authorize the holder of any proxy solicited by the Diamond Hill Board on a discretionary basis to vote in favor of adjourning the special meeting to another time or place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Diamond Hill common stock who have previously voted. The holders of a majority of the voting shares of Diamond Hill common stock represented virtually or by proxy at the special meeting, whether or not a quorum is present, or the chair of the Diamond Hill Board, the president of Diamond Hill, or the officer of Diamond Hill acting as chair of the special meeting, may adjourn the special meeting, and if a quorum is present at such adjourned special meeting, any business may be transacted as if the special meeting had been held as originally called.
Notice of adjournment of the special meeting need not be given if the time, place, if any, to which it is adjourned and the means, if any, by which shareholders can be present and vote at the special meeting through the use of communications equipment, are fixed and announced at the special meeting. In the event of a transfer of shares after the record date for determining the shareholders who are entitled to receive notice of the special meeting, it will not be necessary to give notice to the transferee. The approval of the adjournment proposal by holders of Diamond Hill common stock is not a condition to the completion of the merger.
Vote Required for Approval
The adjournment proposal requires the affirmative vote of holders of a majority of shares of Diamond Hill common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present. Each share of Diamond Hill common stock outstanding on the record date of the special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal. Abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal.
Recommendation of the Diamond Hill Board
THE DIAMOND HILL BOARD UNANIMOUSLY RECOMMENDS THAT DIAMOND HILL SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
To Diamond Hill’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Diamond Hill’s common stock as of the close of business on January 14, 2026, unless otherwise noted, for: (a) each person who is known by Diamond Hill to own beneficially more than 5% of Diamond Hill common stock, (b) each of Diamond Hill’s directors and named executive officers named in the table below, (c) all of Diamond Hill’s directors and executive officers as a group.
The percentages of voting shares provided in the table are based on 2,705,580 shares of Diamond Hill’s common stock issued and outstanding as of January 14, 2026, which includes Diamond Hill Restricted Shares in amounts as permitted per the grant agreements. Beneficial ownership is determined in accordance with SEC rules and regulations and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with their spouse, with respect to all shares of Diamond Hill common stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by a family member in their own right.

Name and Address if Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Voting Shares
Beneficial Owners of More Than 5%:
BlackRock, Inc.(2)	220,766.00	8.2%
Royce & Associates, LP(3)	166,746	6.2%
The Vanguard Group, Inc.(4)	162,419	6.0%
Directors and Named Executive Officers
Heather E. Brilliant	69,962	2.6%
Richard S. Cooley	13,829	*
Gordon B. Fowler	7,713	*
Austin Hawley	78,650	2.9%
Thomas E. Line	15,402	*
Paula R. Meyer	3,763	*
Diane C. Nordin	0	*
Jo Ann Quinif	48,007	1.8%
Nicole R. St. Pierre	5,113	*
L’ Quentus Thomas	2,615	*
Directors and executive officers as a group	245,054 (with Diamond Hill Restricted Shares)	9.1%

*	Denotes an amount less than 1%
(1)	Unless otherwise indicated, the business address of each person is 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.
(2)
The number of shares held was obtained from the shareholder’s Schedule 13G/A filing with the SEC on April 23, 2025, which reports ownership as of March 31, 2025. The Schedule 13G/A filing indicates that the holder, BlackRock, Inc. (“BlackRock”) has sole power to vote or direct the vote of 218,757 of shares Diamond Hill common stock and sole power to dispose or to direct the disposition of 220,766 shares of Diamond Hill common stock. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(3)
The number of shares held was obtained from the holder’s Schedule 13G/A filing with the SEC on October 15, 2024, which reports ownership as of September 30, 2024. The Schedule 13G/A filing indicates that the holder, Royce & Associates, LP has sole power to vote or direct the vote of 166,746 shares of Diamond Hill common stock, sole power to dispose or direct the disposition of 166,746 shares of Diamond Hill common stock. The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

(4)
The number of shares held was obtained from the holder’s Schedule 13G/A filing with the SEC on February 13, 2024, which reports ownership as of December 29, 2023. The Schedule 13G/A filing indicates that the holder, The Vanguard Group, Inc. (“Vanguard”) has shared power to vote or direct the vote of 5,348 shares of Diamond Hill common stock, sole power to dispose or direct the disposition of 154,170 shares of Diamond Hill common stock, and shared power to dispose or direct the disposition of 8,249 shares of Diamond Hill common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (as defined below) of Diamond Hill common stock whose shares of Diamond Hill common stock are converted into the right to receive cash pursuant to the merger. This discussion does not address any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. In addition, it does not address any minimum tax consequences of the merger, the potential application of the Medicare contribution tax on net investment income or any withholding considerations under the Foreign Account Tax Compliance provisions of the HIRE Act (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only consequences to those holders that hold their shares of Diamond Hill common stock as a “capital asset” within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or that may be applicable to holders that are subject to special treatment under the U.S. federal income tax laws, such as:
•	financial institutions;
•	tax-exempt organizations or accounts;
•	S corporations, entities or arrangements treated as partnerships, or other pass-through entities (or investors in an S corporation, partnership or other pass-through entity);
•	insurance companies;
•	mutual funds;
•	dealers or brokers in stocks and securities;
•	traders in securities that elect mark-to-market method of tax accounting with respect to their Diamond Hill common stock;
•
holders of Diamond Hill common stock or Diamond Hill equity awards that received Diamond Hill common stock or Diamond Hill equity awards through a tax-qualified retirement plan or otherwise as compensation;

•	U.S. persons that have a functional currency other than the U.S. dollar;
•	holders of Diamond Hill common stock that hold Diamond Hill common stock as part of a straddle, constructive sale, conversion or other integrated transaction;
•	except as discussed below under “—Non-U.S. Holders,” persons who actually or constructively own more than 5% of Diamond Hill common stock;
•	persons subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement); or
•	U.S. expatriates.
The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds Diamond Hill common stock generally will depend on the status of the partner and the activities of the partnership. Partnerships holding Diamond Hill common stock and partners in such partnerships should consult their own tax advisors.
We have not sought, and do not expect to seek, a ruling from the Internal Revenue Service (referred to as the “IRS”) as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations applicable to the merger, or any related transactions. If the tax consequences described below are successfully challenged, the tax consequences applicable to the merger may differ from the tax consequences described below.

Holders should consult with their own tax advisors as to the tax consequences of the merger in light of their particular circumstances, including the applicability and effect of any minimum tax and any U.S. state or local, non-U.S. or other tax laws and of changes in those laws.
U.S. Holders
For purposes of this proxy statement, the term “U.S. Holder” means a beneficial owner of Diamond Hill common stock that is:
•	A citizen or individual resident of the U.S.;
•	A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;
•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
A trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has elected to be treated as a U.S. person under applicable U.S. Treasury regulations.

For purposes of this proxy statement, a beneficial owner of Diamond Hill common stock that is neither a U.S. Holder nor a partnership is referred to as a “Non-U.S. Holder.”
In general, a U.S. Holder receiving cash in exchange for Diamond Hill common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes on the exchange in an amount equal to the difference, if any, between: (i) the amount of cash received, and (ii) the U.S. Holder’s adjusted tax basis in the Diamond Hill common stock surrendered in the exchange. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Diamond Hill common stock.
Gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the Diamond Hill common stock is more than one year at the time of the completion of the merger. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are currently subject to U.S. federal income tax at preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.
If a U.S. Holder acquired different blocks of Diamond Hill common stock at different times or at different prices, any gain or loss and the holding period with respect to the Diamond Hill common stock exchanged must be determined separately with respect to each block of Diamond Hill common stock that is exchanged.
Non-U.S. Holders
The receipt of cash by a Non-U.S. Holder in exchange for shares of Diamond Hill common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:
•
The gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the U.S.);

•
The Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the exchange of shares of Diamond Hill common stock pursuant to the merger and certain other conditions are met; or

•
The Non-U.S. Holder owned, directly or under certain constructive ownership rules in the Code, more than 5% of the Diamond Hill common stock at any time during the five-year period preceding the merger, and Diamond Hill is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the Non-U.S. Holder held Diamond Hill common stock.

Gain described in the first bullet point immediately above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, subject to an applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Non-U.S. Holders described in the second bullet point immediately above will be subject to tax on any gain realized on the exchange at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder. With respect to the third bullet point immediately above, Diamond Hill believes that it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.
Information Reporting and Backup Withholding
Payments of cash to a holder in the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain holders (such as corporations) are exempt from information reporting and backup withholding.
Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
This discussion of material U.S. federal income tax consequences is not tax advice. Holders of Diamond Hill common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

FUTURE DIAMOND HILL SHAREHOLDER PROPOSALS
If the merger is completed prior to Diamond Hill’s 2026 annual meeting of shareholders (referred to as the “2026 annual meeting”), Diamond Hill will not hold such meeting. If the merger is completed after the scheduled date of the 2026 annual meeting, Diamond Hill will continue to hold the 2026 annual meeting, in which case Diamond Hill will provide notice of or otherwise publicly disclose the date on which such 2026 annual meeting will be held. If the merger is not completed, you will continue to be entitled to attend and participate in Diamond Hill’s annual meetings of shareholders, including Diamond Hill’s 2026 annual meeting of shareholders. If the 2026 annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2026 annual meeting of Diamond Hill shareholders in accordance with Rule 14a-8 under the Exchange Act and Diamond Hill’s code of regulations, as described below. Under Rule 14a-8, a shareholder who intends to present a proposal at the 2026 annual meeting, if held, and who wishes the proposal to be included in our proxy statement for that meeting must have submitted the proposal in writing to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, by November 14, 2025. However, if the date of the 2026 annual meeting is changed by more than 30 days from the anniversary of the 2025 annual meeting (which occurred on April 29, 2025), notice must be so delivered a reasonable time before we begin to mail this proxy statement. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8 of the Exchange Act.
Any shareholder who wishes to bring a proposal or nominate a person for election to the Diamond Hill Board at the 2026 annual meeting without inclusion of the proposal in our proxy statement for that meeting must provide written notice of the proposal or nomination to the attention of Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, on or after December 30, 2025, and no later than January 29, 2026; provided that if the 2026 annual meeting is not within 30 days before or after the anniversary of the 2025 annual meeting (which occurred on April 29, 2025) notice must be so delivered not less than 75 days prior to the anniversary of the 2025 annual meeting. In addition to satisfying the foregoing requirements under Diamond Hill’s code of regulations, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than Diamond Hill’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 1, 2026. Shareholder proposals should be addressed to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.
Shareholders are also advised to review Diamond Hill’s code of regulations, which contains additional requirements about advance notice of shareholder proposals and director nominations. Diamond Hill’s code of regulations is on file with the SEC and is available through its website at sec.gov.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified Diamond Hill whose shares they hold of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
Two or more shareholders sharing an address can request delivery of a single copy of Diamond Hill’s annual disclosure documents and this proxy statement if they are receiving multiple copies by sending a written request to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, or by calling Diamond Hill Investor Relations at (614) 255-5989. In the same way, two or more shareholders sharing an address and receiving only a single copy of Diamond Hill’s annual disclosure documents and this proxy statement can request to each receive a separate copy of the disclosure documents. Diamond Hill will promptly comply with any such request. If a broker or other nominee holds your shares, please contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm and your account number.

WHERE YOU CAN FIND MORE INFORMATION
Diamond Hill is subject to the reporting requirements of the Exchange Act. Accordingly, Diamond Hill files annual, quarterly and current reports, proxy statements and other information with the SEC. Diamond Hill’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. Diamond Hill also makes available free of charge on the Investor Relations section of its website its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Diamond Hill’s internet website address is www.diamond-hill.com. The information located on, hyperlinked or otherwise connected to Diamond Hill’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.
The SEC allows Diamond Hill to “incorporate by reference” the information Diamond Hill files with the SEC into this proxy statement, which means that Diamond Hill can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that Diamond Hill files later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

Diamond Hill SEC Filings (File No. 000-24498)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2024, filed on February 26, 2025

Quarterly Report on Form 10-Q	Quarter ended March 31, 2025, June 30, 2025, and September 30, 2025, filed on April 29, 2025, July 29, 2025, and October 30, 2025, respectively

Current Reports on Form 8-K
Current Reports on Form 8-K, filed on January 3, 2025, February 4, 2025, March 4, 2025, April 2, 2025, April 29, 2025 (reporting under Item 5.07), May 2, 2025, May 28, 2025, June 3, 2025, June 13, 2025, July 2, 2025, August 4, 2025, September 3, 2025, September 19, 2025, October 2, 2025, October 30, 2025, November 4, 2025, December 2, 2025, December 11, 2025, and January 5, 2026

In addition, Diamond Hill incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that Diamond Hill is not incorporating by reference any additional documents or information furnished and not filed with the SEC.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by sending a written request to Carlotta D. King, Secretary, at Diamond Hill Investment Group, Inc., 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, or by calling Diamond Hill Investor Relations at (614) 255-5989.
In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document controls.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [  ], 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

MISCELLANEOUS
Diamond Hill has supplied all information in this proxy statement relating to Diamond Hill. First Eagle has supplied all of the information relating to First Eagle and Merger Sub contained in this proxy statement. You should rely only on the information contained or incorporated by reference into this proxy statement. We can assure the accuracy of only the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [  ], 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

dated as of

December 10, 2025

among
DIAMOND HILL INVESTMENT GROUP, INC.,

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

and
SOAR CHRISTOPHER HOLDINGS, INC.

A-i

A-ii

Exhibit A	Form of Employment Side Letter
Exhibit B	Articles of Incorporation of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (as amended in accordance with the terms and conditions hereof, this “Agreement”) dated as of December 10, 2025, among Diamond Hill Investment Group, Inc., an Ohio corporation (the “Company”), First Eagle Investment Management, LLC, a Delaware limited liability company (“Parent”), and Soar Christopher Holdings, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
W I T N E S S E T H:
WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement, declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and recommended that Parent, in its capacity as sole shareholder of Merger Sub, approve and adopt this Agreement following the execution and delivery of this Agreement;
WHEREAS, the board of directors of the Company (the “Board of Directors”) has (a) approved and declared advisable this Agreement and the transactions contemplated hereby and thereby, pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement and (b) resolved to recommend, subject to the terms and conditions of this Agreement, that the Company’s shareholders approve and adopt this Agreement (such recommendation, the “Company Recommendation”); and
WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement, each of Heather Brilliant and Jo Ann Quinif are entering into side letter agreements concerning their employment, concurrently with the execution and delivery of this Agreement, substantially in the form attached hereto as Exhibit A.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. As used herein, the following terms have the following meanings:
“1933 Act” means the U.S. Securities Act of 1933.
“1934 Act” means the Securities Exchange Act of 1934.
“Acceptable Confidentiality Agreement” means (i) a confidentiality agreement entered into by the Company from and after the date of this Agreement that (a) contains terms with respect to confidentiality and use that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict any Person from making, publicly or privately, an Acquisition Proposal or otherwise contain any standstill or similar provision), (b) does not prohibit the Company from complying with Section 6.04 or contain terms that would prevent in any manner the Company’s ability to consummate the Merger and (c) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement or restrict the Company from providing any information to Parent to which Parent would otherwise be entitled under any provision of this Agreement and (ii) any confidentiality agreement entered into prior to the date of this Agreement.
“Acquisition Inquiry” has the meaning set forth in Section 6.04(a)(i).
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal, relating to, in a single transaction or series of related transactions, directly or indirectly, (i) any acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof) or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, are attributable, including through the acquisition of equity securities in one or more Subsidiaries of the Company owning such assets, (ii) the issuance to such Person or acquisition by such Person of securities that would result in such Person beneficially owning (within the meaning of Section 13(d) of the 1934 Act) representing 20% or more of any class of equity or voting securities of the Company (including the Company Common Shares) or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning (within the meaning of Section 13(d) of the 1934 Act) securities representing 20% or more of any class of equity or voting securities of the Company (including the Company Common Shares) or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, in each case of clauses (i) – (iii), whether by way of any merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries.
“Adjusted Assets Under Management” means, for any Client or account of such Client, as of a particular date of determination, the amount, expressed in U.S. dollars, of the total assets under management by the RIA Subsidiary for such Client or account of such Client as of the Base Date, which amounts are set forth in the Base Date Revenue Run-Rate Schedule, as adjusted, in the case of any date of determination after the Base Date, (a) to reflect net cash flows with respect to the RIA Subsidiary’s assets under management with respect to such Client or account of such Client (including any additions, contributions, deposits, withdrawals, irrevocable written commitments to fund or contribute capital that are legally binding and irrevocable written notices of withdrawal that are legally binding, with the amount of any of the foregoing items that are made in a currency other than U.S. dollars deemed, for purposes of this clause (a), to have been converted to U.S. dollars at the currency exchange rate that is the closing mid-point real spot rate on the effective date of the applicable item quoted by the Federal Reserve Bank of New York for U.S. dollars to amounts of such non-U.S. currency), but excluding any such net cash flows attributable to any ownership interest of the Company or any Affiliate of the Company in such Client or the account of such Client, that occurred after the Base Date (or, in the case of a Person that becomes a Client after the Base Date, on or after the date that such Person became a Client) through such date of determination prior to the Closing Date, and (b) to exclude distributions of interest, dividends, income or capital gains from any account (or reinvestments of such distributions) and any increase or decrease in the applicable RIA Subsidiary’s assets under management with respect to such Client or account of such Client (including for purposes of calculating any withdrawals and irrevocable written notices of withdrawals) due to market appreciation or depreciation and any currency fluctuations, in each case, that occurred after the Base Date (or, in the case of a Person that becomes a Client after the Base Date, on or after the date that such Person became a Client) through such date of determination; provided that in the case of currency fluctuations referred to in this clause (b), to the extent any addition, contribution, deposit, withdrawal or reinvestment after the Base Date is made in a currency other than U.S. dollars, for purposes of clause (b) hereof, such amount shall be deemed to have been converted to U.S. dollars at the currency exchange rate on the date of such addition, contribution, deposit, withdrawal or reinvestment, that is the closing mid-point real spot rate of the applicable item quoted by the Federal Reserve Bank of New York for U.S. dollars to amounts of such non-U.S. currency.
“Adverse Recommendation Change” has the meaning set forth in Section 6.04(b)(ii).
“Advisory Agreement” means any Investment Company Advisory Agreement or any Investment Advisory Agreement.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and, for the avoidance of doubt, any Fund GP shall be deemed to be an Affiliate of the Company; provided that, for purposes of this Agreement, (i) Parent and Merger Sub shall be deemed not to be Affiliates of the Company and vice versa, and (ii) Funds, Clients and any Persons owning a Client (other than any Fund GP) shall be deemed not to be Affiliates of the Company and its other Affiliates.
“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.
“Agreement” has the meaning set forth in the Preamble.
“Annual Incentive Plan” has the meaning set forth in Section 7.03(d).
“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, or any other Applicable Law related to bribery or corruption.
“Antitrust Division” has the meaning set forth in Section 8.01(b).
“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state, provincial or local law, constitution, treaty, act, statute, code, rule, regulation, order, ordinance, injunction, judgment, decree, writ, award, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority in any relevant jurisdiction that is binding upon or applicable to such Person.

“Assets Under Advisement” means, as of a particular date of determination, the amount, expressed in U.S. dollars, of the total assets under advisement (as distinct from and excluding, for the avoidance of doubt, any assets under management) by the RIA Subsidiary as of such date of determination.
“AUA Schedule” has the meaning set forth in Section 4.23(g).
“Balance Sheet Date” has the meaning set forth in Section 4.10.
“Base Date” means November 30, 2025.
“Base Date Revenue Run-Rate” means the (i) Revenue Run-Rate for all Clients calculated as of the Base Date as set forth in the Base Date Revenue Run-Rate Schedule, which is an aggregate amount equal to $133,611,696, plus (ii) the product of (A) the aggregate amount of Assets Under Advisement calculated as of October 31, 2025 as set forth in the AUA Schedule, and (B) the weighted average base rate fee applicable thereto as set forth in the AUA Schedule, which is an aggregate amount equal to $5,325,800. For the avoidance of doubt, the Base Date Revenue Run-Rate is $138,937,496 (i.e., the sum of $133,611,696 and $5,325,800).
“Base Date Revenue Run-Rate Schedule” has the meaning set forth in Section 4.23(a).
“Benchmark Compensation Pool” has the meaning set forth in Section 7.03(b).
“Board of Directors” has the meaning set forth in the Recitals.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or the office of the Ohio Secretary of State are authorized or required by Applicable Law to close.
“Calculation Time” means five Business Days preceding the Closing Date.
“Capitalization Date” has the meaning set forth in Section 4.05(a).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).
“CBA” has the meaning set forth in Section 4.18(a).
“Certificate of Merger” has the meaning set forth in Section 2.01(c).
“Certificates” has the meaning set forth in Section 2.03(a).
“CFTC” means the U.S. Commodity Futures Trading Commission.
“Chosen Courts” has the meaning set forth in Section 11.08.
“Client” means any Person that is an investment advisory or investment management client of the RIA Subsidiary pursuant to an Advisory Agreement or Platform Contract, including all Funds. For the avoidance of doubt, where the RIA Subsidiary provides investment research or model portfolios to a third-party investment adviser, broker-dealer or other financial institution, which in turn uses such research or model portfolios to provide investment advice or other services to its own customers or clients (such as pursuant to a “UMA” program), and (i) the investment research has not been, or model portfolios have not been, tailored by the RIA Subsidiary to the circumstances of any specific such customer or client, (ii) there is no Advisory Agreement between the RIA Subsidiary and such customer or client, and (iii) the RIA Subsidiary does not implement such investment research or model portfolios for the accounts of such customers or clients, then, for all purposes under this Agreement, only such investment adviser, broker-dealer or other financial institution, and no such customer or client, shall be deemed a Client.
“Client Consent Percentage” means a fraction (expressed as a percentage), the numerator of which is the Closing Revenue Run-Rate and the denominator of which is the Base Date Revenue Run-Rate.
“Closing” has the meaning set forth in Section 2.01(b).
“Closing Date” has the meaning set forth in Section 2.01(b).
“Closing Revenue Run-Rate” means the aggregate Revenue Run-Rate determined as of the Calculation Time of all Consenting Clients as of the Calculation Time, it being understood and agreed that the determination of Closing Revenue Run-Rate (a) shall exclude any Non-Consenting Clients and their respective Revenue Run-Rate, and (b) other than as provided in the definition of “Adjusted Assets Under Management” and the foregoing clause (a), be calculated using the same methodology used to calculate the amount in clause (i) of Base Date Revenue Run Rate, plus the product of (A) the aggregate amount of Assets Under Advisement attributable to Consenting Clients as of the Calculation Time

(with such amount of Assets Under Advisement for each Consenting Client calculated as of the end of the last calendar month ended prior to the Calculation Time for which such information is available to the Company for such Consenting Client), and (B) the weighted average base rate fee applicable thereto (with such weighted average base rate fee calculated as of the date utilized for the applicable Consenting Client for purposes of the calculation in the immediately foregoing clause (A)), it being understood and agreed that the determination of Assets Under Advisement and the weighted average base rate fee applicable thereto shall otherwise be calculated using the same methodology used to calculate the amount in clause (ii) of the Base Date Revenue Run-Rate.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the U.S. Internal Revenue Code of 1986.
“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company.
“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2024, and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024.
“Company Bylaws” means the Amended and Restated Code of Regulations of the Company.
“Company Common Shares” has the meaning set forth in Section 4.05(a).
“Company Credit Agreement” means that certain Credit Agreement, dated as of March 19, 2019 (as amended, amended and restated, modified, supplemented or waived from time to time), by and among the Company, as borrower, and The Huntington National Bank, as lender.
“Company Deferred Compensation Plans” has the meaning set forth in Section 7.03.
“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub or their Representatives.
“Company Employee” means any employee of the Company or any of its Subsidiaries.
“Company Equity Award” means any Company Restricted Share.
“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended from time to time.
“Company IT Systems” has the meaning set forth in Section 4.15(g).
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business, properties or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Closing prior to the End Date; provided, however, that solely with respect to the foregoing clause (a), “Material Adverse Effect” shall exclude any Effect to the extent resulting from or arising in connection with (i) changes in GAAP or authoritative interpretations thereof, (ii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region in which the Company and its Subsidiaries operate, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates) and the imposition or adjustment of tariffs, (iii) conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, (iv) changes in Applicable Law or authoritative interpretations thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or natural disasters, (vi) the execution, delivery and performance of this Agreement or the announcement or pendency of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the business relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other business relationships resulting from any of the foregoing (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or pendency of the transactions contemplated by this Agreement, including as provided in Section 4.04), (vii) any actions taken (or omitted to be taken) by any Person that is expressly required to be taken (or omitted to be taken) by this Agreement, (viii) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance, (ix) any change, in and of itself, in the price or trading volume of the shares of Company Common Shares or any other securities of the Company on NASDAQ or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood, notwithstanding anything in this definition to the contrary, that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (x) any termination of any Client accounts or reduction in assets under management of any Client or (xi) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are expressly required or contemplated to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws for the consummation of the Merger, except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such Effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
“Company-Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Plan” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) each employment, individual consulting, bonus, commission, incentive, termination, severance, separation, change in control, retention, profit-sharing, pension, retirement, deferred compensation, stock purchase, stock option, appreciation right, restricted stock, restricted stock unit, phantom stock, equity or equity-based, medical, health, life insurance, dental, vision, drug, legal, cafeteria, spending account, vacation, sick time, paid time off, loan, tuition, refund, service award, company car, scholarship, relocation, supplemental unemployment, welfare, disability (long-term or short-term), post-employment, fringe benefit or other compensation or benefit plan, program, policy or agreement, whether or not subject to ERISA, whether written or unwritten, and (c) each other compensation or benefit plan, program, policy or agreement, determined without regard to whether such plan, program, policy or agreement is in writing, funded or unfunded, or subject to ERISA, in each case that is sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any Company Service Provider or any of their spouses, dependents or beneficiaries or with respect to which the Company or any of its Subsidiaries has or may reasonably be expected to have any liability or obligation (direct or indirect, contingent or otherwise) including as a result of an ERISA Affiliate or by agreement, guaranty, indemnity or otherwise, other than in each case any such plan, program, policy or agreement that is operated by any Governmental Authority and with respect to which the Company or any of its Subsidiaries is required to contribute to as a matter of law or any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.
“Company Preferred Shares” has the meaning set forth in Section 4.05(a).
“Company Recommendation” has the meaning set forth in the recitals.
“Company Registered Intellectual Property” has the meaning set forth in Section 4.15(c).
“Company Restricted Share” means an award of restricted shares of Company Common Shares that are subject to vesting or forfeiture granted under a Company Stock Plan.
“Company SEC Documents” has the meaning set forth in Section 4.07(a).
“Company Securities” has the meaning set forth in Section 4.05(c).
“Company Service Provider” means each director, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries, and shall include Persons currently or formerly serving in any such capacity, unless otherwise specified.
“Company Shareholder Approval” has the meaning set forth in Section 4.02(a).
“Company Shareholders Meeting” has the meaning set forth in Section 6.02.

“Company Stock Plans” means the Company’s 2014 Equity and Cash Incentive Plan, 2022 Equity and Cash Incentive Plan, and 2025 Equity and Cash Incentive Plan, each as amended from time to time.
“Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).
“Company Termination Fee” has the meaning set forth in Section 11.04(b)(i).
“Company 401(k) Plan” has the meaning set forth in Section 7.03(e).
“Compensation Committee” means the Compensation Committee of the Board of Directors, as composed as of the date hereof (or as may hereafter be changed in the ordinary course of business consistent with past practice and Applicable Law).
“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Compliant” means, with respect to information delivered as Required Information, that (i) such information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information not misleading in light of the circumstances in which it is made, (ii) the auditors of any audited financial information contained therein have not withdrawn their audit opinion with respect to such information, (iii) the Company has not been informed by its auditors that the Company is required to restate, and the Company has not announced any intention to restate, any financial statements included in Required Information (in each case of this clause (iii) unless and until either such restatement has been completed or the Company and its auditors have concluded that no restatement is necessary) and (iv) the financial statements and other financial information included in such information are of a date and are otherwise sufficient, in each case, to permit the Company’s independent accountants to issue customary “comfort” letters with respect to such financial statements and financial information to the debt financing sources providing the portion of the Debt Financing consisting of debt securities (including customary “negative assurance” comfort) in order to consummate any offering of non-convertible debt securities under Rule 144A (and such accountants have confirmed they are prepared to issue such “comfort” letters subject to completion of customary procedures).
“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).
“Consent” means, (i) in the case of a Client that is not a Public Fund, the consent or approval or deemed consent or approval, as applicable, of such Client in accordance with Section 8.02(a), Section 8.02(b) or Section 8.02(d), as applicable, to the deemed assignment of such Client’s Investment Advisory Agreement with the RIA Subsidiary and (ii) in the case of a Client that is a Public Fund, the applicable Public Fund Board Approval and, to the extent required by Section 8.02(c), the applicable Public Fund Shareholder Approval in respect of such Public Fund.
“Consenting Client” means each Client whose Consent has been obtained or deemed to have been obtained (including pursuant to a Negative Consent Notice or a Private Fund Negative Consent Notice but, for the avoidance of doubt, not including, in respect of a Public Fund Board Approval, solely pursuant to an Interim Public Fund IAA Approval in respect of the applicable Public Fund); provided that no Client that has withdrawn its consent or approval in writing prior to the Calculation Time or terminated its Advisory Agreement, or given written notice of such withdrawal or termination, prior to the Calculation Time shall be considered a Consenting Client.
“Continuing Employee” has the meaning set forth in Section 7.03(b).
“Contract” means any written or oral contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other agreement, in each case, that is legally binding.
“CPO” means “commodity pool operator” as defined in the Commodity Exchange Act, and CFTC regulations and rules promulgated thereunder.
“CTA” means “commodity trading advisor” as defined in the Commodity Exchange Act, and CFTC regulations and rules promulgated thereunder.
“D&O Insurance” has the meaning set forth in Section 7.02(d).

“Data Security Laws” means Applicable Law pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar laws, as well as general consumer protection laws as applied in the context of data privacy or data protection.
“Data Security Requirements” means, collectively, (i) the Company and its Subsidiaries’ own published or posted policies relating to the collection, use, storage, disclosure, destruction, or cross-border transfer of Personal Information, (ii) all Data Security Laws, and (iii) agreements relating to the Processing of Personal Information that the Company or any of its Subsidiaries has entered into or by which it is bound.
“Debt Financing” means the debt financing intended to be consummated by Parent or its Affiliates in connection with the transactions contemplated hereby.
“Disqualifying Event” has the meaning set forth in Section 4.12(d).
“Dissenting Company Shares” has the meaning set forth in Section 2.04(a).
“DPA” means Section 721 of the Defense Production Act of 1950, including all implementing regulations thereof.
“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.
“Effective Time” has the meaning set forth in Section 2.01(c).
“End Date” has the meaning set forth in Section 10.01(b)(i).
“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).
“Environmental Laws” means any Applicable Laws relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, presence, release or disposal of Hazardous Substances or (c) human health and safety as it relates subclause (b).
“Equity Interests” means, with respect to any Person, any (a) partnership interests, (b) limited liability company interests, membership interests or units, (c) voting securities, (d) share capital or units of capital stock, (e) other equity or equity-based interests (including any so-called “profits interests”) in such Person or other securities providing for profit participation, equity appreciation rights, phantom equity or similar rights to participate in the profits and losses of, or distribution of assets of, such Person, (f) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire securities described in the foregoing clause of this definition or (g) other securities or interests convertible or exchangeable into securities or rights described in the foregoing clauses of this definition.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated at any relevant time as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA.
“Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws and regulations administered by U.S. Customs and Border Protection).
“Excluded Information” means any (i) pro forma financial statements (but excluding financial information relating to the Company necessary for Parent to prepare pro forma financial statements), (ii) description of all or any portion of the Debt Financing, including any “description of notes”, and other information customarily provided by debt financing sources or their counsel, (iii) risk factors relating to all or any component of the Debt Financing, (iv) other information required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X under the 1933 Act, any Compensation Discussion and Analysis or other information required by Item 10, Item 402 or Item 601 of Regulation S-K under the 1933 Act or XBRL exhibits and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (v) financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended December 31, 2022, (vi) information required by segment reporting and disclosure (including as required by Regulation S-K Item 101(c) and FASB Accounting Standards Codification Topic 280), (vii) effects of purchase accounting or any adjustments related thereto for any applicable transaction, any tax consideration disclosure, or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the 1933 Act or (viii) any financial information or other information (other than the financial statements and other information set forth in the definition of Required Information) that is not reasonably available to the Company under its current reporting systems or that the Company is not reasonably able to produce without undue burden, in each case unless any such information would be required to ensure that the Required Information would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading.
“Excluded Party” means any Third Party or group of Third Parties identified as an Excluded Party in writing by the Company to Parent on or prior to the No-Shop Period Start Date (i) who is not a No-Shop Party, (ii) from whom the Company or any of its Representatives has received a written bona fide Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, and (iii) which Acquisition Proposal the Board of Directors has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes, or would reasonably be expected to result in or constitute, a Superior Proposal; provided that a Third Party or group of Third Parties shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall automatically and without further action by any Person cease to apply with respect to such Third Party or group of Third Parties) upon the earlier to occur of the following (A) such Acquisition Proposal made by such Third Party or group of Third Parties is withdrawn by written notice to the Company (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal so long as the Board of Directors determines in good faith (after consultation with the Company’s outside legal and financial advisors) that, following such amendment, modification or replacement, the Acquisition Proposal continues to constitute a Superior Proposal or could reasonably be expected to result in a Superior Proposal), (B) such Acquisition Proposal, in the good faith determination of the Board of Directors, after consultation with its financial advisors and outside legal counsel, no longer is, or would no longer be reasonably expected to result in or constitute, a Superior Proposal, or (C) 11:59 p.m. (New York City time) on the date that is five days after the No-Shop Period Start Date (the earlier date to occur of the foregoing (A) - (C) with respect to such Excluded Party, the “Cut-Off Date”).
“FINRA” means the Financial Industry Regulatory Authority.
“FTC” has the meaning set forth in Section 8.01(b).
“Fund” means each Public Fund, Private Fund and Non-U.S. Fund.
“Fund Board” means, with respect to any Public Fund, the board of directors or trustees thereof.
“Fund Change Announcement” means (i) any public announcement by Parent prior to Closing of any intention or proposal with respect to any particular Public Fund to effect any merger or closure of such Public Fund, (ii) in respect of any Public Fund branded “Diamond Hill” or any derivative thereof, any public announcement by Parent prior to Closing of any re-branding of the name of such Public Fund or (iii) any public announcement by Parent prior to Closing of any intention or proposal with respect to any termination or replacement of any member of the portfolio management team for any Public Fund (other than the replacement of any member of a portfolio management team due to death, disability, resignation or termination by the Company (unless such resignation or termination results from such team member being informed by Parent or its Subsidiaries that they will be terminated following the Closing)).
“Fund Financial Statements” has the meaning set forth in Section 4.24(c).
“Fund GP” means each of the Affiliates of the Company that acts as general partner, managing member, manager, trustee, director or similar authorized party of a Fund.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means (a) any transnational, domestic or foreign federal, state or local governmental, regulatory or subdivision thereof (including any governmental agency, branch, department, division, official, or entity, and any court or tribunal), (b) any entity exercising or entitled to exercise executive, legislative, judicial, regulatory, taxing or administrative functions of government, (c) NASDAQ, FINRA, NFA or any other self-regulatory organization and (d) any official or officer thereof acting in an official capacity for or on behalf of any Governmental Authority.

“Hazardous Substance” means any (i) material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws; and (ii) petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, and toxic mold or fungi.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) and, (vii) agreements to repurchase securities sold and other similar financing transactions and (viii) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (vii) above of any Person.
“Indemnified Person” has the meaning set forth in Section 7.02(a).
“Independent Private Fund Board” has the meaning set forth in Section 8.02(b)(ii).
“Intellectual Property” means any and all intellectual property or other similar proprietary rights of any kind, type, or nature, arising in any and all jurisdictions throughout the world, whether existing under common law, statute or equity, now or hereafter in force or recognized, including: (a) patents, utility models, industrial design registrations, statutory invention registrations, registered designs and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions, and all related applications (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (b) trademarks, service marks, certification marks, trade dress, trade names, brand names, corporate names, designs, logos, slogans and other indications of origin, in each case, together with all goodwill, registrations and applications for registration related to any of the foregoing, including any extension, modification or renewal of any such registration or application; (c) registered and unregistered copyrights and works of authorship (including rights in software as a work of authorship), copyrightable works (published or unpublished) (including any registration and applications for any of the foregoing), including rights in software; (d) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles and other names, identifiers, and locators associated with Internet addresses, sites and services; and (e) trade secrets, know-how and industrial secret rights, rights in confidential information (including technical information, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), data (including user data, whether in identifiable or anonymized form), databases, data collections, designs, processes, testing procedures, testing results and business, financial, sales and marketing plans) and other proprietary intellectual property rights in any jurisdiction with respect to the foregoing, in each case, that derives independent economic value, whether actual or potential, from not being generally known to other persons (collectively, “Trade Secrets”).
“Interim Public Fund IAA Approval” has the meaning set forth in the definition of “Public Fund Board Approval.”
“Internal Controls” has the meaning set forth in Section 4.07(d).
“Intervening Event” has the meaning set forth in Section 6.04(g).
“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940.
“Investment Advisory Agreement” means an investment advisory agreement entered into by the RIA Subsidiary with a Client that is not a Public Fund for the purpose of providing Investment Advisory Services to such Client.
“Investment Advisory Services” means investment management or investment advisory services, including any sub-advisory services, that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act or as an “investment adviser” or comparable or similar capacity under any other Applicable Law.

“Investment Company Act” means the U.S. Investment Company Act of 1940.
“Investment Company Advisory Agreement” means an investment advisory agreement entered into by the RIA Subsidiary for the purpose of providing Investment Advisory Services to a Public Fund.
“IRS” means the Internal Revenue Service.
“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and the knowledge such individuals would have upon due inquiry of their direct reports and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a)(ii) of the Company Disclosure Schedule and the knowledge such individuals would have upon due inquiry of their direct reports.
“Leased Real Property” means all of the Real Property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, judgment, restriction, encroachment, easement, option, lien, pledge, charge, claim, security interest, lease, encumbrance, license, sublicense, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect, third-party right or encumbrance of any kind or nature whatsoever, whether contingent or absolute.
“Malicious Code” means any computer code or any other mechanisms which (i) contain any bugs, worms, malware, drop dead devices, material defects, viruses, malicious computer code or systems, “back door” virus, or “Trojan horse”, (ii) would reasonably be expected to disrupt, disable, erase or harm in any way any of the foregoing’s operation, or cause any of the foregoing to damage or corrupt any data, hardware, storage media, programs, equipment or communications of the Company and its Subsidiaries, or (iii) enable or permit any unauthorized access to any of the foregoing, or any product or system containing or used in conjunction with any of the foregoing.
“Material Contract” has the meaning set forth in Section 4.20(a).
“Merger” has the meaning set forth in Section 2.01(a).
“Merger Consideration” has the meaning set forth in Section 2.02(a).
“Merger Sub” has the meaning set forth in the Preamble.
“NASDAQ” means the NASDAQ Global Select Market.
“Negative Consent Client” has the meaning set forth in Section 8.02(a)(i).
“Negative Consent Investor” has the meaning set forth in Section 8.02(b)(i).
“Negative Consent Notice” has the meaning set forth in Section 8.02(a)(i).
“NFA” means the National Futures Association.
“Non-Consenting Client” means each Client other than a Consenting Client.
“Non-U.S. Fund” means each vehicle for collective investment in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing (a) that is registered or authorized by a non-U.S. Governmental Authority in the jurisdiction in which it is established (including in the European Union undertakings for collective investment in transferable securities), and (b) for which the Company or one or more of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser or in a similar capacity.
“No-Shop Party” means any Person or group of Persons, or any Affiliate thereof (in each case, other than the Parent and its Affiliates), who entered into a confidentiality agreement with the Company with respect to such Person’s consideration and evaluation of any transaction with or involving the Company of a type described in the definition of “Acquisition Proposal” during the period of January 1, 2025 to the date of this Agreement.
“No-Shop Period Start Date” has the meaning set forth in Section 6.04(a).
“OGCL” means the Ohio General Corporation Law.

“Order” means any order, writ, injunction, judgment or decree of any Governmental Authority.
“Parent” has the meaning set forth in the Preamble.
“Parent Credit Agreement” means that certain Credit Agreement, dated as of August 15, 2025, among First Eagle Holdings, Inc., a Delaware corporation, as the borrower, the other guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent, and each lender from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to prevent, materially impair or materially delay the ability of Parent or Merger Sub to perform its material obligations hereunder or prevent, materially impair or materially delay the consummation of the Merger or the other transactions contemplated hereby prior to the End Date.
“Parent 401(k) Plan” has the meaning set forth in Section 7.03(e).
“Paying Agent” has the meaning set forth in Section 2.03(a).
“Payoff Indebtedness” means (i) Indebtedness incurred under the Company Credit Agreement and (ii) any Indebtedness of the types described in clauses (i) and (ii) of the definition thereof that was borrowed, created, incurred, committed to be incurred, assumed or guaranteed by the Company or any of its Subsidiaries following the date hereof and is requested in writing by Parent to be paid off and terminated in full in connection with the Closing.
“Payoff Letter(s)” has the meaning set forth in Section 6.07.
“Permit” means each license, franchise, permit, certificate, consent, approval, authorization, designation, waiver, rating, operations specification, exemption, variance, registration, clearance, commission, grant, directive, deviation, order, decree or other similar authorization of a Governmental Authority or self-regulatory organization (including FINRA or NFA) relating to the assets or business of the Company or its Subsidiaries which is necessary for the lawful conduct of the business as currently conducted.
“Permitted Liens” means (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals, in accordance with GAAP, are reflected in the Company Balance Sheet, (b) vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens incurred in the ordinary course of business and which are not yet due and payable or which are being contested in good faith through appropriate proceedings, (c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) easements, rights-of-way, covenants, restrictions and other similar non-monetary Liens incurred in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, utility or value of the Real Property subject thereto or otherwise materially affect the present or reasonably contemplated business operations at such location, (e) statutory landlords’ Liens and Liens granted to landlords under any Real Property Lease, (f) non-exclusive licenses or sublicenses to Intellectual Property or covenants not to sue granted in the ordinary course of business, (g) any purchase money security interests, equipment leases or similar financing arrangements, (h) any Liens securing indebtedness or liabilities that are reflected on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Documents or otherwise provided to Parent prior to the date hereof, (i) with respect to any securities, any transfer restrictions of general applicability as may be provided under the 1933 Act or other Applicable Law or restrictions under the organizational documents of the issuer of such securities, (j) Liens discharged at or prior to the Effective Time and (k) any Liens that were incurred in the ordinary course of business since the Balance Sheet Date which are not material to the Company and its Subsidiaries, taken as a whole.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personal Information” has the same meaning as the similar or equivalent term defined under any Data Security Law, including, without limitation, nonpublic personal information subject to the Gramm-Leach-Bliley Act.
“Plan Client” means any Client that is (i) an employee benefit plan defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a plan defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, (iii) an entity the underlying assets of which are deemed to be “plan assets” within the meaning of Title I of ERISA or Section 4975 of the Code, or (iv) an employee benefit plan, plan, or entity that is subject to Similar Laws.

“Platform Client” has the meaning set forth in Section 8.02(a)(ii).
“Platform Contract” has the meaning set forth in Section 8.02(a)(ii).
“Platform Program” has the meaning set forth in Section 8.02(a)(ii).
“Pre-Closing Bonus” has the meaning set forth in Section 7.03(d).
“Private Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (i) that is not a Public Fund or Non-U.S. Fund and (ii) for which the RIA Subsidiary acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser, or in a similar capacity. For the avoidance of doubt, any collective investment trust for which the RIA Subsidiary acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser, or in a similar capacity shall be considered a Private Fund.
“Private Fund Negative Consent Notice” has the meaning set forth in Section 8.02(b)(i).
“Proceeding” means any action, claim, notice, demand, charge, complaint, arbitration, mediation, litigation, suit, notice of violation, subpoena, indictment, hearing, audit, report, investigation, inquiry of any nature or other similarly formal legal proceeding (whether federal, state, local or foreign) commenced, brought, conducted, or heard, at law or in equity, by or before, any Governmental Authority or arbitrator.
“Process” means any operation or set of operations performed on Personal Information or sets of Personal Information, whether or not by automated means, including collection, alteration, use, storage, disclosure or destruction.
“Prospectus” has the meaning set forth in Section 4.24(d).
“Proxy Statement” has the meaning set forth in Section 8.03(a).
“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is registered with the SEC as an investment company under the Investment Company Act (including any business development company regulated as such under the Investment Company Act) or is a series thereof, and (b) for which the RIA Subsidiary acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser, or in a similar capacity.
“Public Fund Board Approval” means, with respect to a Public Fund, approval by the Fund Board of such Public Fund of a new Advisory Agreement, to be effective as of the Closing Date; provided that the term “Public Fund Board Approval” shall not include approval by a Fund Board of any interim Advisory Agreement approved in accordance with Rule 15a-4 under the Investment Company Act (an “Interim Public Fund IAA Approval”).
“Public Fund Shareholder Approval” means, with respect to a Public Fund, approval by the applicable Public Fund shareholders of the new Advisory Agreement as described in the definition of “Public Fund Board Approval”.
“QPAM Exemption” has the meaning set forth in Section 4.22(h).
“Real Property” means any and all real property and interests in real property, real property leaseholds and real property subleaseholds, all buildings and other improvements thereon and all appurtenances related thereto.
“Real Property Lease” has the meaning set forth in Section 4.14(b).
“Regulatory Actions” has the meaning set forth in Section 8.01(c).
“Regulatory Documents” means, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed or furnished, or required to be filed or furnished, by such Person pursuant to the Applicable Laws of any Governmental Authority.
“Representatives” means, with respect to a Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors acting on such Person’s behalf.
“Required Information” means (i) the audited consolidated financial statements of the Company, its Subsidiaries and any other consolidated entity or investment for any fiscal year ended at least 75 days prior to the Closing Date, prepared in accordance with GAAP, (ii) unaudited consolidated financial statements of the Company, its

Subsidiaries and any other consolidated entity or investment for any fiscal year ended at least 40 days prior to the Closing Date, prepared in accordance with GAAP and (iii) the other specific financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries that are reasonably requested by Parent in writing to the extent that such information is of the type that would be required by Regulation S-K and Regulation S-X under the 1933 Act (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 under the 1933 Act to consummate the offering of any high-yield debt securities contemplated to be issued under the Debt Financing, in each case of clauses (i) through (iii), that is Compliant. Notwithstanding anything to the contrary in this definition, nothing in this Agreement shall require the Company to provide any Excluded Information.
“Required Percentage” means with respect to a Private Fund, the percentage of investors in such Private Fund whose consent is required under such Private Fund’s Advisory Agreement (with such term, for purposes of this definition, having the meaning specified in Section 8.02(b)(i)) to consent to a deemed assignment of such Advisory Agreement or, if such percentage is not so specified, a majority-in-interest of such investors.
“Revenue Run-Rate” means, as of any specified date, the aggregate amount, without duplication, of all investment advisory, sub-advisory, sponsor, management and other similar recurring fees for all Clients payable to the RIA Subsidiary pursuant to the relevant Advisory Agreement, determined by multiplying the Adjusted Assets Under Management for each such Client or account of such Client at such date by the applicable stated annual fee rate for all such fees for such Client or account of such Client in effect on such date. The calculation of the Revenue Run-Rate shall:
(a) exclude (i) from revenue any administrative fees, performance-based, incentive, contingent or similar fees and (ii) any volume-based tiering to the extent resulting from market appreciation or depreciation; and
(b) include only revenues to the RIA Subsidiary (and its Affiliates) after giving effect to, and taking into account, any fee or expense waiver, rebate or cap, reimbursement obligation or similar offset.
“RIA Compliance Policies” has the meaning set forth in Section 4.22(b)
“RIA Subsidiary” means Diamond Hill Capital Management, Inc.
“Sanctioned Person” means at any time any Person that is the subject or target of sanctions, including any person: (i) listed on any Sanctions-related list of designated or blocked Persons; (ii) ordinarily resident in or organized under the laws of a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine); or (iii) owned directly or indirectly, 50% or more (in the aggregate) or otherwise controlled by any of the foregoing.
“Sanctions” means, collectively, the sanctions administered or enforced by the United States Government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union and its member states, and His Majesty’s Treasury.
“SEC” means the U.S. Securities and Exchange Commission.
“Side Letter” means any agreement entered into between a Fund and an investor in such Fund in connection with such investor’s investment.
“Similar Laws” means U.S. federal, state, local or non-U.S. laws or regulations that are substantially similar to Title I of ERISA or Section 4975 of the Code.
“Specified Fund Contracts” means the Contracts set forth on Section 1.01(b) of the Company Disclosure Schedule.
“Solvent” has the meaning set forth in Section 5.12.
“Sub-Advised Fund” means a Public Fund, Private Fund or Non-U.S. Fund that is not sponsored by and was not organized or created by the Company or the RIA Subsidiary, where there is only a sub-advisory relationship between such Fund and the RIA Subsidiary.
“Subsidiary” means, with respect to any Person, (i) any entity of which such person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person; provided that, for purposes of this Agreement, any Fund or Client, or any Person owning such Fund or Client, shall be deemed not to be Subsidiaries of the Company or any of its other Subsidiaries.
“Superior Proposal” has the meaning set forth in Section 6.04(f).
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Tax” means all federal, state, local, provincial, and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments, in each case, in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts.
“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any amendments thereof and schedules or attachments thereto.
“Taxing Authority” means the IRS or any Governmental Authority responsible for the imposition or collection of any Tax.
“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
“Trading Subsidiary” means a wholly-owned Subsidiary of a Fund whose purpose is to make investments for such Fund.
“Uncertificated Shares” has the meaning set forth in Section 2.03(a).
Section 1.02. Other Definitional and Interpretative Provisions. Unless context requires otherwise, the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; provided that the contents of the Company Disclosure Schedule do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to “ordinary course of business” will be deemed to be followed by the words “consistent with past practices,” with such practices being interpreted hereunder taking into account the circumstances thereof. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media and email) in a visible form. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “any”, “or” and “either” will not be deemed to be exclusive and shall be construed in the inclusive sense of “and/or.” The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.” All references to days (excluding Business Days) or months will be deemed references to calendar days or calendar months. When calculating the period of time before which, within which or following which any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded, and if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations, guidance or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. References to “law,” “laws” or to a particular statute or law will be deemed to also include any Applicable Law. References to documents or information “made available” or “provided” to Parent or similar terms will mean documents or information (a) publicly available on the SEC EDGAR database (without redaction or omission) at least one day prior to the execution of this Agreement; (b) delivered by or on behalf of the Company to Parent or Parent’s representatives via e-mail or in hard copy form prior to the execution of this Agreement or (c) uploaded prior to the execution of this Agreement in the “Project Soar” dataroom hosted on Intralinks and fully available to Parent and its Representatives.
ARTICLE 2
The Merger
Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the OGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).
(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) will take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than three Business Days after the date the last of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) has been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
(c) At the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the applicable provisions of the OGCL, with the Secretary of State of the State of Ohio and make all other filings or recordings required by the OGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio (or at such later time as may be specified in the Certificate of Merger in accordance with the applicable provisions of the OGCL) (the “Effective Time”).
(d) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the OGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and restrictions of the Company and Merger Sub, all as provided under the OGCL.
Section 2.02. Conversion of Shares. Except as set forth in Section 2.05, as of the Effective Time:
(a) Except as otherwise provided in Section 2.02(b) or Section 2.04, each Company Common Share (including each Company Restricted Share, subject to Section 2.05(a)) outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $175.00 in cash without interest (the

“Merger Consideration”), subject to deduction for any required withholding Tax. As of the Effective Time, all such Company Common Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.
(b) Each Company Common Share held by Parent, Merger Sub or any other Subsidiary of Parent or any Subsidiary of the Company immediately prior to the Effective Time will be converted into such number of common shares of the Surviving Corporation such that each such Person owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such Person owned in the Company immediately prior to the Effective Time.
(c) Each common share of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one common share of the Surviving Corporation and, except as provided in Section 2.02(b), will constitute the only outstanding shares of capital stock of the Surviving Corporation.
(d) Each Company Preferred Share outstanding immediately prior to the Effective Time will automatically be canceled and retired for no consideration and will cease to exist.
Section 2.03. Surrender and Payment. (a) Prior to the Closing Date, Parent shall appoint a nationally recognized bank, trust company or other agent reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”) and enter into a paying agent agreement, reasonably acceptable to the Company, with such agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing Company Common Shares (the “Certificates”) or (ii) uncertificated Company Common Shares (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall make available to the Paying Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (other than Certificates or Uncertificated Shares in respect of (x) Company Common Shares to be cancelled in accordance with Section 2.02(b) and (y) Dissenting Company Shares, which shall be treated in accordance with Section 2.04), and such aggregate Merger Consideration shall not be used for any purpose other than to fund payments due pursuant to Section 2.02 and this Section 2.03. Except as set forth in Section 2.05, as promptly as practicable after the Effective Time (but no later than three Business Days thereafter), Parent shall send, or shall cause the Paying Agent to send, to each holder of Company Common Shares at the Effective Time a letter of transmittal and instructions (which will be in a form reasonably acceptable to the Company and finalized prior to the Effective Time and which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent (or affidavits in lieu thereof together with any bonds or other indemnification agreements pursuant to Section 2.08)) for use in such exchange.
(b) Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration in accordance with Section 2.02 will be entitled to receive, only upon (i) surrender to the Paying Agent of a Certificate (or affidavits in lieu thereof together with any bonds or other indemnification agreements pursuant to Section 2.08), together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Company Common Share represented by a Certificate or for each Uncertificated Share (less any applicable withholding). Until so surrendered or transferred, as the case may be, from and after the Effective Time, each holder of such Certificate or Uncertificated Share will cease to have any rights with respect thereto other than the right to receive the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any such Company Common Shares.
(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(d) At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Shares. If, after the Effective Time, Certificates or

Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they will be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2, including subject to Applicable Law in the case of Dissenting Company Shares.
(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares 12 months after the Effective Time will be returned to Parent, and any such holder who has not exchanged any Company Common Share for the Merger Consideration in accordance with this Section 2.03 prior to that time will thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Common Share without any interest thereon (subject to abandoned property escheat or similar Applicable Law). Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Company Common Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered or Uncertificated Share shall not have been transferred prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration will, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
Section 2.04. Dissenting Shares. (a) Notwithstanding anything to the contrary set forth in this Agreement, all Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time and held by the Company’s stockholders who are entitled to demand and shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Common Shares in accordance with Section 1701.84 and Section 1701.85 of the OGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.02(a). Such Company stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 1701.85 of the OGCL, except that all Dissenting Company Shares held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 1701.85 of the OGCL will thereupon be deemed to have been automatically and without further action by any Person converted into, and shall represent, as of the Effective Time, solely the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or transfer of Uncertificated Shares that formerly evidenced such Company Common Shares in the manner provided in Section 2.03 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.08). In no event shall the exercise by one or more of the Company’s stockholders of demands for appraisal pursuant to the OGCL give rise to a right to terminate this Agreement or refuse to consummate the Closing.
(b) The Company shall give Parent prompt (and, in any event, within two Business Days) notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 1701.85 of the OGCL and received by the Company in respect of Dissenting Company Shares. Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to demands for appraisal pursuant to the OGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, and prior to the Effective Time, Parent may not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or compromise, settle or offer to compromise or settle any rights of the Company with respect to, any such demands in respect of Dissenting Company Shares.
Section 2.05. Treatment of Equity Awards; Company ESPP. (a) Effective as of immediately prior to the Effective Time, the restrictions on each Company Restricted Share granted and then outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, Parent, Merger Sub or the Company, lapse, and each such Company Restricted Share will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, an outstanding Company Common Share not subject to any restrictions, subject to any withholding Taxes required by Applicable Law to be withheld.
(b) Prior to the Effective Time, the Board of Directors and the Compensation Committee, as applicable, shall take such actions, including any such actions under the Company Stock Plans, as may be required or necessary to (i) effectuate the provisions of this Section 2.05 and (ii) terminate each of the Company Stock Plans, in each case effective as of immediately prior to, and contingent upon, the Effective Time.

(c) Prior to the Effective Time, the Board of Directors and the Compensation Committee, as applicable, shall take such actions, including any such actions under the Company ESPP, as may be required or necessary to provide that, (i) the Company ESPP shall be frozen and suspended at the end of the “offering period” that is in progress as of the date of this Agreement and no new offering periods shall commence under the Company ESPP at any time on or after the date hereof, (ii) no current participants in the Company ESPP shall be permitted to increase their payroll deduction elections or rate of contributions under the Company ESPP from those in effect on the date of this Agreement and no individuals not participating in the Company ESPP as of the day before the date of this Agreement shall commence participation in the Company ESPP during any period from the date of this Agreement through the Effective Time, (iii) the Company ESPP shall terminate prior to, and contingent upon, the Effective Time, and (iv) with respect to any offering period that might otherwise be in progress as of the Effective Time, any participant payroll deductions under the Company ESPP shall be returned to the participant in accordance with Section 9.2 of the Company ESPP (or any successor provision thereof), without interest.
(d) All payments under this Section 2.05(a) through (c) shall be made by the Surviving Corporation through its payroll system at or as soon as practicable after the Effective Time (and in no event later than the later of the next regularly scheduled payroll run of the Company and three Business Days following the Effective Time), pursuant to the Company’s ordinary payroll practices, and will be subject to any applicable Tax withholding.
Section 2.06. Adjustments. Without limiting any rights or obligations otherwise set forth in this Agreement, if, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, of the Company shall have changed into a different number or class of shares or other securities by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, or any merger, consolidation or other event or similar transaction, but excluding any change that results from settlement of Company Restricted Shares or the treatment of the Company ESPP, in each case as described above, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Company Securities the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.06 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.
Section 2.07. Withholding Rights. Notwithstanding anything to the contrary herein, Parent, the Company, the Surviving Corporation, the Paying Agent and any of their respective Affiliates or agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other Applicable Law in respect of Taxes. Any amounts so deducted or withheld shall, to the extent paid over to the appropriate Taxing Authority, be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (and bond, if required) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, an agreement to indemnify the Surviving Corporation against any claim that may be made with respect to such Certificate (including, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct), the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate, as contemplated by this Article 2.
ARTICLE 3
The Surviving Corporation
Section 3.01. Articles of Incorporation. Subject to Section 7.02, at the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit B, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until further amended in accordance with Applicable Law.
Section 3.02. Code of Regulations. Subject to Section 7.02, the code of regulations of Merger Sub in effect at the Effective Time will be the code of regulations of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation) until thereafter amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 4
Representations and Warranties of the Company
Except as (a) disclosed in any Company SEC Document filed on or after January 1, 2023 (excluding any disclosure under the heading “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” (or other disclosures to the extent predictive, cautionary or forward-looking in nature); it being understood that any factual information contained within such sections shall not be excluded) or (b) subject to Section 11.05, as set forth in the Company Disclosure Schedule; provided that, for purposes of clause (a), no disclosure contained in the Company SEC Documents shall be deemed to qualify or limit any of Section 4.01(a) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05(a) and (b) (Capitalization) or Section 4.25 (Finders’ Fees), the Company represents and warrants to Parent and Merger Sub that:
Section 4.01. Corporate Existence and Power. (a) The Company (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Ohio and (ii) has all corporate powers and corporate authority required to carry on its business as now conducted and to own, lease or operate its properties and assets in the manner in which such business is currently conducted and such properties and assets are owned, leased or operated, except in the case of this clause (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the properties or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the Company Articles of Incorporation and the Company Bylaws, which are in effect as of the date hereof. The Company is not in breach or violation in any material respect of any of the provisions of the Company Articles of Incorporation or the Company Bylaws.
Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and corporate authority and, except for obtaining the Company Shareholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, no other corporate action not previously taken on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote at the Company Shareholders Meeting on the adoption of this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock required by Applicable Law or under the organizational documents of the Company or any of its Subsidiaries necessary to adopt, approve or consummate the transactions contemplated hereby (including the Merger). The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity (collectively, the “Enforceability Exceptions”)).
(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement, and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s shareholders, and declared it advisable to enter into this Agreement and consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the transactions contemplated hereby upon the terms and conditions set forth herein, (iii) resolved to make the Company Recommendation in accordance with the OGCL and (iv) directed that the adoption of this Agreement and the transactions contemplated hereby be submitted to a vote at a meeting of the Company’s shareholders, which resolutions have not, as of the date of this Agreement been subsequently rescinded, modified or withdrawn.
Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing, registration or notification, by the Company with or to, any Governmental Authority or any consent, approval, order or authorization of any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) the filing with the SEC of such reports and other filings under, and compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws (including filing, or causing to be filed, the Proxy Statement and the clearance thereof by the SEC), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of NASDAQ, and (e) any other actions or filings (i) required solely by reason of the identity or participation of Parent, Merger Sub or their respective Affiliates (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.04. Non-Contravention. Except for any required Consent contemplated by Section 8.02 in connection with the transactions contemplated by this Agreement, the execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and, in the case of the consummation of the transactions contemplated hereby, receipt of the Company Shareholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Company, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any approval, consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or cause, permit or result in any right of the termination, amendment, modification, acceleration of performance, vesting, or cancellation of any Contract binding upon the Company or any of its Subsidiaries or any of its or their respective assets or businesses or of any Permit affecting, or relating in any way to, the property, assets or business of the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of clauses (b) through (d), as has not had and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 7,000,000 shares of common stock, without par value (“Company Common Shares”) and 1,000,000 shares of preferred stock, without par value (“Company Preferred Shares”). As of the close of business on December 9, 2025 (such date, the “Capitalization Date”), there were outstanding (i) 2,430,947 Company Common Shares (excluding Company Restricted Shares), (ii) no Company Preferred Shares, (iii) Company Restricted Shares covering an aggregate of 274,349 Company Common Shares, (iv) 162,151 Company Common Shares remaining available for issuance under the Company Stock Plan and (v) 85,048 Company Common Shares remaining available for issuance under the Company ESPP.
(b) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right (whether actual or contingent) to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares may vote.
(c) Except as set forth in Section 4.05(a), as of the Capitalization Date there are no issued, reserved for issuance or outstanding Equity Interests in the Company (the “Company Securities”). From the Capitalization Date, the Company has not issued any Company Securities (other than Company Common Shares issued under the Company Stock Plan or outstanding purchase rights pursuant to the Company ESPP).
(d) Section 4.05(d) of the Company Disclosure Schedule sets forth a correct and complete list of each holder of any outstanding Company Equity Award as of the Capitalization Date, which schedule shows for each Company Equity Award (i) the date of such grant, (ii) the number of Company Common Shares subject to such Company Equity Award and (iii) the applicable vesting schedule (including the terms of any acceleration rights).

Each Company Equity Award has been made in compliance in all material respects with all Applicable Laws and the applicable Company Stock Plan, and each such award has been properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company. All Company Equity Awards are evidenced by award agreements in the forms materially consistent with forms made publicly available or otherwise made available to Parent. Without limiting the generality of Section 4.05(e), there are no promises or commitments outstanding in any offer letter, Contract or Company Plan that provide contractual entitlement to a grant of any Company Restricted Shares or any other form of award under the Company Stock Plans.
(e) Other than the Company Common Shares that have become outstanding after the Capitalization Date that were reserved for issuance as set forth in Section 4.05(a) and issued in accordance with the terms of the applicable Company Stock Plan and the Company ESPP, and for Company Securities issued after the date hereof in accordance with this Agreement, there are no outstanding obligations or commitments of the Company or any of its Subsidiaries to issue, grant, transfer, exchange, register, repurchase, redeem or otherwise acquire, sell or dispose of any of the Company Securities and there are no stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts pursuant to which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company and, except for dividends permitted by Section 6.01(b), the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of Company Securities. There are no (i) stockholder agreements, voting trusts, proxies or similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries or (ii) obligations or binding commitments of any character (whether contingent or otherwise) to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal, right of first offer, or other similar rights with respect to any Company Securities, (C) relating to the voting, or requiring registration, of any Company Securities or (D) requiring the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. None of (1) the shares of capital stock of the Company or (2) Company Securities are owned by any Subsidiary of the Company.
(f) The issued and outstanding shares of Company Common Shares are duly authorized, validly issued, fully paid and non-assessable and all such shares were issued in compliance in all material respects with the Company Articles of Incorporation, Company Bylaws and all Applicable Laws.
Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted and to own, lease or operate its respective properties, rights and assets, except for any failure to be so formed, existing and in good standing or any failure to have such power or authority as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the properties, or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. All “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company and their respective jurisdictions of organizations as of the date hereof are identified in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024. There are no non-wholly owned Subsidiaries of the Company as of the date hereof. None of the Subsidiaries of the Company is in material violation of its organizational documents.
(b) Section 4.06(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. All of the outstanding Equity Interests in each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and all such shares are owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). As of the date hereof, there are no issued, reserved for issuance or outstanding Equity Interests in any Subsidiary of the Company (the “Company Subsidiary Securities”). There are no commitments or outstanding obligations, or rights to acquire pursuant to any Contract or upon the conversion or exchange of any security, of the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or make an investment in any other Person or otherwise acquire or sell, directly or indirectly, any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or equity or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities or ownership interests of any Person. None of the Company or any of its Subsidiaries is party to any joint venture, strategic alliance, partnership, limited liability company agreement or similar arrangement (however structured or characterized) other than any such arrangement solely between or among the Company and its Subsidiaries.
Section 4.07. SEC Filings; Internal Control. (a) Since January 1, 2023, the Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to Applicable Laws (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).
(b) As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed or furnished subsequent to the date hereof will when so filed or furnished comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.
(c) As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Since January 1, 2023, the Company has, as required by Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and made known to the management, including the chief executive officer, chief financial officer and any other individual responsible for preparing such reports, of the Company by others within those entities and (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2023, neither the Company, the Subsidiaries of the Company, nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls. Since January 1, 2023, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls, including management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since January 1, 2023, there has been no material complaint, allegation, assertion or claim, whether written or oral, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective Internal Controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. Since January 1, 2023, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(e) As of the date hereof, none of the Company SEC Documents is the subject of any unresolved or outstanding SEC comment or, to the Knowledge of the Company, the subject of ongoing SEC review.
(f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
(g) Except as permitted under the 1934 Act and disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer of the Company or member of the Board of Directors.
(h) No Subsidiary of the Company is required to file, or files, any reports, schedules, forms, statements, prospectuses, registration statements or other documents with the SEC.
Section 4.08. Financial Statements. The audited consolidated financial statements (including any related notes and schedules) and unaudited consolidated interim financial statements (including any related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents (a) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) and (b) fairly present in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal year-end audit adjustments and the absence of footnotes). There are no unconsolidated Subsidiaries of the Company or any joint venture, off-balance sheet partnership or any similar Contract or arrangement to which the Company or any Subsidiary of the Company is a party or bound, including any Contract or arrangement between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, special purpose or limited purpose entity or Person, on the other hand, providing for structured finance or any “off-balance sheet arrangements” (as defined in Item 303(b) of the 1933 Act), in each case, required to be disclosed pursuant to Item 303(b)(1) of Regulation S-K promulgated by the SEC and where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules thereto) (and neither the Company nor any Subsidiary of the Company has any commitment to become a party to or bound by any such Contract or arrangement).
Section 4.09. Disclosure Documents. The Proxy Statement will, with respect to information regarding the Company, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendments or supplements thereto) is first filed with the SEC, first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any of their respective Representatives in writing specifically for use or incorporation by reference therein.
Section 4.10. Absence of Certain Changes. Since September 30, 2025 (the “Balance Sheet Date”) through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects, (b) there has not been any Effect that has had or would reasonably be expected to have, a Company Material Adverse Effect and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time would require Parent’s consent pursuant to clauses (a), (b), (d), (e), (f), (g), (h), (i), (l), (m), (n), (o), (p) or (r) of Section 6.01.
Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations to the extent disclosed and provided for in the Company Balance Sheet (or notes thereto); (b) liabilities or obligations to the extent incurred in the ordinary course of business since the Balance Sheet Date; (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations which has not had, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.12. Compliance with Laws; Permits. (a) Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Applicable Laws, (ii) neither the Company nor any of its Subsidiaries nor any of their respective assets is, to the Knowledge of the Company, under investigation or review with respect to or has been threatened to be charged with or given notice of, any violation of any Applicable Law and (iii) since January 1, 2023, no Governmental Authority has notified the Company or any of its Subsidiaries in writing of its intent to conduct an investigation or review, of, any violation of any Applicable Law or, to the Knowledge of the Company, conducted any investigation or review of any violation of Applicable Law.
(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, (i) the Company and its Subsidiaries are in possession of, and in compliance with, all Permits necessary for those entities for the ownership and operation of their respective businesses as now being conducted, under and pursuant to Applicable Laws, (ii) all such Permits are in full force and effect and (iii) no suspension, cancellation, withdrawal or revocation thereof is pending or threatened. Since January 1, 2023, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written communication from any Person (A) that alleges that the Company or any of its Subsidiaries is not in compliance with, or is subject to liability under, any Permit or (B) relating to the revocation or modification of any Permit.
(c) Neither Company, its Subsidiaries nor, to the Knowledge of the Company, any “associated person” (as defined in the 1934 Act or as defined in the Investment Advisers Act) thereof is subject to a “statutory disqualification” (as such terms are defined in the 1934 Act) or subject to a disqualification which would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any affiliate of the Company as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Sections 15, 15B or 15C of the 1934 Act. There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing that would reasonably be expected to result in the Company, its Subsidiaries or any “associated person” (as defined in the 1934 Act or as defined in the Investment Advisers Act) thereof becoming ineligible to act in such capacity.
(d) None of the Company nor any Subsidiary nor any of the persons “associated with” the Company nor any Subsidiary as specified in Section 506(d) of Regulation D under the 1933 Act are subject to any of the disqualifying events listed in Section 506(d) of Regulation D under the 1933 Act (a “Disqualifying Event”), and, to the Knowledge of the Company, there is no inquiry, investigation, proceeding or action pending against any such Person that could reasonably be expected to result in a Disqualifying Event.
(e) The Company and its directors, officers and each of its Subsidiaries, and, to the Knowledge of the Company, the directors and officers of each such Subsidiary and the respective employees, consultants and agents of the Company and its Subsidiaries (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries), are and for the past five years have been in compliance with Anti-Corruption Laws in all material respects and have not (i) used any corporate funds for unlawful contributions, gifts, entertainment or other expenses related to political activity; (ii) made any unlawful payments to any government officials; or (iii) otherwise made any unlawful bribe, rebate, payoff, influence payment, kickback or similar payment in violation of any applicable Anti-Corruption Law. The Company and each of its Subsidiaries have adhered to a code of ethics with respect to compliance and internal controls that is reasonably designed to ensure compliance with Anti-Corruption Laws.
(f) None of the Company, its directors, officers or any of its Subsidiaries, or, to the Knowledge of the Company, the directors and officers of each such Subsidiary and the respective employees, consultants and agents of the Company or its Subsidiaries (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries): is or has been for the past five years (i) a Sanctioned Person; (ii) transacted business with or for the benefit of any Sanctioned Person or otherwise violated Sanctions; or (iii) violated any Ex-Im Law.
(g) Neither the Company nor any of its Subsidiaries has been for the past five years the subject of any allegation or enforcement proceeding, nor to the Knowledge of the Company, any inquiry or investigation, regarding any possible violation of applicable Anti-Corruption Laws, Ex-Im Laws or Sanctions.

(h) As of the date hereof, neither the Company nor any of its Subsidiaries has applied for and obtained any benefit, loan, right or amount under the CARES Act or any other Applicable Law intended to address COVID-19 that would reasonably be expected to result in material restrictions on the business of the Company and its Subsidiaries.
(i) Since January 1, 2023, the Company and its Subsidiaries have timely filed or furnished all Regulatory Documents that were required to be filed or furnished with any Governmental Authority and have timely paid in full all fees and assessments due and payable in connection therewith other than such failures to timely file or pay that would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole. As of its respective date of filing, (i) each Regulatory Document complied in all material respects with applicable Law and (ii) no Regulatory Document contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.
Section 4.13. Litigation. There is, and since January 1, 2023 has been, no (a) Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any current or former officer, director or employee of the Company or any of its Subsidiaries (in each case solely in their capacity as such), or any of the respective assets or properties of the Company or any of its Subsidiaries, before any Governmental Authority or any arbitrator or (b) Order outstanding or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any current or former officer, director or employee of the Company or any of its Subsidiaries (in each case solely in their capacity as such), in each case, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Without limiting the foregoing, as of the date hereof, there is no Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries and there is no Order outstanding or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any current or former officer, director or employee of the Company or any of its Subsidiaries in such capacity that in any manner seeks to, or would reasonably be expected to, prevent, restrain, enjoin or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby or that challenges or seeks to invalidate or rescind this Agreement or the transactions contemplated hereby.
Section 4.14. Properties.
(a) Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good title to, or valid leasehold or subleasehold interests in, all properties, including Real Property, and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business.
(b) Neither the Company nor any of its Subsidiaries owns any real property. Section 4.14(b) of the Company Disclosure Schedule sets forth a true, correct and complete (in all material respects) list, as of the date of this Agreement, of all agreements, leases, subleases, licenses, sublicenses, concessions, occupancy agreements and other contracts (including any option to purchase contained therein together with all material amendments, supplements, extensions, exhibits, schedules, renewals, letter agreements, waivers, guaranties and other modifications thereof or thereto) pursuant to which the Company or any of its Subsidiaries leases as lessee, sublessee, license or tenant, or otherwise uses or occupies or has the right to use or occupy, any Real Property (each, a “Real Property Lease”). The Company has made available to Parent a true and complete copy of each such Real Property Lease. With respect to each Real Property Lease, such Real Property Lease is in full force and effect and is a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions, and except where the failure of such Real Property Lease to be valid, binding, enforceable or in full force and effect, has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to a Real Property Lease, is in violation of any provision of any Real Property Lease and there is no default or breach, by the Company or any of its Subsidiaries, as applicable, or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any Real Property Lease or any other material provision thereof, and no event or circumstance exists which, with the delivery or notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under any such Real Property Lease. No party, other than the Company or any of its Subsidiaries, has any option or right to terminate any Real Property Lease other than as expressly set forth in such Real Property Lease. No option has been exercised under any Real Property Lease, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Company with the corresponding Real Property Lease. Each Leased Real Property has access to public roads and to all utilities used in the operation of the ordinary course of business. No Leased Real Property is subject to any material defenses, setoffs, or counterclaims, and no material obligations of any landlords, licensors, or sublandlords thereunder are delinquent. All brokerage commissions and other compensation and fees due and payable by the Company or any of its Subsidiaries with respect to the Leased Real Property have been paid in full. Neither the Company or any of its Subsidiaries have assigned, subleased, transferred licensed, or otherwise granted to anyone any interest in the Leased Real Property, or the right to use or occupy the Leased Real Property or any portion thereof. The Company’s or any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property have not been disturbed, and there are no disputes ongoing with respect to any Real Property Lease. Since January 1, 2023, neither the Company or any of its Subsidiaries have received any notice of a material violation of any applicable Law, or of any material covenant, condition, easement or restriction affecting the Leased Real Property or relating to its use or occupancy, and, to the extent the Company or any of its Subsidiaries received or was made aware of any such notice prior to January 1, 2023, such violation has been remedied and is no longer in effect. Except as set forth on Section 4.14(b) of the Company Disclosure Schedule, there is no ongoing construction work being performed by the Company or any of its Subsidiaries, or the counterparty to any Real Property Lease, at any Leased Real Property. Each Leased Real Property is in good condition and repair in all material respects, and the Leased Real Property, in its current condition, is suitable in all material respects for the current operation of the business of the Company and any of its Subsidiaries.
Section 4.15. Intellectual Property; Data Privacy and Security. (a) Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect: (i) the conduct of the business of the Company and its Subsidiaries as currently conducted, does not currently infringe on, dilute, misappropriate or otherwise violate, and in the past six years, the conduct of the Company and its Subsidiaries has not infringed on, diluted, misappropriated or otherwise violated, the Intellectual Property rights of any Person, and (ii) there is no claim or Proceeding pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries alleging any of the foregoing.
(b) Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect: (i) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or since January 1, 2023, has infringed, misappropriated or otherwise violated the Company-Owned Intellectual Property, and neither the Company nor any of its Subsidiaries have sent written notice or initiated any Proceeding alleging the same; and (ii) no Company-Owned Intellectual Property is subject to any outstanding judgment, injunction, Order or decree restricting the use thereof by the Company or its Subsidiaries.
(c) Section 4.15(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all registrations and applications for registration and Internet domain names for Company-Owned Intellectual Property (the “Company Registered Intellectual Property”). Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect: (i) none of the Company Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part; (ii) there is no, and has not since January 1, 2023 been any, pending or, to the Company’s Knowledge, threatened Proceeding (A) challenging or contesting the ownership, validity, registrability, scope or enforceability of any Company-Owned Intellectual Property or (B) brought by the Company or one of its Subsidiaries and challenging or contesting the ownership, validity, registrability, scope or enforceability of any Intellectual Property rights of any other Person; (iii) all required filings and fees required to maintain the Company Registered Intellectual Property have been filed and paid to the relevant Governmental Authority and authorized registrars, and (iv) the Company Registered Intellectual Property is subsisting, valid and, to the Knowledge of the Company, enforceable.
(d) Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect: (i) either the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Company-Owned Intellectual Property; (ii) the Company and its Subsidiaries have valid rights to use all other Intellectual Property used, held for use or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, in each case of clause (i) and clause (ii), free and clear of any Liens (other than

Permitted Liens); and (iii) the transactions contemplated hereby will not (A) impair any such ownership or rights or (B) pursuant to any contract to which the Company or its Subsidiaries are a party, result in Parent or any of its Affiliates granting any right to any Intellectual Property owned by, or licensed to, any of them.
(e) Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, (i) all Company-Owned Intellectual Property (A) was developed by employees, officers, independent contractors, or other third parties who have executed written instruments of present assignment in favor of the Company or any of its Subsidiaries, and deeming any copyrightable works to be “works made for hire” for any of the Company or its Subsidiaries, or (B) owned by the Company or any of its Subsidiaries as a matter of Applicable Law, (ii) no (A) funding, facilities or personnel of any Governmental Authority or (B) funding, facilities or personnel of a university, college or other educational institution or research center was used in the development of any Company-Owned Intellectual Property, and (iii) no current or former employee, officer, director, founder, contractor, consultant or representative of the Company or any of its Subsidiaries holds any right, title or interest in or to any Company-Owned Intellectual Property.
(f) Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken and currently take reasonable steps in accordance with generally accepted industry practice to protect, defend and enforce all Company-Owned Intellectual Property and to maintain the confidentiality of all Trade Secrets held by the Company or any of its Subsidiaries.
(g) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries are in material compliance with, and since January 1, 2023, have materially complied with, all applicable Data Security Requirements and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority alleging any violation thereof. Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company and its Subsidiaries have used reasonable best efforts, compliant with applicable Data Security Requirements, to implement and maintain appropriate technical and organizational safeguards designed to protect confidential, proprietary or sensitive information, payment card data, Personal Information, or other protected information relating to individuals or subject to Data Security Laws in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023 (i) the Company and its Subsidiaries have not experienced any incident in which confidential, proprietary or sensitive information, payment card data, Personal Information, or other protected information relating to individuals or subject to Data Security Laws was or may have been stolen, misused, misappropriated or improperly accessed or acquired, including any breach of security, and (ii) there have been no disruptions, failures of, or unauthorized access to or unauthorized use of the information technology systems, computers, computer systems and networks, software, databases, servers, and communication systems, including all software and data stored on or contained therein or transmitted thereby, owned, leased, licensed or controlled by the Company and its Subsidiaries (the “Company IT Systems”) and the Company and its Subsidiaries have not sent or received any written notices or written complaints from any Person or Governmental Authority with respect to either of the foregoing clauses (i) and (ii).
(h) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) since January 1, 2023, the Company and its Subsidiaries have not received any subpoenas, demands, or other notices from any Governmental Authority investigating any actual or potential violation of any Data Security Laws, and to the Company’s Knowledge, the Company or any of its Subsidiaries is not, and since January 1, 2023, has not been under investigation by any Governmental Authority for any actual or potential violation of any Data Security Laws and (ii) since January 1, 2023, no notice, complaint, claim, inquiry, audit, enforcement action, Proceeding, or litigation of any kind has been served on, or initiated against the Company or any of its Subsidiaries by any Person or Governmental Authority, foreign or domestic, under any Data Security Requirement.
(i) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company IT Systems are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted, (ii) the Company IT Systems operate in accordance with their applicable documentation, (iii) the Company and its Subsidiaries possess sufficient seat licenses for the Company IT Systems, (iv) to the Knowledge of the Company, the Company IT Systems are free of any Malicious Code, and (v) the Company and its Subsidiaries have used and currently use reasonable best efforts consistent with generally accepted industry practice to protect the confidentiality, integrity and security of the Company IT Systems from any unauthorized use, access, interruption, or modification. Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have in place adequate security, business continuity, and disaster recovery plans and procedures, and acts in material compliance therewith.
Section 4.16. Taxes. Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect:
(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete.
(b) The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable. The Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, shareholder or other third party.
(c) There is no Proceeding pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax. No claim that remains outstanding has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(d) There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.
(e) With respect to any tax years open for audit as of the date of this Agreement, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.
(f) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than any such group the common parent of which is or was the Company or any of its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Applicable Law or as a successor or transferee, (iii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or other similar arrangement (other than (A) any agreements not primarily related to Tax or (B) any agreements among or between only the Company and any of its Subsidiaries) or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed (in whole or in part) by Section 355 (or so much of Section 356 as relates to Section 355) of the Code in the two-year period ending on the date of this Agreement.
(g) Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.
Notwithstanding anything else in this Agreement to the contrary, the representations and warranties set forth in this Section 4.16 and those portions of Section 4.17 that relate to Taxes are the only representations and warranties of the Company being made hereunder with respect to Tax matters.
Section 4.17. Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan. For each Company Plan, the Company has made available to Parent a current, accurate and complete copy of such Company Plan and all amendments thereto (or a written summary in the case of an unwritten plan) and, to the extent applicable: (i) any related trust agreement, insurance policy or other Contracts of any funding arrangement and all amendments thereto, (ii) any summary plan description or summary of material modifications, (iii) for the most recent plan year, the filed Form 5500 annual report (with applicable schedules and attachments thereto); (iv) the most recent favorable determination letter or opinion or advisory letter from the IRS issued to the prototype sponsor with respect to each such Company Plan intended to qualify under Section 401 of the Code; and (v) any material non-routine communication with any Governmental Authority since January 1, 2023.
(b) (i) Each Company Plan has been established, maintained, operated, funded, invested and administered in accordance with its terms and in compliance with ERISA, the Code and other Applicable Law, (ii) none of the

Company or any Subsidiary has incurred, and, to the Knowledge of the Company, no facts exist which reasonably could be expected to result in, any liability (direct or indirect, contingent or otherwise) to the Company or any Subsidiary with respect to any Company Plan including any liability, tax, penalty or fee under ERISA, the Code, the Affordable Care Act or any other Applicable Law (other than to pay premiums, contributions or benefits in the ordinary course consistent with the terms of such plans), (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Plan, (iv) as of the date hereof, all contributions to the Company Plans have been timely and accurately made, and no Company Plan has any material unfunded liabilities that have not been fully accrued, and (v) no Company Plan covers any Company Service Providers residing or working outside of the United States, except in each case as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(c) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Plan that is subject to the Affordable Care Act has been established, maintained and administered in compliance with the requirements of the Affordable Care Act, including all notice and coverage requirements, and the Company and each of its Subsidiaries, as applicable, offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Section 4980H of the Code.
(d) Each Company Plan intended to be “qualified” under Section 401(a) of the Code is so qualified and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code are so exempt; and each such Company Plan has received or is eligible to rely upon a favorable determination or is the subject of an opinion or advisory letter from the IRS that the Company or any of its Subsidiaries may rely that such Company Plan is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code; and, nothing has occurred, and, to the Knowledge of the Company, no condition exists, that would reasonably be expected to cause the loss of such qualified status of such Company Plan or result in the loss of qualified or tax-exempt status of each trust intended to qualify under Section 501(a) of the Code. With respect to any Company Common Shares or other securities issued by the Company or any of its Subsidiaries that form or have formed any part of the assets of any Company Plan that is intended to qualify under Section 401(a) of the Code, the Company and its Subsidiaries have complied in all material respects with ERISA, the Code, and all other Applicable Law (including, without limitation, applicable securities laws).
(e) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in all material respects in compliance with, Section 409A of the Code and applicable guidance thereunder and no amount under such Company Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.
(f) There is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding or investigation of any kind in any court, by the IRS, the Department of Labor or any other Governmental Authority or otherwise with respect to any Company Plan (in each case, other than routine claims for benefits in the ordinary course and consistent with the terms of the plan), in each case, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, including termination of employment or other service, (i) other than with respect to the treatment of Company Restricted Shares and any rights under the Company ESPP in accordance with Section 2.05, entitle any Company Service Provider to any material payment or benefit, or accelerate the time of payment, funding or vesting, or otherwise materially increase the amount of, compensation due or payable or the level of benefits to be provided to any Company Employee under any Company Plan, (ii) result in the forgiveness of any loan to a Company Service Provider, (iii)limit the right to merge, amend or terminate any Company Plan (except any limitations imposed by Applicable Law) or (iv) result in any Company Service Provider receiving any “excess parachute payment” (within the meaning of Section 280G of the Code) from the Company or its Subsidiaries (excluding the impact of any arrangements established by, adopted by or entered into with Parent or any of its Affiliates to the extent that such arrangements have not been disclosed to the

Company). Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Plan or other Contract provides any Company Service Provider with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.
(h) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no Company Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or has in the past six years sponsored, maintained, contributed to, or is required to sponsor, maintain or contribute to, or has or is reasonably expected to have any liability or other obligation (contingent or otherwise), including as the result of any ERISA Affiliate, with respect to, any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a ““defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a “multiemployer” plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(3740) of ERISA) or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No events have occurred and, to the Knowledge of the Company, no circumstances exist that reasonably could be expected to result in any material liability to the Company or any of its Subsidiaries pursuant to Title IV of ERISA.
(i) No Company Plan provides any material post-employment medical, disability, life insurance or other welfare benefits to any Company Service Provider or their dependents or beneficiaries, other than as required by Section 4980B of the Code and Section 601 of ERISA or similar provisions of Applicable Law, except for continued premium payments by the Company or a Company Subsidiary during an individual’s contractual severance period that does not exceed the applicable period of continuation coverage required by COBRA.
Section 4.18. Employee and Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to any collective bargaining agreement or other contract with any labor union or other labor organization (each, a “CBA”). Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, (i) no labor union, other labor organization, or group of Company Employees has made a written demand to the Company for recognition or certification, (ii) to the Knowledge of the Company, there have been no labor organizing activities with respect to any Company Employees and no such activities have been threatened, (iii) (A) there have been no unfair labor practice charges, labor grievances, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against the Company or its Subsidiaries, and (B) there is no unfair labor practice charge, labor grievance, labor arbitration, strike, lockout, work stoppage, slowdown, picketing, hand billing or other labor dispute pending as of the date hereof, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require any notice to, consultation with or consent of any labor union, works council or other employee representative body.
(b) Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Applicable Laws respecting labor, employment and employment practices, including, but not limited to, Applicable Laws related to terms and conditions of employment, wages and hours, wage payment, overtime, meal, and rest breaks, employment discrimination, harassment, and retaliation, employee whistle-blowing, reasonable accommodation, employee and independent contractor classification, labor practices, plant closures or layoffs, unemployment insurance, workers’ compensation, pay equity, civil rights, family and medical and other leaves of absence (paid and unpaid), privacy, background checks, drug or alcohol testing, affirmative action, immigration and occupational safety and health requirements.
(c) There are no currently pending, or to the Knowledge of the Company, threatened, employment-related Proceedings against the Company or its Subsidiaries based on, arising out of, in connection with, or otherwise relating to the employment, application for employment, or termination of any Company Service Provider by the Company or its Subsidiaries, and no such Proceedings have been brought since January 1, 2023, in each case, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(d) To the Knowledge of the Company, no current Company Service Provider is bound by any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would interfere with the use of such Company Service Provider’s best efforts to promote the interests of the Company and its Subsidiaries or that would conflict with the business of the Company or its Subsidiaries as currently conducted, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.
(e) Since January 1, 2023, (i) no material allegations of illegal retaliation or workplace harassment or discrimination have been initiated, filed or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Company Service Provider who serves in a managerial position (acting in their capacity as such), and (ii) neither the Company nor any of its Subsidiaries has entered into any Contract to settle any allegations of such illegal retaliation or workplace harassment or discrimination.
Section 4.19. Environmental Matters. (a) There are and since January 1, 2023 there have been no Proceedings pending or, to the Company’s Knowledge, threatened which allege a violation by, or liability of, the Company or any of its Subsidiaries under any Environmental Laws, and there are no, and since January 1, 2023 there have not been, any Orders of any Governmental Authority pursuant to any Environmental Laws outstanding against the Company or any of its Subsidiaries, except in each case for such Proceedings that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;
(b)  since January 1, 2023, the Company and each of its Subsidiaries have obtained and maintained all Permits necessary for their operations as currently conducted to comply with all applicable Environmental Laws and are in compliance with the terms of such Permits, in each case, except to the extent such noncompliance or failure to obtain or maintain such Permits has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;
(c) the operations of the Company and each of its Subsidiaries are and since January 1, 2023, have been in compliance with all applicable Environmental Laws, except for such noncompliance as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;
(d) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries, has released or disposed of any Hazardous Substance on or under real property currently or, to the Knowledge of the Company, formerly owned, leased or operated, by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other location where Hazardous Substances generated by the Company or any of its Subsidiaries have been disposed, in quantities or concentrations that require investigation, remediation or monitoring by the Company or any of its Subsidiaries pursuant to any Environmental Law, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and
(e) the Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies of any material reports, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), studies, analyses, tests or monitoring in the possession of the Company or any of its Subsidiaries pertaining to: (i) any unresolved liabilities of the Company or any of its Subsidiaries under Environmental Law; (ii) any releases or disposal of Hazardous Substances by the Company or any of its Subsidiaries or to the extent giving rise to any material liability for the Company or any of its Subsidiaries in, on, or beneath any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ noncompliance in any material respect with applicable Environmental Laws, in each case to the extent prepared since January 1, 2023.
Section 4.20. Material Contracts. (a) Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each Contract described below (including any amendment thereto) in this Section 4.20(a) (other than any Company Plan) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound in each case as of the date hereof (each contract of a type described in this Section 4.20(a), a “Material Contract”):
(i) (A) the standard forms of Advisory Agreement (including any Side Letters or side agreements modifying or supplementing the terms of any Advisory Agreement) and (B) any Advisory Agreement

(including any Side Letters or side agreements modifying or supplementing the terms of any Advisory Agreement) that materially deviates from the standard form of Advisory Agreement, in each case with any Client that contributed more than 1% in Revenue Run-Rate as of the Base Date;
(ii) all selling, distribution, referral, dealer, product or marketing agreements or similar Contracts in each case pursuant to which the Company or its Subsidiaries are obligated to pay commissions to third parties in excess of $75,000 per year;
(iii) any Contract other than an Advisory Agreement that both (A) provides for payments by or to the Company or any of its Subsidiaries, or pursuant to which the Company or any Subsidiary is reasonably likely to receive or make payments, in excess of $250,000 annually and (B) solely in the case of contracts providing for payments by the Company or any of its Subsidiaries, cannot be cancelled by the Company or any of its Subsidiaries without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;
(iv) any Contract relating to the acquisition or disposition of any material securities, assets or businesses or exclusive licensing agreement (whether by merger, purchase of stock, purchase of assets or otherwise) that contains any material outstanding obligations of the Company or any of its Subsidiaries (including indemnities or “earn-outs” or other contingent payment obligations) of any amount in excess of $1,000,000;
(v) any Contract involving the licensing of, or the grant of a covenant not to sue under, any material Intellectual Property (excluding, in each case, (A) licenses for unmodified commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (B) non-exclusive licenses granted by the Company or any of its Subsidiaries to its customers in the ordinary course of business);
(vi) any Contract under which the Company or any of its Subsidiaries (A) is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rent exceeds $350,000 and (B) cannot cancel without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;
(vii) any Contract that expressly prohibits, limits or restricts the payment of dividends or distributions in respect of the capital stock or other equity securities of the Company or any of its Subsidiaries;
(viii) any Contract with any Affiliate, director, executive officer (as such term is defined in the 1934 Act), holder of 5% or more of the shares of capital stock of the Company or, to the Knowledge of the Company, any of their respective Affiliates (other than the Company or its Subsidiaries) or immediate family members (other than any indemnity under the articles of incorporation and code of regulations or other organizational documents of the Company and its Subsidiaries) that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Form 10-K or proxy statement pertaining to an annual meeting of shareholders;
(ix) any Contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or offer or sell any products, assets or services, with or to any Person, (B) restricts the Company or any of its Subsidiaries from soliciting for hire Persons for employment or consultancy, except in the ordinary course of business and as would not be material to the Company and its Subsidiaries, taken as a whole, or (C) expressly contains any material “most favored nation” provision, exclusive dealing arrangement or arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right to any other Person (in the case of this clause (C), to the extent such Contract involves any Client that contributed more than 1% in Revenue Run-Rate as of the Base Date);
(x) any partnership, joint venture, joint development, strategic alliance or other similar revenue-sharing contract;
(xi) any Contract (x) relating to outstanding Indebtedness for borrowed money of the Company or the Subsidiaries of the Company, including any indenture, loan or credit agreement, or outstanding Indebtedness in connection with any settlement facilities or lines of credit or any financial guaranty or credit support, indemnification, assumption or endorsement thereof (in each case whether incurred, assumed, guaranteed or secured by any asset), including any related security or pledge agreements, or (y) granting or evidencing a

Lien (other than a Permitted Lien) on any material properties or material assets of any of the Company or the Subsidiaries of the Company or purporting to create a Lien (other than a Permitted Lien) on any assets of the Company or the Subsidiaries of the Company securing Indebtedness for borrowed money, in each case, other than contracts among the Company and its wholly owned Subsidiaries;
(xii) any Contract requiring contributions of capital, capital expenditures or the acquisition or construction of fixed assets in excess of $350,000 in the next 12 months (excluding contributions made to the Company by its Subsidiaries);
(xiii) any Contract providing for the settlement of any Proceeding asserted by any Person (including a Governmental Authority) since January 1, 2023 (A) involving payment by the Company or any of its Subsidiaries after the date hereof in excess of $750,000 or (B) that imposes continuing requirements, obligations, liabilities or restrictions after the date hereof that are material to the Company and its Subsidiaries, taken as a whole;
(xiv) any other contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (excluding any Company Plan);
(xv) material Contract with any Governmental Authority;
(xvi) any Real Property Lease; and
(xvii) any other contract that commits the Company or any of its Subsidiaries to enter into any contracts of the types described in foregoing clauses (i) through (xvi).
(b) The Company has made available to Parent an accurate and complete copy of each Material Contract and each Specified Fund Contract as in effect as of the date hereof. Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions, and except where the failure of such Contract to be valid, binding, enforceable or in full force and effect has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except for breaches, violations or defaults which has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract or Specified Fund Contract, is in breach or default of any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Material Contract or Specified Fund Contract, and, except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written (or, to the Knowledge of the Company, oral) notice that it has breached, violated or defaulted under any Material Contract or Specified Fund Contract or that the counterparty to such Material Contract or Specified Fund Contract has decided or intends to terminate, cancel, fail to renew, materially modify the terms of or reduce services under any Material Contract or Specified Fund Contract.
(c) To the Knowledge of the Company, each Specified Fund Contract is in full force and effect and is a valid and binding agreement enforceable against the parties thereto in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions, and except where the failure of such Contract to be valid, binding, enforceable or in full force and effect has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 4.21. Insurance. Section 4.21 of the Company Disclosure Schedule contains a list of the material insurance policies maintained by the Company and its Subsidiaries in effect as of the date of this Agreement. Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent and are customary for businesses in the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and the limits and sub limits of such policies have not been exhausted or materially diminished, (iii) all premiums payable under all such policies have been timely paid, the Company and its Subsidiaries are in compliance with all other terms and conditions (including any notification requirements) of all such policies and neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, (iv) no written (or, to the Knowledge of the Company, oral) notice of cancellation or termination, modification or premium increase has been received by the Company or any Subsidiary of the Company with respect to any such insurance policy, (v) there is no existing default or event which, and neither the Company nor any of its Subsidiaries have taken or failed to take any action that with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder and (vi) neither the Company nor any of its Subsidiaries has failed to timely report to the applicable insurance carrier any material claim to the Company’s Knowledge which would be covered under such insurance policies.
Section 4.22. Investment Adviser Compliance Matters. (a) Since January 1, 2023, the RIA Subsidiary, which is the only Subsidiary of the Company that provides investment advisory or sub-advisory services to Clients, has been duly registered as an investment adviser under the Investment Advisers Act.
(b) As of the date hereof, the RIA Subsidiary has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act. The RIA Subsidiary has established in compliance with requirements of Applicable Law, and maintained in effect at all times required by Applicable Law since January 1, 2023, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security, incident response and identity theft policies and procedures and a business continuity plan in the event of business disruptions, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties or “customer information” (as defined in Regulation S-P), (vi) written recordkeeping policies and procedures and (vii) other policies required to be maintained by the RIA Subsidiary under Applicable Law, including (to the extent applicable) Rules 204A-1 and 206(4)-7 under the Investment Advisers Act and Section 17(j) under the Investment Company Act and Rule 17j-1 thereunder, except, in each case under clauses (i)-(vii) (all of the foregoing policies and procedures being referred to collectively as “RIA Compliance Policies”), as has not had and would not reasonably be expected to have a Company Material Adverse Effect. At all times since January 1, 2023, there have been no material violations or written allegations of material violations of the RIA Compliance Policies. The Company has made available to Parent a true and complete copies of the RIA Compliance Policies as in effect on the date of this Agreement.
(c) Neither the RIA Subsidiary nor any of its control persons, directors, officers or employees (other than employees whose functions are solely clerical or ministerial), nor, to the Knowledge of the Company, any other “affiliated person” (as defined in the Investment Company Act) thereof is ineligible pursuant to Section 9(a) or Section 9(b) of the Investment Company Act to serve as an investment adviser, depositor or principal underwriter to a registered investment company, nor is there any action, suit or proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority, that would result in the ineligibility of the RIA Subsidiary, any of its Subsidiaries or any of their respective directors, officers or employees to serve in any such capacities, except as has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as whole. As of the date hereof, (i) neither the RIA Subsidiary nor any of its control persons, directors, officers or employees (other than employees whose functions are solely clerical or ministerial), nor, to the Knowledge of the Company, any other “associated person” (as defined in the Investment Advisers Act) thereof is (A) ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as a “person associated with an investment adviser” (as defined in the Investment Advisers Act) of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-1 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the 1933 Act, unless in the case of clause (A), (B) or (C), such Person has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, and (ii) there is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in any such ineligibility or disqualification or, to the Knowledge of the Company, that would provide a basis for any such ineligibility or disqualification, except as has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as whole. Except as has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each employee of the RIA Subsidiary or any of its Subsidiaries who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect.

(d) Since January 1, 2023, (i) the Form ADV or amendment to Form ADV of the RIA Subsidiary, as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) all material annual amendments and any material other-than-annual amendments required to be made by the RIA Subsidiary to its Form ADV under Applicable Law were timely made. The Company has made available to Parent a true and complete copy of the Form ADV of the RIA Subsidiary as in effect on the date of this Agreement.
(e) The RIA Subsidiary is not prohibited from charging fees to any Person pursuant to a “pay-to-play” rule or requirement applicable to the RIA Subsidiary (including Rule 206(4)-5 under the Investment Advisers Act), except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(f) Neither the Company nor any of its Subsidiaries or Affiliates: (i) is a “broker” or “dealer” within the meaning of the 1934 Act or otherwise; (ii) is registered, or is required to be registered, as a CPO or CTA or otherwise; or (iii) is a trust company. Neither the Company nor any of its Subsidiaries, nor any Fund GP, nor, to the knowledge of the Company, any director, officer, employee or any other “associated person” (as defined in the Investment Advisers Act or the 1934 Act) of the Company or any of its Subsidiaries is registered or required to be registered as a CTA, a CPO, a futures commission merchant, a municipal advisor, transfer agent, bank, an introducing broker, a registered representative or associated Person of a broker-dealer, an insurance agent, a sales person or in any similar capacity with the SEC, the CFTC, the NFA, FINRA or the securities commission of any state or any self-regulatory body.
(g) The Company, each Fund GP, or Subsidiary of the Company, that acts as a CPO or CTA with respect to any Fund, Trading Subsidiary or Client account, if not required to be registered in such capacity, has filed and has properly maintained any required exemptions or exclusions from registration as a CPO or CTA.
(h) The investments of each Plan Client have been managed by the Company and its Subsidiaries in all material respects in compliance with all applicable requirements of ERISA, Section 4975 of the Code, and Similar Laws, as applicable. There is no pending or, to the Knowledge of the Company, threatened audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Authority with respect to the Company’s and its Subsidiaries’ provision of services any Plan Client. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or violated any Similar Laws with respect to any Plan Client. Neither the Company nor any of its Subsidiaries is ineligible to serve as a “qualified professional asset manager” (as defined in Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor (the “QPAM Exemption”)) as a result of the failure to satisfy the conditions set forth in Section I(g) of the QPAM Exemption. Neither the Company nor any of its Subsidiaries is precluded from acting as a fiduciary by operation of Section 411 of ERISA.
(i) All (i) deficiency letters and examination reports and (ii) material correspondence relating to any material inquiry, examination or investigation by any Governmental Authority relating to the RIA Subsidiary or any of its employees or associated persons, in each case that the RIA Subsidiary has received since January 1, 2023 from any Governmental Authority (excluding, for the avoidance of doubt, materials produced by the RIA Subsidiary pursuant thereto) are listed on Section 4.22(i), true, correct and complete copies of which have been made available or delivered to the Parent, along with all written responses thereto, prior to the date hereof. All remedial actions reasonably necessary to cure in all material respects the deficiencies or violations set forth in such letters or reports have been taken by the RIA Subsidiary.
Section 4.23. Clients. (a) Section 4.23(a) of the Company Disclosure Schedule sets forth: (i) a complete and correct schedule (the “Base Date Revenue Run-Rate Schedule”) showing, as of the Base Date, of the name of each Client for which the RIA Subsidiary is the investment adviser, investment manager, trustee (or other similar fiduciary) or sub-adviser thereunder; (ii) the Adjusted Assets Under Management as of the Base Date, calculated in the same manner as provided for in the calculation of base investment management fees payable in respect of each such Client account pursuant to the terms of the Advisory Agreement applicable to such account; (iii) the Base Date Revenue Run-Rate with respect to each such Client; (iv) the investment advisory, investment management, trustee, sub-advisory or other similar recurring fees payable to the RIA

Subsidiary by each such Client under the applicable Advisory Agreement; (v) the terms for each Fund of the fee rebates, fee waivers, fee caps, expense reimbursement (or assumption) arrangements or discounts and sub-advisory fees paid by the Company or any of its Subsidiaries; and (vi) if any Client is a Fund, the jurisdiction of such Fund and whether such Fund is a Public Fund, Private Fund or Non-U.S. Fund.
(b) Between the Base Date and the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would cause, or knowingly failed to take any reasonable action to prevent, any material change outside the ordinary course of business regarding (A) the setting of annualized investment advisory, investment management and sub-advisory fees or fee rates or the amount or rate of fee waivers or expense reimbursement paid with respect to any material Advisory Agreement, (B) entering into any Advisory Agreement that would result in a material change to, or give to any third party the right to materially change, the advisory fees payable under any other Advisory Agreement containing a “most favored nation” or similar clause that grants any Person the right to have the most favorable terms in respect of any matters relative to other Client accounts; (C) the addition or contribution of funds to any Client account, or withdrawals or redemptions from any Client account; and (D) entering into, or increasing the amounts payable in respect of, revenue sharing and licensing arrangements relating to the Funds.
(c) Since January 1, 2023, the RIA Subsidiary has provided its Investment Advisory Services to each Client in compliance with the Investment Advisers Act and the Investment Company Act, to the extent applicable, and each Advisory Agreement has been compliant with the Investment Advisers Act and any other Applicable Law, except, in each case, as has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to result in a Company Material Adverse Effect, none of the Company or its Subsidiaries provides, nor has provided since January 1, 2023, Investment Advisory Services to any Person other than Clients. The Company or its Subsidiaries provides, since January 1, 2023, Investment Advisory Services to Clients solely pursuant to written Advisory Agreements or Platform Contracts.
(d) Each Investment Company Advisory Agreement (i) includes all provisions required by and complies with the Investment Company Act and (ii) has been duly approved and continued in compliance with the Investment Company Act and complies with the Investment Company Act, except, in each case, as has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(e) For purposes of this Section 4.23, all Persons that receive Investment Advisory Services from the RIA Subsidiary through separately managed accounts opened through the same broker-dealer or other financial institution (including through a “separately managed account,” “wrap-fee” or similar program sponsored by such broker-dealer or other financial institution) are considered a single Client.
(f) Section 4.23(f) of the Company Disclosure Schedule contains a list as of the Base Date of (i) the seed capital investments, general partner interests, limited partner interests, or other similar investments or interests of the Company or any of its Subsidiaries in any Client and (ii) the net asset value of such seed capital investments or interests. Since January 1, 2023, all realized investments or divestments of such seed capital investments or interests have been made in the ordinary course of business, except for those that have not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.
(g) Section 4.23(g) of the Company Disclosure Schedule sets forth a complete and correct schedule (the “AUA Schedule”) showing the aggregate amount of Assets Under Advisement for each Client with Assets Under Advisement and the weighted average base rate fee applicable thereto (i.e., the weighted average of the fee rates applicable to services for Assets Under Advisement as set out in the Contracts between the RIA Subsidiary and each applicable third-party investment adviser, sponsor, broker-dealer or other financial institution), in each case as of October 31, 2025, and calculated in a manner consistent with the Company’s historical practice.
Section 4.24. Funds.
(a) Each Fund has been duly organized and is validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization and has, and at all times since January 1, 2023 (or, if later, since its launch date), had the requisite power, right and authority to carry on its business as it is now (or was then) being conducted in each jurisdiction where it is organized or listed on an exchange, except where such lack of due organization, valid existence, good standing, power, right or authority has not had and would not reasonably be expected to have a Company Material Adverse Effect, and, in the case of each Public Fund, is duly registered with the SEC as an investment company under the Investment Company Act, except as would not be material to the Company and its Subsidiaries, taken as a whole, at all times required to under Applicable Law.
(b) (i)Each Fund and Trading Subsidiary has complied since January 1, 2023 (or, if later, since its launch date) and is in compliance with its investment policies and restrictions, if any, as such policies and restrictions may be set forth in its offering or plan documents (as they may be amended from time to time) and in Applicable Laws, if any, and (ii) the value of the assets of each Fund has been determined since January 1, 2023 (or, if later, since its launch date) and is being determined using portfolio valuation methods that comply with the methods described in its offering or plan documents, if any, and the requirements of any Applicable Laws other than, in each case of clause (i) and this clause (ii), any non-compliance that has not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no Proceeding pending against any Fund or, to the Knowledge of the Company, threatened against any Fund that has had or would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no injunction, order, award, judgment, settlement, decree or regulatory restriction not generally imposed on similarly situated investment funds imposed upon or entered into by any Fund that has had or would reasonably be expected to have a Company Material Adverse Effect.
(c) Company has made available to Parent prior to the date of this Agreement copies of the financial statements for the most recently completed fiscal year of each of the Public Funds, excluding Sub-Advised Funds (the “Fund Financial Statements”). Each of the Fund Financial Statements fairly presents in all material respects the financial position of the entity or entities to which it relates as of its date. The annual report to shareholders of each of the Public Funds with respect to such Fund’s most recently completed fiscal year and all other material documents filed subsequent to such fiscal year end under Section 30(a) or 30(b) of the Investment Company Act or the 1934 Act, as applicable, in each case in the form filed with the SEC or delivered to shareholders, were, as of their respective dates (without giving effect to any amendment thereto filed after the date hereof) true and correct in all material respects.
(d) Each prospectus, statement of additional information or offering memorandum (“Prospectus”) and each pitchbook, teaser, marketing deck or similar marketing material used as of the date of this Agreement to offer, or in connection with the offer of, shares or other interests in a Fund (excluding Sub-Advised Funds) has been prepared and provided to prospective investors in material compliance with the requirements of Applicable Laws. Since January 1, 2023, each Fund (excluding Sub-Advised Funds) has timely filed all Prospectuses, and other Regulatory Documents, except where the failure to timely file a Regulatory Document has not had or would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2023, such Regulatory Documents of each Fund (excluding any Sub-Advised Fund) have been prepared in material compliance with the requirements of Applicable Laws.
(e) All issued and outstanding Equity Interests of Funds (excluding Sub-Advised Funds) have been duly and validly issued, are fully paid and, unless otherwise required by Applicable Law, nonassessable, and were not issued in violation of preemptive or similar rights or Applicable Law, except as has not had or would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2023, (i) all such Equity Interests that were required to be registered under the 1933 Act have been sold pursuant to an effective registration statement filed thereunder (and, where applicable, under the Investment Company Act) and are qualified for sale, or an exemption from any requirement to so register or qualify is in full force and effect, in each state and territory of the U.S. and the District of Columbia and in any foreign jurisdiction to the extent required under Applicable Law, and (ii) no Prospectus for any Fund contained, as of its effective date, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or is subject to any stop order or similar order restricting its use, in each case of clause (i) and (ii), except as has not had or would not reasonably be expected to have a Company Material Adverse Effect.
(f) Each Investment Company Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act. None of the Company or its Subsidiaries is in default under any Investment Company Advisory Agreement, except where such default would not result in a Company Material Adverse Effect.
(g) As of the date hereof, each Public Fund has written policies and procedures adopted pursuant to Rule 38a-1 of the Investment Company Act that are reasonably designed to prevent, detect and correct material violations of the Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. Since January 1, 2023, there have been no Material Compliance Matters, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, for any Public Fund, other than those which have been reported to the applicable Fund Board and satisfactorily remedied or are in the process of being remedied.
(h) All payments by each Public Fund relating to the distribution of its shares (other than payments that are not required by applicable securities Laws to be paid pursuant to a 12b-1 plan) have been made in material compliance with the related 12b-1 plan and each 12b-1 plan adopted by a Public Fund, and the operation of each such 12b-1 plan, currently complies with Rule 12b-1 under the Investment Company Act and other Applicable Law in all material respects. No Public Fund has paid or is paying, directly or indirectly, any amount to any Person which is primarily intended to finance the distribution of its shares, except in accordance with a 12b-1 plan, except as would not be material to the Company and its Subsidiaries, taken as a whole.
(i) Except to the extent it relates to Parent or its Affiliates (excluding, for the avoidance of doubt, the Company) or includes information provided by Parent or its Affiliates (excluding, for the avoidance of doubt, the Company) for inclusion or incorporation by reference therein (to which extent no representation by the RIA Subsidiary or the Company is made), the materials related to the proxy solicitation or other consent solicitation prepared by Company or its Subsidiaries and distributed to the investors in a Fund in connection with the obligations set forth in Section 8.02(c) (i) will not, at the time of the mailing of such materials or any amendments or supplements thereto, or at the time of the shareholders or investors meeting held in relation thereto, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will contain all information necessary to make the disclosure of information therein satisfy the requirements of Applicable Laws in all material respects.
(j) Notwithstanding anything to the contrary in Section 4.23 (excluding subsection (c) thereof) and Section 4.24, any representation or warranty in Section 4.23 (excluding subsection (c) thereof) or Section 4.24 made with respect to a Sub-Advised Fund is made to the Knowledge of the Company.
Section 4.25. Finders’ Fees. Except for Broadhaven Securities, LLC or its Affiliates, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has delivered to Parent, on an “outside counsel only” basis, complete and correct copies of all agreements under which any such fee or commission is payable and all indemnification and other agreements related to the engagement of the Persons to whom any such fee is payable.
Section 4.26. Opinions of Financial Advisors. The Company has received the opinion of Broadhaven Capital Partners, LLC to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of review undertaken by Broadhaven Capital Partners, LLC as set forth therein, the Merger Consideration to be received by the holders of Company Common Shares (including Company Restricted Shares, but excluding (a) Company Common Shares held by Parent, Merger Sub or any other Subsidiary of Parent or any Subsidiary of the Company prior to the Effective Time and (b) Dissenting Company Shares) in the Merger is fair to such holders from a financial point of view. A signed copy of such opinion shall be delivered to Parent as soon as practicable following the date hereof for information purposes only.
Section 4.27. Antitakeover Statutes. Assuming that the representations and warranties of Parent and Merger Sub contained in Section 5.13 are true and correct, the restrictions on business combinations set forth in Sections 1701.83, 1701.831 and 1701.832 of the OGCL, Sections 1704.01-1704.07 of the Ohio Revised Code, and any moratorium, business combination, fair price, control share acquisition, interested shareholder acquisition or similar applicable anti-takeover provisions or law, to the extent applicable, are not, and as of the Effective Time will not be, applicable to the Merger.
Section 4.28. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent, Merger Sub or their Subsidiaries to the Company, and the

Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.
ARTICLE 5
Representations and Warranties of Parent and Merger Sub
Subject to Section 11.05, Parent represents and warrants to the Company that:
Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub (a) is a limited liability company or corporation, as applicable, duly formed or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (b) has all limited liability company or corporate powers required to carry on its business as now conducted, except in the case of this clause (b) where the failure to have such power or authority has not had, and would not reasonably be expected to have a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than those incident to its formation and in connection with or as contemplated by this Agreement and the transactions contemplated hereby. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are indirectly owned by, and at the Effective Time will be indirectly owned by, Parent, free and clear of all Liens, excluding restrictions on transfer arising under applicable securities laws.
Section 5.02. Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the limited liability company or corporate, as applicable, powers of each of Parent and Merger Sub and have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of each of Parent and Merger Sub, and no vote of the members of Parent is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).
Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) compliance with the rules and regulations of NASDAQ, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and appropriate documents with the relevant authorities of the other jurisdictions in which Merger Sub is qualified to do business and (e) any other actions or filings the absence of which has not had, and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.04. Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and, assuming compliance with the matters referred to in Section 5.03, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any approval, consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or cause, permit or result in any right of termination, amendment, modification, acceleration of performance, vesting or cancellation of any Contract binding upon Parent or Merger Sub or any of their respective Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of Parent or Merger Sub or any of their respective Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as has not had, and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.05. Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendments or supplements thereto) is first filed with the SEC, first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.
Section 5.06. Compliance with Laws.
(a) Parent and each of its Subsidiaries are, and since January 1, 2023 have been, in compliance with all Applicable Laws, except for failure to comply or violations that would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Neither Parent nor any of its Subsidiaries, any of their respective control persons, directors, officers or employees (other than employees whose functions are solely clerical or ministerial), nor, to the Knowledge of Parent, any other “affiliated person” (as defined in the Investment Company Act) thereof is ineligible pursuant to Section 9(a) or Section 9(b) of the Investment Company Act to serve as an investment adviser, depositor or principal underwriter to a registered investment company, nor is there any action, suit or proceeding pending or, to the Knowledge of Parent, threatened by any Governmental Authority, that would result in the ineligibility of Parent, any of its Subsidiaries or any of their respective directors, officers or employees to serve in any such capacities, except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. As of the date hereof, (i) neither Parent nor any of its Subsidiaries, any of their control persons, directors, officers or employees (other than employees whose functions are solely clerical or ministerial), nor, to the Knowledge of the Parent, any other “associated person” (as defined in the Investment Advisers Act) thereof is (A) ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as a “person associated with an investment adviser” (as defined in the Investment Advisers Act) of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-1 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the 1933 Act, unless in the case of clause (A), (B) or (C), Parent, such Person has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, and (ii) there is no action, suit or proceeding pending or, to the Knowledge of Parent, threatened by any Governmental Authority that would reasonably be expected to result in any such ineligibility or disqualification or, to the Knowledge of Parent, that would provide a basis for any such ineligibility or disqualification, except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, each employee of Parent and its Subsidiaries who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect.
Section 5.07. Information in Proxy and Consent Solicitation Materials. None of the information supplied or to be supplied by or on behalf of Parent or its Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries prior to Closing) for inclusion or incorporation by reference in the proxy solicitation or other consent solicitation materials distributed to the investors in a Fund in connection with Section 8.02(c) will, at the time of the mailing of such proxy, or other consent materials or any amendments or supplements thereto, or at the time of the shareholders or investors meeting held in relation thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.08. Investment Company Act. None of Parent or any of its respective “interested persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) has any express or implied understanding or arrangement which would impose an “unfair burden” (as such term is used in Section 15(f) of the Investment Company Act) on any Public Fund for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated hereby or which would in any way cause Section 15(f) of the Investment Company Act to be unavailable in connection with the transactions contemplated hereby.
Section 5.09. Litigation. As of the date hereof, there is no Proceeding pending, or to the Knowledge of Parent, threatened, against Parent and there is no Order outstanding against Parent that in any manner seeks to prevent, enjoin, materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 5.10. Finders’ Fees. Except for UBS Securities LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 5.11. Financing. Parent has, and will have through the Closing, sufficient unrestricted cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Merger Consideration and any other amounts required to be paid by it at the Closing.
Section 5.12. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 4 in all material respects and (c) the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, after giving effect to the transactions contemplated by this Agreement (including the payment of the aggregate Merger Consideration and the payment of all related fees and expenses), the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that as of any date of determination (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, contingent, subordinated or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and liabilities as they become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and become due in the usual course of their affairs and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date.
Section 5.13. Ownership of Common Shares. Neither Parent nor Merger Sub nor any of their respective Subsidiaries or “associates”, nor to the Knowledge of Parent, any of its Affiliates, is the beneficial owner (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) of any Company Common Shares or other Company Securities, or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any Company Common Shares or other Company Securities. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is, or has been within the past three years, an “associate” or “interested shareholder” of the Company. For purposes of this Section 5.13, the term “associate” shall have the meaning ascribed to it in Rule 12b-2 of the 1934 Act, and the term “interested shareholder” shall have the meaning ascribed to it in Section 1704.01 of the Ohio Revised Code.
Section 5.14. No Foreign Person. Neither Parent nor Merger Sub are a “foreign person” or a “foreign entity,” as defined in the DPA or are otherwise controlled by a “foreign person” as defined in the DPA and none of the transactions completed by this Agreement is a “covered transaction” (as defined in the DPA).
Section 5.15. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedule), in any certificate delivered by the Company pursuant to this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.
ARTICLE 6
Covenants of the Company
Section 6.01. Conduct of the Company. Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as expressly required or contemplated by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law or Contract set forth in the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to (a) conduct its business in all material respects in accordance with Applicable Law and in the ordinary course of business and (b) preserve intact in all material respects its current business operations, organization, ongoing businesses, license, permits and material business relationships with third parties, including vendors, suppliers, customers, partners and Governmental Authorities and maintaining in full force and effect its insurance policies (including, for the avoidance of doubt, paying all premiums thereon and renewing or replacing such insurance policies on or prior to their expiration), in each case, consistent with past practice or customs in the industries in which the Company and its Subsidiaries conduct business (provided that, in the case of the foregoing clause (i), no action with respect to the matters addressed by any subclause of the following clause (ii) shall constitute a breach of clause (i) unless any such action would constitute a breach of such subclause of the following clause (ii)) and (ii) not:
(a) amend or otherwise change the articles of incorporation, code of regulations or other similar organizational documents of the Company or any Subsidiary of the Company;
(b) (i) adjust, split, combine, subdivide or reclassify any shares of its capital stock or other Equity Interests, (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock or other Equity Interests, except for dividends or other such distributions by any of its wholly owned Subsidiaries to the Company or to other wholly owned Subsidiaries of the Company, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Interests, including Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Plan as in effect on the date of this Agreement (or any such Company Plan as adopted or amended in compliance with this Section 6.01);
(c) (i) issue, deliver, sell, dispose of, grant, transfer or otherwise subject to any Lien (other than any Permitted Lien), or authorize the issuance, delivery, sale, disposition of, grant, transfer or subjection to any Lien (other than any Permitted Lien) of, any Equity Interests of the Company or its Subsidiaries, including Company Securities or Company Subsidiary Securities, other than (A) the release of restrictions on Company Restricted Shares in connection with the vesting thereof, or the grant of Company Equity Awards after the date hereof, in each case, to the extent permitted under Section 6.01, (B) subject to Section 2.05(d), the issuance of shares of Company Common Shares upon the exercise of the rights under the Company ESPP in accordance with the terms thereof and (C) any issuance, delivery or sale among the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, (ii) create a new non-wholly owned Subsidiary or (iii) except as required by the terms of any Company Plan as in effect on the date of this Agreement, amend, modify or waive any term of any authorized or outstanding Equity Interests, including any Company Security or any Company Subsidiary Security;
(d) other than in connection with actions permitted by Section 6.01(g), acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any business, division or other business organization (for the avoidance of doubt, it being understood that the foregoing is subject to the provisions of Section 8.01(c));
(e) sell, lease, license, sublicense, assign, abandon, grant, divest, transfer or otherwise dispose of (by merger, consolidation, acquisition of shares or assets or otherwise), permit to lapse, expire or be dedicated to the public domain, encumber or subject to any Lien (in each case other than Permitted Liens) any businesses, properties, including Real Property, or material assets of the Company or any of its Subsidiaries, including Company-Owned Intellectual Property, other than (i) such sales, leases, non-exclusive licenses, assignments, transfers, Liens or other dispositions of assets (including Company-Owned Intellectual Property, but excluding Real Property) that are in the ordinary course of business or (ii) natural statutory expirations of Company-Owned Intellectual Property, which could not be maintained or extended through applicable filings or payments of fees;
(f) make or authorize any capital expenditure other than any capital expenditures that, when added to all other capital expenditures made on behalf of the Company and its Subsidiaries since the date of this Agreement, do not exceed $250,000 in the aggregate;
(g) other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries), including seed capital investments (or voluntary withdrawals, liquidations or reductions thereof), general partner interests, limited partner interests, or other similar investments or interests of the Company or any of its Subsidiaries in any Client or voluntarily fail to maintain any such seed capital investments in the ordinary course of business, other than (i) in connection with actions permitted by Section 6.01(d), (ii) advances of expenses made to employees, in connection with the performance of their duties, in the ordinary course of business, (iii) allocations or re-allocations of seed capital in a manner that would not reasonably be expected to result in such investments or interests becoming subject to any withdrawal or liquidation restrictions or (iv) reductions in seed capital solely on a passive basis as the result of market fluctuation;
(h) other than (i) borrowings under the Company Credit Agreement in the ordinary course of business and in an aggregate principal amount not to exceed $100,000 or (ii) Indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of Indebtedness of any wholly owned Subsidiary of the Company, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, or enter into any Contract with respect to (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise) any Indebtedness for borrowed money or material obligations of any other Person;
(i) other than in connection with any shareholder or derivative litigation, which is the subject of Section 8.09, commence (other than any collection action in the ordinary course of business), waive, release, assign, compromise, discharge, settle or offer or propose to compromise, discharge or settle any Proceedings that would require a payment by the Company in excess of $350,000 individually or $750,000 in the aggregate (in each case, net of amounts covered by insurance or indemnification agreements with third parties), other than (i) as required by any Contract as in effect as the date hereof or (ii) claims reserved against in the financial statements of the Company (for amounts not materially in excess of such reserves); provided that, the payment, discharge, settlement or satisfaction of such Proceeding does not include any obligation (other than the payment of money and confidentiality and other similar obligations incidental to such waiver, release, assignment, compromise or settlement) to be performed, or the admission of wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;
(j) (i) amend, modify, waive any rights under, agree to any change in, renew (including automatic renewals) or voluntarily terminate, any Material Contract with a term that is equal to or longer than (and may not be terminated without penalty in less than) 12 months in duration from the date hereof, (ii) amend or modify in any material respect, waive any material rights under, agree to any material change in, renew or voluntarily terminate any Material Contract with a term that is less than (or may be terminated without penalty in less than) 12 months in duration from the date hereof, (iii) enter into any Contract which if entered into prior to the date of this Agreement would have been a Material Contract or (iv) fail to use reasonable best efforts to not accept any waiver of material rights under any Specified Fund Contract and fail to use reasonable best efforts to cause any such Specified Fund Contract not to be amended or modified in any material respect or terminated, in each case of clauses (i) – (iv) other than (A) the automatic renewal or extension of any Material Contract or Specified Fund Contract pursuant to its current terms or on terms not materially less favorable for the Company than such current terms, (B) any expiration of a Material Contract or Specified Fund Contract in accordance with its terms or (C) otherwise in the ordinary course of business;
(k) except to the extent required by Applicable Law or a Company Plan existing as of the date of this Agreement, (i) increase the compensation or benefits (except as permitted under clause (ii) below) of any Company Employee, other than (x) increases in base wages or salary, as applicable, of a Company Employee with annual base compensation less than $200,000 (taking into account such increases) or that do not exceed 5% in the aggregate and are made in connection with the Company’s annual compensation review cycle, in each case in the ordinary course of business consistent with past practice or (y) increases in annual cash bonus targets that correspond to increases described in clause (i)(x), (ii) establish, adopt, enter into, terminate or materially amend any Company Plan (or any plan or arrangement that would be a Company Plan if in existence as of the date hereof), other than annual renewals or amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to the Company or any of its Subsidiaries of maintaining, the applicable Company Plan, (iii) accelerate the vesting of or the lapsing of restrictions with respect to, or otherwise fund, secure or segregate assets for the payment of, any compensation or benefits under any Company Plan, (iv) amend or modify the terms of any outstanding Company Equity Awards or grant any Company Equity Award or any other award under the Company Stock Plans, (v) make or forgive any loan to any Company Service Provider, (vi) grant or provide, or commit to grant or provide, any severance, termination, change-in-control, retention or similar payments or benefits to any Company Service Provider, other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice or Section 7.03(b) of the Company Disclosure Schedule and subject to the execution and non-revocation of a release of claims in favor of the Company and its Subsidiaries (vii) engage any individual independent contractors or hire or fire any employees with annual base compensation of more than $200,000, except for terminations for “cause” or to the extent consistent with the Company’s employment policies, or (viii) waive or release any noncompetition, non-solicitation, confidentially, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any Company Service Provider;
(l) unless required by Applicable Law, (i) enter into, amend, modify or extend any CBAs, or (ii) recognize or certify any labor organization or group of employees as the bargaining representative for any Company Service Provider;
(m) subject to Section 6.04, merge or consolidate the Company or any Subsidiary of the Company with any third party or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company (other than the Merger);
(n) change the Company’s methods of financial accounting or make any material change in any method of financial accounting practice or working capital or cash management practice or policy applicable to the Company or its Subsidiaries, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
(o) make, change or revoke any material Tax election, change any Tax accounting period, make any material change in any of its methods of Tax accounting, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment with respect to any material amount of Taxes, enter into any material Tax sharing, closing, or similar agreement in respect of any material Taxes, obtain or request any material Tax ruling, or settle or compromise any material Tax claim, audit or assessment;
(p) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(q) terminate, replace or materially amend the engagement of the Company’s independent registered public accounting firm or make any material change in the scope of the annual audit, except as required by Applicable Law after prior consultation with Parent;
(r) purchase, lease, sublease, license, sublicense or otherwise acquire any interest in Real Property, other than the Leased Real Property;
(s) (i) voluntarily cause any Public Fund that holds itself out as qualifying as a “regulated investment company” under Section 851 of the Code to fail to so qualify or (ii) except as required by Applicable Law or in the ordinary course of business consistent with past practice (A) initiate any material modification to the prospectus and other offering, advertising and marketing materials, as amended or supplemented, of any Public Fund to effect any material change to the investment objectives or investment policies of such Public Fund, (B) increase any existing contractual fee waivers on Public Funds or impose new contractual fee waivers on any Public Funds, other than in the ordinary course, (C) effect any merger, consolidation or other reorganization of any Public Fund or (D) launch any new Public Fund or other Fund;
(t) take any action that would be reasonably expected to cause, or knowingly fail to take any reasonable action to prevent, any material change outside the ordinary course of business relating to the practices of the Company and its Subsidiaries regarding (i) the setting of annualized investment advisory, investment management and sub-advisory fees or the amount or rate of expense reimbursement paid with respect to any material Advisory Agreement, (ii) entering into any Advisory Agreement that would result in a material change to, or give to any third party the right to materially change, the advisory fees payable under any other Advisory Agreement containing a “most favored nation” or similar clause that grants any Person the right to have the most favorable terms in respect of any matters relative to other Client accounts, (iii) the addition or contribution of funds to any Client account, or withdrawals or redemptions from any Client account, and (iv) entering into, or voluntarily increasing the amounts payable in respect of, revenue sharing and licensing arrangements relating to the Funds;
(u) enter into any new material line of business or discontinue any material line of business or any material business operations;

(v) adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan; or
(w) agree, resolve or commit to do any of the foregoing.
Section 6.02. Company Shareholders Meeting. (a) The Company shall, after reasonable consultation with Parent, take all action necessary in accordance with the Company Articles of Incorporation, Company Bylaws, OGCL and applicable requirements of NASDAQ to (a) as soon as reasonably practicable (and in any event within five Business Days) following the earlier of the date the SEC staff advises that (x) it has no further comments on the Proxy Statement or (y) that the Company may commence mailing the Proxy Statement, (i) establish a record date for (and the Company shall not change such record date without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed), (ii) duly call and give notice of, and (iii) commence mailing of the Proxy Statement to the holders of Company Common Shares as of the record date established for, a meeting of holders of the Company Common Shares (the “Company Shareholders Meeting”) to take place within 40 days following the ﬁrst mailing of the Proxy Statement to the Company’s shareholders for the purpose of seeking the Company Shareholder Approval, (b) initiate or cause to be initiated a “broker search” in accordance with Rule 14a-13 of the 1934 Act in order for the Company to comply with its obligations set forth in the foregoing clause (a), and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause (a), convene and hold the Company Shareholders Meeting in accordance with the OGCL and applicable requirements of NASDAQ; provided that the Company may, after reasonable consultation with Parent (and, upon the reasonably prior written request of Parent in the case of the following clauses (ii)(C) or (D), shall), adjourn or postpone the Company Shareholders Meeting to a later date (i) with the consent of Parent or (ii) to the extent the Board of Directors believes in good faith (after consultation with outside legal counsel) that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Proxy Statement that is provided to the holders of Company Common Shares within a reasonable amount of time in advance of the Company Shareholders Meeting, (B) due to Applicable Law (including fiduciary duties) or a request from the SEC or its staff, (C) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Shareholder Approval or (D) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; provided, however, that without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (1) the Company may not postpone or adjourn the Company Shareholders Meeting more than two times pursuant to the foregoing clauses (ii)(C) – (D), collectively, and (2) no such postponement or adjournment shall be, without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Parent, for a period exceeding, with respect to the foregoing clauses (A) and (B), 10 Business Days or, with respect to the foregoing clauses (C) and (D), 15 Business Days. Subject to Section 6.04, the Board of Directors shall recommend that the holders of the Company Common Shares adopt this Agreement, and the Company shall (x) include the Company Recommendation in the Proxy Statement, (y) use its reasonable best efforts to solicit proxies in favor of the Company Shareholder Approval and to obtain the Company Shareholder Approval and (z) otherwise comply in all material respects with all legal requirements applicable to such meeting. Unless the Board of Directors makes an Adverse Recommendation Change pursuant to Section 6.04 or this Agreement is validly terminated in accordance with its terms, (x) the Company’s obligations pursuant to this Section 6.02 shall not be affected by the commencement, announcement, disclosure, communication or existence of any Acquisition Proposal and the Company will nevertheless submit this Agreement to the Company’s shareholders for the purpose of obtaining the Company Shareholder Approval. The Company shall permit Parent and its Representatives to attend the Company Shareholders Meeting and shall cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its shareholders.
(b) Nothing in this Section 6.02 shall be deemed to prevent the Company or the Board of Directors or any duly authorized committee thereof from taking any action to the extent they are expressly permitted or required to take under, and in compliance with, Section 6.04.
Section 6.03. Access to Information. (a) From the date hereof until the Effective Time, subject to Applicable Law and other than any such matters that relate to the negotiation and execution of this Agreement (including matters that relate to any Acquisition Proposal or Superior Proposal), in each case, solely for purposes of consummating the Merger (including for integration planning), the Company shall, and shall cause each of its Subsidiaries to, (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, assets, Contracts, books and records and personnel (including employees and agents) of the Company and its Subsidiaries, (ii) promptly furnish or otherwise make available to Parent and its Representatives such financial and operating data and other information (including, for the avoidance of doubt, the work papers of the Company’s auditors to the extent Parent has executed a release in a form reasonably satisfactory to the Company’s auditors) as such Persons may reasonably request, including in connection with the preparation of any filings contemplated by this Agreement, and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries (provided that the Company’s investment bankers, attorneys, accountants and other advisors will not be required to furnish to Parent or its Representatives any of their internal documents or materials); provided that, in each case, such access may be limited to the extent that such access would jeopardize the health and safety of any of its Representatives; provided, further, that the Company may, in its reasonable discretion and after consulting with Parent, designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be furnished only to the outside counsel of Parent (and, as applicable, independent accountants of Parent) and will not be disclosed to any other Persons unless express permission is obtained in advance from the Company or its legal counsel. The Company shall have the right to have its Representatives present in any investigation pursuant to this Section 6.03, and such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information to the extent that the Company reasonably determines in good faith that providing such access or disclosing such information would (A) violate any Applicable Law (including Competition Laws and privacy laws) or binding agreement entered into prior to the date of this Agreement or (B) disclose information protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable best efforts; provided that, in the case of clauses (A) and (B), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not violate any such Applicable Law or jeopardize the protection of the attorney-client privilege.
(b) All information exchanged or otherwise received pursuant to Section 6.03(a) will be subject to that certain Non-Disclosure Agreement, dated as of September 9, 2025, between the RIA Subsidiary and Parent (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or limit or be deemed to modify any representation or warranty made by any party hereunder or any rights or remedies available to any party under this Agreement. The parties agree that from the date hereof, notwithstanding the terms of the Confidentiality Agreement, the “Representatives” (as defined in the Confidentiality Agreement) shall include any financing sources providing, arranging or underwriting the Debt Financing and any lenders under the Parent Credit Agreement without the need to receive Seller’s prior written consent or to provide to Seller any prior written notice; provided that, except with the prior written consent of the Company, Parent agrees neither it nor any of its Affiliates or Representatives (with respect to Representatives, acting on Parent’s behalf) will enter into, directly or indirectly, any agreement, arrangement or understanding with any Person that would reasonably be likely to restrict the ability of any Person to provide financing (debt, equity or other) for a possible transaction involving the Company.
Section 6.04. Go-Shop; No-Shop; Other Offers.
(a) Go-Shop.
(i) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on January 14, 2026 (the “No-Shop Period Start Date”), the Company, its Affiliates and their respective Representatives shall have the right to, solely with respect to any Person that is not a No-Shop Party, directly or indirectly: (A) subject to compliance with clause (B) in respect of any information or access provided, solicit, initiate, propose or take any action to induce the making, submission or announcement of, or facilitate or encourage the submission of any offer, inquiry, proposal or indication of interest that constitutes, or could reasonably be expected to lead to, result in or constitute, an Acquisition Proposal (an “Acquisition Inquiry”); (B) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, provide information (including nonpublic information and data) relating to the Company, its Subsidiaries, the Funds and the Clients, and afford access to the business, properties, assets, books, records and personnel of the Company, its Subsidiaries, the Funds and the Clients to any Third Party (and its Representatives subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Third Party), in each case, in connection with, or for the purpose of, encouraging, facilitating or assisting an Acquisition Proposal (or an Acquisition Inquiry); provided that the Company shall provide or make available to Parent any nonpublic information that is provided or made available to any such Third Party that was not previously provided to Parent or its Representatives substantially contemporaneously with (and in any event within 48 hours of) the time it is provided to such Third Party and, unless otherwise requested by Parent, in the same manner so provided to such Third Party; and (C) subject to compliance with clause (B) in respect of any information or access provided, engage in discussions or negotiations with any Third Parties (and their respective Representatives) with respect to an Acquisition Proposal or potential Acquisition Proposal or otherwise cooperate with, or assist or participate in, or facilitate, any such Acquisition Inquiry. The Company will promptly (and in any event within 24 hours) following the No-Shop Period Start Date provide Parent a list of Excluded Parties, including the identity of each Excluded Party and a copy of any Acquisition Proposal and any related documents (provided that with respect to any financing commitment letters, any fee amounts, pricing terms and other commercially sensitive terms included in any fee letters that are customarily redacted may be redacted) submitted by such Person and the basis on which the Board of Directors made the determination that such Excluded Party is an Excluded Party.
(ii) Except as may relate to any Excluded Party (only for so long as such Third Party or group is an Excluded Party) or as expressly permitted by Section 6.04, (A) from and following the execution of this Agreement, with respect to any No-Shop Party, and (B) from and following the No-Shop Period Start Date, with respect to any other Third Party, its Affiliates and its Representatives, the Company shall, and shall cause its Subsidiaries and its and their respective officers and directors to, and shall instruct and use reasonable best efforts to cause its and their respective other Representatives to (1) immediately terminate (or cause to be terminated) any discussions or negotiations with any such Third Party and its Affiliates and Representatives with respect to any Acquisition Proposal and (2) promptly (and in any event within 24 hours thereafter) terminate all physical and electronic data room access granted to any such Third Party and its Affiliates and Representatives in connection with any Acquisition Proposal or Acquisition Inquiry, or its consideration of any Acquisition Proposal or Acquisition Inquiry, cease providing any further information or access with respect to the Company, its Subsidiaries or any Acquisition Proposal or Acquisition Inquiry to any such Third Party and its Affiliates and Representatives and request the return or destruction by such Third Party and its Affiliates and Representatives of all nonpublic information concerning the Company and its Subsidiaries. Notwithstanding the commencement of the Company’s obligations under Section 6.04(a)(ii) and Section 6.04(b) (but subject to the other provisions of this Section 6.04), the parties hereto agree that the Company and its Representatives may continue to engage in the activities described in Section 6.04(a)(i) with respect to any Excluded Party (but only for so long as such Third Party or group is an Excluded Party) following the No-Shop Period Start Date and prior to the Cut-Off Date for such Excluded Party, including with respect to any amended Acquisition Proposal submitted by such Excluded Party following the No-Shop Period Start Date and prior to the Cut-Off Date for such Excluded Party.
(b) No-Shop.
(i) Except as otherwise expressly permitted by Section 6.04(c) and except for actions expressly permitted under Section 6.04(a) as they may relate to any Excluded Party (but only for so long as such Third Party is an Excluded Party) and its Representatives, which actions shall be permissible until the Cut-Off Date for such Excluded Party, from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and shall instruct and use reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly, (A) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly facilitate or encourage the submission of any offer, inquiry, proposal or indication of interest that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (B) engage in, continue, knowingly facilitate or otherwise participate in any discussions or negotiations (except solely to notify any Person of the provisions of this Section 6.04) regarding an Acquisition Proposal, furnish to any Third Party (other than Affiliates and Representatives of Parent, but including any Person who has ceased to be an Excluded Party, after such Person has ceased to be an Excluded Party) any nonpublic information relating to the Company or any of its Subsidiaries or afford any such Third Party access to the business, properties, assets, books or records of the Company or any of its Subsidiaries in each case in connection with, or for the purpose of, knowingly encouraging, facilitating or assisting an Acquisition Proposal, (C) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to an Acquisition Proposal, (D) enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, commitment, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an Acquisition Proposal or that requires the Company to abandon, terminate or fail to consummate the Merger on the terms provided herein (other than an Acceptable Confidentiality Agreement in accordance with Section 6.04(c)), or (E) resolve, endorse, recommend, commit, agree or propose or authorize any of the foregoing; provided that the foregoing shall not prohibit the Company or any of its Subsidiaries from, subject to the other provisions in this Section 6.04, from and after the No-Shop Period Start Date until the Cut-Off Date, engaging in the activities described in Section 6.04(a) with respect to any Excluded Party (but only for so long as such Third Party or group is an Excluded Party), including with respect to any amended Acquisition Proposal submitted by such Excluded Party on or following the No-Shop Period Start Date and prior to the Cut-Off Date for such Excluded Party, and such acts shall not constitute a breach of this Section 6.04(b). From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article 10, the Company shall not, and shall cause its Subsidiaries not to, terminate, amend, modify or waive any standstill or similar agreement to which the Company or any of its Subsidiaries is a party that remains in effect following the execution of this Agreement (it being understood that this provision shall not apply to any provision that terminates automatically in accordance with its terms as in effect as of the date of this Agreement); provided, that the Company or the Board of Directors of the Company or any duly authorized committee thereof shall be permitted to grant a waiver of any provision to the extent the Board of Directors of the Company or any duly authorized committee thereof shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law and such waiver is limited to the extent necessary to allow such Person to make a confidential Acquisition Proposal to the Board of Directors of the Company that constitutes or would reasonably be expected to result in a Superior Proposal.
(ii) Except as otherwise expressly permitted by Section 6.04(c) and except for actions expressly permitted under Section 6.04(a), until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, none of the Board of Directors of the Company or any committee thereof shall (A) withdraw, rescind or withhold (or qualify, amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose or announce its intention to do the same, the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement in accordance with Section 6.02, (B) other than with respect to a tender offer or exchange offer, which are addressed in the following clause (C), within 10 Business Days of Parent’s written request (or if the Company Shareholders Meeting is to be held within five Business Days, then within two Business Days after Parent so requests and, in any event, prior to the Company Shareholders Meeting), fail to issue a press release publicly affirming the Company Recommendation, fail to make or reaffirm the Company Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or broadly sent or given to the shareholders of the Company (provided that Parent shall be entitled to make such a written request for a press release or other reaffirmation only once for each Acquisition Proposal and for each material modification to such Acquisition Proposal), (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against, or make any recommendation in support of, any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the 1934 Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (or any subsequent amendment thereto), or (D) publicly resolve, endorse, recommend, commit, agree or propose or authorize any of the foregoing (any of the foregoing in clauses (A) through (D), an “Adverse Recommendation Change”).
(c) Exceptions. Notwithstanding anything contained in this Agreement to the contrary, at any time prior to receipt of the Company Shareholder Approval:
(i) the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives if (1) such Third Party has made a bona fide written Acquisition Proposal to the Company on or after the date hereof that (x) did not result from a breach in any material respect of Section 6.04(b) and (y) the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality

Agreement; provided that, to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent, such nonpublic information or access is provided or made available to Parent or its Representatives substantially contemporaneously with (and in any event within 24 hours of) the time it is provided to such Third Party and, unless otherwise requested by Parent, in the same manner so provided to such Third Party; and
(ii) subject to compliance with Section 6.04(e), the Board of Directors may, (A) in response to a bona fide written Acquisition Proposal that (1) the Company received on or after the date hereof that has not been withdrawn, (2) did not result from a breach in any material respect of Section 6.04(b) and (3) the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal or (B) in response to an Intervening Event make an Adverse Recommendation Change, if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under Applicable Law.
In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors (or any committee thereof) from (1) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or any Acquisition Inquiry or Acquisition Proposal (provided that neither the Company nor the Board of Directors may make an Adverse Recommendation Change unless permitted by this Section 6.04(c)), (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (3) with respect to any Person or group and their respective Representatives who has made an Acquisition Inquiry or Acquisition Proposal that was not solicited in breach in any material respect of this Section 6.04, contacting and engaging in discussions with such Person or group solely for the purpose of clarifying the terms and conditions thereof or informing such Third Party of the restrictions imposed by this Section 6.04.
(d) Required Notices. Following the No-Shop Period Start Date and prior to the earlier of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall (i) notify Parent promptly (and in any event no later than 24 hours) (A) of the receipt after such time by the Company of any Acquisition Proposal (including any offer, inquiry, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, result in or constitute, an Acquisition Proposal) or any amendment or modification to the material terms of any Acquisition Proposal from a Third Party who is not an Excluded Party and such notice shall include, to the extent then known to the Company, the identity of the Person making the Acquisition Proposal (or offer, inquiry, proposal or indication of interest with respect to thereto) and the material terms and conditions thereof (along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith (provided that with respect to any financing commitment letters, any fee amounts, pricing terms and other commercially sensitive terms included in any fee letters that are customarily redacted may be redacted)) and (B) of any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records or personnel of the Company or any of its Subsidiaries by any Third Party that has notified the Company that it is considering making, or has made, an Acquisition Proposal or any offer, inquiry, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, result in or constitute, an Acquisition Proposal, and (ii) keep Parent reasonably informed on a reasonably current basis (but in no event less often than once every 24 hours) of any changes to the status and material terms and conditions (along with unredacted copies of all material proposed transaction agreements and other material documents (including any related financing commitment letters, provided that any fee amounts, pricing terms and other commercially sensitive terms included in any fee letters that are customarily redacted may be redacted) provided in connection therewith) of such Acquisition Proposal from a Third Party who is not an Excluded Party (or any offer, inquiry, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, result in or constitute, an Acquisition Proposal).
(e) Last Look. Neither the Board of Directors nor the Company shall be permitted to take any of the actions referred to in Section 6.04(c)(ii) unless (i) the Company shall have notified Parent, in writing and at least four Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and (A) in the case of a Superior Proposal, including the identity of the Person or group making such proposal, the terms and conditions thereof (including the consideration offered therein) and attaching an unredacted copy of all proposed agreements (including a true and complete copy of any proposed definitive agreement for such Superior Proposal, if any) and an unredacted copy of all other documents and information contemplated by Section 6.04(d)(i) for the Superior Proposal, if applicable (provided that with respect to any financing commitment letters, any fee amounts, pricing terms and other commercially sensitive terms included in any fee letters that are customarily redacted may be redacted) or (B) in the case of an Intervening Event, reasonably detailed description of the facts and circumstances relating to such Intervening Event, (ii) during such four Business Day period following the date on which such notice is received, the Company shall have and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure of the Board of Directors to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law, and, in the case of Superior Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be two Business Days; provided, further that such new notice shall in no event shorten the original four day notice period) during which time the Company shall be required to comply with the requirements of this Section 6.04(e) with respect to such additional notice, including clauses (i) through (iii) above.
(f) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal (but substituting “more than 50%” for all references to “20% or more” in the definition of such term) made after the date of this Agreement that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to the Company’s shareholders (solely in their capacity as such) than the Merger, in each case, after taking into consideration (i) all relevant factors (including the identity of the counterparty, the terms and conditions of such Acquisition Proposal (including the transaction consideration, conditionality, timing, certainty of financing and regulatory approvals and the expected timing and likelihood of consummation and such other factors reasonably determined by the Board of Directors in good faith to be relevant)) and (ii) if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to this Section 6.04 that, if accepted by the Company, would be binding upon Parent.
(g) Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means a material event, fact, circumstance, development or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, which event or circumstance becomes known to or by the Board of Directors prior to receipt of the Company Shareholder Approval, or (ii) was known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, but the consequences of which (or the magnitude thereof) were not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, and, in each case, does not relate to an Acquisition Proposal; provided, that in no event shall the following constitute or be taken into account in determining the existence of an Intervening Event: (A) the fact, in and of itself, of the Company meeting, failing to meet or exceeding any internal or published revenue or earnings forecasts or projections for any period, (B) changes in the market price or trading volume of Company Common Shares, or (C) any change, event or development consisting of or resulting primarily from any breach of this Agreement by the Company or its Subsidiaries, provided, that in the case of the foregoing clauses (A) and (B), the underlying causes of such Effect may be considered and taken into account in determining whether there has been an Intervening Event.
Section 6.05. Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Shares from NASDAQ and the deregistration of the Company Common Shares under the 1934 Act as promptly as practicable after the Effective Time.
Section 6.06. Financing Cooperation. (a) From the date of this Agreement through the earlier of the Closing and the valid termination of this Agreement, subject to the limitations set forth in this Section 6.06, and unless otherwise agreed by Parent, the Company agrees to use reasonable best efforts to provide such assistance (and to cause its Subsidiaries, controlled Affiliates and its and their respective personnel and advisors to provide such assistance) as is reasonably requested by Parent in writing and is necessary or customary for debt financings of the type so contemplated in connection with the arrangement of any Debt Financing.
(b) Such assistance shall include, but not be limited to, the following (and, with respect to clauses (i) and (vii) below, such assistance shall not be subject to any efforts standards):
(i) furnishing Parent as promptly as reasonably practicable (or (x) in the case of any audited financial statements furnished pursuant to clause (A) below, as promptly as reasonably practicable but in no event more than 75 days after the relevant fiscal year, (y) in the case of any unaudited quarterly financial statements furnished pursuant to clause (A) below, as promptly as reasonably practicable but in no event more than 40 days after the relevant fiscal quarter and (z) in the case of clause (B) below as promptly as reasonably practicable, but in no event, more than 15 Business Days after the relevant quarter) with (A) the Required Information and (B) customary “flash” or “recent development” revenue or other similar interim period information (which may be provided in a reasonable range or estimate and may be provided on a non-GAAP basis) for any fiscal quarter ending after the date hereof and prior to the Closing, in the case of clause (B), that is Compliant under clause (i) of the definition thereof;
(ii) furnishing Parent to the extent reasonably requested by Parent such other financial and other pertinent information (including interim period financial information) pertaining to the Company, its Subsidiaries, any other consolidated entity or investment and any Fund sponsored, managed or advised by the Company or any of its Subsidiaries;
(iii) preparing for and participating in (through management with appropriate seniority and expertise, and in each case on reasonable advance notice) a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions, sessions with rating agencies and other customary syndication activities in connection with the Debt Financing;
(iv) causing the independent auditors of the Company to assist and cooperate with Parent in connection with the Debt Financing, including by (A) providing consent to offering memoranda that include or incorporate the Company’s consolidated financial information and their reports thereon, and customary comfort letters (including “negative assurance” and change period comfort) with respect to financial information relating to the Company and its Subsidiaries and (B) on reasonable advance notice, attending accounting due diligence sessions in connection with the Debt Financing;
(v) assisting Parent in the preparation of any offering documents, private placement memoranda, bank information memoranda and similar documents and any materials for rating agency presentations, including execution and delivery of customary authorization letters related thereto (including customary representations with respect to the absence of material non-public information in the public-side versions of documents and the absence of material misstatements or omissions) and customary chief financial officer and similar certificates and certificates with respect to certain financial information in the offering documents not otherwise covered by “comfort” letters described above, and providing reasonable cooperation with the due diligence efforts of Parent to the extent reasonable and customary;
(vi) solely with respect to the Company and its Subsidiaries, facilitating the pledging of, granting a security interest in and obtaining perfection of any Liens on, collateral for the Debt Financing in connection with the Closing;
(vii) providing as promptly as reasonably practicable (and in any event, no less than four Business Days prior to the Closing Date) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including (A) the USA Patriot Act and (B) a certification regarding beneficial ownership as required by 31 C.F.R. §1010.230, relating to the Company and its Subsidiaries, in each case as reasonably requested of the Company in writing by Parent at least eight Business Days prior to the Closing Date;
(viii) executing and delivering definitive documents and closing certificates relating to the Debt Financing as may be reasonably requested by Parent; and
(ix) taking all corporate or company actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing, including any high yield financing, and to permit the proceeds thereof, to be made available at the Closing Date to consummate the transactions contemplated hereunder.
(c) The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or their reputation or goodwill.
(d) Except with respect to the provision of authorization letters and certificates to provide comfort referred to in clauses (b)(iv)(A) and (b)(v) above and except with respect to “know-your-customer” information referred to in clause (b)(vii) above, such assistance shall not require the Company or any of its Affiliates to agree to any contractual obligation relating to the Debt Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company or any of its Affiliates upon the termination of this Agreement. The effectiveness of any definitive documentation for the Debt Financing executed by the Company or any of its Subsidiaries shall be subject to the consummation of the Merger.
(e) On the Closing Date or following the termination of this Agreement, Parent shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the assistance contemplated by this Section 6.06; provided, that Parent shall not be required to reimburse the Company for costs and expenses with respect to financial statements, financial information or other materials prepared prior to the date hereof or, after the date hereof, that the Company would have prepared in the ordinary course of business.
(f) Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective personnel and advisors from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties suffered or incurred in connection with the Debt Financing or any requested assistance or activities provided in connection therewith, and the foregoing obligations shall survive termination of this Agreement; provided, that the foregoing shall not apply (i) in the Company’s or its Subsidiaries, personnel or advisors’ willful misconduct, bad faith or gross negligence or (ii) in connection with any information included in filings made by the Company with the SEC under Form 10-K, Form 10-Q or Form 8-K.
(g) Notwithstanding the foregoing, nothing in this Section 6.06 shall require the Company or any of its Subsidiaries to:
(i) provide any such assistance that would unreasonably interfere with the business operations of the Company or its Subsidiaries;
(ii) take any actions that would result in a violation of the organizational documents of the Company or its Subsidiaries, any Applicable Law (in any material respect), any Material Contract, or any confidentiality arrangement or the loss of any legal or other applicable privilege;
(iii) pay any commitment fee or other fee, make any payment to obtain consent, agree to provide any indemnity in connection with the Debt Financing or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets that is effective prior to the Closing Date;
(iv) (x) pass resolutions or consents (except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) or (y) execute any document (excluding the provision of authorization letters and certificates to provide comfort referred to in clauses (b)(iv)(A) and (b)(v) and “know-your-customer” information referred to in clause (b)(vii) above, and such documents or contracts that will become effective at the Closing) or contract prior to the occurrence of the Closing in connection with the Debt Financing; and

(v) take any action that could reasonably be expected to cause any director, officer or employee or stockholder of any such Person to incur personal liability.
(h) Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing or any alternative Debt Financing or on the performance by any party to any debt commitment letter.
(i) Notwithstanding anything to the contrary in this Agreement, for purposes of the conditions set forth in Section 9.02(a)(i), the Company’s obligations under this Section 6.06 shall be deemed satisfied, unless Parent and Merger Sub fail to obtain the Debt Financing, and such failure was a result of the Company’s material breach of its obligations under this Section 6.06; provided that Parent shall have notified the Company of such material breach in writing a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such material breach.
Section 6.07. Payoff Letters. In connection with and conditioned upon the Closing, the Company shall deliver, with respect to each item of Payoff Indebtedness, an executed payoff letter (or with respect to any guarantee of Indebtedness constituting Payoff Indebtedness, a customary termination of such guarantee) in form and substance reasonably satisfactory to Parent from the lender, beneficiary, administrative agent or trustee, as applicable, of such items of Payoff Indebtedness, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (a) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full (other than any such obligations that, by their terms, survive termination of the applicable documentation related to such Payoff Indebtedness); (b) all Liens in connection therewith shall be released; (c) the payee shall take (or shall consent to the Company and its Subsidiaries (or any designee thereof) taking) all actions reasonably requested by Parent to evidence and record such discharge and release as promptly as practicable; and (d) the payee shall return to the Company and its Subsidiaries (or any designee thereof) all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness (each, a “Payoff Letter” and, collectively, the “Payoff Letters”), drafts of which have been provided to Parent not less than three Business Days prior to the Closing Date.
ARTICLE 7
Covenants of Parent
Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof; provided, however, that this Section 7.01 shall not apply to the matters covered by Section 8.01, which shall be exclusively governed by Section 8.01.
Section 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation to do the following:
(a) For a period of six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries and their respective successors and heirs and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the same extent and under the same conditions and procedures (including with respect to the advancement of expenses) that the Indemnified Person is entitled under the Company Articles of Incorporation and Company Bylaws in effect on the date hereof; provided that, solely to the extent conflicting with the Company Articles of Incorporation and Company Bylaws, any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation. The Surviving Corporation shall not settle any action that is indemnifiable pursuant to this Section 7.02, except (A) with the consent of the applicable Indemnified Persons, which consent shall not be unreasonably withheld, conditioned or delayed or (B) if such settlement or compromise (1) includes an unconditional release thereof from all liability arising out of such action in a form reasonably satisfactory to the applicable Indemnified Person and (2) does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Person. No Indemnified Person will be liable for any settlement entered into in contravention of the foregoing sentence.
(b) For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect provisions in the articles of incorporation, code of regulations or other organizational documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any such Subsidiary) regarding elimination of liability of directors, indemnification of directors and officers and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(c) From and after the Effective Time, the Surviving Corporation shall (and the Parent shall cause the Surviving Corporation and its Subsidiaries to), honor and comply with its obligations under any indemnification agreement of the Company or any of its Subsidiaries with any Indemnified Person that exists as of the date hereof, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.
(d) Prior to the Effective Time, (x) the Company shall, (y) if Parent elects, Parent shall, or (z) if the Company is unable to, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) as of the Effective Time, purchase (and fully pay the premium for) a prepaid, noncancellable “tail policy” on terms and conditions (in both amount and scope) no less favorable than the current directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall not be permitted to pay a premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies for any such extension policy without Parent’s prior written consent. If and only if the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence a premium amount in excess of 300% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.
(f) The rights of each Indemnified Person under this Section 7.02 will be in addition to any rights such Person may have under the articles of incorporation or code of regulations of the Company or any of its Subsidiaries, under the OGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights will survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
Section 7.03. Employee Matters. (a) The Company and Parent hereby acknowledge and agree that a “Change in Control” (or similar phrase) within the meaning of any Company Plan (including the Company’s Fixed Term Deferred Compensation Plan and the Company’s Variable Term Deferred Compensation Plan (as may be amended from time to time and collectively, the “Company Deferred Compensation Plans”)) will occur as of the Effective Time.
(b) For the period commencing at the Effective Time and ending on the date that is 12 months thereafter, or, if shorter, the employee’s remaining period of employment (such period, the “Continuation Period”), Parent shall cause the Surviving Corporation or its Subsidiaries to provide each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time whose employment continues with the Surviving Corporation or any of its Subsidiaries after the Effective Time (each, a “Continuing Employee”), during the duration of such Continuing Employee’s applicable Continuation Period, with (i) base salary or wages, as applicable, and target short- and long-term incentive opportunities, which are allocated from a compensation pool that, on an aggregate basis, is substantially equivalent in value to the aggregate compensation pool from which such Continuing Employees were compensated for the fiscal year ended immediately prior to the Effective Time, inclusive of the value of equity and other long-term incentive compensation and awards (calculated based on the grant date fair value of such awards historically granted by the Company to such Continuing Employees in the ordinary course of business, consistent with past practice, as disclosed to, and as determined by, Parent) and matching contributions made by the Company under the Company 401(k) Plan, but subject to proportionate reduction if, as and when any Continuing Employee’s Continuation Period terminates (the “Benchmark Compensation Pool”); provided, that Parent shall retain the discretion to determine the type and form of such elements of compensation (as well as the allocation of value among such elements); provided, further, that, without limiting the generality of the preceding proviso, (x) a portion of annual compensation that is attributable to equity or long-term incentive compensation and awards in the fiscal year that ended immediately prior to the Effective Time may be subject to Parent’s deferred compensation policy, and (y) for the avoidance of doubt, Parent shall have no obligation to grant to any Continuing Employee (or any other Person) equity or equity-based awards that are comparable to any award in respect of publicly-traded securities, such as any Company Equity Award, (ii) employee benefits (excluding any amounts expressly addressed in subclause (i) hereof, equity and other long-term incentive compensation and awards, change in control and retention bonuses, defined benefit pension plans, nonqualified deferred compensation, post-employment welfare benefits and severance) that are at least substantially comparable in the aggregate to either, as determined by Parent, (x) the employee benefits provided to such Continuing Employee as of immediately prior to the Effective Time and (y) the employee benefits provided to similarly situated employees of Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), and (iii) severance protections that are no less favorable than those set forth in Section 7.03(b) of the Company Disclosure Schedule, and subject to the Continuing Employee’s execution and non-revocation of a release of claims in favor of the Company and its Subsidiaries.
(c) Parent shall, or shall cause the Surviving Corporation and any applicable Subsidiary to use reasonable best efforts to (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan in which such Continuing Employees may be eligible to participate for the plan year which includes the Effective Time to the extent such pre-existing condition or waiting period was not applicable as of immediately prior to the Effective Time under any similar Company Plan, and (ii) credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under the group health plan of the Company or any of its Subsidiaries for the plan year which includes the Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the similar group health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries for the plan year which includes the Effective Time. In addition, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and any applicable Subsidiary to, give all Continuing Employees full credit for such Continuing Employees’ service with the Company or any of its Subsidiaries prior to the Effective Time for purposes of eligibility, vesting and level of benefits under any employee benefit plans, programs, policies, agreements and arrangements maintained by Parent, the Surviving Corporation or an applicable Subsidiary in which any Continuing Employee may be eligible to participate after the Effective Time, to the same extent that such service was credited under any similar Company Plan immediately prior to the Effective Time; provided that such credit for service shall not apply (x) to the extent it would result in a duplication of benefits or compensation, (y) for any purpose with respect to any defined benefit plan, post-retirement welfare plan, nonqualified deferred compensation arrangements, change in control or retention arrangements, equity-based or other long-term incentive compensation or benefits, or (z) with respect to any plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen.
(d) Each Continuing Employee who is a participant in a Company Plan that is an annual cash incentive plan (each, an “Annual Incentive Plan”) shall be eligible to receive a cash bonus in the ordinary course in respect of the fiscal year in which the Closing occurs; provided, that, such bonus shall be no less than the amount accrued by the Company therefor (as reflected in the Company’s financial statements) for the portion of the year elapsed between the beginning of the fiscal year in which the Closing occurs and the Closing Date (the “Pre-Closing Bonus”). Parent shall, or shall cause the Surviving Corporation and any applicable Subsidiary to, pay to each Continuing Employee the Pre-Closing Bonus at such time when bonuses would ordinarily be paid under the applicable Annual Incentive Plan (and otherwise subject to the terms and conditions of the applicable Annual Incentive Plan, including any requirement that such Continuing Employee remain employed through the applicable payment date); provided, that if a Continuing Employee’s employment is terminated by the Surviving Corporation or any applicable Subsidiary without Cause (as defined in the Company’s 2022 Equity and Cash Incentive Plan) following the Closing but prior to the payment date of such Pre-Closing Bonus, Parent shall, or shall cause the Surviving Corporation or the applicable Subsidiary to, pay to such Continuing Employee such Pre-Closing Bonus promptly following such Continuing Employee’s termination date (but in no event later than 30 days following such termination date). With respect to the remainder of the fiscal year in which the Closing occurs, each Continuing Employee shall be eligible to earn additional cash bonus amounts in accordance with Section 7.03(b).
(e) If, at least 10 Business Days prior to the Effective Time, Parent requests in writing that the Company’s 401(k) plan (the “Company 401(k) Plan”) be terminated, the Company shall take all actions as may be reasonably required, including amendments to the Company 401(k) Plan. In the event that the Company 401(k) Plan is terminated at Parent’s election in accordance with the preceding sentence, Parent shall permit Continuing Employees to participate in a the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) as soon as administratively practicable following after the Effective Time (giving effect to the service crediting provisions of Section 7.03(b)), and Parent shall use reasonable best efforts to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, the Continuing Employee’s plan loan promissory note, or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan.
(f) The Company shall promptly provide Parent with the calculations and reasonable backup information related to Sections 280G and 4999 of the Code relating to the transactions contemplated by this Agreement once such calculations and reasonable back-up information become available following the date hereof, and the Company shall provide updated calculations in the event there is a material change to any calculations previously provided to Parent.
(g) Between the date hereof and the Effective Time, prior to making any material broad-based written or oral communication to any Company Service Providers pertaining to employment, compensation or benefits-related matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider in good faith Parent’s comments to such communication that are provide in a timely manner, except to the extent that the information contained in such communication is substantially consistent with materials previously provided to with Parent in accordance with this Section 7.03(g) or previous press releases or public disclosures or public statement made by the Company in compliance with Section 8.04.

(h) Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no Company Employee, Continuing Employee or any other Company Service Provider or other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.03. Nothing herein shall, or shall be deemed to, (i) establish, terminate, amend or modify any Company Plan or any other compensation or benefit plan, program, policy, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their respective Affiliates; (ii) alter or limit Parent’s, the Surviving Corporation’s or any of their respective Affiliates’ ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement, (iii) be treated as an amendment to any Company Plan or any compensation or benefit plan, program, policy, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation, or any of their respective Affiliates, or obligate Parent, the Surviving Corporation or any of their respective Affiliates to maintain any particular benefit plan, program, policy, agreement or arrangement, or (iv) confer upon any Company Employee, Continuing Employee or any other Company Service Provider any right to employment or engagement or continued employment for any period of time by reason of this Agreement, or any right to a particular amount of compensation or benefits or other term or condition of employment or engagement.
Section 7.04. Fund Change Announcement. Parent and its Affiliates shall not make any Fund Change Announcement without the prior written consent of the Company.
ARTICLE 8
Covenants of Parent and the Company
Section 8.01. Regulatory Undertakings. (a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall use reasonable best efforts to take, or cause to be taken (including by causing their Affiliates to take), all actions (including instituting or defending any Proceeding), and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable (and in any event, prior to the End Date), including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications, and other documents; and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event, prior to the End Date).
(b) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall (and Parent shall cause its “Ultimate Parent Entity” as that term is defined in the HSR Act and other Affiliates to) make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as reasonably practicable and in any event within 25 Business Days after the date hereof, and such filings shall request early termination of any applicable waiting period under the HSR Act, and (ii) any other required filings pursuant to Applicable Laws as promptly as practicable after the date hereof. To facilitate these filings, each of the Company and Parent shall (and Parent shall cause its Ultimate Parent Entity and other Affiliates to) furnish to the other party as promptly as practicable all information within its (or its Ultimate Parent Entity’s or other Affiliates’) control reasonably requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other Applicable Laws and shall use reasonable best efforts to promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and, if applicable, any other Applicable Laws as promptly as practicable. None of Parent, Merger Sub or their respective Affiliates will “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other Applicable Law (including any Competition Law), as the case may be, unless the Company has consented in writing in advance to such withdrawal (such consent not to be unreasonably withheld, conditioned or delayed), and none of Parent, Merger Sub, Parent’s

Ultimate Parent Entity or any of their respective Affiliates shall extend any waiting period under the HSR Act or enter into any timing agreement or any other agreement with any Governmental Authority to intentionally delay or not to consummate the transactions contemplated hereby, except with the prior written consent of the Company.
(c) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act, or any other applicable Competition Law, or any other Applicable Law, or if any Proceeding is instituted or threatened by any Governmental Authority or Third Party challenging any of the transactions contemplated by this Agreement, Parent and the Company shall use reasonable best efforts to take, or cause to be taken (including by causing their Affiliates and, in the case of Parent, its Ultimate Parent Entity, to take), all actions necessary to resolve such objections or Proceedings as promptly as practicable and obtain any needed authorization, consent or approval of a Governmental Authority or avoid or eliminate any impediments under the HSR Act, any such other Competition Law, or other Applicable Law. Without limiting the foregoing, in connection with any such objection or Proceeding, (i) Parent shall, and shall cause its Ultimate Parent Entity and Affiliates to take any such actions as may be necessary to obtain any authorization, consent or approval of a Governmental Authority or to avoid or eliminate any impediments under the HSR Act, any such other Competition Law or other Applicable Law, so as to enable the consummation of the transactions hereunder to occur no later than the End Date, including (A) agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of Parent, the Company or any of their respective Subsidiaries, (B) terminating, amending or assigning any existing relationships and contractual rights and obligations, (C) terminating any venture or other arrangement or disposing of any assets of Parent, the Company or any of their respective Subsidiaries, (D) granting any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any Third Party, (E) imposing limitations on Parent, Merger Sub, the Company or any of their respective Subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (F) effectuating any other change to, or restructuring of, Parent, the Company or any of their respective Subsidiaries, and (G) opposing (1) any administrative or judicial Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (2) any request for or the entry of any Order that would reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated hereby (and seek to have the same vacated or terminated), including in the case of either (1) or (2), by defending through litigation any Proceeding brought by any Person in any court or before any Governmental Authority, and pursuing all available avenues of administrative and judicial appeal (and, in each case, entering into agreements with, or stipulating to the entry of an Order by, any Governmental Authority in connection with any of the foregoing and in the case of Proceedings by or with respect to the Company, by consenting to any such action), in each case, as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act, any such other Competition Law or any other Applicable Law or (y) by any domestic or foreign court or other tribunal in any Proceeding challenging such transactions as violative of any Competition Law or any other Applicable Laws, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement (the actions set forth in clauses (A) – (F) of this Section 8.01(c) referred to collectively as, “Regulatory Actions”), and (ii) without limiting the generality of the foregoing, prior to the earlier of the expiration of any waiting period or obtaining of any approval from any Governmental Authority applicable to the transactions contemplated by this Agreement, Parent shall not, and shall cause its Ultimate Parent Entity and controlled Affiliates not to, take any action (including entering into or consummating any contracts or arrangements for an acquisition, however structured, of any ownership interest, assets or rights in any Person) if such action would (A) reasonably be expected to make it materially more likely that there would arise any impediments under any Competition Law or any other Applicable Laws that may be asserted by any Governmental Authority to the consummation of the Merger and the other transactions contemplated hereby as promptly as practicable or (B) impose any material delay in the expiration of any waiting period or obtaining of any approval from any Governmental Authority applicable to the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.01(c) shall require Parent or its Affiliates (x) to (and, except with respect to the Company and its Subsidiaries, as otherwise expressly permitted by Section 6.01, the Company and its Subsidiaries shall not, without Parent’s prior written consent) agree to or take any Regulatory Action involving a Governmental Authority that would have, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on either Parent and its Subsidiaries, taken as a whole, on the one hand, or the Company and its Subsidiaries, taken as a whole, on the other hand, or (y) offer or make any payment or concession (financial or otherwise) or take or agree to any action under this Section 8.01(c), in each case that is not contingent on the Closing occurring. Notwithstanding anything in this Agreement to the contrary (except as set forth in the foregoing clause (ii) in the immediately preceding sentence in this Section 8.01(c) and except as set forth in Section 8.01(b) with respect to the requirements of Parent’s Ultimate Parent Entity or other Affiliates to make filings or furnish information), nothing in this Section 8.01(c) shall require Parent’s Affiliates to take, or refrain from taking, any Regulatory Action with respect to any investment fund or investment vehicle that directly or indirectly controls, manages, advises or is under common control with Parent, their respective portfolio companies (as such term is commonly understood in the private equity industry) or any investment or interest therein, other than with respect to Parent, the Company or any of their respective Subsidiaries or controlled Affiliates. Solely at the request of Parent (and for the avoidance of doubt not without prior written consent from Parent), the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries; provided that any such action shall be conditioned upon the consummation of the Merger. In the event of any conflict between this subsection (c) and the other subsections of this Section 8.01, the provisions of this subsection (c) shall, with respect to the matters addressed in this subsection (c), supersede the other provisions of this Section 8.01.
(d) Each party shall (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby and, subject to Applicable Law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any Governmental Authority with respect to the foregoing and consider in good faith any comments such other may party may provide thereto; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all filings and material correspondences and communications between them and their Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to any Applicable Laws (including Competition Laws) in connection with this Agreement. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any Applicable Law (including Competition Law). Notwithstanding anything to the contrary in this Agreement, and without limiting or expanding the rights and obligations set forth in this Section 8.01, Parent shall have the right to direct all matters with any Governmental Authority consistent with its obligations hereunder, including, for the avoidance of doubt, final decision-making authority regarding the strategy for obtaining any necessary approvals relating to Section 8.01 or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses) any Governmental Authority in connection with this Agreement and the transactions contemplated hereby; provided that Parent reasonably consults with, and considers in good faith, the input of the Company; provided, further, that Parent shall not extend any waiting period under the HSR Act or under any other applicable Competition Law or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the Company, which, in the case of extending any such waiting period, shall not be unreasonably withheld. Any documents or other material provided pursuant to this Section 8.01(d) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning that valuation of the Company or other competitively sensitive material, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 8.01(d) as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.
(e) Parent shall pay and be responsible for all fees, costs and expenses incurred in connection with the matters contemplated by this Section 8.01.
Section 8.02. Client Consents. The Company shall, and shall cause the RIA Subsidiary to, use reasonable best efforts to obtain, as promptly as reasonably practicable after the No-Shop Period Start Date, the Consent of each Client for which consent to the deemed assignment of such Client’s Advisory Agreement is required by Applicable Law or such Client’s Advisory Agreement as a result of the transactions contemplated by this Agreement, with such obligation governed by Section 8.02(a) in the case of Clients other than Funds, by Section 8.02(b) in the case of Clients that are Private Funds, and by Section 8.02(c) in the case of Clients that are Public Funds.
(a) Clients Other Than Funds.
(i) The Company shall, and shall cause the RIA Subsidiary to, use reasonable best efforts to obtain, as promptly as reasonably practicable after the No-Shop Period Start Date, the Consent of each Client that is not a Public Fund, Private Fund or Non-U.S. Fund for which consent to the deemed assignment of such Client’s Advisory Agreement is required by Applicable Law or by such Client’s Advisory Agreement as a result of the transactions contemplated by this Agreement. In furtherance thereof, if such Client’s Advisory Agreement does not expressly require the written consent of the Client to such deemed assignment of such Advisory Agreement (each such Client to which this sentence is applicable, a “Negative Consent Client”), the Company shall, or shall cause the RIA Subsidiary to, send to such Negative Consent Client a written notice (the “Negative Consent Notice”), which shall be in form and substance reasonably satisfactory to Parent, informing such Negative Consent Client: (A) of the transactions contemplated by this Agreement; (B) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Advisory Agreement; (C) of the intention of the RIA Subsidiary to continue to provide the applicable services pursuant to the existing Advisory Agreement with such Client after the Closing if such Client does not terminate such Advisory Agreement prior to the Closing; and (D) that such Client may affirmatively consent in writing to such deemed assignment or, in the absence of such affirmative consent or such Client’s terminating its Advisory Agreement prior to the Closing, the consent of such Client will be deemed to have been granted if such Client does not terminate its Advisory Agreement within 45 days after the sending of the Negative Consent Notice. At the end of such 45-day period, if such Negative Consent Client has not terminated its Advisory Agreement, and except as provided in the proviso in the definition of “Consenting Client,” such Client shall be deemed a Consenting Client for all purposes under this Agreement. If the applicable Advisory Agreement expressly requires the written consent of the Client to the deemed assignment of such Client’s Advisory Agreement, then the Company shall, or shall cause the RIA Subsidiary to, as promptly as reasonably practicable after the No-Shop Period Start Date and in lieu of the Negative Consent Notice, send a written notice to such Client, which shall be in form and substance reasonably satisfactory to Parent, informing such Client of the transactions contemplated by this Agreement and requesting written consent to the deemed assignment of such Client’s Advisory Agreement, and any such Client shall be deemed a Non-Consenting Client unless and until such Client has provided its written consent to the deemed assignment of such Client’s Advisory Agreement, at which time, except as provided in the proviso in the definition of “Consenting Client,” such Client shall be deemed a Consenting Client for all purposes under this Agreement.
(ii) Notwithstanding anything herein to the contrary, the parties agree that with respect to each Client that receives Investment Advisory Services from the RIA Subsidiary through a separately managed account opened through a broker-dealer or other financial institution as part of a “separately managed account,” “unified managed account,” “wrap-fee,” model portfolio or similar program sponsored by such broker-dealer or other financial institution (each, a “Platform Client” and “Platform Program,” respectively), Consent in respect of such Platform Client shall be deemed given, and such Platform Client shall be deemed to be a Consenting Client, for all purposes of this Agreement, (A) if such broker-dealer or other financial institution has consented to the deemed assignment of the contract in respect of such Platform Program between such broker-dealer or other financial institution and the RIA Subsidiary (the “Platform Contract”), as a result of the transactions contemplated by this Agreement in accordance with, and only to the extent required by, the terms of such Platform Contract, and such consent has not been revoked, or such Platform Contract terminated, in writing by such broker-dealer or other financial institution prior to the Calculation Time, and, (B) if and only if the consent of such Platform Client itself is also required under the terms of the applicable Platform Program, the consent of such Platform Client to the deemed assignment of its investment advisory relationship with the RIA Subsidiary has been obtained in accordance with the process for obtaining such consents utilized by the applicable Platform Sponsor and, if applicable, the Platform Contract (including pursuant to a negative or deemed consent process) and such Platform Client has not in writing, at any time prior to the Calculation Time, terminated its investment advisory relationship with the RIA Subsidiary in writing or notified the RIA Subsidiary that such Client has not consented or is terminating such investment advisory relationship.
(b) Private Funds.
(i) The Company shall, and shall cause the RIA Subsidiary to, use reasonable best efforts to obtain, as promptly as reasonably practicable after the No-Shop Period Start Date, the Consent of each Private Fund for which consent to the deemed assignment of such Private Fund’s Advisory Agreement is required by Applicable Law, or is required by such Private Fund’s Advisory Agreement (for purposes of this Section 8.02(b), “Advisory Agreement” shall, where the context requires, be deemed to include the applicable Private Fund’s organizational documents) as a result of the transactions contemplated by this Agreement in accordance with the terms of the applicable Advisory Agreement. In furtherance thereof, as promptly as reasonably practicable following the No-Shop Period Start Date: (A) if the applicable Advisory Agreement expressly requires the written consent of investors to the deemed assignment of such Private Fund’s Advisory Agreement, then the Company shall, or shall cause the RIA Subsidiary to, send a written notice, which shall be in form and substance reasonably satisfactory to Parent, to each investor in such Private Fund requesting the written consent of the investor to the deemed assignment of the Advisory Agreement and informing each investor in the Private Fund of the intention (1) to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of the Advisory Agreement with the Private Fund, and (2) for the RIA Subsidiary to continue to provide the advisory services pursuant to the existing Advisory Agreement with such Private Fund after the Closing so long as the Required Percentage of the investors provide (and do not withdraw) their consent to the deemed assignment of such Private Fund’s Advisory Agreement; provided that any such Private Fund shall be deemed a Non-Consenting Client unless and until the Required Percentage of such Private Fund’s investors provide (and have not withdrawn) their consent to the deemed assignment of such Private Fund’s Advisory Agreement, at which time, except as provided in the proviso in the definition of “Consenting Client,” such Private Fund shall be deemed a Consenting Client for all purposes under this Agreement; and (B) for all Advisory Agreements with Private Funds not described in clause (A) above, the Company shall, or shall cause the RIA Subsidiary to, send a written notice (the “Private Fund Negative Consent Notice”), which shall be in form and substance reasonably satisfactory to Parent and, to the extent applicable, in the form as required by the applicable Advisory Agreement, to each investor in the applicable Private Fund (each such investor to which this clause (B) applies, a “Negative Consent Investor”) informing each Negative Consent Investor: (1) of the transactions contemplated by this Agreement; (2) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Advisory Agreement; (3) of the intention of the RIA Subsidiary to continue to provide the advisory services pursuant to the existing Advisory Agreement with such Private Fund after the Closing so long as the Required Percentage of such Private Fund’s investors consent or are deemed to have consented to the assignment; and (4) that such Negative Consent Investor may affirmatively consent in writing to such deemed assignment or, in the absence of such affirmative consent or such Negative Consent Investor’s objecting thereto prior to the Closing, the consent of such Negative Consent Investor will be deemed to have been granted if such Negative Consent Investor does not expressly object in writing to such assignment within 45 days after the sending of the Private Fund Negative Consent Notice. At the end of such 45-day period, if such Negative Consent Investor has not during such period objected in writing to such deemed assignment, such Negative Consent Investor shall be deemed to have consented to such deemed assignment for all purposes under this Agreement. In the case of each Private Fund described in the foregoing clause (B), upon the consent or deemed consent of the applicable Required Percentage of such Private Fund’s investors, except as provided in the proviso in the definition of “Consenting Client,” such Private Fund shall be deemed a Consenting Client for all purposes under this Agreement.
(c) Public Funds.
(i) The Company shall, and shall cause the RIA Subsidiary to, use reasonable best efforts to, in accordance with Applicable Law, (A) as promptly as practicable after the No-Shop Period Start Date, obtain Public Fund Board Approval in respect of each Public Fund and (B) request the Public Funds to solicit, with the recommendation of the applicable Fund Board, the Public Fund Shareholder Approval in respect of each Public Fund (unless not required under manager-of-managers exemptive orders granted under the Investment Company Act by the SEC with respect to any Public Funds not sponsored by the Company or its Subsidiaries).
(ii) As promptly as reasonably practicable following approval by the applicable Fund Board, the Company will, or will cause the RIA Subsidiary to (in coordination with the applicable Public Fund and under the general direction of the applicable Fund Board), (A) prepare and file (or, in the case of a Sub-Advised Fund, request that the sponsor thereof prepare and file) proxy materials for the Public Fund shareholder meeting to obtain the Public Fund Shareholder Approval as contemplated by Section 8.02(c)(i), which filing the Company shall use reasonable best efforts to cause to be made within 30 days following approval by the applicable Fund Board or as soon as reasonably practicable thereafter, (B) use reasonable best efforts to promptly clear all SEC comments, and (C) request such Fund Board to submit, as promptly as practicable following the mailing of the proxy materials, to the shareholders of such Public Fund for a vote at a shareholders meeting the proposal for the Public Fund Shareholder Approval. In the case of a Public Fund sponsored by the Company or one of its Affiliates, the Company shall provide Parent with drafts of the proxy materials (and any responses to SEC comments) on a timely basis and Parent shall have the right to review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of such Public Fund and to (1) approve information or data that is provided by or on behalf of Parent or its Affiliates specifically for inclusion in such proxy materials, and (2) provide reasonable comments on such proxy materials which the Company (in coordination with such Public Fund and under the general direction of the applicable Fund Board) will consider in good faith. In the case of a Sub-Advised Fund, the Company shall use its reasonable best efforts to allow Parent to review and comment on such proxy materials.
(iii) As soon as reasonably possible following the No-Shop Period Start Date, the Company shall, and shall cause the RIA Subsidiary to, use its reasonable best efforts to cause each Public Fund then engaged in a public offering of its shares to (A) file supplements or amendments to its Prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall disclose the transactions contemplated by this Agreement to the extent required by Applicable Law, and (B) make any other filing necessary under any Applicable Law to satisfy in all material respects disclosure requirements in connection with the public distribution of the shares of that Public Fund. Parent shall have the right to provide reasonable comments on such materials to the same extent as provided in Section 8.02(c)(ii).
(iv) Parent agrees that the information provided by it (or on its behalf by Parent’s Affiliates, authorized agents or Representatives) for inclusion in the proxy materials to be furnished to the shareholders of any Public Fund will not contain, as of the date of such proxy materials, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(v) In addition, at the request of Parent or election of the Company, the Company shall, and shall cause the RIA Subsidiary to, use reasonable best efforts to seek the Interim Public Fund IAA Approval of the applicable Public Fund; provided that the parties agree that a Public Fund shall be deemed a Consenting Client for all purposes under this Agreement only if Public Fund Board Approval and Public Fund Shareholder Approval (unless such approval is not required as provided under Section 8.02(c)(i)(B)) have been obtained and are in full force and effect at the Closing.
(d) Non-U.S. Funds. With respect to any Non-U.S. Fund, as promptly as practicable following the No-Shop Period Start Date, to the extent required by Applicable Law or the terms of the existing Advisory Agreement with such Fund, the Company shall, or shall cause the RIA Subsidiary or one of its Subsidiaries to, (i) provide notice of the transactions contemplated by this Agreement to such Non-U.S. Fund and, where required by Applicable Law, to the investors in such Non-U.S. Fund, and (ii) use reasonable best efforts to obtain any material approval, consent, deemed approval, deemed consent or other similar action, if any, that is required from or by the board of directors or other comparable governing body of such Non-U.S. Fund, the investors in such Non-U.S. Fund or any regulating or self-regulating authority for such Non-U.S. Fund, so that, after the Closing, the RIA Subsidiary may continue to provide Investment Advisory Services to such Non-U.S. Fund following the Closing Date.

(e) In connection with obtaining the consents and other actions required by this Section 8.02, at all times prior to the Closing, the Company, Parent and their respective Subsidiaries shall (and Parent shall cause its Ultimate Parent Entity and other Affiliates to) use reasonable best efforts to cooperate with the other, and the Company shall keep Parent promptly informed of the status of obtaining such consents and shall, upon Parent’s reasonable request, make available to Parent copies of all such executed consents, related materials and other records relating to the consent process. Without limiting the foregoing, (i) each of the Company and Parent agrees to provide (and Parent shall cause its Ultimate Parent Entity to provide) promptly in writing all information concerning itself and its Affiliates required to be included in the proxy solicitation, or other consent solicitation, materials or government filings contemplated by this Section 8.02, and (ii) in connection with obtaining the consents required under this Section 8.02, Parent shall have the right to review in advance of distribution any notices or other materials to be distributed by the Company, the RIA Subsidiary or any of their respective Representatives to Clients, and the Company shall consider in good faith any reasonable comments provided by Parent. From and after the date hereof and until the Closing, (A) the Company and Parent shall communicate on a regular basis to stay apprised of such efforts to satisfy the requirements required to obtain the requisite Consents under this Section 8.02, and (B) the Company and its Subsidiaries shall promptly after receipt thereof make available to Parent (and, after the Closing, Parent and shall make available to the Company) copies of all executed Consents and other documents evidencing satisfaction of the foregoing.
(f) With respect to any Client (other than a Public Fund) that becomes a Client after the date hereof, Consent in respect of any such Client shall be deemed given, and such Client deemed a Consenting Client, for all purposes of this Agreement if the Client (or, in the case of a Fund other than a Public Fund, the investors therein) consents to the deemed assignment of its Advisory Agreement (in the Advisory Agreement or otherwise) as a result of the transactions contemplated by this Agreement prior to such Client becoming a Client.
(g) Notwithstanding anything herein to the contrary, none of the Company, Parent or any of their respective Affiliates shall have any obligation under this Agreement to pay any money or other consideration beyond a de minimis review charge to any Person, provide any reductions in management fees, incentive fees, performance fees or other fees, or to initiate any claim or proceeding against any Person, in order to obtain any Consent.
(h) Section 15(f)
(i) Parent acknowledges that the Company is entering into this Agreement and in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. Parent shall not, and Parent shall cause its Affiliates (including its Ultimate Parent Entity) not to, (A) take any action that would have the effect of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the transactions contemplated by this Agreement, and (B) after the Closing, fail to take any action if the failure to take such action would have the effect of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of such transactions. In that regard, without limiting the foregoing, Parent shall, and shall cause each of its Affiliates (including its Ultimate Parent Entity) to, conduct its business so as to ensure that: (1) for a consecutive period of not less than three years immediately after the Closing, at least 75% of the members of the boards of directors or trustees of each Public Fund are not (x) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act, including any related interpretations or no-action letters of the SEC) of the investment adviser of such Public Fund after the Closing or (y) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act, including any related interpretations, or no action letters of the SEC) of the investment adviser of such Public Fund immediately prior to the Closing; and (2) there shall not be imposed on any Public Fund an “unfair burden” (as set forth and described in Section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement, or any express or implied terms, conditions or understandings applicable thereto including, for the avoidance of doubt, any costs associated with obtaining consents as described in Section 8.02(c).
(ii) For a consecutive period of three years immediately after the Closing, Parent shall not engage, and shall cause its Affiliates (including its Ultimate Parent Entity) not to engage, in any transaction or series of related transactions that would constitute an “assignment” (as defined in the Investment Company Act) to any third party of any Advisory Agreement with any Public Fund without first obtaining a covenant in all material respects the same as that contained in this Section 8.02(h); provided, however, that if Parent or any of its Affiliates obtains an exemptive order from the SEC as contemplated by Section 15(f)(3) of the Investment Company Act, then this covenant shall be deemed to be modified to the extent necessary to permit Parent and its Affiliates to act in a manner consistent with such SEC exemptive order.
Section 8.03. Certain Filings. (a) As promptly as practical following the date of this Agreement, the Company shall prepare (with the assistance and cooperation of Parent as reasonably requested by the Company) and file or cause to be filed with the SEC a preliminary proxy statement relating to the Company Shareholders Meeting (as amended or supplemented, the “Proxy Statement”); provided that the Company shall not be required to file any Proxy Statement with the SEC prior to the No-Shop Period Start Date (or, if any Persons remain Excluded Parties on the No-Shop Period Start Date, until the Cut-Off Date with respect to the last such Person), provided, further, that the Company shall use reasonable best efforts to file the Proxy Statement with the SEC on or before the date that is five Business Days after the latest Cut-Off Date or as soon as reasonably practicable thereafter.
(b) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.
(c) Each of Parent and Merger Sub shall, upon the Company’s request, promptly furnish to the Company all information concerning itself, its Subsidiaries, directors and officers as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made to the SEC or NASDAQ in connection with the Proxy Statement. Parent and the Company shall each use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after filing. Prior to each filing of the Proxy Statement or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and give reasonable and good-faith consideration to any comments made by Parent and its counsel in connection with any such document or response; provided, that the Company agrees that all information relating to Parent and its Subsidiaries included in each filing of the Proxy Statement shall be in form and content reasonably satisfactory to Parent. The Company shall provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate.
(d) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(e) If at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that would require an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and the Company shall cause an appropriate amendment or supplement describing such information to be prepared and filed with the SEC as promptly as reasonably practicable and, to the extent required under Applicable Law, disseminated to the shareholders of the Company.
(f) Nothing in this Section 8.03 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action to the extent they are expressly permitted or required to take under, and in compliance with, Section 6.04.

Section 8.04. Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent. Except in connection with the matters contemplated by Section 6.04, in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby or as otherwise set forth in Section 7.03(g) or this Section 8.04, Parent and the Company (a) shall not issue any further press release, have any communication with the press (whether or not for attribution) or make any other public statement, announcement or similar disclosure (including any broadly disseminated communication to officers or employees of the Company or its Subsidiaries or to any customers, clients, vendors or other business partners), or schedule any press conference or conference call with investors or analysts, in each case relating in any material respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party)), and (b) except in respect of any public statement, press release or communication as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such party has given advance notice (and a reasonable opportunity to review and comment to the extent practicable) to the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with respect to which the other party had consented (or been consulted) in accordance with the terms of this Section 8.04. Nothing in this Section 8.04 shall restrict or prohibit (i) Parent or any of its Affiliates from making any disclosures regarding the Company, its Subsidiaries and any other consolidated entity or investment in connection with the Debt Financing to the extent such disclosure is of the type and nature customarily made to existing or prospective investors in debt financings or (ii) the Company or any of its Subsidiaries from making any announcement to or communication with any Client or any Fund (including any Fund Board) in connection with the matters contemplated by Section 8.02.
Section 8.05. Merger without Meeting of Shareholders. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger in accordance with and subject to the terms and conditions of this Agreement. Immediately following the execution of this Agreement, Parent, as sole shareholder of Merger Sub, shall adopt this Agreement.
Section 8.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 8.07. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Shares (as well as Company Restricted Shares and other derivative securities of Company Common Shares) in connection with the transactions contemplated by this Agreement by each individual who is, or at the Effective Time will be, subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act. The Company shall provide Parent with drafts of all proposed resolutions described in the immediately preceding sentence reasonably in advance of their adoption and shall consider in good faith any comments of Parent.
Section 8.08. Notices of Certain Events. Each of the Company and Parent shall promptly (and in any event within three Business Days) notify the other of any of the following: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to, or seeks to prevent, enjoin, restrain, materially delay or otherwise challenge, the consummation of the transactions contemplated by this Agreement; provided that a party’s good-faith failure to comply with this Section 8.08 shall not constitute a breach of this Section 8.08, and shall not provide any other party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.
Section 8.09. Litigation and Proceedings. The Company shall promptly (and in any event within two Business Days) notify Parent of any claim or action (including by providing copies of all pleadings with respect thereto) brought or threatened in writing by any shareholders of the Company against the Company, any of its Subsidiaries or their respective directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise), in each case to the extent known to the Company. Prior to the Effective Time, the Company shall control the defense or settlement of any litigation or other Proceedings against the Company, any of its Subsidiaries or their respective directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that, other than claims or actions between or among the parties hereto, the Company shall give Parent a meaningful opportunity to consult with the Company regarding the conduct of the defense of or settlement of such claims or actions prior to the Effective Time and consider in good faith any comments of Parent. The Company shall not settle, compromise, assign or agree or offer to settle, compromise or assign any such claims or actions (or agree to any stipulation to or admission of liability or wrongdoing by the Company, any of its Subsidiaries or any of their respective directors or officers) without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). The Company shall keep Parent reasonably apprised on a reasonably prompt basis with respect to the status of, and material developments with, any litigation or other claims or actions against the Company or any of its directors relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, including by giving Parent an opportunity to participate, at Parent’s expense, in such litigation or other claims or actions, including through separate counsel.
Section 8.10. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” “business combination,” “interested shareholder acquisition” or other similar antitakeover statute or regulation, shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub, and the respective members of their boards of directors (or equivalent governing bodies), shall, to the extent permitted by Applicable Law, use reasonable best efforts to (a) grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or (b) render such statute, or regulation inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, and (c) otherwise minimize the effects of any such statute or regulation on the transactions contemplated hereby.
Section 8.11. Fund Board. The Company and Parent shall, subject to their and their Affiliates’ respective fiduciary duties, take, or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable to synchronize, effective upon the Closing, the membership of the Fund Board of each Public Fund (excluding Sub-Advised Funds) with the membership of the board of trustees of the public funds designated by Parent (“First Eagle Funds”). In furtherance of the foregoing, (i) the Company shall, subject to its and its Affiliates’ fiduciary duties, cause the proxy materials for each Public Fund shareholder meeting contemplated by Section 8.02(c)(ii) to include a proposal that shareholders elect as trustees the individuals designated by Parent in writing to the Fund Board of each Public Fund (excluding Sub-Advised Funds), and (ii) Parent shall, subject to its and its Affiliates’ fiduciary duties, cause the election or appointment and seating (which may be in an interim or emeritus capacity), effective upon the Closing, of three (or such lesser number as may be agreed by the Company) members of the Fund Board of each Public Fund (excluding Sub-Advised Funds) to the board of trustees of First Eagle Funds.
ARTICLE 9
Conditions to the Merger
Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:
(a) the Company Shareholder Approval shall have been obtained in accordance with the OGCL;
(b) no Order issued by any court of competent jurisdiction or other Governmental Authority, or Applicable Law prohibiting, rendering illegal or permanently enjoining the consummation of the Merger shall be in effect; and

(c) any applicable waiting period (including any extension thereof and any timing agreement with a Governmental Authority) under the HSR Act relating to the Merger shall have expired or been terminated.
Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions:
(a) (i) the Company shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing, (ii) the representations and warranties of the Company contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), Section 4.05(a)-(c) (Capitalization), Section 4.25 (Finders’ Fees), Section 4.26 (Opinion of Financial Advisor) and Section 4.27 (Antitakeover Statutes) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (but for de minimis inaccuracies) as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (B) are qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) without disregarding such Company Material Adverse Effect or other materiality qualifications, (iii) the representations and warranties of the Company contained in Section 4.10(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have a Company Material Adverse Effect and (v) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in foregoing clauses (i) – (v) have been satisfied;
(b) since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and
(c) the Client Consent Percentage shall be no less than 78% and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions: (a) each of Parent and Merger Sub shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing, (b) the representations and warranties of Parent and Merger Sub contained in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.04(a) (Non-Contravention), Section 5.10 (Finders’ Fees) and Section 5.12 (Solvency) that (i) are not qualified by Parent Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (but for de minimis inaccuracies) as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (ii) are qualified by Parent Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) without disregarding such Parent Material Adverse Effect or other materiality qualifiers qualifications, (c) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (c) as have not had and would not reasonably be expected to have a Parent Material Adverse Effect, and (d) the Company shall have received a certificate signed by an executive officer of Parent to the effect that the conditions set forth in foregoing clauses (a) – (c) have been satisfied.

ARTICLE 10
Termination
Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):
(a) by mutual written agreement of the Company and Parent;
(b) by either the Company or Parent, if:
(i) the Merger has not been consummated on or before 11:59 p.m. (New York City time) on December 10, 2026 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall (A) not be available to any party who is in breach of, or has breached, its obligations under this Agreement, where such breach has primarily caused or primarily resulted in the failure of the Closing to occur on or before the End Date, and (B) be subject to the last sentence of Section 11.13 in all respects;
(ii) there shall be any Order issued by any court or other Governmental Authority of competent jurisdiction rendering illegal, or permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided that, at the time at which such Person would otherwise exercise such termination right, the material breach by such Person (and, in the case of Parent, Merger Sub’s) of its (or their) obligations under this Agreement has not been the primary cause of, or primarily resulted in, the events specified in this Section 10.01(b)(ii); or
(iii) at the Company Shareholders Meeting (including any adjournment or postponement thereof), which shall have been duly convened and at which a vote on the adoption of this Agreement has been taken, the Company Shareholder Approval shall not have been obtained; or
(c) by Parent:
(i) prior to receipt of the Company Shareholder Approval, if an Adverse Recommendation Change shall have occurred; provided that, at the time at which Parent would otherwise exercise such termination right, neither Parent nor Merger Sub shall be in material breach of its or their obligations under this Agreement; or
(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 9.02(a) not to be satisfied and (B) is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from Parent (or, if earlier, three Business Days prior to the End Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available if Parent or Merger Sub is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 9.03(a); or
(d) by the Company, if:
(i) prior to receipt of the Company Shareholder Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement constituting a Superior Proposal in accordance and compliance with Section 6.04 (with such agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 11.04; or
(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 9.03 not to be satisfied and (B) that is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from the Company (or, if earlier, three Business Days prior to the End Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available if the Company is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 9.02(a).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties specifying the provision of this Section 10.01 pursuant to which this Agreement is being terminated.
Section 10.02. Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party to the other parties hereto (or any shareholder, director, officer, employee, agent, consultant or representative of such party); provided that, subject to Section 11.04(c) and Section 11.04(d) in all respects, no party shall be relieved of liability to the extent such termination shall result from such party’s fraud or any willful breach of this Agreement prior to termination, and in each such case, such party shall be fully liable for any and all liabilities and damages that were incurred or suffered by the other parties as a result of such failure or breach (which the parties acknowledge and agree may not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by a party’s shareholders (including, in the case of the Company, the premium reflected in the Merger Consideration, which was specifically negotiated by the Board of Directors on behalf of the Company’s shareholders and taking into consideration all other relevant matters, including other combination opportunities and the time value of money), which may be deemed in such event to be damages of such party as determined by the trier of fact). The parties agree that “willful breach” for purposes of this Agreement means with respect to any representation, warranty, agreement or covenant in this Agreement (a) a willful act or failure to act that is in material breach of this Agreement or, with the actual knowledge that the taking of, or the failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement, including the failure by a party to consummate the transactions contemplated hereby when obligated to do so under this Agreement (and, without prejudice to any rights of the Company under this Agreement, where Parent is required to cause its Ultimate Parent Entity or other Affiliates to take or refrain from taking any action, for purposes of determining willful breach, it will be a willful breach of Parent if its Ultimate Parent Entity’s or such Affiliates’ action or failure to act would have been a willful breach if Parent’s Ultimate Parent Entity or such Affiliate had a direct obligation under such provision) and (b) Parent’s failure to consummate the Closing when required pursuant to Section 2.01(b). The Confidentiality Agreement and the provisions of this Section 10.02, Section 6.03(b), Section 6.06(f), Section 6.06(g), Section 8.03(e), this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01.
ARTICLE 11
Miscellaneous
Section 11.01. Notices. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (so long as such transmission does not generate an error message or notice of non-delivery) or by nationally recognized overnight courier service, when delivered (with proof of delivery) or by registered or certified mail (postage prepaid, return receipt requested), when delivered (with proof of delivery), to the respective parties at the following addresses:

if to Parent or Merger Sub, to:

First Eagle Investment Management, LLC
1345 Avenue of the Americas
New York, NY 10105-4300
Attention:	David O’Connor
E-mail:	david.oconnor@firsteagle.com

with a copy, which shall not constitute notice, to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:	Manuel A. Miranda; Augustine Donati
E-mail:	mmiranda@willkie.com; adonati@willkie.com

if to the Company, to:

Diamond Hill Investment Group, Inc.
325 John H. McConnell Blvd, Suite 200
Columbus, Ohio 43215
Attention:	General Counsel
E-mail:	notices@diamond-hill.com

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Evan Rosen
E-mail:	evan.rosen@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York City time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
Section 11.02. No Survival of Representations and Warranties. The representations, warranties and covenants contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except that any covenants and agreements which by their terms are to be performed in whole or in part after the Effective Time shall survive the Effective Time in accordance with their respective terms.
Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under the OGCL without such approval having first been obtained.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed a continuing waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 11.04. Expenses and Fees. (a) General. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
(b) Termination Fee.
(i) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), the Company shall pay or cause to be paid to Parent in immediately available funds $18,000,000 (in each case, such fee, the “Company Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination; provided, however that if this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) prior to the applicable Cut-Off Date for an Excluded Party to enter into a written definitive agreement with such Excluded Party, then the “Company Termination Fee” shall be $9,000,000.
(ii) If, prior to the receipt of the Company Shareholder Approval, (A) this Agreement is validly terminated by (1) Parent or the Company pursuant to (x) Section 10.01(b)(i) (End Date) and at the time of such termination the Company Shareholder Approval has not been received or (y) Section 10.01(b)(iii)

(Company No Vote) or (2) by Parent pursuant to Section 10.01(c)(ii) (Company Breach), (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn or otherwise abandoned at least two Business Days prior to such termination of this Agreement and (C) within 12 months following such termination of this Agreement, either (1) an Acquisition Proposal is consummated or (2) the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal, then the Company shall concurrently with the earlier of such consummation and entry into a definitive agreement, pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 11.04(b)(ii), all references to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%.”
(c) Each party agrees that (i) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Company Termination Fee, as applicable, constitutes a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) (and that neither such amount is excessive or unreasonably large, given the parties’ intent and dealings with each other) and hereby irrevocably waives, and agrees not to assert in any Proceeding arising out of or relating to this Agreement, any claim to the contrary.
(d) Notwithstanding anything herein to the contrary (but subject to Section 11.04(e)), Parent and Merger Sub agree that, except in the case of fraud by the Company, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 11.04 and such Company Termination Fee and, if applicable, the costs and expenses of Parent and interest pursuant to Section 11.04(e) is paid in full, the receipt by Parent of the Company Termination Fee and, if applicable, the costs and expenses of Parent and interest pursuant to Section 11.04(e) shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders, Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement. Each party acknowledges and agrees that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For the avoidance of doubt, nothing in this Section 11.04(d) shall limit any remedies of Parent or the Company prior to any such termination of this Agreement under circumstances where the Company Termination Fee is payable pursuant to this Section 11.04, including specific performance pursuant to Section 11.13. In no event will any party be entitled to receive both (A) a grant of specific performance which results in the consummation of the Closing as contemplated in this Agreement and (B) payment of the Company Termination Fee.
(e) If the Company fails to pay any amount due pursuant to this Section 11.04 and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for such amount or any portion thereof, the Company will pay Parent its reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with interest on such amount due or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.
Section 11.05. Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular section of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company or either Parent or Merger Sub, as applicable, that are contained in the corresponding section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company or either Parent or Merger Sub, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Company Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Company Disclosure Schedule is being provided solely for the purpose of making disclosures under this Agreement. In disclosing such information, the disclosing party does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
Section 11.06. Binding Effect; Third Party Beneficiaries; Assignment.  (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) if and only if the Effective Time occurs, with respect to the provision of Section 7.02, which shall insure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof; (ii) the right of any holders of Company Common Shares (including Company Restricted Shares) to receive the Merger Consideration following the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement (including Section 11.04(d)); and (iii) the right of the Company, on behalf of the holders of Company Common Shares (including Company Restricted Shares) (each of which are third party beneficiaries of this Agreement to the extent required for this clause (iii) to be enforceable), to pursue specific performance as set forth in Section 11.13, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders.
(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that either Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) another wholly owned direct or indirect Subsidiary of Parent, (ii) after the Effective Time, to any Person or (iii) with respect to its rights hereunder for collateral security purposes, to any existing or future lender or group thereof (including without any limitation any agent, trustee or other representative acting on their behalf) providing financing to Parent, Merger Sub or any of their respective Affiliates (including the agent and lenders under the Parent Credit Agreement), and to any purchaser or other transferee in any foreclosure sale or other exercise of remedies with respect thereto (provided that, in each case of clauses (i) – (iii), (A) no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement or enlarge, alter or change any obligation of any party hereto or due to Parent or Merger Sub, (B) no such assignment shall be permitted if it would cause additional taxes or withholding required to be paid in connection with the Merger and (C) no such assignment shall be permitted if it would result in a Parent Material Adverse Effect). Any purported assignment, delegation or other transfer without such consent or otherwise consistent with the foregoing sentence shall be void.
Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction, except to the extent the laws of the State of Ohio are mandatorily applicable to the Merger or to the fiduciary duties of the Board of Directors and provided that the provisions of this Agreement which by their terms are governed by the laws of the State of Ohio shall be governed and construed in accordance with the laws of the State of Ohio. Any and all claims, controversies, causes of action, or other Proceedings arising out or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, without giving effect to any conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction.
Section 11.08. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, relating to, or in connection with, this Agreement shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court or other Delaware state courts, in each case, located in New Castle County in the State of Delaware (collectively, the “Chosen Courts”), and each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.
Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written definitive agreement or other communication).
Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, solely for purposes of Section 1701.78 of the OGCL, the Company Disclosure Schedule is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger.”
Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of speciﬁc performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.
[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

DIAMOND HILL INVESTMENT GROUP, INC.

By:	/s/ Thomas E. Line
Name: Thomas E. Line
Title: Chief Financial Officer and Treasurer

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By:	/s/ Mehdi A. Mahmud
Name: Mehdi A. Mahmud
Title: Chief Executive Officer and President

SOAR CHRISTOPHER HOLDINGS, INC.

By:	/s/ Mehdi A. Mahmud
Name: Mehdi A. Mahmud
Title: Chief Executive Officer and President

Annex B
December 10, 2025

BY ELECTRONIC MAIL
Heather E. Brilliant
Re:	Executive Severance/Non-Solicitation
Dear Heather:
As you are aware, Diamond Hill Investment Group, Inc. (“DH” and, collectively with its subsidiaries, the “Company”), is negotiating an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into concurrently herewith, by and among DH, First Eagle Investment Management, LLC (“Parent” and, collectively with its subsidiaries, “FE”), and Soar Christopher Holdings, Inc. (“Merger Sub”), pursuant to which DH would be merged with and into Merger Sub and become a wholly owned subsidiary of Parent (the “Merger”). Reference is made in this letter (this “Letter” or this “Agreement”) to your Amended and Restated Executive Employment Agreement, dated as of June 12, 2025, by and among you, DH and Diamond Hill Capital Management, Inc. (the “Employment Agreement”).
The purpose of this Letter is for you and FE to formally acknowledge your agreement that, upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), certain aspects of your Employment Agreement will be modified as provided herein. Specifically, by signing this Letter, you and FE hereby agree that, in consideration of the modifications to Section 9(b) of the Employment Agreement described below, in the event of a termination of your employment following the Closing pursuant to Section 5(d), Section 5(f), or Section 6 of the Employment Agreement, in each case, that occurs during the twelve (12)-month period following the Closing, in addition to the severance amounts payable under the terms of the Employment Agreement as in effect as of the date hereof, subject to your compliance with Section 7 of the Employment Agreement, you will be provided with an additional severance payment, equal to one year of your Base Salary (as defined in Employment Agreement) in effect at termination of employment, payable at the same time, in the same form, and subject to the same terms and conditions as applicable to the analogous Base Salary severance payments otherwise contemplated by the Employment Agreement.
Further, for and in consideration of the severance enhancement described above, you and FE hereby agree that, in the event of a termination of your employment following the Closing pursuant to Section 5(d), Section 5(f), or Section 6 of the Employment Agreement, in each case, that occurs during the twelve (12)-month period following the Closing, Section 9(b)(iii) of the Employment Agreement shall apply during the Term (as defined in the Employment Agreement) and for a period of two years (rather than a period of one year) following any such termination. Further, notwithstanding anything in the Employment Agreement to the contrary, you and FE hereby agree that the terms of Section 9(b)(i) and Section 9(b)(ii) shall be modified effective as of the Closing to include within the scope of such provisions customers and clients that you know are (i) prospective customers or clients of the Company with whom the Company or FE has planned to, and has taken material steps to, conduct business with (which plans were not subsequently abandoned) as of the expiration of the Term, and/or (ii) customers or clients with whom the Company or FE directly conducted business during the Term. For the avoidance of doubt, soliciting a customer or client for purposes unrelated to direct competition with a material investment strategy that you know is conducted by the Company or FE as of the expiration of the Term shall not be a violation of Section 9 of the Employment Agreement.
Except as otherwise modified herein, from and after the date hereof, including following the Closing, the Employment Agreement will remain in full force and effect in accordance with its existing terms, and hereby acknowledge that the modifications contemplated by this Letter will not constitute Good Reason under, nor will they form an independent basis for a Good Reason resignation or related severance claim pursuant to your Employment Agreement. For the avoidance of doubt, the modifications to the Employment Agreement made pursuant to this Agreement will only apply in respect of a termination of your employment following the Closing pursuant to Section 5(d), Section 5(f), or Section 6 of the Employment Agreement, in each case, that occurs during the twelve (12)-month period following the Closing, and will have no further effect following the first (1st) anniversary of the Closing. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed in that state, without regard to conflict of law rules, and the exclusive venue of any legal proceeding concerning or arising under this Agreement will be the state and federal district courts that are located in the State of Ohio and you hereby waive any right to trial by jury in connection with any dispute arising under or concerning this Agreement. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
If the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby or if your employment terminates prior to the Closing, then this Agreement will be null and void ab initio.
To confirm your agreement with the foregoing, please execute this Letter where indicated below.
[Signature Page Follows]

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By: First Eagle Holdings, Inc., its Manager

By:	/s/ Mehdi A. Mahmud
	Name:	Mehdi A. Mahmud
	Title:	Chief Executive Officer and President

[Signature Page to Executive Severance and Non-Solicitation Letter]

Agreed and accepted as of December 10, 2025:

/s/ Heather E. Brilliant
Heather E. Brilliant

[Signature Page to Executive Severance and Non-Solicitation Letter]

December 10, 2025

BY ELECTRONIC MAIL
Jo Ann Quinif
Re:	Executive Severance/Non-Solicitation
Dear Jo Ann:
As you are aware, Diamond Hill Investment Group, Inc. (“DH” and, collectively with its subsidiaries, the “Company”), is negotiating an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into concurrently herewith, by and among DH, First Eagle Investment Management, LLC (“Parent” and, collectively with its subsidiaries, “FE”), and Soar Christopher Holdings, Inc. (“Merger Sub”), pursuant to which DH would be merged with and into Merger Sub and become a wholly owned subsidiary of Parent (the “Merger”). Reference is made in this letter (this “Letter” or this “Agreement”) to your Executive Employment Agreement, dated as of September 19, 2025, by and among you, DH and Diamond Hill Capital Management, Inc. (the “Employment Agreement”).
The purpose of this Letter is for you and FE to formally acknowledge your agreement that, upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), certain aspects of your Employment Agreement will be modified as provided herein. Specifically, by signing this Letter, you and FE hereby agree that, in consideration of the modifications to Section 9(b) of the Employment Agreement described below, in the event of a termination of your employment following the Closing pursuant to Section 5(d), Section 5(f), or Section 6 of the Employment Agreement, in each case, that occurs during the twelve (12)-month period following the Closing, in addition to the severance amounts payable under the terms of the Employment Agreement as in effect as of the date hereof, subject to your compliance with Section 7 of the Employment Agreement, you will be provided with an additional severance payment, equal to one year of your Base Salary (as defined in Employment Agreement) in effect at termination of employment, payable at the same time, in the same form, and subject to the same terms and conditions as applicable to the analogous Base Salary severance payments otherwise contemplated by the Employment Agreement.
Further, for and in consideration of the severance enhancement described above, you and FE hereby agree that, in the event of a termination of your employment following the Closing pursuant to Section 5(d), Section 5(f), or Section 6 of the Employment Agreement, in each case, that occurs during the twelve (12)-month period following the Closing, Section 9(b)(iii) of the Employment Agreement shall apply during the Term (as defined in the Employment Agreement) and for a period of two years (rather than a period of one year) following any such termination. Further, notwithstanding anything in the Employment Agreement to the contrary, you and FE hereby agree that the terms of Section 9(b)(i) and Section 9(b)(ii) shall be modified effective as of the Closing to include within the scope of such provisions customers and clients that you know are (i) prospective customers or clients of the Company with whom the Company or FE has planned to, and has taken material steps to, conduct business with (which plans were not subsequently abandoned) as of the expiration of the Term, and/or (ii) customers or clients with whom the Company or FE directly conducted business during the Term. For the avoidance of doubt, soliciting a customer or client for purposes unrelated to direct competition with a material investment strategy that you know is conducted by the Company or FE as of the expiration of the Term shall not be a violation of Section 9 of the Employment Agreement.
Except as otherwise modified herein, from and after the date hereof, including following the Closing, the Employment Agreement will remain in full force and effect in accordance with its existing terms, and hereby acknowledge that the modifications contemplated by this Letter will not constitute Good Reason under, nor will they form an independent basis for a Good Reason resignation or related severance claim pursuant to your Employment Agreement. For the avoidance of doubt, the modifications to the Employment Agreement made pursuant to this Agreement will only apply in respect of a termination of your employment following the Closing pursuant to Section 5(d), Section 5(f), or Section 6 of the Employment Agreement, in each case, that occurs during the twelve (12)-month period following the Closing, and will have no further effect following the first (1st) anniversary of the Closing. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed in that state, without regard to conflict of law rules, and the exclusive venue of any legal proceeding concerning or arising under this Agreement will be the state and federal district courts that are located in the State of Ohio and you hereby waive any right to trial by jury in connection with any dispute arising under or concerning this Agreement. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

If the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby or if your employment terminates prior to the Closing, then this Agreement will be null and void ab initio.
To confirm your agreement with the foregoing, please execute this Letter where indicated below.
[Signature Page Follows]

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By: First Eagle Holdings, Inc., its Manager

By:	/s/ Mehdi A. Mahmud
	Name:	Mehdi A. Mahmud
	Title:	Chief Executive Officer and President

[Signature Page to Executive Severance and Non-Solicitation Letter]

Agreed and accepted as of December 10, 2025:

/s/ Jo Ann Quinif
Jo Ann Quinif

[Signature Page to Executive Severance and Non-Solicitation Letter]

Annex C

December 10, 2025
Diamond Hill Investment Group, Inc.
325 John H. McConnell Blvd., Suite 200
Columbus, OH 43215
Attention: Board of Directors
Ladies and Gentlemen:
We understand that Diamond Hill Investment Group, Inc., an Ohio corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, to be dated as of December 10, 2025 (the “Merger Agreement”) with First Eagle Investment Management, LLC, a Delaware limited liability company (“Parent”), and Soar Christopher Holdings, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”). On the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Transaction”), and each outstanding share of common stock of the Company, without par value (each a “Company Common Share”) (including each outstanding restricted share granted under the Company Stock Plan), other than (a) Company Common Shares held by Parent, Merger Sub or any other subsidiary of Parent or any subsidiary of the Company immediately prior to the Effective Time and (b) Dissenting Company Shares (clauses (a) and (b), collectively, the “Excluded Shares”), will be automatically converted into the right to receive $175.00 in cash without interest (the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. Capitalized terms used but not defined herein have the same meanings as set forth in the Merger Agreement.
You have asked for our opinion as to whether, as of the date hereof, the Merger Consideration is fair to the holders of the Company Common Shares (other than the Excluded Shares) from a financial point of view.
In connection with preparing the opinion set forth herein, we have, among other things:
1. Reviewed certain business and financial information and other operating data regarding the Company and the industries in which it operates;
2. Reviewed certain financial projections relating to the Company prepared by the management of Company (the “Company Projections”) and discussed with the management of the Company its assessment as to the relative likelihood of achieving the Company Projections;
3. Discussed the past and current business, operations, financial condition and prospects of the Company with members of management of the Company;
4. Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that are, in our judgment, comparable to the proposed financial terms of the Transaction;
5. Compared the financial performance of the Company and the prices and trading activity of the Company Common Shares with those of certain other publicly traded companies that are, in our judgment, comparable to the Company;
6. Reviewed a draft dated December 10, 2025 of the Merger Agreement (the “Draft Merger Agreement”); and
7. Performed such other analyses and considered such other factors as we have deemed appropriate.
We have, with your consent, assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of the information that was publicly available or supplied to, discussed with, reviewed by, or otherwise made available to us by the Company, and that formed a substantial basis for this opinion. We have, with your consent, further relied upon assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading and that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company, made available to us. We express no view as to, or as to the likelihood of achieving, the Company Projections, or the assumptions on which they were based.
We have assumed, in all cases at your direction and with your consent, that:
1. The final executed Merger Agreement will not differ from the Draft Merger Agreement in any respect material to our analysis or this opinion;
2. The Company Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company on a standalone basis;
3. The Transaction will be consummated in accordance with all applicable laws and regulations and in accordance with the terms set forth in the Merger Agreement without any waiver, modification, amendment or delay of any terms or conditions in any manner that would be material to our analysis or this opinion;
4. The revenues and earnings projected in the Company Projections will be realized in the amounts and at the times projected in all respects material to our analysis and this opinion;
5. All applicable judicial, governmental, regulatory or other approvals and consents (including but not limited to client consents) required for the Transaction will be obtained, and no delays, limitations, conditions (including any required divestitures) or restrictions will be imposed that would have any adverse effect on the Company, or any of its assets under management, or the contemplated benefits expected to be derived in the Transaction in any respect material to our analysis or this opinion; and
6. The representations and warranties contained in the Merger Agreement are accurate and complete in all respects material to our analysis and this opinion.
We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessments of the Company and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters.
We have not been requested to make, and have not made, any independent valuation or appraisal of the Company or its assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities), nor have we relied upon any such valuations or appraisals furnished to us. In arriving at our opinion, we have not conducted a physical inspection of the Company or its assets and liabilities. Our opinion is necessarily based on financial, economic, monetary, market and other conditions as in effect as of, and the information made available to us as of, delivery of this opinion. Events occurring after delivery of this opinion may materially affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. This opinion speaks only as of the date hereof. Without limiting the generality of the foregoing, this opinion does not in any manner address the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its respective obligations as and when they come due.
We have acted as financial advisor to Company in connection with the Transaction and will receive a fee for rendering this opinion and a fee for our services, which fee for our services is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities relating to, referred to in, or arising out of our engagement. During the past two years, we and our affiliates have not provided services to the Company or Parent for which compensation was received. During the past two years, we have provided financial advisory services to Cerity Partners LLC, a wealth management firm controlled by Genstar Capital LLC (an affiliate of Parent), and have received fees in connection with such services. We may seek to provide financial advisory and other services to the Company or Parent or their respective affiliates in the future and would expect to receive fees for rendering those services.
This opinion has been approved by a committee of Broadhaven Capital Partners in accordance with our customary practice. This opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Shares (other than the Excluded Shares) of the Merger Consideration in the Transaction, as of the date hereof. Our opinion and any materials provided in connection therewith do not constitute a recommendation as to how any stockholder of the Company should vote with respect to the Transaction or any other matter, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any other person or entity as to how to act in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision by the Company to proceed with or effect the Transaction or the likelihood of consummation of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any alternative transaction or business strategy in which the Company might engage, whether such alternative transaction or business strategy would provide greater value than the Transaction, or whether or not such alternatives could be achieved or are available. This opinion does not address, and we express no opinion as to, the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to or any other transaction with any holders of any classes of securities, creditors or other constituencies of any party to the Transaction or any of the officers, directors or employees of any party to the Transaction, or any such class of persons, in connection with the Transaction, and this opinion may not be used or referred to in a manner inconsistent with the foregoing. This opinion does not in any manner address, and we express no opinion as to, the prices at which the Company Common Shares will trade after the announcement of the Transaction or at any other time. This opinion is for the information of the Board of Directors of the Company only (in its capacity as such) in connection with its consideration of the Transaction and may not be used or relied upon for any other purpose, quoted or referred to orally or in writing, or reproduced or disseminated, by the Company or its affiliates, any of its or their respective equityholders, representatives or agents, or any other persons, without our prior written consent, except that, subject to our prior written consent as to form and substance (not to be unreasonably withheld, condition or delayed), the opinion may be included in its entirety or referenced, if required by applicable law, in any proxy statement that the Company is required to file in connection with the Transaction with the Securities and Exchange Commission or distribute to its stockholders.
Based on and subject to the foregoing, including the various assumptions, limitations and qualifications set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration is fair to the holders of the Company Common Shares (other than the Excluded Shares) from a financial point of view.

Very truly yours,

/s/ Broadhaven Capital Partners, LLC

Broadhaven Capital Partners, LLC

Annex D
Sections 1701.84 and 1701.85 of the Ohio Revised Code (the “Revised Code”)
Section 1701.84 │ Dissenting shareholders entitled to relief.
(A) Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:
(1) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;
(2) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;
(3) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;
(4) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;
(5) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;
(6) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.
(B) All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:
(1) Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:
(a) The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.
(b) The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.
(2) Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;
(3) The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.
Section 1701.85 │ Dissenting shareholders – compliance with section – fair cash value of shares.
(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.
(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.
(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:
(a) A copy of this section;
(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;
(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.
(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.
(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.
(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.
(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.
(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.
(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.
(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.
(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:
(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;
(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:
(a) Immediately before the effective time of a merger or consolidation;
(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;
(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.
(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:
(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;
(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;
(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;
(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.
(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.
(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

DIAMOND HILL

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O DIAMOND HILL INVESTMENT GROUP, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DHIL2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V83005-S29750

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIAMOND HILL INVESTMENT GROUP, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. FOR SHARES HELD IN THE DIAMOND HILL INVESTMENT GROUP 401(K) PLAN AND TRUST (THE "PLAN"), THE PLAN'S TRUSTEE WILL VOTE THE SHARES AS DIRECTED. IF NO DIRECTION IS GIVEN TO THE PLAN'S TRUSTEE ON HOW TO VOTE THE SHARES BY MAIL ON OR BEFORE [TBD], 2026, OR BY INTERNET OR PHONE BY 11:59 P.M. (ET) ON [TBD], 2026, THE PLAN'S TRUSTEE WILL VOTE THE SHARES HELD IN THE PLAN IN THE SAME PROPORTION AS THE SHARES FOR WHICH IT RECEIVES INSTRUCTIONS FROM ALL OTHER PARTICIPANTS IN THE PLAN.

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.proxyvote.com.

V83006-S29750

DIAMOND HILL INVESTMENT GROUP, INC.
SPECIAL MEETING OF SHAREHOLDERS
[TBD], 2026
[TBD] ET

The undersigned hereby appoints Carlotta D. King and Thomas E. Line and each of them, as proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock, without par value (the “Shares”), of Diamond Hill Investment Group, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held virtually at www.virtualshareholdermeeting.com/DHIL2026SM on [TBD], 2026 at [TBD] ET or at any adjournment thereof as set forth on the reverse side hereof.

The Board of Directors recommends a vote FOR each of proposals 1, 2 and 3. THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2 AND 3. If any other matters are properly brought before the Special Meeting or at any adjournment thereof, the Shares represented by this Proxy will be voted in the discretion of the proxies on such other matters as the directors may recommend.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, UNLESS VOTING ELECTRONICALLY.

See reverse for voting instructions.